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INDEX TO THE FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 2, 2009

Registration No. 333-161293

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLOUD PEAK ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1221 (Primary Standard Industrial Classification Code Number)	26-3088162 (I.R.S. Employer Identification Number)

505 S. Gillette Ave.
Gillette, WY 82716
(307) 687-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Colin Marshall
Chief Executive Officer
Cloud Peak Energy Inc.
505 S. Gillette Ave.
Gillette, WY 82716
(307) 687-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart H. Gelfond, Esq. Vasiliki B. Tsaganos, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Tel: (212) 859-8000 Fax: (212) 859-4000	Shane Orians, Esq. Rio Tinto Services Inc. 4700 Daybreak Parkway South Jordan, UT 84095 Tel: (801) 204-2803 Fax: (801) 204-2892	Richard A. Drucker, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel : (212) 450-4000 Fax: (212) 450-3800

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common stock, par value $0.01 per share	$650,000,000	$36,270(3)

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)
Including shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(3)
Includes a $27,900 registration fee previously paid with the initial filing of this Form S-1 on August 12, 2009.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2009

                    Shares

CLOUD PEAK ENERGY INC.

Common Stock

        This is the initial public offering of our common stock. We are selling                    shares of common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $             and $             per share. Our common stock has been approved for listing on the New York Stock Exchange under the symbol "CLD."

        Immediately prior to this offering, we will acquire an interest in Rio Tinto America Inc.'s western U.S. coal business (other than the Colowyo mine) through the purchase of certain membership units indirectly held by Rio Tinto America in Cloud Peak Energy LLC or CPE LLC. We will use the net proceeds of this offering to finance this acquisition from Rio Tinto America. See "Use of Proceeds" and "Structuring Transactions and Related Agreements."

        We will be a holding company and our sole asset will be our managing member interest in CPE LLC. Following the completion of the transactions described in this prospectus, we will own approximately             % and Rio Tinto America will own indirectly approximately             % of the economic interest in CPE LLC, assuming no exercise of the underwriters' overallotment option. Our only business will be acting as the sole manager of CPE LLC and, as such, we will operate and control all of the business and affairs of CPE LLC.

        The underwriters have an option to purchase a maximum of                    additional shares of common stock from us to cover over-allotments of shares of common stock. If the underwriters exercise their option, we will use the net proceeds from the over-allotment option to purchase additional common membership units of CPE LLC indirectly held by Rio Tinto America.

        Investing in our common stock involves risks. See "Risk Factors" on page 23.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before expenses, to us
Per Share	$	$	$
Total	$	$	$

        Delivery of the shares of common stock will be made on or about                           , 2009.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Morgan Stanley	RBC Capital Markets

The date of this prospectus is                           , 2009.

CLOUD PEAK ENERGY™

SPRING CREEK
DECKER (50%)
MT
WY
S.D.
Sheridan
POWDER RIVER BASIN
Rapid City
Gillette
Caballo Jct.
CORDERO ROJO
Newcastle
Wright
0
100 mi
ANTELOPE
MINES
BNSF Railroad
UP Railroad
Joint BNSF/UP
Casper
Douglas
NE
Alliance
Wheatland
S. Morrill
Rock Springs
Laramie
CHEYENNE
WY
UT
CO
Sterling
Ft. Collins
DENVER
BOLDER Geographics

        You should rely only on the information contained in this document or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different from the information contained in this document or any free writing prospectus prepared by or on behalf of us or to which we have referred you. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

        Until                        , 2009 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section describing the risks of investing in our common stock under "Risk Factors" and the consolidated financial statements of our predecessor, Rio Tinto Energy America Inc., contained elsewhere in this prospectus before making an investment decision. Some of the statements in this summary constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

        In this prospectus, unless the context otherwise requires, references to:

  •
  "Cloud Peak Energy," "we," "us," "our" or the "Company" refer to Cloud Peak Energy Inc., which was incorporated on July 31, 2008 in preparation for this offering, and its consolidated subsidiary CPE LLC and the businesses that CPE LLC will operate after giving effect to the structuring transactions described in this prospectus and assuming completion of this offering;

  •
  "CPE LLC" refers to Cloud Peak Energy LLC, a Delaware limited liability company, formerly known as Rio Tinto Sage LLC, that will be the operating company for our business, and in which the Company will acquire a managing member interest and become a member and the sole manager in connection with this offering;

  •
  "Rio Tinto Energy America" or "RTEA" refers to Rio Tinto Energy America Inc., our predecessor for accounting purposes, which contributed certain assets used in the operations of CPE LLC;

  •
  "Rio Tinto America" refers to Rio Tinto America Inc., which indirectly contributed certain assets used in the operations of CPE LLC through its subsidiaries and is the owner of RTEA;

  •
  "Rio Tinto" refers to Rio Tinto plc and Rio Tinto Limited and their subsidiaries, collectively, one of the largest mining companies in the world. Rio Tinto plc is the ultimate parent company of Rio Tinto America and RTEA; and

  •
  "KMS" refers to Kennecott Management Services Company, a wholly-owned subsidiary of Rio Tinto America.

        Certain industry and other technical terms used throughout this prospectus relating primarily to our business, including terms related to the coal industry, coal reserves, mining equipment and coal regions in the U.S. are defined under "Glossary of Selected Terms" beginning on page 231 of this prospectus.

Cloud Peak Energy Inc.

        We are the third largest producer of coal in the U.S. and in the Powder River Basin, or PRB, based on 2008 coal production. We operate some of the safest mines in the industry. According to data from the Mine Safety and Health Administration, or MSHA, in 2008 we had the lowest employee all injury incident rate among the five largest U.S. coal producing companies. We operate solely in the PRB, the lowest cost coal producing region of the major coal producing regions in the U.S., and operate two of the five largest coal mines in the region and in the U.S. Our operations include three wholly-owned surface coal mines, two of which are in Wyoming and one in Montana. We also own a 50% interest in a fourth surface coal mine in Montana. We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities. Steam coal is primarily consumed by electric utilities and industrial customers as fuel for electricity generation. In 2008, the coal we produced generated approximately 4.4% of the electricity produced in the U.S.

        Following the completion of this offering, CPE LLC will own Rio Tinto America's western U.S. coal business, except for the Colowyo coal mine in Colorado. We will be a holding company that manages CPE LLC, and our only business and sole asset will be our managing member interest in CPE LLC. Following the completion of the transactions described in this prospectus, Cloud Peak Energy Inc. will own approximately            % and Rio Tinto America indirectly will own approximately

            % of the economic interest in CPE LLC, assuming no exercise of the underwriters' overallotment option and including                  shares of restricted common stock issued to directors and employees in connection with this offering.

        On October 1, 2009, CPE LLC (formerly known as Rio Tinto Sage LLC) sold the Jacobs Ranch mine to Arch Coal, Inc. and did not retain the proceeds from that sale. We refer to this transaction as the Jacobs Ranch Sale. The Colowyo and Jacobs Ranch mines are reflected as discontinued operations in the consolidated financial statements of our predecessor, RTEA, contained elsewhere in this prospectus.

        For the year ended December 31, 2008 and the nine months ended September 30, 2009 we:

  •
  produced 97.1 million and 69.9 million tons of coal, respectively;

  •
  generated revenues of $1.24 billion and $1.06 billion, respectively; and

  •
  had income from continuing operations of $88.3 million and $147.3 million, respectively.

        The tables below summarize the tons of coal produced and proven and probable coal reserves by mine as of December 31, 2008 and other data regarding our controlled coal:

Mine	Tons Produced in 2008	Proven Coal Reserves	Probable Coal Reserves	Total Proven and Probable Coal Reserves
	(in millions)	(nearest million)	(nearest million)	(nearest million)
Antelope	35.8	286	40	326
Cordero Rojo	40.0	331	72	402
Spring Creek	18.0	263	54	317
Decker(1)	3.3	5	—	5

Total	97.1	885	165	1,050

    (1)
    Based on our 50% interest in our Decker mine.

Non-reserve Coal Deposits	Million Tons
Other Non-reserve Coal Deposits as of December 31, 2008 (includes 108 million tons of non-reserve coal deposits acquired in April 2008 with the South Maysdorf LBA tract).	261
Additional Acquired Tonnage in May 2009 relating to our Cordero Rojo mine (according to Bureau of Land Management estimates)	55

        The following chart sets out the weighted average price per ton for tons committed for sale under our fixed-price customer coal contracts in the following years:

Contracted Coal as of September 30, 2009(1)

	2009	2010	2011	2012	2013
Contracted coal sales (millions of tons)	93	90	54	32	19
Average sold-to price ($/ton)	$11.89	$12.80	$13.68	$13.00	$12.37

(1)
Contracted coal sales include fixed price and index-based price tons under contract. Excludes contracted coal sales from Decker.

        Our business and operations, including our strengths and strategy listed below, are subject to numerous risks and uncertainties, including risks related to coal prices and mining operations, coal consumption, including electricity demand, and economic and financial conditions, among others, any or all of which could materially and adversely affect our business and market position. See "Risk Factors" beginning on page 23 of this prospectus.

Our Strengths

        We believe that the following strengths enhance our market position:

        We are the third largest coal producer in the U.S. and in the PRB and have a significant reserve base.    Based on 2008 production of 97.1 million tons, we are the third largest coal producer in the U.S. and in the PRB. As of December 31, 2008, we controlled approximately 1.3 billion tons of coal, consisting of approximately 1.05 billion tons of proven and probable coal reserves and approximately 261 million tons of non-reserve coal deposits.

        We operate highly productive mines located solely in the PRB, the lowest cost coal producing region of the major coal producing regions in the U.S.    All of our mines are located in the PRB, which is the lowest cost coal producing region of the major coal producing regions in the U.S. We operate two of the five largest mines in the PRB and the U.S. We believe that our large PRB mines provide us with significant economies of scale. We benefit from the fact that our mines are among the lowest cost and highest producing mines in the U.S. Because the operational costs of PRB mines are low relative to other major coal producing regions, we believe that we are better able to maintain production levels at low costs despite the adverse impact of economic downturns on our revenues. However, our coal mining operations are subject to numerous operating risks which could result in materially increased operating expenses or decreased production levels.

        Our acquisition of additional LBAs and surface rights and our substantial capital investments in our mines in recent years have positioned us well for the future.    We have focused on strategic acquisitions and subsequent expansions of large, low operating cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the federal coal leasing process, also known as the Lease by Application, or LBA, process and the acquisition of related surface rights. From January 1, 2005 to September 1, 2009, we acquired 444 million tons of reserves, in addition to the North Maysdorf tract that the BLM estimates to contain 55 million tons of non-reserve coal deposits. We acquired the North Maysdorf tract for a total commitment of $48.1 million, of which we have already made cash installment payments of $9.6 million. From January 1, 2006 to September 30, 2009, we have also made significant capital expenditures in our mining facilities and equipment, investing $371.3 million. These investments have increased our existing mines' capacity and productivity. We have also nominated LBA tracts of land that we believe contain, as applied for, approximately 800 million tons of non-reserve coal deposits according to our estimates and subject to final determination by the BLM of the final boundaries and tonnage for these tracts. Accordingly, we believe we are well-positioned for the future through the strategic acquisition of additional LBAs and surface rights. If we are unable to acquire additional LBAs or surface rights, our business, financial condition or results of operations could be adversely affected.

        We are well-positioned to take advantage of favorable long-term industry trends in the U.S. and in the PRB region.    Historically, increases in U.S. coal consumption have been driven primarily by increased use of existing electricity generation capacity and the construction of new coal-fired power plants. While demand for electricity in our target markets has decreased since mid-2008, it is expected to recover as the economy strengthens. According to the U.S. Energy Information Administration, or EIA (report released April 2009), annual U.S. coal demand is projected to reach 1.24 billion tons by 2020, compared to demand of 1.12 billion tons in 2008. Production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market. As a result, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal. Increasingly stringent air quality laws, safety regulations and the related costs of scrubbers may favor low-sulfur PRB coal over other types of coal, which may increase domestic demand for PRB coal. According to the EIA, the western U.S. represented 54% of U.S. coal production in 2008 and is expected to represent approximately 57% of U.S. coal production in 2020. PRB coal demand is expected to increase during this same time period by 70 million tons. The EIA's projections take into account the provisions of the American Recovery and Reinvestment Act of 2009, or ARRA, and assume that no pending or proposed federal or state carbon emissions legislation is enacted and that a number of additional coal-fired power plants will be built during this period. If greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met. If the increased demand for electricity is met by new power plants fueled by alternative energy sources, such as natural gas, or if additional state or federal mandates are implemented to support or mandate the use of alternative energy sources, these long-term industry trends may not continue.

        Our employee-related liabilities are low for our industry.    We only operate surface mines. As a result, our exposure to certain health claims and post-retirement liabilities, such as black-lung disease, is lower relative to some of our publicly traded competitors that operate underground mines. Following the completion of this offering, the obligations for future pension and post-retirement welfare for active employees will be assumed by us, and obligations for employees who have retired as of the date of the completion of this offering will be retained by Rio Tinto.

        We have a strong safety and environmental record.    We operate some of the industry's safest mines. According to data from MSHA, in 2008 we had the lowest employee all injury incident rate among the five largest U.S. coal producing companies. All of the mines we operate are certified to the international standard for environmental management systems (ISO 14001). We are committed to continuing to maintain a system that controls and reduces the environmental impacts of mining operations. We have also won numerous state and federal awards for our strong safety and environmental record.

        We have longstanding relationships with our customers, a majority of whom have an investment grade credit rating.    We focus on building long-term relationships with creditworthy customers through our reliable performance and commitment to customer service. We supply coal to over 46 electric utilities and over 80% of our sales were to customers with an investment grade credit rating as of September 2009. Moreover, over 74% of our 2008 sales were to customers with whom we have had relationships for more than 10 years.

        Our senior management team has extensive industry experience.    Our named executive officers have significant work experience in the mining and energy industries, with an average of 20 years of relevant mining experience. Most of our named executive officers gained this experience through various positions held within Rio Tinto, one of the largest mining companies in the world.

Our Strategy

        Our business strategy is to:

        Capitalize on favorable long-term market conditions for PRB coal producers.    Subject to market conditions and other factors, we have the ability to take advantage of potential growth capacity in our existing mines. Our managed mines have the capacity to increase their total annual production by up to 8 million tons with minimal additional capital expenditures over the next four years. The long-term market dynamics for coal producers in the PRB remain favorable. The EIA estimates that PRB coal demand is expected to grow by 70 million tons between 2008 and 2020. Production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market. As a result, we expect coal consumers may increasingly substitute their use of eastern

U.S. coal with PRB coal. Increasingly stringent air quality laws, safety regulations and the related cost of scrubbers favor low-sulfur PRB coal over other types of coal. We intend to continue to capitalize on these market dynamics. By seeking additional expansion opportunities in existing and new mines in the PRB, we aim to maintain or improve our market position in the PRB. Furthermore, while only a small percentage of PRB coal is currently exported, we intend to seek opportunities to increase exports for our higher Btu coal from our Spring Creek mine.

        Continue to build our reserves.    We have historically focused on strategic acquisitions and subsequent expansions of large, low-cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the acquisition of companies, mines and reserves. We will continue to seek to increase our reserve position to maintain our existing production capacity by acquiring federal coal through the LBA process and by purchasing surface rights for land adjoining our current operations in Wyoming and Montana. We have applications outstanding for two LBAs that we anticipate to be bid at some time during the next four years. These LBAs cover, as applied for, approximately 800 million tons of non-reserve coal deposits according to our estimates and subject to final determination by the BLM of the final boundaries and tonnage for these LBA tracts. We will continue to explore additional opportunities to increase our reserve base; however, if we are unable to do so, we may be unable to maintain our current production capacity.

        Focus on operating efficiency and leverage our economies of scale.    We seek to control our costs by continuing to improve on our operating efficiency. Following this offering, we will remain the third largest producer of coal in the U.S. based on 2008 production statistics. We believe we will continue to benefit from significant economies of scale through the integrated management and operation of our three wholly-owned mines, although our results as a stand-alone public company could be significantly different from our historical financial results as part of Rio Tinto. We have historically improved our existing operations and evaluated and implemented new mining equipment and technologies to improve our efficiency. Our large fleet of mining equipment, information technology systems and coordinated equipment utilization and maintenance management functions allow us to enhance our efficiency. Our experienced and well-trained workforce is key in identifying and implementing business improvement initiatives.

        Leverage our excellence in safety and environmental compliance.    We operate some of the safest coal mines in the U.S. We have also achieved recognized standards of environmental stewardship. We continue to implement safety measures and environmental initiatives to promote safe operating practices and improved environmental stewardship. We believe the ability to minimize injuries and maintain our focus on environmental compliance improves our productivity, lowers our costs, helps us attract and retain our employees and makes us an attractive candidate for ventures with third parties.

        Opportunistically pursue acquisitions that will create value and expand our core business.    We intend to pursue acquisition opportunities that are consistent with our business strategy and that we believe will create value for our shareholders. However, we may be unable to successfully integrate these acquired companies or realize the benefits we anticipate from an acquisition. In the long term and subject to market conditions, we may pursue international acquisitions.

Coal Market Outlook

        Coal markets and coal prices are influenced by a number of factors and vary materially by region. Coal consumption in the U.S., particularly with respect to coal produced in the PRB, has been driven in recent periods by several market dynamics and trends, which may or may not continue, including the following:

        Favorable outlook for the U.S. steam coal market.    Growth in electricity demand continues to drive domestic demand for steam coal. The recent economic slowdown has reduced electricity and coal demand since mid-2008 and the demand for, and consumption of, coal in the electric power sector in

2009 is projected to decline. The long-term demand for electricity, however, is projected to increase at an average annual rate of approximately 0.5% from 2008 through 2020, according to the EIA. The EIA's projections that were issued in April 2009 take into account the provisions of the ARRA and assume that no pending or proposed federal or state carbon emissions legislation is enacted and that a number of additional coal-fired power plants will be built during the period. The EIA projects that increased utilization rates by existing power plants and new power plant construction will be drivers of coal demand. For 2010, the EIA is forecasting that total electricity generation will increase by 1.3% over 2009, assuming a recovering economy. Coal consumption for the electric power sector is projected to increase to 968.3 million tons in 2010, a 22.3 million ton increase over estimated 2009 consumption of 946.0 million tons. However, a smaller number of plants than projected may be built, existing plants may not be able to significantly increase capacity or utilization rates and the number of planned plant retirements may increase more than expected. In addition, if greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met.

        Expected long-term increases in international demand and the U.S. export market.    International demand for coal continues to be driven by rapid growth in electrical power generation capacity in Asia, particularly in China and India. China and India represented approximately 48% of total world coal consumption in 2006 and are expected to account for approximately 59% by 2030, according to the EIA. During 2007 and the first half of 2008, coal exports increased significantly as demand for U.S. steam and metallurgical coal from the Appalachian and PRB regions increased. Demand for steam and metallurgical coal has declined since mid-2008, as the United States economy and most international economies deteriorated due to the global economic downturn. We expect that these economic challenges will result in lower U.S. exports of coal in 2009 than in 2008. If global economic conditions improve, we anticipate that U.S. exports of coal would eventually increase; however, future exports of coal may not meet or exceed 2008 levels. To the extent that production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal.

        Changes in U.S. regional production.    Coal production in the Central Appalachian region of the U.S. has declined in recent years because of production difficulties, reserve degradation and difficulties acquiring permits needed to conduct mining operations. In addition, underground mining operations have become subject to additional, more costly and stringent safety regulations, increasing their operating costs and capital expenditure requirements. We believe that many eastern utilities are considering blending coals as an option to offset production issues and meet more stringent environmental requirements. Shortages and decreases in supply in the eastern U.S. continue to affect pricing in the entire U.S. market.

        Coal remains a cost-competitive energy source relative to alternative fossil fuels and other alternative energy sources.    Coal generally, and PRB coal in particular, has historically been a low-cost source of energy relative to its substitutes because of the high prices for alternative fossil fuels. Coal also has a lower all-in cost relative to other alternative energy sources, such as nuclear, hydroelectric, wind and solar power. Although the price for certain alternative fuels, such as natural gas, has recently declined, PRB coal continues to be a cost-competitive energy source because it exists in greater abundance and is easier and cheaper to mine than coal produced in other regions. Changes in the prices for other fossil fuels or alternative energy sources in the future could impact the price of coal. Current low natural gas prices in the U.S. and Europe are expected to lower demand for coal and lead to reduced demand for exports in the near term. In addition, if greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, alternative energy sources may become more cost-competitive with coal, which may lead to lower demand for coal. See "Risk Factors—Risks Related to Our Business—New and potential future regulatory requirements relating to greenhouse gas emissions could affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline" and "Environmental and Other Regulatory Matters—Climate Change."

        Developments in clean coal technology and related regulatory initiatives.    The U.S. government has recently accelerated its investment in clean coal technology development with the ARRA signed into law by President Obama in February 2009. The ARRA targets $3.4 billion for U.S. Department of Energy fossil fuel programs, including $1.52 billion for carbon capture and sequestration, or CCS, research, $800 million for the Clean Coal Power Initiative, a 10-year program supporting commercial CCS, and $50 million for geology research. Although laws regulating greenhouse gas emissions may result in decreased demand for coal in the short-term, we believe that successful development and funding of these technologies through the ARRA could result in stable demand for coal in the long term. However, cost-effective technologies may not be developed and deployed in a timely manner.

        Near-term pricing volatility.    U.S. coal markets have recently experienced significant volatility. By the end of 2008, published thermal coal prices in most major markets declined from their mid-2008 highs, largely reversing gains from the first half of 2008. Declining coal demand, coupled with increasing customer stockpiles and spurred by the onset of the global economic downturn, has further softened pricing in 2009. The EIA projects that domestic electricity demand in 2009 will decline from 2008 levels. In addition, the prices for alternative fossil fuels, such as oil and natural gas, have declined relative to the recent highs. Future decreases in the price of alternative fuels could impact the price of coal. See "Risk Factors—Risks Related to Our Business—Coal prices are subject to change and a substantial or extended decline in prices could materially and adversely affect our revenues and results of operations, as well as the value of our coal reserves."

        Increasingly stringent air quality regulations.    A series of more stringent requirements related to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxide and other air pollutants have been proposed and/or enacted by federal and/or state regulatory authorities in recent years. As a result of some of these regulations, demand for western U.S. coal has increased as coal-fired electricity producers have switched from bituminous coal to lower sulfur sub-bituminous coal. The PRB has benefited from this switch and its market share has increased accordingly. However, increasingly stringent air regulations may lead some coal-fired plants to install additional pollution control equipment, such as scrubbers, thereby reducing the need for low-sulfur coal. Considerable uncertainty is associated with these air emission regulations, some of which have been the subject of legal challenges in courts, and the actual timing of implementation remains uncertain. As a result, it is not possible to determine the impact of such regulatory initiatives on coal demand nationwide, but it may be materially adverse. See "Risk Factors—Risks Related to Our Business—Extensive environmental regulations, including existing and potential future regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline" and "—Because we produce and sell coal with low-sulfur content, a reduction in the price of sulfur dioxide emission allowances or increased use of technologies to reduce sulfur dioxide emissions could materially and adversely affect the demand for our coal and our results of operations" and "Environmental and Other Regulatory Matters."

        See "The Coal Industry" and "The Coal Industry—Special Note Regarding the EIA's Market Data and Projections."

Our Corporate History and Structure

        Rio Tinto initially formed RTEA in 1993 as Kennecott Coal Company which was subsequently renamed Kennecott Energy and Coal Company. Between 1993 and 1998, Kennecott Energy and Coal Company acquired the Antelope, Colowyo, Jacobs Ranch and Spring Creek coal mines and the Cordero coal mine and Caballo Rojo coal mine, which are currently operated together as the Cordero Rojo coal mine, and a 50% interest in the Decker coal mine, which is managed by a third-party mine operator. In 2006, Kennecott Energy and Coal Company was renamed Rio Tinto Energy America Inc., as part of Rio Tinto's global branding initiative. In order to separate certain businesses from RTEA, in December 2008, RTEA contributed Rio Tinto America's western U.S. coal business to CPE LLC (other than the Colowyo mine, which was not contributed to CPE LLC due to restrictions contained in its existing financing arrangements and which is now owned indirectly by Rio Tinto America). On October 1, 2009 we sold the Jacobs Ranch mine to Arch Coal, Inc. and did not retain the proceeds from that sale.

        Cloud Peak Energy Inc. was incorporated in Delaware on July 31, 2008. Prior to this offering, it did not engage in any activities, except in preparation for this offering, and has had no operations.

        The following simplified diagram depicts our organizational structure prior to this offering.

        See "Structuring Transactions and Related Agreements—History" for a more complete diagram depicting our organizational structure prior to this offering.

        Immediately prior to the completion of this offering, we will enter into an acquisition agreement, or the Acquisition Agreement, with RTEA pursuant to which we will acquire a portion of RTEA's interest in Rio Tinto America's western U.S. coal business (other than the Colowyo mine) represented by common membership units of CPE LLC in exchange for a promissory note that we will issue to RTEA, or the CPE Note. The Acquisition Agreement will require us to use the net proceeds of this offering to immediately repay the CPE Note. After the completion of this offering, we will be a holding company that manages CPE LLC, and our only business and material asset will be our managing member interest in CPE LLC. Following the completion of the transactions described in this prospectus, we will own approximately            % and Rio Tinto America indirectly will own approximately            % of the economic interest in CPE LLC, assuming no exercise of the underwriters' overallotment option. Our only source of cash flow from operations will be distributions from CPE LLC pursuant to its LLC Agreement and management fees and cost reimbursements pursuant to a management services agreement between us and CPE LLC.

        Concurrently with this offering, CPE LLC is also expected to enter into a $         million revolving secured credit facility and to issue $         million aggregate principal amount of senior unsecured notes to be issued in two tranches maturing in        and        , in accordance with Rule 144A under the Securities Act of 1933, as amended, which we refer to collectively as the senior notes. We estimate that the net proceeds of the senior notes offering, after deducting estimated original issue discount, initial purchasers' discounts and commissions and offering expenses, will be approximately $             million. We expect that CPE LLC will use the net proceeds from the senior notes offering together with the net proceeds of this offering as described under "Use of Proceeds." This offering, the senior notes offering and the closing of CPE LLC's revolving secured credit facility are each conditioned upon the closing of each other.

        The concurrent offering of the senior notes will not be registered under the Securities Act of 1933, as amended, or the Securities Act, or the securities laws of any other jurisdiction, and the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes will only be offered to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act. This description and the other information in this prospectus regarding the concurrent offering of the senior notes is included in this prospectus solely for informational purposes. Nothing in this prospectus should be construed as an offer to sell, or the solicitation of an offer to buy, the senior notes.

        The following simplified diagram depicts our organizational structure immediately after the transactions described in this prospectus (assuming no exercise of the underwriters' overallotment option):

Stockholders
Common Stock
Rio Tinto America Inc.
Cloud Peak Energy Inc.
Rio Tinto Energy America Inc.
Kennecott Management Services Company
Managing Member Interest (including equivalent of Common Membership Units) %
Non-Managing Common Membership Units %
Non-Managing Common Membership Units %
Debt Financing
CPE LLC
Mining Assets(1) (held through limited liability companies)

    (1)
    CPE LLC's wholly-owned domestic restricted subsidiaries will serve as guarantors of CPE LLC's debt in connection with the debt financing transactions.

        See "Structuring Transactions and Related Agreements—Holding Company Structure" for a more complete diagram depicting our organizational structure following this offering and additional information regarding these transactions. References to our managing member interest mean the management and ownership interest as the managing member in CPE LLC, which will initially include membership interests equivalent to approximately            % of the outstanding common membership units (assuming no exercise of the underwriters' overallotment option), and includes any and all benefits to which the managing member is entitled as provided in CPE LLC's LLC Agreement, together with all obligations of the managing member to comply with the terms and provisions of CPE LLC's LLC Agreement.

Company Information

        Our principal executive office is located at 505 S. Gillette Avenue, Gillette, Wyoming 82716, and our telephone number at that address is (307) 687-6000. Following the completion of this offering, we intend to maintain a website at www.cloudpeakenergy.com. The information that will be contained on, or that will be accessible through, our website is not part of this prospectus.

        "Cloud Peak Energy" and the Cloud Peak Energy logo are trademarks and service marks of Cloud Peak Energy Inc. All other trademarks, service marks or trade names appearing in this prospectus are owned by their respective holders.

Presentation of Our Coal Data and Pro Forma Consolidated Financial Information and Coal Market Data

Our Historical Financial Information

        Rio Tinto Energy America Inc., or RTEA, is considered to be our predecessor for accounting purposes and its consolidated financial statements are our historical consolidated financial statements. Unless otherwise indicated, historical references contained in this prospectus in "—Summary Actual and Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations," and our historical consolidated financial statements contained elsewhere in this prospectus, relate to RTEA and include, as discontinued operations, results from the Colowyo mine, the Jacobs Ranch mine and the uranium mining venture, which will not be owned by CPE LLC after this offering.

Pro Forma Financial Information

        When we refer to our pro forma financial information we are giving effect to:

  •
  the structuring transactions and related agreements, including the separation from Rio Tinto to be completed in connection with this offering as described in "Structuring Transactions and Related Agreements";

  •
  the $         million revolving secured credit facility and $         million aggregate principal amount of senior unsecured notes to be issued in two tranches maturing in        and        , which CPE LLC will enter into and issue concurrently with this offering, and which we refer to as the debt financing transactions;

  •
  the issuance of approximately                  shares of restricted common stock to be issued to our directors and employees in connection with this offering, which vest three years after the pricing of our initial public offering; and

  •
  the issuance of the shares of our common stock in this offering and subsequent use of proceeds.

The pro forma consolidated statement of operations presents financial information through income (loss) from continuing operations. Accordingly, the income (loss) from discontinued operations related to the Colowyo mine, the Jacobs Ranch mine and the uranium mining venture are not reflected in continuing operations and no pro forma adjustment will be necessary in the pro forma consolidated statement of operations.

Our Coal Data

        References to our coal production, sales and purchases and our reserves and similar items contained in this prospectus exclude the Colowyo mine and the Jacobs Ranch mine which will not be owned by CPE LLC after this offering.

        References to BLM estimates are given as of the date we acquired the lease for the related LBA tract.

        Through our indirect, wholly-owned subsidiary, we currently hold a 50% interest in the Decker mine in Montana through a joint-venture agreement with an indirect, wholly-owned subsidiary of Level 3 Communications, Inc., or Level 3. The Decker mine is managed by a third-party mine operator. Information related to our coal production, reserves, purchases and revenues, contained in this prospectus and information in our consolidated financial statements contained elsewhere in this prospectus, unless otherwise indicated, includes amounts reflecting our 50% interest in the Decker mine.

Coal Market Data

        Market data used in this prospectus has been obtained from governmental and independent industry sources and publications, such as the U.S. Energy Information Administration, or EIA, the National Mining Association, or NMA, and the Mine Safety and Health Administration, or MSHA, and, unless otherwise indicated, is based on data and reports published in 2008 or 2009 but may relate to prior years. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Industry projections of the EIA's report released in April 2009 reflect provisions of the ARRA that were enacted in mid-February 2009. In addition, industry projections of the EIA are subject to numerous assumptions and methodologies chosen by the EIA, including that laws and regulations in effect at the time of the projections remain unchanged and that no pending or proposed federal or state carbon emissions legislation has been enacted and that a number of additional coal-fired power plants will be built during the period. Therefore, the EIA's projections do not take into account potential regulation of greenhouse gas emissions pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme or reductions in greenhouse gas emissions mandated by courts or through other legally enforceable mechanisms. The EIA's projections with respect to the demand for coal may not be met, absent other factors, if comprehensive carbon emissions legislation is enacted. In addition, the economic conditions accounted for in the EIA's industry projections reflect existing and projected economic conditions at the time the projections were made and do not necessarily reflect current economic conditions or any subsequent deterioration of economic conditions. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus. See "Special Note Regarding Forward-Looking Statements" and "The Coal Industry—Special Note Regarding the EIA's Market Data and Projections."

 The Offering

Common stock offered by us	shares
Restricted common stock issued to directors and employees in connection with this offering	shares
Common stock to be outstanding after this offering	shares
Over-allotment option

We have granted the underwriters a 30-day option to purchase on a pro rata basis up to                        additional shares of our common stock at the initial public offering price less underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock. If the underwriters exercise their option in full, we will use the net proceeds from the over-allotment to purchase additional common membership units in CPE LLC held by RTEA, at a price per unit equal to the public offering price per share, less underwriting discounts and commissions.

Common membership units in CPE LLC to be held by us and Rio Tinto immediately after this offering

                  common membership units (                  common membership units if the underwriters exercise their overallotment option). RTEA and KMS will hold                  common membership units immediately after this offering (                  common membership units if the underwriters exercise their overallotment option).

Redemption rights

RTEA and KMS have the right to require CPE LLC to acquire by redemption each common membership unit in CPE LLC owned by them in exchange for a cash payment equal to, on a per unit basis, the market price of one share of our common stock. If RTEA and KMS exercise their redemption right, we are entitled to assume CPE LLC's rights and obligations to acquire common membership units held by them and instead acquire such common membership units from them in exchange for, at our election, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock or a combination of shares of our common stock and cash. We refer to this entitlement as our Assumption Right. If, immediately following this offering, RTEA and KMS exercised their right to require CPE LLC to acquire by redemption all of their common membership units in CPE LLC and we exercised our Assumption Right to acquire their membership units in exchange only for shares of our common stock, Rio Tinto America would indirectly own approximately        % of all outstanding shares of our common stock (or approximately        % if the underwriters exercised their over-allotment option in full).

Use of proceeds

We estimate that we will receive net proceeds of approximately $         million, assuming an estimated public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions, all of which will be used to finance our acquisition of an interest in Rio Tinto America's western U.S. coal business (other than the Colowyo mine) represented by common membership units held by RTEA in CPE LLC. We will purchase a number of common membership units from RTEA equal to the number of shares of common stock sold in this offering at a price per unit equal to the public offering price per share, less underwriting discounts and commissions. We expect the net proceeds from CPE LLC's offering of senior notes to be $         million, after deducting estimated original issue discount, initial purchasers' discounts and commissions and offering expenses, approximately $         million of which CPE LLC will distribute to RTEA immediately following the completion of that offering. See "Use of Proceeds."

Dividend policy

We currently do not intend to pay dividends on our common stock. Upon completion of this offering, we will become a member and the sole manager of CPE LLC. We will be a holding company, will have no direct operations and will be able to pay dividends only from our available cash on hand and funds received from CPE LLC. See "Dividend Policy."

Risk factors	See "Risk Factors" on page 23 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
New York Stock Exchange symbol	"CLD"

        Unless otherwise indicated, all information in this prospectus:

  •
  reflects the consummation of the structuring transactions described in "Structuring Transactions and Related Agreements";

  •
  gives effect to the debt financing transactions which CPE LLC will enter into concurrently with this offering; and

  •
  assumes an initial public offering of our shares of common stock at a price of $            per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus.

        A nominal amount of shares of our common stock are outstanding prior to the completion of this offering. The number of shares to be outstanding after completion of this offering is based on                   shares of our common stock to be sold in this offering and, except where we state otherwise, the common stock information we present in this prospectus:

  •
  excludes up to                   shares (assuming no exercise of the underwriters' overallotment option) of our common stock issuable upon, at our election, our assumption of CPE LLC's rights and obligations to acquire common membership units of CPE LLC from RTEA and KMS upon exercise of their redemption right, as described under "Structuring Transactions and Related Agreements—Structure-Related Agreements—CPE LLC Agreement;"

  •
  includes approximately                  shares of restricted common stock to be issued to our directors and employees in connection with this offering, which vest three years after the pricing of our initial public offering;

  •
  excludes                   options to be granted to our named executive officers and other employees in connection with this offering and                   shares of our common stock authorized but unissued under our long term incentive plan; and

  •
  assumes no exercise by the underwriters of their right to purchase a maximum of                   additional shares of common stock to cover over-allotments of shares.

In addition, unless otherwise indicated, the information regarding common membership units of CPE LLC presented in this prospectus excludes any common membership units that will be issued to us on a one-for-one basis upon the exercise of options to acquire our common stock.

SUMMARY ACTUAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following table provides a summary of our actual and unaudited pro forma consolidated financial data for the periods indicated. This information should be read in conjunction with the sections of this prospectus entitled "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our historical consolidated and unaudited pro forma consolidated financial information and related notes thereto included elsewhere in this prospectus.

        RTEA is considered to be our predecessor for accounting purposes and its consolidated financial statements are our historical consolidated financial statements. Our historical consolidated financial statements include, as discontinued operations, financial information for certain operations that will not be owned by Cloud Peak Energy after this offering, including the Colowyo mine, the Jacobs Ranch mine and the uranium mining venture. Our historical consolidated financial statements are not comparable to the unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus or to the results investors should expect after the offering. To date, Cloud Peak Energy Inc. has had no operations. As described in "Structuring Transactions and Related Agreements—Holding Company Structure," following the completion of this offering we will be a holding company and our sole asset will be our managing member interest in CPE LLC. The consolidated financial statements of RTEA are provided elsewhere in this prospectus.

        We have derived the actual consolidated financial data as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 from the audited consolidated financial statements of RTEA, included elsewhere in this prospectus. We have derived the actual consolidated balance sheet data as of December 31, 2006 from the audited consolidated financial statements of RTEA, not included in this prospectus. We have derived the actual consolidated financial data as of September 30, 2009 and for the nine months ended September 30, 2008 and 2009 from the unaudited consolidated financial statements of RTEA, included elsewhere in this prospectus. The unaudited consolidated financial information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        Prior to the consummation of the offering, our consolidated financial statements were prepared on a carve-out basis from our ultimate parent company, Rio Tinto and its subsidiaries. The carve-out consolidated financial statements include allocations of certain general and administrative costs and Rio Tinto's headquarters costs. We do not expect to continue to incur some of these charges as a stand-alone public company. These allocations were based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. However, the carve-out consolidated financial statements do not reflect additional expenses we expect to incur as a stand-alone public company. Accordingly, the carve-out consolidated financial statements should not be relied upon as being representative of our financial position or operating results had we operated on a stand-alone basis, nor are they representative of our financial position or operating results following the offering.

        We have derived the unaudited pro forma consolidated financial data as of September 30, 2009 and for the year ended December 31, 2008 and for the nine months ended September 30, 2009, from the unaudited pro forma condensed consolidated financial information, included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Information." The unaudited pro forma condensed consolidated financial information is based on our actual consolidated financial statements, included elsewhere in this prospectus. The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable and are described below in the accompanying notes. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2008 and for the nine months ended September 30, 2009 are presented on a pro forma basis to give effect, in each case, to the following adjustments as if they occurred on September 30, 2009 for balance sheet adjustments and January 1, 2008 for statement of operations adjustments:

  •
  the structuring transactions and related agreements, including the separation from Rio Tinto to be completed in connection with this offering as described in "Structuring Transactions and Related Agreements";

  •
  the debt financing transactions which CPE LLC will enter into concurrently with this offering;

  •
  the issuance of approximately                   shares of restricted common stock to be issued to our directors and employees in connection with this offering, which vest three years after our initial public offering; and

  •
  the issuance of the shares of our common stock in this offering and subsequent use of proceeds.

The pro forma condensed consolidated statement of operations presents financial information through income (loss) from continuing operations. Accordingly, the income (loss) from discontinued operations related to the Colowyo mine, the Jacobs Ranch mine and the uranium mining venture are not reflected in continuing operations and no pro forma adjustment will be necessary in the pro forma condensed consolidated statement of operations.

        The unaudited pro forma consolidated financial data is for informational purposes only, and is not intended to represent what our results of operations would be after giving effect to the offering, or to indicate our results of operations for any future period. Therefore, investors should not place undue reliance on the unaudited pro forma consolidated financial data.

 Summary Unaudited Pro Forma Consolidated Financial Data
(dollars in thousands)

	For the Year Ended December 31, 2008(10)	For the Nine Months Ended September 30, 2009(10)
	Pro Forma	Pro Forma
Statement of Operations Data
Revenues(1)	$	$

Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)
Depreciation and depletion
Amortization(2)
Accretion
Exploration costs
Selling, general and administrative expenses(3)
Asset impairment charges(4)

Total costs and expenses
Total other expense

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates
Income tax provision
Earnings from unconsolidated affiliates, net of tax

Income from continuing operations
Income from continuing operations attributable to non controlling interest

Income from continuing operations attributable to controlling interest	$	$

Income from continuing operations per share:
Basic	$	$
Diluted		$

Weighted-average shares outstanding
Basic
Diluted

As of September 30, 2009
Pro Forma
Balance Sheet Data
Cash and cash equivalents	$
Accounts receivable, net
Inventories, net
Property, plant and equipment, net
Intangible assets, net
Total assets
Total long-term debt(6)
Total liabilities
Shareholders' equity attributable to controlling interest

	For the Year Ended December 31, 2008	For the Nine Months Ended September 30, 2009
	Pro Forma	Pro Forma
Other Data
EBITDA(7)	$	$

 Summary Actual Consolidated Financial Data
(dollars in thousands)

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
Statement of Operations Data
Revenues(1)	$942,841	$1,053,168	$1,239,711	$904,627	$1,061,286

Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)(3)	699,121	754,464	892,649	653,544	702,569
Depreciation and depletion	59,352	80,133	88,972	69,258	68,383
Amortization(2)	34,957	34,512	45,989	37,027	24,770
Accretion	10,088	12,212	12,742	8,926	8,402
Exploration costs	2,325	816	1,387	787	1,156
Selling, general and administrative expenses(3)	48,130	50,003	70,485	50,833	49,075
Asset impairment charges(4)	—	18,297	2,551	1,014	—

Total costs and expenses	853,973	950,437	1,114,775	821,389	854,355

Operating income	88,868	102,731	124,936	83,238	206,931

Other income (expense)
Interest income	3,604	7,302	2,865	2,682	228
Interest expense	(38,785)	(40,930)	(20,376)	(19,974)	(1,007)
Other, net	2	274	1,715	1,631	15

Total other expense	(35,179)	(33,354)	(15,796)	(15,661)	(764)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	53,689	69,377	109,140	67,577	206,167
Income tax provision	(11,717)	(18,050)	(25,318)	(15,676)	(59,888)
(Losses) earnings from unconsolidated affiliates, net of tax	(1,435)	2,462	4,518	3,109	989

Income from continuing operations	40,537	53,789	88,340	55,010	147,268
(Loss) income from discontinued operations, net of tax	(2,599)	(21,482)	(25,215)	(29,189)	42,790

Net income	$37,938	$32,307	$63,125	$25,821	$190,058

Net income (loss) per share—basic and diluted:
Income from continuing operations	$40,537	$53,789	$88,340	$55,010	$147,268
(Loss) income from discontinued operations	(2,599)	(21,482)	(25,215)	(29,189)	42,790

Net income per share	$37,938	$32,307	$63,125	$25,821	$190,058

Weighted-average shares outstanding, basic and diluted	1	1	1	1	1

	As of December 31,			As of September 30,
	2006	2007	2008	2009
	(dollars in thousands)
Balance Sheet Data
Cash and cash equivalents	$19,585	$23,616	$15,935	$18,319
Accounts receivable, net	74,541	92,060	79,451	81,390
Inventories, net	42,771	49,816	55,523	62,996
Property, plant and equipment, net	703,726	719,743	927,910	981,248
Intangible assets, net	117,031	82,518	31,916	7,146
Assets of discontinued operations(5)	694,066	721,835	587,168	582,304
Total assets	1,723,335	1,781,201	1,785,191	1,977,312
Total long-term debt(6)	665,735	571,559	209,526	175,604
Liabilities of discontinued operations(5)	269,987	270,049	127,220	139,359
Total liabilities	1,433,480	1,446,240	800,025	796,924
Shareholder's equity(5)(11)	289,855	334,961	985,166	1,180,388

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	(dollars in thousands)
Other Data
EBITDA(8)	$191,832	$232,324	$278,872	$203,189	$309,490
Tons of coal sold from production (millions)	91.8	94.2	97.0	72.0	70.5
Tons of coal purchased for resale (millions)	8.1	8.1	8.1	6.0	7.2
Tons of coal sold (millions)(9)	99.9	102.3	105.1	78.0	77.7

(1)
Freight revenues accounted for 2.6%, 1.4% and 4.5% of our total revenues for the years ended December 31, 2006, 2007 and 2008, respectively, and 2.7% and 6.9% of our total revenues for the nine months ended September 30, 2008 and 2009, respectively. As a general matter, our customers pay their own freight costs. We pay the freight costs, however, for shipping coal to some of our customers and in these cases the customers pay us in respect of these freight costs and the payments are included in our revenues. See Note 3 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(2)
Primarily reflects amortization under our brokerage contract related to the Spring Creek mine.

(3)
Allocations of corporate, general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates were $18.3 million, $24.4 million and $25.4 million for the years ended December 31, 2006, 2007 and 2008, respectively, and $17.6 million and $19.8 million for the nine months ended September 30, 2008 and 2009, respectively. Of this total, $15.1 million, $20.2 million and $21.0 million, for the years ended December 31, 2006, 2007 and 2008, respectively, and $14.5 million and $16.0 million for the nine months ended September 30, 2008 and 2009, respectively, is included in selling, general and administrative expenses in the consolidated statements of operations. The remaining $3.2 million, $4.2 million and $4.4 million, for the years ended December 31, 2006, 2007 and 2008, respectively, and $3.1 million and $3.8 million for the nine months ended September 30, 2008 and 2009, respectively, are included in cost of product sold. Also included in selling, general and administrative expenses are costs incurred as a result of actions to divest RTEA, either through a trade sale or an initial public offering, of $25.8 million, $21.0 million, and $11.3 million for the year ended December 31, 2008, and the nine months ended September 30, 2008 and 2009, respectively.

(4)
Asset impairment charges for the year ended December 31, 2007 reflects capitalized cost of an abandoned enterprise resource planning, or ERP, systems implementation. The ERP systems implementation was a worldwide Rio Tinto initiative designed to align processes, procedures, practices and reporting across all Rio Tinto business units. The implementation would have taken our stand-alone ERP system and moved it to a shared Rio Tinto platform, which could not be transferred to a new stand-alone company. We do not currently use, and will not use following this offering, this ERP system. Asset impairment charges for the year ended December 31, 2008 included a $4.6 million charge to write-off certain contract rights, a $1.0 million charge for an abandoned cost efficiency project, and a $3.0 million favorable adjustment to the ERP system costs that were included in the 2007 asset impairment charge.

(5)
Certain operations will not be owned by Cloud Peak Energy following the completion of this offering, including the Colowyo coal mine, the Jacobs Ranch coal mine and the uranium mining venture. Accordingly, the consolidated financial statements report the financial position, results of operations and cash flows of the Colowyo mine, the Jacobs Ranch mine and the uranium mining venture as discontinued operations. Amounts presented as discontinued operations as of December 31, 2008 and September 30, 2009 and for the nine months ended September 30, 2009 reflect the Jacobs Ranch mine only as the Colowyo mine and uranium mining venture were distributed to Rio Tinto America on October 7, 2008. See Note 4 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(6)
Total long-term debt includes the current and long-term portions of the long-term debt—related party, federal coal leases and long-term debt—other. See Note 9 of Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information on our long-term debt.

(7)
Pro forma EBITDA is derived from the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 and nine months ended September 30, 2009, included elsewhere in this prospectus. A reconciliation of pro forma EBITDA to pro forma net income for the periods presented, is as follows:

	For the Year Ended December 31, 2008	For the Nine Months Ended September 30, 2009
(dollars in thousands)
Pro forma
Pro forma income from continuing operations	$	$
Pro forma depreciation and depletion
Pro forma accretion
Pro forma amortization
Pro forma interest expense
Pro forma interest income
Pro forma income tax provision

Pro forma EBITDA	$	$

  See Note 8 below for a discussion of our use of EBITDA.

(8)
EBITDA, a performance measure used by management, is defined as income (loss) from continuing operations plus: interest expense (net of interest income), income tax provision, depreciation and depletion, amortization and accretion as shown in the table below. EBITDA, as presented for the years ended December 31, 2006, 2007 and 2008 and for the nine months ended September 30, 2008 and 2009, is not defined under accounting principles generally accepted in the United States of America, or U.S. GAAP, and does not purport to be an alternative to net income as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our consolidated financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired.

However, using EBITDA as a performance measure has material limitations as compared to net income, or other financial measures as defined under U.S. GAAP, as it excludes certain recurring items which may be meaningful to investors. EBITDA excludes interest expense or interest income; however, as we have historically borrowed money from our parent in order to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and ability to generate revenue and returns for shareholders. Further, EBITDA excludes depreciation and depletion and amortization; however, as we use capital and intangible assets to generate revenues, depreciation and depletion, as well as amortization are a necessary element of our costs and ability to generate revenue. EBITDA also excludes accretion expense; however, as we are legally obligated to pay for costs associated with the reclamation and closure of our mine sites, the periodic accretion expense relating to these reclamation costs is a necessary element of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense, interest income, depreciation and depletion, amortization, accretion and income taxes has material limitations as compared to net income. When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income in each period, so as to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis. Using both EBITDA and net income to evaluate the business allows management and investors to (a) assess our relative performance against our competitors and (b) ultimately monitor our capacity to generate returns for shareholders.

  A reconciliation of EBITDA to income from continuing operations for each of the periods presented is as follows:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	(dollars in thousands)
Income from continuing operations	$40,537	$53,789	$88,340	$55,010	$147,268
Depreciation and depletion	59,352	80,133	88,972	69,258	68,383
Amortization	34,957	34,512	45,989	37,027	24,770
Accretion	10,088	12,212	12,742	8,926	8,402
Interest expense	38,785	40,930	20,376	19,974	1,007
Interest income	(3,604)	(7,302)	(2,865)	(2,682)	(228)
Income tax provision	11,717	18,050	25,318	15,676	59,888

EBITDA	$191,832	$232,324	$278,872	$203,189	$309,490

(9)
Tons of coal sold includes amounts sold under our brokerage contract relating to the Spring Creek mine.

(10)
The pro forma condensed consolidated statement of operations presents financial information through income (loss) from continuing operations. Accordingly, the income (loss) from discontinued operations related to the Colowyo mine, Jacobs Ranch mine and the uranium mining venture will not be reflected and no pro forma adjustment will be necessary in the pro forma condensed consolidated statement of operations.

(11)
Effective September 24, 2008, the outstanding borrowings and related interest of $547.4 million under the revolving credit facility with Rio Tinto America was converted to equity. Such amount is reflected as a capital contribution in shareholder's equity.

RISK FACTORS

        You should carefully consider the risk factors described below and all other information contained in this prospectus before you decide to invest in our common stock. If any of the following risk factors, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. Accordingly, the trading price of our securities could decline, and you may lose part or all of your investment.

Risks Related to Our Business

The current global economic downturn and disruptions in the financial and credit markets may have a material adverse effect on our business, financial condition and results of operations.

        The recent global economic downturn, particularly with respect to the U.S. economy, coupled with the global financial and credit market disruptions, have had an impact on the coal industry generally and may continue to do so until economic conditions improve. The demand for electricity in our target markets has decreased during this period. Decreases in the demand for electricity typically lead to a decline in the demand for and prices of coal. The economic downturn has also negatively impacted the demand for U.S. exports of coal. If these trends continue, we may not be able to sell all of the coal we are capable of producing or sell our coal at prices comparable to recent years. In addition, prices for coal in the spot market, including for PRB coal, have decreased from their historic highs reached during the first half of 2008. Although we have historically sold most of our coal under long-term coal sales agreements with fixed prices, the prices in the spot market influence the price for the forward sales agreements that we are entering into now and may enter into in the future, and the prices we receive for our coal may not be as favorable as they have been in the past. In particular, the pricing for long-term contracts we are currently entering into is below the pricing for long-term contracts entered into in 2008. Although economic conditions have generally deteriorated since mid-2008, we began to feel the effects of the changes in the market during the beginning of the second quarter of 2009. In addition, stockpiles of coal by our customers have continued to increase, reaching their highest level in recent years, and our customers have been curtailing future orders until their supplies are depleted. Recent low prices for natural gas and oil, which are substitutes for coal generated power, may also lead to continued decreased coal consumption by electricity-generating utilities. Current market conditions, including tightening of the credit markets, may also impact our customers' ability to finance their operations, which may result in decreased demand for our coal, cancellation of orders or changes to the coal sales agreements with those customers. For example, in the first nine months of 2009, we have experienced a greater number of customers seeking to reduce the amount of tons taken under existing contracts and additional customers may seek to similarly reduce tons taken in future periods under their agreements with us. Decreased sales volumes could impact our revenues, cost structure and opportunities for growth in the future. We are unable to predict the duration or severity of the current global economic and financial crisis and any actions we may take in response to these conditions may be insufficient. A protracted continuation or worsening of the global economic downturn or disruptions in the financial markets could have a material adverse effect on our business, financial condition and results of operations. Furthermore, because we seek to enter into long-term arrangements for the sale of a substantial portion of our coal, it is likely that the average sales price we receive for our coal will lag behind any general economic recovery in the United States.

Coal prices are subject to change and a substantial or extended decline in prices could materially and adversely affect our revenues and results of operations, as well as the value of our coal reserves.

        Our revenues, results of operations and the value of our coal reserves are dependent in large measure upon the prices we receive for our coal. Because coal is a commodity, the prices we receive are set by the marketplace. Prices for coal generally tend to be cyclical, and over the last several years have become more volatile. The contract prices we may receive in the future for coal depend upon numerous factors, including:

  •
  the domestic and foreign supply and demand for coal, including demand for U.S. coal exports from eastern U.S. markets;

  •
  domestic demand for electricity;

  •
  domestic and foreign economic conditions, including economic downturns and the strength of the global and U.S. economies;

  •
  the quantity and quality of coal available from competitors;

  •
  competition for production of electricity from non-coal sources, including the price and availability of alternative fuels, such as natural gas and oil, and alternative energy sources, such as nuclear, hydroelectric, wind and solar power, and the effects of technological developments related to these non-coal and alternative energy sources;

  •
  domestic air emission standards for coal-fired power plants, and the ability of coal-fired power plants to meet these standards by installing scrubbers or other means;

  •
  adverse weather, climatic or other natural conditions, including natural disasters;

  •
  legislative, regulatory and judicial developments, environmental regulatory changes, or changes in energy policy and energy conservation measures that would adversely affect the coal industry, such as legislation that limits carbon dioxide emissions or provides for increased funding and incentives for, or mandates the use of, alternative energy sources;

  •
  the effects of worldwide energy conservation measures;

  •
  domestic and foreign governmental regulations and taxes;

  •
  the quantity, quality and pricing of coal available in the resale market;

  •
  the capacity of, cost of, and proximity to, rail transportation facilities and rail transportation delays; and

  •
  market price fluctuations for sulfur dioxide emission allowances.

        A substantial or extended decline in the prices we receive for our future coal sales contracts could materially and adversely affect us by decreasing our revenues thereby materially and adversely affecting our results of operations.

Our coal mining operations are subject to operating risks, which could result in materially increased operating expenses and decreased production levels and could materially and adversely affect our results of operations.

        We mine coal at surface mining operations located in Wyoming and Montana. Our coal mining operations are subject to a number of operating risks. Because we maintain very little produced coal inventory, certain conditions or events could disrupt operations, adversely affect production and shipments and increase the cost of mining at particular mines for varying lengths of time, which could have a material adverse effect on our results of operations. These conditions and events include, among others:

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  poor mining conditions resulting from geological, hydrologic or other conditions, which may cause instability of highwalls or spoil-piles or cause damage to nearby infrastructure;

  •
  mining and plant equipment failures and unexpected maintenance problems;

  •
  adverse weather and natural disasters, such as heavy rains, flooding and other natural events affecting operations, transportation or customers;

  •
  the unavailability of qualified labor and contractors;

  •
  the unavailability of raw materials, equipment (including heavy mobile equipment) or other critical supplies such as tires and explosives, fuel, lubricants and other consumables of the type, quantity and/or size needed to meet production expectations;

  •
  the capacity of, and proximity to, rail transportation facilities and rail transportation delays or interruptions, including derailments;

  •
  delays, challenges to, and difficulties in acquiring, maintaining or renewing necessary permits, including environmental permits, or mining or surface rights;

  •
  delays or difficulties in, the unavailability of, or unexpected increases in the cost of acquiring, developing and permitting new LBA acquisitions from the federal government and other new mining reserves and surface rights;

  •
  competition and/or conflicts with other natural resource extraction activities and production within our operating areas, such as coalbed methane extraction or oil and gas development;

  •
  a major incident at a mine site that causes all or part of the operations of a mine to cease for some period of time;

  •
  current and future health, safety and environmental regulations or changes in interpretations of current regulations, including the classification of plant and animal species near our mines, including the potential listing of the sage grouse, as endangered or threatened species;

  •
  inability to acquire or maintain adequate financial sureties for mining and reclamation purposes or to meet other governmental or private bonding requirements; and

  •
  the value of the U.S. dollar relative to other currencies, particularly where imported products are required for the mining process, such as tires and petroleum products.

        These changes, conditions and events may materially increase our cost of mining and delay or halt production at particular mines either permanently or for varying lengths of time.

Competition within the coal production industry and with producers of competing energy sources may materially and adversely affect our ability to sell coal at a favorable price.

        We compete with numerous other coal producers in various regions of the U.S. for domestic sales. International demand for U.S. coal also affects competition within our industry. The demand for U.S. coal exports depends upon a number of factors, including the overall demand for electricity in foreign markets, currency exchange rates, ocean freight rates, port and shipping capacity, the demand for foreign-produced steel, both in foreign markets and in the U.S. market, general economic conditions in foreign countries, technological developments and environmental and other governmental regulations. Foreign demand for eastern U.S. coal increased significantly during 2008 but declined during the first nine months of 2009. If foreign demand for U.S. coal continues to decline, this decline could cause competition among coal producers for sales in the U.S. to intensify, potentially resulting in significant additional downward pressure on domestic coal prices, including in the PRB.

        In addition to competing with other coal producers, we compete generally with producers of other fuels, such as natural gas and oil. A decline in price for these fuels, could cause demand for coal to decrease and adversely affect the price of our coal. For example, the price for natural gas has recently declined from $8.81 per thousand cubic feet in the third quarter of 2008 to $3.17 per thousand cubic feet in the third quarter of 2009, leading to, in some instances, decreased coal consumption by electricity-generating utilities. If alternative energy sources, such as nuclear, hydroelectric, wind or solar, become more cost-competitive on an overall basis, demand for coal could decrease and the price of coal could be materially and adversely affected, including in the PRB. Further, legislation requiring the use of these alternative energy sources and fuels or legislation providing financing or incentives to encourage continuing technological advances in this area could further enable alternative energy sources to become more competitive with coal.

Excess production and production capacity in the coal production industry could put downward pressure on coal prices and, as a result, materially and adversely affect our revenues and profitability.

        During the mid-1970s and early 1980s, increased demand for coal attracted new investors to the coal industry in the PRB, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Increases in coal prices during recent periods encouraged the development of expanded capacity by coal producers. Some of these planned capacity increases and existing production plans have been delayed or reduced due to coal price reductions since mid-2008 and the global economic downturn. However, these capacity increases may be restarted in the future. Any overcapacity and increased production in the future could materially reduce coal prices and therefore materially reduce our revenues and profitability.

Decreases in demand for electricity resulting from economic, weather changes or other conditions could adversely affect coal prices and materially and adversely affect our results of operations.

        Our coal customers primarily use our coal as fuel for domestic electricity generation. Overall economic activity and the associated demands for power by industrial users can have significant effects on overall electricity demand. An economic slowdown can significantly slow the growth of electrical demand and could result in contraction of demand for coal. See "—The current global economic downturn and disruptions in the financial and credit markets may have a material adverse effect on our business, financial condition and results of operations." Weather patterns can also greatly affect electricity demand. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose the sources of power generation when deciding which generation sources to dispatch. Any downward pressure on coal prices, due to decreases in overall demand or otherwise, including changes in weather patterns, would materially and adversely affect our results of operations.

The use of alternative energy sources for power generation could reduce coal consumption by U.S. electric power generators, which could result in lower prices for our coal, which could reduce our revenues and materially and adversely affect our business and results of operations.

        In 2008, we sold approximately 93% of our coal to domestic electric power generators. Domestic electric power generation accounted for approximately 93% of all U.S. coal consumption in 2008, according to the EIA. The amount of coal consumed for U.S. electric power generation is affected by, among other things:

  •
  the location, availability, quality and price of alternative energy sources for power generation, such as natural gas, fuel oil, nuclear, hydroelectric, wind and solar power; and

  •
  technological developments, including those related to alternative energy sources.

        Gas-fired generation has the potential to displace coal-fired generation, particularly from older, less efficient coal-powered generators. We expect that many of the new power plants needed to meet increasing demand for domestic electricity generation will be fired by natural gas because gas-fired plants are cheaper to construct and permits to construct these plants are easier to obtain as natural gas is seen as having a lower environmental impact than coal-fired generators. In recent periods, governmental regulators at the federal, state and local levels have shown increased interest in limiting greenhouse gas emissions. This has resulted in increased regulation of coal mining and of coal-fired power plants and other end-users of coal, increasing the cost of burning coal compared to alternative energy sources. In addition, environmental activists concerned with climate change issues have attempted to use the regulatory and judicial processes to block the construction of new coal-fired plants or capacity expansions to existing plants. Further, state and federal mandates for increased use of electricity from renewable energy sources could have an impact on the market for our coal. More than twenty states have enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power. There have been numerous proposals to establish a similar uniform, national standard. Although none of these federal proposals have been enacted to date, the Obama Administration has indicated its support for a federal renewable energy standard, and federal legislation imposing such a mandate is currently under consideration by Congress. Possible advances in technologies and incentives, such as tax credits, to enhance the economics of renewable energy sources could make these sources more competitive with coal. Any reduction in the amount of coal consumed by North American electric power generators could reduce the price of coal that we mine and sell, thereby reducing our revenues and materially and adversely affecting our business and results of operations.

New and potential future regulatory requirements relating to greenhouse gas emissions could affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

        One major by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of concern with respect to global warming, also known as climate change. Climate change continues to attract public and scientific attention, and increasing government attention is being paid to reducing greenhouse gas emissions, including from coal-fired power plants.

        There are many regulatory approaches currently in effect or being considered to address greenhouse gases, including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program, and regulation by the U.S. Environmental Protection Agency, or the EPA.

  •
  The Obama Administration has indicated its support for a mandatory cap and trade program to reduce greenhouse gas emissions and the U.S. Congress is actively considering various proposals to reduce greenhouse gas emissions, mandate electricity suppliers to use renewable energy sources to generate a certain percentage of power, and require energy efficiency measures. In June 2009, the U.S. House of Representatives passed a comprehensive climate change and energy bill, the American Clean Energy and Security Act, and the U.S. Senate is considering similar legislation that would, among other things, impose a nationwide cap on greenhouse gas emissions and require major sources, including coal-fired power plants, to obtain "allowances" to meet that cap.

  •
  In September 2009, the EPA promulgated a rule requiring certain emitters of greenhouse gases, including coal-fired power plants, to monitor and report their greenhouse gas emissions to the EPA. In addition, in response to the 2007 U.S. Supreme Court ruling in Massachusetts v. EPA that the EPA has authority to regulate carbon dioxide emissions under the Clean Air Act, the EPA has issued and is considering several additional proposals, including one that would require best available control technology for greenhouse gas emissions whenever certain stationary sources, such as a power plants, are built or significantly modified.

  •
  State and regional climate change initiatives intended to limit or affect the emission of greenhouse gas emissions from certain sources, such as the Regional Greenhouse Gas Initiative covering certain northeastern and mid-Atlantic states, the Western Climate Initiative, the Midwestern Greenhouse Gas Reduction Accord, and the California Global Warming Solutions Act (AB32), either have already taken effect or may take effect before federal action.

  •
  The State of California recently approved a fee to be paid by certain emitters of greenhouse gases, and other jurisdictions have or are also considering imposing similar fees or taxes.

        The permitting of new coal-fired power plants has also recently been contested, at times successfully, by state regulators and environmental organizations due to concerns related to greenhouse gas emissions from the new plants. Additionally, two U.S. federal appeals courts have reinstated lawsuits permitting individuals, state attorneys general and others to pursue claims against major utility, coal, oil and chemical companies on the basis that those companies have created a public nuisance due to their emissions of carbon dioxide.

        Climate change initiatives and other efforts to reduce greenhouse gas emissions like those described above or otherwise may require additional controls on coal-fired power plants and industrial boilers, may cause some users of coal to switch from coal to a lower carbon fuel and may result in the closure of coal-fired power plants or in reduced construction of new plants. Any switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for and prices received for our coal. See "Environmental and Other Regulatory Matters."

Our business requires substantial capital investment and maintenance expenditures, which we may be unable to provide, and our cost of capital will be higher as a stand-alone public company.

        Our business plan and strategy are dependent upon our acquisitions of additional reserves, which require substantial capital expenditures. We also require capital for, among other purposes, acquisition of surface rights, equipment and the development of our mining operations, capital renovations, maintenance and expansions of plants and equipment and compliance with environmental laws and regulations. As part of Rio Tinto, our operations and growth have been funded in large part through capital investments by Rio Tinto America. Upon completion of this offering, we will be an independent company, and we will no longer have access to capital from Rio Tinto America or be able to take advantage of the borrowing capacity, assets and consolidated investment grade credit rating of Rio Tinto.

        We will need to develop and maintain our own sources of capital and establish and maintain our credit rating as a stand-alone public company. Following the completion of this offering, we and CPE LLC will have a higher cost of capital than we and CPE LLC would as a part of Rio Tinto. To the extent that cash on hand, cash generated internally and cash available under the debt financing transactions are not sufficient to fund capital requirements, we and CPE LLC will require additional debt and/or equity financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources After this Offering." Debt or equity financing may not be available or, if available, may not be available on satisfactory terms. The recent tightening and volatility of the credit markets has resulted in more stringent lending standards and terms and higher volatility in interest rates. These trends together with significant write-offs in the financial services sector, re-pricing of credit risk and weak economic conditions generally could adversely impact our and CPE LLC's ability to obtain additional debt financing or impact the cost of debt if obtained. If we and CPE LLC are unable to obtain additional capital, we may not be able to maintain or increase our existing production rates and we could be forced to reduce or delay capital expenditures or change our business strategy, sell assets or restructure or refinance CPE LLC's indebtedness, all of which could have a material adverse effect on our business or financial condition.

CPE LLC's substantial indebtedness could adversely affect our results of operations and financial condition and prevent us from fulfilling our financial obligations.

        Concurrently with this offering, CPE LLC will enter into the debt financing transactions, which will include a $         million revolving credit facility and $         million aggregate principal amount of senior notes. Any outstanding indebtedness could have important consequences to us and CPE LLC, such as:

  •
  limiting CPE LLC's ability to obtain additional financing to fund growth, such as mergers and acquisitions, working capital, capital expenditures, debt service requirements or other cash requirements;

  •
  requiring much of CPE LLC's cash flow to be dedicated to interest obligations and making it unavailable for other purposes;

  •
  with respect to any future indebtedness under the revolving credit facility, exposing CPE LLC to the risk of increased interest costs if the underlying interest rates rise;

  •
  limiting CPE LLC's ability to invest operating cash flow in our business (including to make capital expenditures) due to debt service requirements;

  •
  limiting CPE LLC's ability to compete with companies that are not as leveraged and that may be better positioned to withstand economic downturns;

  •
  limiting CPE LLC's ability to acquire plant and equipment needed to conduct operations; and

  •
  limiting our and CPE LLC's flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and general economic and market conditions.

        If the indebtedness of CPE LLC is further increased, the related risks that we and CPE LLC now face, including those described above, could intensify. Moreover, these risks will also apply to certain of CPE LLC's wholly-owned domestic restricted subsidiaries since they will be guarantors of CPE LLC's indebtedness and may apply to Cloud Peak Energy Inc. if we become a guarantor of CPE LLC's debt in the future. In addition to the principal repayments on debt, CPE LLC has other demands on its cash resources, including capital expenditures and operating expenses. The ability of CPE LLC to pay its debt depends upon the operating performance of our business. In particular, economic conditions could cause revenues to decline, and hamper CPE LLC's ability to repay indebtedness. If CPE LLC does not have enough cash to satisfy its debt service obligations, CPE LLC may be required to refinance all or part of its debt, sell assets or reduce spending. CPE LLC may not be able to, at any given time, refinance its debt or sell assets on acceptable terms or at all.

If we and CPE LLC are unable to comply with the covenants or restrictions contained in CPE LLC's debt instruments, the lenders could declare all amounts outstanding under those instruments to be due and payable, which could materially and adversely affect our financial condition.

        Under our prior credit arrangements with Rio Tinto America, we were not subject to covenants or other restrictions on our ability to operate our business. However, the debt financing transactions will include covenants that, among other things, will restrict our and CPE LLC's ability to dispose of assets, incur additional indebtedness, pay dividends or make other restricted payments, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, and engage in certain transactions with affiliates (including with Rio Tinto or its affiliates). CPE LLC's debt instruments will also include change of control provisions that accelerate or may require the repurchase of CPE LLC's indebtedness in the event of certain change of control events. We also expect that the debt financing arrangements may require CPE LLC to comply with various financial covenants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources After this Offering." Because CPE LLC will be our only direct operating subsidiary, complying with these restrictions may prevent CPE LLC from taking actions that we believe would help us to grow our business. As a cyclical business it may be difficult to comply with these financial covenants. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources After this Offering" for additional information regarding our credit arrangements.

        The breach of any of the covenants or restrictions unless cured within the applicable grace period, would result in a default under the debt instruments that would permit the lenders to declare all amounts outstanding to be due and payable, together with accrued and unpaid interest. In such an event, CPE LLC may not have sufficient assets to repay such indebtedness. As a result, any default could have serious consequences to our financial condition. An event of default or an acceleration under one of CPE LLC's debt instruments could also cause a cross-default or cross-acceleration of another debt instrument or contractual obligation, which would adversely impact our liquidity.

Failure to obtain, maintain or renew our security arrangements, such as surety bonds or letters of credit, in a timely manner and on acceptable terms could affect our ability to secure reclamation and coal lease obligations, and materially and adversely affect our ability to mine or lease coal.

        Federal and state laws require us to secure the performance of certain long-term obligations, such as mine closure or reclamation costs and federal and state workers' compensation costs, including black lung. The amount of these security arrangements is substantial with total amounts in place at December 31, 2008 and September 30, 2009, respectively, of $524.3 million and $548.1 million. Certain business transactions, such as coal leases and other obligations, may also require bonding. We may have difficulty procuring or maintaining our surety bonds. Our bond issuers may demand higher fees, additional collateral, including putting up letters of credit, posting cash collateral or other terms less favorable to us upon those renewals. Because we are required by state and federal law to have these bonds in place before mining can commence or continue, our failure to maintain surety bonds, letters of credit or other guarantees or security arrangements would materially and adversely affect our ability to mine or lease coal. That failure could result from a variety of factors including lack of availability, our lack of affiliation with Rio Tinto, higher expense or unfavorable market terms, the exercise by third-party surety bond issuers of their right to refuse to renew the surety and restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of any credit arrangements then in place. Surety bond issuers may demand terms that are less favorable to us and there may be fewer companies willing to issue these bonds. In addition, because we will no longer be part of Rio Tinto, surety bond issuers will likely require significantly more collateral than prior to the offering while we were a part of Rio Tinto. Due to current economic conditions and the volatility of the financial markets, surety bond providers may be less willing to provide us with surety bonds or maintain existing surety bonds and we may have greater difficulty satisfying the liquidity requirements under our existing surety bond contracts. If we do not maintain sufficient borrowing capacity or have other resources to satisfy our surety and bonding requirements, our ability to mine or lease coal could be materially and adversely affected.

        While we were a part of Rio Tinto, portions of our surety bonds were secured by guarantees from Rio Tinto with no additional credit support. At December 31, 2008 and September 30, 2009, there were $297.4 million and $319.1 million, respectively, of Rio Tinto guaranteed surety bonds in place (including our obligations with respect to the Decker mine). We have also historically used letters of credit issued under Rio Tinto's pre-existing credit facilities to secure our obligations or, occasionally, serve as collateral for reclamation surety bonds. At December 31, 2008 and September 30, 2009, there were $226.9 million and $229.0 million, respectively, of letters of credit in place under Rio Tinto's credit facilities and other arrangements between RTEA and various counterparties (including our obligations with respect to the Decker mine). These letters of credit are typically renewable annually at various times throughout a given year.

        We and CPE LLC will agree to use our commercially reasonable efforts following the completion of this offering to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. We expect that we will be required to post collateral supporting approximately 45% of our reclamation obligations, which we expect to accomplish through cash collateral or letters of credit. We will need to have credit facilities or other resources to meet our surety and bonding requirements and we expect CPE LLC to use a portion of its $         million revolving credit facility from time to time to support the letter of credit arrangements securing our reclamation obligations or to provide collateral for our surety bonds. We also expect that CPE LLC will retain a portion of the net proceeds from its offering of $         million aggregate principal amount of senior notes as cash reserves for, among other things, securing our reclamation obligations. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Master Separation Agreement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources After this Offering."

If we are unable to acquire or develop additional coal reserves that are economically recoverable, our profitability and future success and growth may be materially and adversely affected.

        Our profitability depends substantially on our ability to mine, in a cost-effective manner, coal reserves that possess the quality characteristics our customers desire. Because our reserves decline as we mine our coal, our future success and growth depend upon our ability to acquire additional coal that is economically recoverable. If we fail to acquire or develop additional reserves, our existing reserves will eventually be depleted. As a result, to maintain our production capacity and competitive position, we will need to acquire significant additional coal through the federal competitive leasing process that can be mined on an economically recoverable basis. We also lease or purchase a smaller portion of our reserves from the states of Montana and Wyoming and from private third parties. See "—Because most of the coal in the vicinity of our mines is owned by the U.S. federal government, our future success and growth could be materially and adversely affected if we are unable to acquire additional reserves through the federal competitive leasing process" and "—We may be unable to acquire state leases for coal reserves, or to do so on a cost-effective basis, which could materially and adversely affect our business strategy and growth plans."

        Our ability to obtain additional coal reserves in the future could also be limited by the availability of cash we generate from our operations or available financing, restrictions under CPE LLC's debt instruments, competition from other coal companies for properties, the lack of suitable acquisition or LBA opportunities or the inability to acquire coal properties or LBAs on commercially reasonable terms. In addition, we may not be able to mine future reserves as profitably as we do at our current operations. Due to the recent global economic downturn, the prices we are currently receiving for new 2010 coal sales agreements are currently below the average price we are receiving for tons sold in 2009. The economic recoverability of our existing coal and our ability to acquire or develop additional economically recoverable reserves will be materially adversely impacted if prices for coal sold continue to decrease.

Because most of the coal in the vicinity of our mines is owned by the U.S. federal government, our future success and growth could be materially and adversely affected if we are unable to acquire additional reserves through the federal competitive leasing process.

        The U.S. federal government owns most of the coal in the vicinity of our mines. Accordingly, the LBA process is the most significant means of acquiring additional reserves. There is no requirement that the federal government lease coal subject to an LBA, lease its coal at all or give preference to any LBA applicant, and our bids may compete with other coal producers' bids in the PRB. In the current coal pricing environment, LBAs are becoming increasingly more competitive and expensive to obtain, and the review process to submit an LBA for bid continues to lengthen. We expect that this trend may continue. The increasing size of potential LBA tracts may make it easier for new mining operators to enter the market on economical terms and may, therefore, increase competition for LBAs. Increased opposition from non-governmental organizations and other third parties may also lengthen, delay, or complicate the LBA process. In order to win a lease in the LBA process and acquire additional coal, our bid for a coal tract must meet or exceed the fair market value of the coal based on the internal estimates of the Bureau of Land Management, or BLM, which they do not publish. We have maintained a history of timely payments related to our LBAs. If we are unable to maintain our "good payor" status, we would be required to seek bonding for any remaining payments. If we are required to purchase bonding for lease obligations this would significantly increase our costs and materially and adversely affect our profitability. See "Business—Reserve Acquisition Process" for a more detailed description of the LBA process.

        Earlier this year the U.S. House of Representatives approved a Department of Interior appropriations bill that included a provision to require an up-front payment of the entire bonus bid for coal leases awarded in 2010. Normally we pay bonus bids in five yearly installments, with the first installment being due when we submit the bid for the coal lease to the BLM. The appropriations bill ultimately passed Congress but without this bonus bid provision. If Congress determines in the future to similarly amend the bonus bid payment method, it could require us to make a single up-front bonus bid payment equal to 100% of the bonus bid for the LBAs for which we intend to bid, which would materially and adversely affect our cash position, future profitability and results of operations. See "Business—Reserve Acquisition Process."

        The LBA process also requires us to acquire rights to mine from surface owners overlying the coal, and these rights are becoming increasingly more difficult and costly to acquire. Certain federal regulations provide a specific class of surface owners, also known as qualified surface owners, or QSOs, with the ability to prohibit the BLM from leasing its coal. If a QSO owns the land overlying a coal tract, federal laws prohibit us from leasing the coal tract without first securing surface rights to the land, or purchasing the surface rights from the QSO, which would allow us to conduct our mining operations. This right of QSOs allows them to exercise significant influence over negotiations to acquire surface rights and can delay the LBA process or ultimately prevent the acquisition of an LBA. If we are unable to successfully negotiate access rights with QSOs at a price and on terms acceptable to us, we may be unable to acquire LBAs for coal on land owned by the QSO. If the prices to acquire land owned by QSOs increase, it could materially and adversely affect our profitability.

If we are unable to acquire surface rights to access our coal reserves, we may be unable to obtain a permit to mine coal we own and may be required to employ expensive techniques to mine around those sections of land we cannot access in order to access other sections of coal reserves, which could materially and adversely affect our business and our results of operations.

        After we acquire coal reserves through the LBA process or otherwise, we are required to obtain a permit to mine the reserves through the applicable state agencies prior to mining the acquired coal. In part, the permitting requirements provide that, under certain circumstances, we must obtain surface owner consent if the surface estate has been split from the mineral estate, which is commonly known as a "split estate." At certain of our mines where we have obtained the underlying coal and the surface is held by one or more owners, we are engaged in negotiations for surface access with multiple parties. If we are unable to successfully negotiate surface access with any or all of these surface owners, or do so on commercially reasonable terms, we may be denied a permit to mine some or all of our coal or may find that we cannot mine the coal at a profit. If we are denied a permit, this would create significant delays in our mining operations and materially and adversely impact our business and results of operations. Furthermore, if we determine to alter our plans to mine around the affected areas, we could incur significant additional costs to do so, which could increase our operating expenses considerably and could materially and adversely affect our results of operations.

We may be unable to acquire state leases for coal reserves, or to do so on a cost-effective basis, which could materially and adversely affect our business strategy and growth plans.

        We acquire a small percentage of our reserves through state leasing processes. Not including the Decker mine, we typically lease approximately 15% of our reserves from state leases, the majority of which involve our Spring Creek mine. Nearly all of the state leases in Wyoming have already been acquired by various mining operations in the PRB, including ours. If, as part of our growth strategy, we desire to expand our operations into areas requiring state leases, we may be required to negotiate with competing Wyoming mining operations to acquire these reserves. If we are unable to do so on a cost-effective basis, our business strategy could be adversely affected. We do not typically acquire state leases in Montana significantly in advance of mining operations due to the complexity of the leasing process in Montana.

Conflicts of interest with competing holders of mineral rights could materially and adversely affect our ability to mine coal or do so on a cost-effective basis.

        In addition to federal coal leases through the competitive leasing process, the federal government also leases rights to other minerals such as coalbed methane, natural gas and oil reserves in the western U.S., including in the PRB. Some of these minerals are located on, or are adjacent to, some of our coal reserves and LBA areas, potentially creating conflicting interests between us and the lessees of those interests. From time to time we acquire these minerals ourselves to prevent conflicting interests from arising. If, however, conflicting interests arise and we do not acquire the competing mineral rights, we may be required to negotiate our ability to mine with the holder of the competing mineral rights. If we are unable to reach an agreement with these holders, or do so on a cost-effective basis, we may incur increased costs and our ability to mine could be impaired which could materially and adversely affect our business and results of operations.

Our management team does not have experience managing our business as a stand-alone public company and if they are unable to manage our business as a stand-alone public company, our business may be harmed.

        We have historically operated as part of Rio Tinto. Following the completion of this offering, we will operate as a stand-alone public company. The majority of our management team does not have experience managing a business on a stand-alone basis or as a public company. If we are unable to manage and operate our company as a stand-alone public company, our business and results of operations will be adversely affected.

We have identified material weaknesses in our internal controls over financial reporting as a stand-alone public company that have contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008 interim consolidated financial statements. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods.

        During the preparation of our consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008, we identified material weaknesses in our internal controls over financial reporting as a stand-alone public company that contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008 interim consolidated financial statements. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods. Specifically, we have not been required to have, and as a result did not maintain, a sufficient complement of personnel with an appropriate level of accounting, taxation, and financial reporting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements on a stand-alone basis and the complexity of our operations and transactions. We also did not maintain an adequate system of processes and internal controls sufficient to support our financial reporting requirements and produce timely and accurate U.S. GAAP consolidated financial statements consistent with being a stand-alone public company.

        A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

        Our remediation actions may not be effective to correct material weaknesses. If we continue to experience material weaknesses, investors could lose confidence in our financial reporting, particularly if such weaknesses result in a restatement of our financial results, and our stock price could decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Controls."

Inaccuracies in our estimates of our coal reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.

        Our future performance depends on, among other things, the accuracy of our estimates of our proven and probable coal reserves. We base our estimates of reserves on engineering, economic and geological data assembled and analyzed by our internal engineers. In connection with this offering, these estimates were reviewed by John T. Boyd Company, mining and geological consultants, for the year ended December 31, 2008. Non-reserve coal deposit estimates related to our January 2009 LBA were estimated by the BLM and have not been independently reviewed or verified. The amount of non-reserve coal deposits on this LBA, and additional LBAs we may acquire, or contained in our non-reserve coal deposits may be less than the stated estimates. Coal acquired through the LBA process is not included as proven or probable coal reserves unless assessed by our staff of geologists and engineers to verify that such classification is appropriate. Our estimates of proven and probable coal reserves as to both quantity and quality are updated annually to reflect the production of coal from the reserves, updated geological models and mining recovery data, the tonnage contained in new lease areas acquired and estimated costs of production and sales prices. There are numerous factors and assumptions inherent in estimating the quantities and qualities of, and costs to mine, coal reserves, any one of which may vary considerably from actual results. These factors and assumptions include:

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  quality of the coal;

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  geological and mining conditions, which may not be fully identified by available exploration data and/or may differ from our experiences in areas where we currently mine;

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  the percentage of coal ultimately recoverable;

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  the assumed effects of regulation, including the issuance of required permits, and taxes, including severance and excise taxes and royalties, and other payments to governmental agencies;

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  assumptions concerning the timing for the development of the reserves; and

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  assumptions concerning equipment and productivity, future coal prices, operating costs, including for critical supplies such as fuel, tires and explosives, capital expenditures and development and reclamation costs.

        As a result, estimates of the quantities and qualities of economically recoverable coal attributable to any particular group of properties, classifications of reserves based on risk of recovery, estimated cost of production, and estimates of future net cash flows expected from these properties as prepared by different engineers, or by the same engineers at different times, may vary materially due to changes in the above factors and assumptions. Actual production recovered from identified reserve areas and properties, and revenues and expenditures associated with our mining operations, may vary materially from estimates. Any inaccuracy in our estimates related to our reserves could result in decreased profitability from lower than expected revenues and/or higher than expected costs.

If our highwalls or spoil-piles fail, our mining operations and ability to ship our coal could be impaired and our results of operations could be materially and adversely affected.

        Our operations could be adversely affected and we may be unable to produce coal if our highwalls fail due to conditions which may include geological abnormalities, poor ground conditions, water or blasting shocks, among others. In addition to making it difficult and more costly to recover coal, a highwall failure could also damage adjacent infrastructure such as roads, power lines, railways and gas pipelines. Further, in-pit spoil-pile failure due to conditions such as material type, water ingress, floor angle, floor roughness, spoil volume or otherwise, can impact coal removal, reduce coal recovery, increase our costs, or interrupt our production and shipments. Highwall and spoil-pile failures could materially and adversely affect our operations thereby reducing our profitability.

Major equipment and plant failures could reduce our ability to produce and ship coal and materially and adversely affect our results of operations.

        We depend on several major pieces of equipment and plant to produce and ship our coal, including draglines, shovels, coal crushing plants, critical conveyors, major transformers and coal silos. If any of these pieces of equipment or plant suffered major damage or were destroyed by fire, abnormal wear, flooding, incorrect operation, damage from highwall or spoil-pile failures, or otherwise, we may be unable to replace or repair them in a timely manner or at a reasonable cost which would impact our ability to produce and ship coal and materially and adversely affect our results of operations.

Significant increases in the royalty and production taxes we pay on the coal we produce could materially and adversely affect our results of operations.

        We pay federal, state and private royalties and federal, state and county production taxes on the coal we produce. A substantial portion of our royalties and production taxes are levied as a percentage of gross revenues with the remaining levied on a per ton basis. For example, we pay production royalties of 12.5% of gross proceeds to the federal government. We incurred royalties and production taxes which represented 29.5% and 28.8% of proceeds from the coal we produced for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. If the royalty and production tax rates were to significantly increase, our results of operations could be materially and adversely affected.

        In addition, the Wyoming state severance tax is significantly less than the state severance tax in Montana. Because a substantial portion of our operations are in Wyoming and therefore subject to the more favorable Wyoming severance tax rate, if Wyoming were to increase this tax or any other tax applicable solely to our Wyoming operations, we may be significantly impacted and our results of operations could be materially and adversely affected.

Increases in the cost of raw materials and other industrial supplies, or the inability to obtain a sufficient quantity of those supplies, could increase our operating expenses, disrupt or delay our production and materially and adversely affect profitability.

        We use considerable quantities of explosives, petroleum-based fuels, tires, steel and other raw materials, as well as spare parts and other consumables in the mining process. If the prices of steel, explosives, tires, petroleum products or other materials increase significantly or if the value of the U.S. dollar continues to decline relative to foreign currencies with respect to certain imported supplies or other products, our operating expenses will increase, which could materially and adversely impact our profitability. Additionally, a limited number of suppliers exist for certain supplies, such as explosives and tires as well as certain mining equipment, and any of our suppliers may divert their products to buyers in other mines or industries or divert their raw materials to produce other products that have a higher profit margin. Shortages in raw materials used in the manufacturing of supplies and mining equipment, which, in some cases, do not have ready substitutes, or the cancellation of our supply contracts under which we obtain these raw materials and other consumables, could limit our ability to obtain these supplies or equipment. As a stand-alone public company, we may experience more difficulty in acquiring supplies, particularly where there are shortages, than we otherwise would have experienced as part of Rio Tinto. As a consequence, we may not be able to acquire adequate replacements for these supplies or equipment on a cost-effective basis or at all, which could also materially increase our operating expenses or halt, disrupt or delay our production. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cost of Product Sold."

Significant increases in the price of diesel fuel could materially and adversely affect our earnings.

        Operating expenses at our mining locations are sensitive to changes in diesel fuel prices. Our weighted average price for diesel fuel was $3.31 per gallon for the year ended December 31, 2008. Since December 2008, our weighted average price for diesel fuel increased from $1.63 per gallon in December 2008 to $2.11 per gallon in September 2009. Diesel fuel expenses represented 9.8% of our cost of product sold for the year ended December 31, 2008, and 5.0% for the nine months ended September 30, 2009. We have not entered into any hedge or other arrangements to reduce the volatility in the price of diesel fuel for our operations, although we may do so in the future. In addition, the supply contract under which we purchase all of our diesel fuel expires at the end of 2009. As a result, if we are unable to extend the term of this agreement, or enter into a new supply contract on the same or similar terms or if the price of diesel fuel continues to increase, we will incur higher expenses for diesel fuel and, therefore, potentially materially lower earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cost of Product Sold."

As a stand-alone public company, we will need to enter into new supply contracts for the raw materials and other mining consumables used in our mining operations. If we are unable to do so, or to do so on a cost-effective basis, our operating expenses could materially increase and our ability to conduct our business could be materially and adversely affected.

        As part of Rio Tinto, we historically obtained explosives, petroleum-based fuels, tires, steel and other raw materials, as well as spare parts and other mining consumables used in the mining process through various Rio Tinto global and regional supply contracts. Upon completion of this offering, we will no longer be a party to these Rio Tinto supply contracts. Some of our supplies and equipment will be obtained under purchase orders or other arrangements entered into prior to termination. Additionally, we have begun entering into new supply contracts with our suppliers and expect to continue to enter into new supply contracts prior to the completion of this offering to replace the Rio Tinto supply contracts. Any new contracts may not be on the same or similar terms to those contracts with Rio Tinto. The prices for those supplies and equipment may be more expensive, because we will not be part of Rio Tinto or have access to their supply arrangements. If we are unable to enter into new supply contracts or if the new supply contracts contain materially different terms relative to Rio Tinto supply contracts, including with respect to costs, our operating expenses could materially increase and our mining operations could be materially and adversely affected.

The majority of our coal sales contracts are forward sales contracts at fixed prices. If the production costs underlying these contracts increase, our results of operations could be materially and adversely affected.

        The majority of our coal sales contracts are forward sales contracts under which customers agree to pay a specified price under their contracts for coal to be delivered in future years. The profitability of these contracts depends on our ability to adequately control the costs of the coal production underlying the contracts. These production costs are subject to variability due to a number of factors, including increases in the cost of labor, supplies or other raw materials, such as diesel fuel. As part of Rio Tinto, we did not enter into hedge or other arrangements to offset the cost variability underlying these forward sale contracts. In the future, we may enter into these types of arrangements but we may not be successful in hedging the volatility of our costs. To the extent our costs increase but pricing under these coal sales contracts remains fixed, we will be unable to pass increasing costs on to our customers. If we are unable to control our costs, our profitability under our forward sales contracts may be impaired and our results of operations could be materially and adversely affected.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel.

        Our ability to operate our business and implement our strategies depends, in part, on the continued contributions of our executive officers and other key employees. The loss of any of our key senior executives could have a material adverse effect on our business unless and until we find a qualified replacement. A limited number of persons exist with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, we believe that our future success will depend on our continued ability to attract and retain highly skilled personnel with coal industry experience. Competition for these persons in the coal industry is intense and we may not be able to successfully recruit, train or retain qualified managerial personnel. As a public company, our future success also will depend on our ability to hire and retain management with public company experience. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. Our failure to retain or attract key personnel could have a material adverse effect on our ability to effectively operate our business.

As a stand-alone U.S. public company, we will be required to comply with certain financial reporting and other requirements on a basis that is different than our reporting requirements as a subsidiary of Rio Tinto. If we are unable to comply with these requirements, our business could be materially and adversely affected.

        Prior to this offering, we operated as an indirect, wholly-owned subsidiary of Rio Tinto, which requires us to provide them financial information for inclusion in their consolidated financial reports. We provided this information in accordance with International Financial Reporting Standards, or IFRS, at a level of materiality commensurate with their consolidated financial statements and necessary to meet their regulatory financial reporting requirements. As a stand-alone public company, we will be required to comply with the record keeping, financial reporting, corporate governance and other rules and regulations of the SEC, including the requirements of the Sarbanes-Oxley Act, the Public Company Accounting Oversight Board, or PCAOB, and other regulatory bodies. These entities generally require that financial information be reported in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, which differs from IFRS. We will also be required to report at a level of materiality commensurate with our stand-alone consolidated financial statements and necessary to meet our regulatory financial reporting requirements, which is lower than that of Rio Tinto.

        As an indirect, wholly-owned subsidiary of Rio Tinto, we were not required to and did not have personnel with SEC, Sarbanes-Oxley Act, PCAOB and U.S. GAAP financial reporting expertise. In addition, we were not required to comply with the internal control design, documentation and testing requirements imposed by the Sarbanes-Oxley Act on a stand-alone basis, but rather only complied to the extent required as a part of Rio Tinto. In connection with this offering as a stand-alone public company, we will become directly subject to these requirements. If we fail to comply with these requirements, our business and stock price could be materially and adversely affected, including, among other things, through the loss of investor confidence, adverse publicity, investigations and sanctions imposed by regulatory authorities.

We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls. If we are unable to achieve and maintain effective internal controls, our operating results and financial condition could be harmed.

        We will be required to comply with Section 404 of the Sarbanes-Oxley Act beginning with the year ending December 31, 2010. Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on, and our independent registered public accounting firm to audit, the effectiveness of those controls. Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements in accordance with U.S. GAAP. While we have begun the lengthy process of evaluating our internal controls, we are in the early phases of our review and will not complete our review until well after this offering is completed. We cannot predict the outcome of our review at this time. During the course of the review, we may identify additional control deficiencies of varying degrees of severity, in addition to the material weaknesses discussed above.

        Management has taken steps to improve and continues to improve our internal control over financial reporting, including identification of the gaps in skills base and expertise of staff required in the finance group to operate as a public company. We will incur significant costs to remediate our material weaknesses and deficiencies and improve our internal controls. To comply with these requirements, we may need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and legal staff. If we are unable to upgrade our systems and procedures in a timely and effective fashion, we may not be able to comply with our financial reporting requirements and other rules that apply to public companies.

        As a public company, we will be required to report control deficiencies that constitute a material weakness in our internal control over financial reporting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Controls." We will also be required to obtain an audit report from our independent registered public accounting firm regarding the effectiveness of our internal controls over financial reporting. If we fail to implement the requirements of Section 404 in a timely manner, if we or our independent registered public accounting firm are unable to conclude that our internal control over financial reporting are effective or if we fail to comply with our financial reporting requirements, investors may lose confidence in the accuracy and completeness of our financial reports. In addition, we or members of our management could be the subject of adverse publicity, investigations and sanctions by regulatory authorities, including the SEC and the NYSE, and be subject to shareholder lawsuits. Any of the above consequences could cause our stock price to decline materially and could impose significant unanticipated costs on us.

We will incur higher costs as a result of being a stand-alone public company, which may be significant. If we fail to accurately predict or effectively manage these costs, our operating results could be materially and adversely affected.

        As a stand-alone public company, we will incur higher accounting, purchasing, treasury, legal, risk management, corporate governance and other support expenses than we did as a part of Rio Tinto, which may be significant. The SEC and the New York Stock Exchange have imposed substantial requirements on public companies, including requirements for corporate governance practices and for internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our accounting, legal and other costs and to make some activities more time-consuming. While additional personnel have been retained, we also will need to recruit additional accounting, legal and administrative staff with experience working for public companies. We may have to enter into short-term arrangements with third-party service providers for certain services, such as legal, external financial reporting, and other functions. These arrangements may not be available on favorable terms. In addition, these service providers may not provide these services at levels sufficient to comply with regulatory requirements. We also may not be able to successfully transition away from these third-party service providers. Moreover, the rules that will be applicable to us as a public company after this offering could make it more difficult and expensive for us to attract and retain qualified members of our board of directors and qualified executive officers. In addition, we expect to incur additional costs associated with obtaining new insurance arrangements, including increased premiums and deductible payments. If we fail to predict these costs accurately or to manage these costs effectively, our operating results could be adversely affected. See Note 1(k) in "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Post-offering Cost Structure."

Extensive environmental regulations, including existing and potential future regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

        The operations of our customers are subject to extensive environmental regulation particularly with respect to air emissions. For example, the federal Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. A series of more stringent requirements relating to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxide and other air pollutants is expected to be proposed or become effective in the near future. In addition, federal and state mandates and incentives designed to encourage energy efficiency and the use of alternative energy sources have been proposed and implemented in recent years. Concerted conservation efforts that result in reduced electricity consumption could cause coal prices and sales of our coal to materially decline.

        Considerable uncertainty is associated with these air emissions initiatives. New regulations are in the process of being developed, and many existing and potential regulatory initiatives are subject to review by federal or state agencies or the courts. Stringent air emissions limitations are either in place or are likely to be imposed in the short to medium term, and these limitations will likely require significant emissions control expenditures for many coal-fired power plants. As a result, these power plants may switch to other fuels that generate fewer of these emissions or may install more effective pollution control equipment that reduces the need for low-sulfur coal, possibly reducing future demand for coal and resulting in a reduced need to construct new coal-fired power plants. The EIA's expectations for the coal industry assume there will be a significant number of as-yet-unplanned coal-fired plants built in the future, which may not occur. Any switching of fuel sources away from coal, closure of existing coal-fired plants, or reduced construction of new plants could have a material adverse effect on demand for, and prices received for, our coal. Alternatively, less stringent air emissions limitations, particularly related to sulfur, to the extent enacted, could make low-sulfur coal less attractive, which could also have a material adverse effect on the demand for, and prices received for, our coal. See "Environmental and Other Regulatory Matters."

Extensive environmental laws and regulations impose significant costs on our mining operations, and future laws and regulations could materially increase those costs or limit our ability to produce and sell coal.

        The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to environmental matters such as:

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  limitations on land use;

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  mine permitting and licensing requirements;

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  reclamation and restoration of mining properties after mining is completed;

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  management of materials generated by mining operations;

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  the storage, treatment and disposal of wastes;

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  remediation of contaminated soil and groundwater;

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  air quality standards;

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  water pollution;

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  protection of human health, plant-life and wildlife, including endangered or threatened species;

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  protection of wetlands;

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  the discharge of materials into the environment;

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  the effects of mining on surface water and groundwater quality and availability; and

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  the management of electrical equipment containing polychlorinated biphenyls.

        The costs, liabilities and requirements associated with the laws and regulations related to these and other environmental matters may be significant and time-consuming and may delay commencement or continuation of exploration or production operations. We may not have complied and in the future may not comply with these applicable laws and regulations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may incur material costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. If we are pursued for sanctions, costs and liabilities in respect of these matters, our mining operations and, as a result, our profitability could be materially and adversely affected.

        New legislation or administrative regulations or new judicial interpretations or administrative enforcement of existing laws and regulations, including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us to change operations significantly or incur increased costs. Such changes could have a material adverse effect on our financial condition and results of operations. See "Environmental and Other Regulatory Matters."

Our operations may affect the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, any of which could result in material liabilities to us.

        Our operations currently use, and in the past have used, hazardous materials and generate, and in the past have generated, hazardous wastes. In addition, many of the locations that we own, lease or operate were used for coal mining and/or involved hazardous materials either before or after we were involved with these locations. We may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts, natural resource damages and other damages, as well as for the investigation and clean up of soil, surface water, groundwater, and other media. These claims may arise, for example, out of current or former conditions at sites that we own, lease or operate currently, as well as at sites that we or predecessor entities owned, leased or operated in the past, and at contaminated third-party sites at which we have disposed of waste. As a matter of law, and despite any contractual indemnity or allocation arrangements or acquisition agreements to the contrary, our liability for these claims may be joint and several, so that we may be held responsible for more than our share of any contamination, or even for the entire share.

        These and similar unforeseen impacts that our operations may have on the environment, as well as human exposure to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us.

Extensive governmental regulations pertaining to employee safety and health impose significant costs on our mining operations, which could materially and adversely affect our results of operations.

        Federal and state safety and health regulations in the coal mining industry are among the most comprehensive and pervasive systems for protection of employee safety and health affecting any segment of U.S. industry. Compliance with these requirements imposes significant costs on us and can result in reduced productivity. Moreover, the possibility exists that new health and safety legislation and/or regulations and orders may be adopted that may materially and adversely affect our mining operations.

        We must compensate employees for work-related injuries. If we do not make adequate provisions for our workers' compensation liabilities, it could harm our future operating results. In addition, the erosion through tort liability of the protections we are currently provided by workers' compensation laws could increase our liability for work-related injuries and materially and adversely affect our operating results. Under federal law, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and contribute to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry before January 1, 1970. The trust fund is funded by an excise tax on coal production. If this tax increases, or if we could no longer pass it on to the purchasers of our coal under our coal sales agreements, our operating costs could be increased and our results could be materially and adversely harmed. If new laws or regulations increase the number and award size of claims, it could materially and adversely harm our business. See "Environmental and Other Regulatory Matters—Mine Safety and Health."

Federal or state regulatory agencies have the authority to order certain of our mines to be temporarily or permanently closed under certain circumstances, which could materially and adversely affect our ability to meet our customers' demands.

        Federal or state regulatory agencies have the authority under certain circumstances following significant health and safety incidents, such as fatalities, to order a mine to be temporarily or permanently closed. If this occurred, we may be required to incur capital expenditures to re-open the mine. In the event that these agencies order the closing of our mines, our coal sales contracts generally permit us to issue force majeure notices which suspend our obligations to deliver coal under these contracts. However, our customers may challenge our issuances of force majeure notices. If these challenges are successful, we may have to purchase coal from third-party sources, if it is available, to fulfill these obligations, incur capital expenditures to re-open the mines and/or negotiate settlements with the customers, which may include price reductions, the reduction of commitments or the extension of time for delivery or terminate customers' contracts. Any of these actions could have a material adverse effect on our business and results of operations.

We may be unable to obtain, maintain or renew permits or leases necessary for our operations, which would materially reduce our production, cash flow and profitability.

        Mining companies must obtain a number of permits that impose strict regulations on various environmental and operational matters in connection with coal mining. These include permits issued by various federal, state and local agencies and regulatory bodies. The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by the regulators, all of which may make compliance more difficult or impractical, and may possibly preclude the continuance of ongoing operations or the development of future mining operations. The public, including non-governmental organizations, anti-mining groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements prepared in connection with applicable regulatory processes, and otherwise engage in the permitting process, including bringing citizens' lawsuits to challenge the issuance of permits, the validity of environmental impact statements or performance of mining activities. Recently environmental groups made extensive comments to an environmental impact statement prepared in connection with one of our federal mining lease applications. These groups argued that the statement failed to satisfactorily consider climate change risks. If this or any other permits or leases are not issued or renewed in a timely fashion or at all, or if permits or leases issued or renewed are conditioned in a manner that restricts our ability to efficiently and economically conduct our mining activities, we could suffer a material reduction in our production, and our cash flow or profitability could be materially and adversely affected.

Because we produce and sell coal with low-sulfur content, a reduction in the price of sulfur dioxide emission allowances or increased use of technologies to reduce sulfur dioxide emissions could materially and adversely affect the demand for our coal and our results of operations.

        Our customers' demand for our low-sulfur coal, and the prices that we can obtain for it, are affected by, among other things, the price of sulfur dioxide emissions allowances. The Clean Air Act places limits on the amounts of sulfur dioxide that can be emitted by an electric power plant in any given year. If a plant exceeds its allowable limits, it must purchase allowances, which are tradeable in the open market. Regulatory uncertainty following the action by the U.S. Court of Appeals for the District of Columbia Circuit to vacate the Clean Air Interstate Rule, or CAIR, in July 2008, and its subsequent temporary reinstatement, which established a cap-and-trade program for sulfur dioxide and nitrogen oxide emissions from power plants in certain states, caused a significant decrease in the price of sulfur dioxide allowances in 2008 and 2009 and delayed the installation of technology to reduce emissions at some power plants. Low prices of these emissions allowances could make our low-sulfur coal less attractive to our customers. In addition, more widespread installation by electric utilities of technology that reduces sulfur emissions, which could be accelerated by increases in the prices of sulfur dioxide emissions allowances, may make high sulfur coal more competitive with our low-sulfur coal. This competition could materially and adversely affect our business and results of operations.

Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.

        Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. The current economic volatility and tightening credit markets increase the risk that we may not be able to collect payments from our customers or be required to continue to deliver coal even if the customer's creditworthiness deteriorates. A continuation or worsening of current economic conditions or a prolonged global or U.S. recession could also impact the creditworthiness of our customers. If we determine that a customer is not creditworthy, we may not be required to deliver coal under the customer's coal sales contract. If we are able to withhold shipments, we may decide to sell the customer's coal on the spot market, which may be at prices lower than the contracted price, or we may be unable to sell the coal at all. Furthermore, the bankruptcy of any of our customers could materially and adversely affect our financial position. In addition, our customer base may change with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear for customer payment default. These new power plant owners may have credit ratings that are below investment grade, or may become below investment grade after we enter into contracts with them. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk of payment default.

Our ability to mine and ship coal is affected by adverse weather conditions, which could have an adverse effect on our revenues.

        Adverse weather conditions can impact our ability to mine and ship our coal and our customers' ability to take delivery of our coal. Lower than expected shipments by us during any period could have an adverse effect on our revenues and profitability. For example, in 2005, our volume of coal shipments was impacted by severe heavy rain, which reduced the capacity of the railroads by which our customers contract to transport coal from our mines. In addition, severe weather, including droughts and dust, may affect our ability to conduct our mining operations.

The availability and reliability of transportation and increases in transportation costs, particularly for rail systems, could materially and adversely affect the demand for our coal or impair our ability to supply coal to our customers.

        Transportation costs, particularly rail transportation costs, represent a significant portion of the total cost of coal for our customers, and the cost of transportation is a key factor in a customer's purchasing decision. Increases in transportation costs or the lack of sufficient rail capacity or availability could make coal a less competitive source of energy or could make the coal produced by us less competitive than coal produced from other regions, either of which could lead to reduced coal sales and/or reduced prices we receive for the coal.

        Our ability to sell coal to our customers depends primarily upon third-party rail systems. If our customers are unable to obtain rail or other transportation services, or to do so on a cost-effective basis, our business and growth strategy could be adversely affected. Alternative transportation and delivery systems are generally inadequate and not suitable to handle the quantity of our shipments or to ensure timely delivery to our customers. In particular, much of the PRB is served by two rail carriers, and the Northern PRB is only serviced by one rail carrier. The loss of access to rail capacity in the PRB could create temporary disruption until this access was restored, significantly impairing our ability to supply coal and resulting in materially decreased revenues. Our ability to open new mines or expand existing mines may also be affected by the availability and cost of rail or other transportation systems available for servicing these mines.

        We are a party to certain transportation contracts. During the past twelve months we have entered into an increasing number of export deals whereby we enter into transportation agreements pursuant to which we arrange for rail transport and port charges. However, typically our coal customers contract for, and pay directly for transportation of coal from the mine or port to the point of use. Disruption of these transportation services because of weather-related problems, mechanical difficulties, train derailment, bridge or structural concerns, infrastructure damage, whether caused by ground instability, accidents or otherwise, strikes, lock-outs, lack of fuel or maintenance items, fuel costs, transportation delays, accidents, terrorism or domestic catastrophe or other events could temporarily or over the long term impair our ability to supply coal to our customers and our customers' ability to take our coal and, therefore, could materially and adversely affect our business and results of operations.

Due to the long-term nature of our coal sales agreements, the prices we receive for our coal at any given time may not reflect the then-existing current market prices for coal.

        We have historically sold most of our coal under long-term coal sales agreements, which we generally define as contracts with a term of one to five years. The remaining amount not subject to long-term coal sales agreements is sold as spot sales in term allotments of less than twelve months. For the year ended December 31, 2008 and the nine months ended September 30, 2009, approximately 94.6% and 98.6%, respectively, of our revenues was derived from coal sales that were made under long-term coal sales agreements. The prices for coal sold under these agreements are typically fixed for an agreed amount of time. Pricing in some of these contracts is subject to certain adjustments in later years or under certain circumstances, and may be below the current market price for similar type coal at any given time, depending on the timeframe of the contract. As a consequence of the substantial volume of our forward sales, we have less coal available to sell under short-term contracts with which to immediately capitalize on higher coal prices, if and when they arise. Spot market prices have recently fallen below the prices established in many of our long-term coal sales agreements and we are currently realizing prices for our coal that are higher than the prices we would receive from sales in the spot market. However, to the extent spot market prices increase and become higher than the prices established in our long-term coal sales agreements, our ability to realize those higher prices may be restricted when customers elect to purchase additional volumes allowable under some contracts at contract prices that are lower than current spot prices.

Changes in purchasing patterns in the coal industry may make it difficult for us to enter into new contracts with customers, or do so on favorable terms, which could materially and adversely affect our business and results of operations.

        Although we currently sell the majority of our coal under long-term coal sales agreements, as electric utilities customers continue to adjust to increased price volatility, increased fungibility of coal products, frequently changing regulations and the increasing deregulation of their industry, they are becoming less willing to enter into long-term coal sales contracts. In addition, in recent months the prices for coal in the spot market have decreased and are currently lower than the prices previously set under many of our existing long-term coal sales agreements. As our current contracts with customers expire or are otherwise renegotiated, our customers may be less willing to extend or enter into new long-term coal sales agreements under their existing or similar pricing terms or our customers may decide to purchase fewer tons of coal than in the past. We have one significant broker sales contract which contributed $135.1 million and $103.1 million of revenues for the year ended December 31, 2008 and the nine months ended September 30, 2009, and income before tax of $38.4 million and $30.5 million for the same periods, respectively, after other related costs including amortization charges for the related contract rights of $33.3 million and $24.8 million, respectively. Final deliveries are expected to be made under this contract in the first quarter of 2010 at which time we expect the contract to expire. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Revenues."

        These trends in purchasing patterns in the coal industry could continue in the future and, to the extent our customers shift away from long-term supply contracts, it will be more difficult to predict our future sales. As a result, we may not have a market for our future production at acceptable prices. The prices we receive in the spot market may be less than the contractual price an electric utility is willing to pay for a committed supply. Furthermore, spot market prices tend to be more volatile than contractual prices, which could result in decreased revenues.

If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, our costs could be significantly greater than anticipated.

        All of our mines are surface mining operations. The Surface Mining Control and Reclamation Act of 1977, or SMCRA, and counterpart state laws and regulations establish operational, reclamation and closure standards for all aspects of surface mining. We estimate our total reclamation and mine-closing liabilities based on permit requirements, engineering studies and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed periodically by our management and engineers. At the Decker mine, the reclamation liability is estimated by the third party operator. The estimated liability can change significantly if actual costs vary from our original assumptions or if governmental regulations change significantly. Statement of Financial Accounting Standards, or SFAS, No. 143, Accounting for Asset Retirement Obligations ("FAS 143"), requires that asset retirement obligations be recorded as a liability based on fair value, which reflects the present value of the estimated future cash flows. In estimating future cash flows, we consider the estimated current cost of reclamation and apply inflation rates and a third-party profit, as necessary. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on behalf of us. The resulting estimated reclamation and mine closure obligations could change significantly if actual amounts change significantly from our assumptions, which could have a material adverse effect on our results of operation, and financial condition. See "Management's

Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources After this Offering—Off-Balance Sheet Arrangements" for a description of our estimated costs of these liabilities.

If the third-party sources we use to supply coal are unable to fulfill the delivery terms of their contracts, our results of operations could be materially and adversely affected.

        To fulfill deliveries under our coal sales agreements, we may from time to time purchase coal through third-party sources. For the year ended December 31, 2008 and the nine months ended September 30, 2009, we purchased 8.1 million tons and 7.2 million tons, respectively, from third-party sources for delivery during those periods. We also from time to time use third-party sources to sell our coal. Our profitability and exposure to loss on these transactions or relationships is dependent upon the reliability, including the financial viability, of the third-party coal producer, and on the price of the coal supplied by the third-party or sold by us. Operational difficulties, changes in demand and other factors could affect the availability, pricing and quality of coal purchased by us. Disruptions in the quantities or qualities of coal purchased by us could affect our ability to fill our customer orders or require us to purchase coal, including at higher prices, from other sources in order to satisfy those orders. If we are unable to fill a customer order or if we are required to purchase coal from other sources in order to satisfy a customer order, we could lose existing customers, and our results of operations could be adversely affected.

Certain provisions in our coal sales contracts may provide limited protection during adverse economic conditions or may result in economic penalties upon a failure to meet contractual requirements, any of which may cause our revenues and profits to suffer.

        Most of our sales contracts contain provisions that allow for the base price of our coal in these contracts to be adjusted due to new statutes, ordinances or regulations that affect our costs related to performance. Because these provisions only apply to the base price of coal these terms may provide only limited protection due to changes in regulations. A few of our sales contracts also contain provisions that allow for the purchase price to be renegotiated at periodic intervals. Index-based pricing, "price re-opener" and other similar provisions in sales contracts may reduce the protection available under long-term contracts from short-term coal price volatility. Price re-opener and index provisions, which can permit renegotiation by either party, including at pre-determined times, or based on a fixed formula, are present in contracts covering approximately 44% of our future tonnage commitments. Price re-opener provisions may automatically set a new price based on the prevailing market price or, in some instances, require the parties to negotiate a new price, sometimes between a specified range of prices. In some circumstances, a significant adjustment in base price or the failure of the parties to agree on a price under a price re-opener provision can lead to termination of the contract. Any adjustment or renegotiations leading to a significantly lower contract price could result in decreased revenues.

        Quality and volumes for the coal are stipulated in coal sales agreements. In most cases, the annual pricing and volume obligations are fixed although in some cases the volume specified may vary depending on the quality of the coal. In a relatively small number of contracts customers are allowed to vary the amount of coal taken under the contract. Most of our coal sales agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat content, sulfur, ash and ash fusion temperature. Failure to meet these specifications can result in economic penalties, including price adjustments, suspension, rejection or cancellation of deliveries or termination of the contracts. Many of our contracts contain clauses which require us and our customers to maintain a certain level of creditworthiness or provide appropriate credit enhancement upon request. The failure to do so can result in a suspension of shipments under the contract. A number of our contracts also contain clauses which, in some cases, may allow customers to terminate the contract in the event of certain changes in environmental laws and regulations.

Upon the occurrence of a force majeure, we or our customers may be permitted to temporarily suspend performance under our coal sales contracts which could cause our revenues and profits to suffer.

        Our coal sales agreements typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party, including events such as strikes, adverse mining conditions, mine closures, serious transportation problems that affect us or the buyer or unanticipated plant outages that may affect the buyer. Some contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer. In the first nine months of 2009, some of our customers have sought to reduce the amount of tons delivered to them under our coal sales agreements through contractual remedies such as force majeure provisions. Agreements between our customers and the railroads servicing our mines may also contain force majeure provisions. Generally, our coal sales agreements allow our customer to suspend performance in the event that the railroad fails to provide its services due to circumstances that would constitute a force majeure. In the event that we are required to suspend performance under any of our coal sales contracts, or we are required to purchase additional tonnage during the period in which performance under the contract is suspended, our revenues and profits could be materially and adversely affected.

Acquisitions that we may undertake in the future involve a number of risks, any of which could cause us not to realize the anticipated benefits.

        We have focused on strategic acquisitions and subsequent expansions of large, low-cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the acquisition of companies, mines and reserves. We intend to pursue acquisition opportunities in the future. If we are unable to successfully integrate the businesses or properties we acquire, or reserves that we lease or otherwise acquire, our business, financial condition or results of operations could be negatively affected. Acquisition transactions involve various risks, including:

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  uncertainties in assessing the strengths and potential profitability, and the related weaknesses, risks, contingent and other liabilities, of acquisition candidates;

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  changes in business, industry, market, or general economic conditions that affect the assumptions underlying our rationale for pursuing the acquisition;

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  the inability to achieve identified operating and financial synergies anticipated to result from an acquisition;

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  the potential loss of key customers, management or employees of an acquired business;

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  the nature and composition of the workforce, including the acquisition of a unionized workforce;

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  diversion of our management's attention from other business concerns;

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  regulatory challenges for completing and operating the acquired business, including opposition from environmental groups or regulatory agencies;

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  environmental or geological problems in the acquired properties, including factors that make the coal unsuitable for intended customers due to ash, heat value, moisture or contaminants;

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  inability to acquire sufficient surface rights to enable extraction of the coal resources; and

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  outstanding permit violations associated with acquired assets.

        Any one or more of these factors could cause us not to realize the benefits we might anticipate from an acquisition. Moreover, any acquisition opportunities we pursue could materially increase our liquidity and capital resource needs and may require us to incur indebtedness, seek equity capital or both. In addition, future acquisitions could result in our assuming significant long-term liabilities relative to the value of the acquisitions.

We do not currently operate the Decker mine, in which we hold a 50% interest, and our results of operations could be adversely affected if the third-party mine operator fails to effectively operate the mine. In addition, our future credit arrangements may limit our ability to contribute cash to the Decker mine.

        Through our indirect, wholly-owned subsidiary, we hold a 50% interest in the Decker mine in Montana through a joint venture agreement with an indirect, wholly-owned subsidiary of Level 3. The Decker mine is operated by a third-party mine operator. While we participate in the management committee of the Decker mine under the terms of the joint venture agreement, we do not control and our employees do not participate in the day-to-day operations of the Decker mine. If the third-party mine operator fails to operate the Decker mine effectively, our results of operations could be adversely affected.

        While capital contributions to the Decker joint venture have historically been made at the discretion of the management committee, under the terms of the joint venture agreement we may be required to contribute our proportional share of funds to carry on the business of the joint venture or to cover liabilities. In the event that either joint venture partner does not contribute its share of operating expenses, including reclamation expenses when due, or other liabilities, the other partner is not required to assume their obligation. However, we may have joint and several liability as a matter of law for these expenses and other liabilities, including for operational liabilities. Accordingly, our financial obligations with respect to the Decker mine may be impacted by the creditworthiness of our joint venture partner. In addition, if we do not provide our proportional share or our joint venture partner does not provide its proportional share, our interest in the Decker mine will be adjusted proportionally. CPE LLC's future credit arrangements may include provisions limiting our and CPE LLC's ability to make contributions to the Decker joint venture.

A shortage of skilled labor in the mining industry could reduce labor productivity and increase costs, which could materially and adversely affect our business and results of operations.

        Efficient coal mining using modern techniques and equipment requires skilled laborers in multiple disciplines such as electricians, equipment operators, mechanics, engineers and welders, among others. We have from time to time encountered shortages for these types of skilled labor. If we experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially and adversely affected. In the future we may utilize a greater number of external contractors for portions of our operations. The costs of these contractors has historically been higher than that of our employed laborers. If coal prices decrease in the future and/or our labor and contractor prices increase, or if we experience materially increased health and benefit costs with respect to our employees, our results of operations could be materially and adversely affected.

Our work force could become unionized in the future, which could adversely affect the stability of our production and materially reduce our profitability.

        All of our mines, other than the Decker mine, which we do not operate, are operated by non-union employees. Our employees have the right at any time under the National Labor Relations Act to form or affiliate with a union, and in the past unions have conducted limited organizing activities in this regard. If our employees choose to form or affiliate with a union and the terms of a union collective bargaining agreement are significantly different from our current compensation and job assignment arrangements with our employees, these arrangements could adversely affect the stability of our production and materially reduce our profitability. In addition, even if our operations remain non-union, our business may still be adversely affected by work stoppages at unionized companies or unionized transportation and service providers.

        We hold a 50% interest in the Decker mine, which is a union-based operation. These union-represented employees could strike, which could adversely affect production at the Decker mine, increase Decker's costs and disrupt shipments of coal from the Decker mine to its customers, all of which could materially and adversely affect Decker's profitability and the value of our investment in Decker.

Provisions in our federal and state lease agreements, or defects in title or the loss of a leasehold interest in certain property or reserves or related surface rights, could limit our ability to mine our coal reserves.

        We conduct a significant part of our coal mining operations on federal coal that is leased through the LBA process. We also conduct a portion of our operations on coal that is leased from the states of Montana or Wyoming, as applicable. Under these federal and state leases, if the leased coal reserves are not diligently developed during the initial 10 years of the leases or if certain other terms of the leases are not complied with, including the requirement to produce a minimum quantity of coal or pay a minimum advance production royalty, if applicable, the BLM or the applicable state regulatory agency can terminate the lease prior to the expiration of its term. If any of our leases are terminated, we would be unable to mine the affected coal and our business and results of operations could be materially adversely affected.

        We also lease from private third parties or own outright a smaller portion of our reserves. A title defect or the loss of any of these private leases or the surface rights related to any of our reserves, including reserves acquired through the LBA process, could adversely affect our ability to mine the associated coal reserves. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to properties leased from private third parties is not usually fully verified until we make a commitment to develop a property, which may not occur until we have obtained the necessary permits and completed exploration of the property. In addition, these leasehold interests may be subject to superior property rights of other third parties. Title or other defects in surface rights held by us or other third parties could impair our ability to mine the associated coal reserves or cause us to incur unanticipated costs.

Terrorist attacks and threats, escalation of military activity in response to these attacks or acts of war may materially and adversely affect our business and results of operations.

        Terrorist attacks and threats, escalation of military activity or acts of war may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Future terrorist attacks, rumors or threats of war, actual conflicts involving the U.S. or its allies, or military or trade disruptions affecting our customers may significantly affect our operations and those of our customers. Strategic targets such as energy-related assets and transportation assets may be at greater risk of future terrorist attacks than other targets in the U.S. Disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business and results of operations, including from delays or losses in transportation, decreased sales of our coal or extended collections from customers that are unable to timely pay us in accordance with the terms of their supply agreement.

Risks Related to Our Relationship with Rio Tinto Following this Offering

We will be required to pay RTEA for most of the benefits we may claim as a result of the tax basis step-up we receive in connection with this offering and related transactions. In certain cases payments to RTEA may be accelerated or exceed our actual cash tax savings.

        We will enter into a tax receivable agreement, or the Tax Receivable Agreement, with RTEA that will generally require us to pay to RTEA approximately 85% of the amount of cash tax savings, if any, that we will realize as a result of the increases in tax basis that we expect to obtain in connection with this offering and related transactions, subsequent acquisitions of RTEA's units in CPE LLC by us or CPE LLC, as well as payments made by us under the Tax Receivable Agreement. Due to the size of the increases in tax basis in our share of CPE LLC's tangible and intangible assets, as well as the increase in our basis in the equity of CPE LLC's subsidiaries and assets held by those subsidiaries, we expect to make substantial payments to RTEA under the Tax Receivable Agreement. Based on our operating plan which takes into account only our existing LBAs, the future payments under the Tax Receivable Agreement with respect to the controlling interest in CPE LLC we will acquire in the initial offering and related transactions are estimated to be approximately $         million in the aggregate and will be payable over the next 18 years (assuming an initial public offering price of $            , the midpoint of the range set forth on the cover page of this prospectus). This estimate is based on assumptions related to our business that could change and the actual payment could differ materially from this estimate. Payments would be significantly greater if we generate income significantly in excess of the amounts used in our operating plan, for example, because we acquire additional LBAs beyond our existing LBAs and, as a result we realize the full tax benefit of such increased tax basis (or an increased portion thereof). When we or CPE LLC acquire RTEA's remaining units in CPE LLC (or a significant portion thereof), we would likely receive further step-up in our tax basis based on the value we or CPE LLC pay for RTEA's units at such time and, accordingly, our obligations under the Tax Receivable Agreement to pay RTEA 85% of any benefits we receive as a result of such further step-up would significantly increase. Our obligation may also increase if there are changes in law, including the increase of current corporate income tax rates. The payment obligations under the Tax Receivable Agreement will not be conditioned upon RTEA's or its affiliate's continued ownership of an interest in CPE LLC or our available cash resources.

        Distributions from CPE LLC to enable us to fulfill our obligations under the Tax Receivable Agreement must be made pro-rata to all holders of units of CPE LLC. As managing member, we intend to cause CPE LLC to distribute cash to us to enable us to fulfill all of our obligations under the Tax Receivable Agreement. These distributions will be made on a per-unit basis, meaning corresponding distributions will be made to all holders of units in CPE LLC, including RTEA, in proportion to their percentage interests on the date of the distribution. These distributions will affect CPE LLC's available cash, which may impact CPE LLC's ability to fund capital expenditures or may result in CPE LLC needing to draw down on its existing credit facility or incur debt to finance these distributions to the extent that its cash resources are insufficient to make such distributions as a result of timing discrepancies or otherwise.

        Certain changes in control require us to make payments to RTEA which could exceed our actual cash savings and could require us to provide credit support. If we undergo a change in control other than a change in control caused by RTEA and within 180 days of such change in control RTEA no longer holds any units in CPE LLC, and we do not otherwise elect to terminate the Tax Receivable Agreement as discussed below, payments to RTEA under the Tax Receivable Agreement will continue on a yearly basis but will be based upon a previously agreed to set of assumptions and predictions. In this case, our assumed cash tax savings, and consequently our payments due under the Tax Receivable Agreement, could exceed our actual cash tax savings each year by material amounts. If we undergo such a change in control and our credit rating is impaired, we will be required to provide credit support to Rio Tinto. The change of control provisions may deter a potential sale of the Company to a third party, and may otherwise make it less likely a third party would enter into a change of control transaction with us.

        Certain asset transfers outside the ordinary course of our business may require us to make additional or accelerated payments under the Tax Receivable Agreement. In addition to our obligations to make payments to RTEA with respect to our actual cash tax savings, if CPE LLC sells any asset with a gross value greater than $10 million outside the ordinary course of its business in a wholly or partially taxable transaction, we will be required to make yearly payments to RTEA equal to RTEA's deemed cost of financing its accelerated tax liabilities with respect to such sale and after such assets sales we will be required to make certain adjustments to the calculation of our actual cash tax savings for taxable years following sales or redemptions of RTEA's units in CPE LLC See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Tax Receivable Agreement." These adjustments could result in an acceleration of our obligations under the Tax Receivable Agreement. In addition, the financing arrangements contain limitations on CPE LLC's ability to make distributions, which could affect our ability to meet these payment obligations. The foregoing may limit our ability to engage in certain taxable asset sales or dispositions outside the ordinary course of our business. We could also seek to obtain RTEA's consent to waive such payment or acceleration, which they would not be obligated to provide.

        Default under the Tax Receivable Agreement will permit RTEA to accelerate our obligations and could cause a cross-default with our and CPE LLC's other obligations. If we default on our obligations under the Tax Receivable Agreement (including by reason of insufficient cash distributions from CPE LLC), such default will permit RTEA to enforce its rights under the Tax Receivable Agreement, including by acceleration of our obligations thereunder. Default under the Tax Receivable Agreement could also cause us, or CPE LLC, to be in default under other obligations, including under the debt financing transactions.

        Our ability to achieve benefits from any tax basis increase, and the payments expected to be made under the Tax Receivable Agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income. The U.S. Internal Revenue Service could challenge one or more of our tax positions under the Tax Receivable Agreement and a court could sustain such a challenge. Such a challenge could result in a decrease in our tax benefits as well as our obligations under the Tax Receivable Agreement. We must obtain RTEA's consent prior to settlement of any such challenge if it may affect RTEA's rights and obligations under the Tax Receivable Agreement.

Our results as a separate stand-alone public company could be significantly different from those portrayed in our historical financial results.

        The historical financial information included in this prospectus has been derived from the consolidated financial statements of Rio Tinto and does not necessarily reflect what our financial position, results of operations, cash flows, costs or expenses would have been had we been a separate, stand-alone public company during the periods presented. Rio Tinto did not account for us, and we were not operated, as a separate, stand-alone public company for the historical periods presented. The historical costs and expenses reflected in our consolidated financial statements also include allocations of certain general and administrative costs and Rio Tinto's headquarters costs. These expenses are estimates and were based on what we and Rio Tinto considered to be reasonable allocations of the historical costs incurred by Rio Tinto to provide these services required in support of our business. These allocations will not continue when we are a stand-alone public company.

        As a separate stand-alone public company, our cost structure will be different and will include both additional recurring costs and nonrecurring costs that we will incur during our transition to being a stand-alone public company. Accordingly, our historical consolidated financial information may not be reflective of our financial position, results of operations or cash flows or costs had we been a separate, stand-alone public company during the periods presented, and the historical financial information may not be a reliable indicator of what our financial position, results of operations or cash flows will be in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Post-offering Cost Structure."

The pro forma condensed consolidated financial information in this prospectus is based on estimates and assumptions that may prove to be materially different from our actual experience as a separate, stand-alone public company.

        In preparing the pro forma condensed consolidated financial information included elsewhere in this prospectus, we have made certain adjustments to the historical consolidated financial information based upon currently available information and upon estimates and assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the structuring transactions described in "Structuring Transactions and Related Agreements," the debt financing transactions and this offering. However, these estimates are predicated on assumptions, judgments and other information which are inherently uncertain.

        These estimates and assumptions used in the preparation of the pro forma condensed consolidated financial information in this prospectus may be materially different from our actual experience as a separate, independent company. The pro forma condensed consolidated financial information included elsewhere in this prospectus does not purport to represent what our results of operations would actually have been had we operated as a separate, independent company during the periods presented, nor do the pro forma data give effect to any events other than those discussed in the unaudited pro forma condensed consolidated financial information and related notes. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

We will rely on an affiliate of RTEA to provide CPE LLC with certain key services for our business pursuant to the terms of a transition services agreement for a limited transition period. If this RTEA affiliate fails to perform its obligations under the agreement or if we do not find equivalent replacement services, we may be unable to provide these services or implement substitute arrangements on a timely and cost-effective basis on terms favorable to us.

        As part of Rio Tinto certain key services are currently provided by various members of Rio Tinto, including services related to treasury, accounting, procurement, legal services, information technology, employee benefit and welfare plans. Prior to the completion of this offering, we and CPE LLC will enter into a Transition Services Agreement, whereby an affiliate of RTEA will provide CPE LLC with certain of these key services for a transition period generally of nine months (with a one time extension) with the exception of certain benefit administration services which will continue through December 31, 2009. In some cases, such services will be provided on a more limited basis than we have received previously. We believe it is necessary for the RTEA affiliate to provide these services to CPE LLC to facilitate the efficient operation of our business as we transition to becoming a public company. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Transition Services Agreement." Once the transition period specified in the Transition Services Agreement has expired, or if the RTEA affiliate fails to perform its obligations under the Transition Services Agreement, CPE LLC will be required to provide these services ourselves or to obtain substitute arrangements with third parties. After the transition period, CPE LLC may be unable to provide these services internally because of financial or other constraints or be unable to implement substitute arrangements on a timely and cost-effective basis on terms that are favorable to CPE LLC, or at all.

Rio Tinto may benefit from corporate opportunities that might otherwise be available to us.

        Rio Tinto will continue to hold certain coal assets in the U.S. and abroad following the completion of this offering. The Colowyo mine in Colorado was not contributed to CPE LLC and will not be owned by us and will continue to operate in the coal business. Rio Tinto may expand, through development of its remaining coal business, acquisitions or otherwise, its operations that directly or indirectly compete with us or CPE LLC. For one year following the completion of this offering, RTEA and its affiliates will not pursue any competitive activity or acquisition in the coal industry within the PRB (other than activities related to the Jacobs Ranch mine in connection with the Jacobs Ranch Sale). Rio Tinto and its affiliates will not be prohibited from pursuing any competitive activity or acquisition outside of the PRB, whether during or after this one-year period, including selling coal or other goods produced outside of the PRB to customers located in the PRB or who are otherwise our customers. Following the completion of this offering, if a corporate opportunity is offered to Rio Tinto or its affiliates or one or more of Rio Tinto's or its affiliates' executive officers or directors that relates to any competitive activity or acquisition in the coal industry:

  •
  within the PRB after the one-year period referred to above; or

  •
  outside of the PRB,

no such person shall be liable to us or any of our shareholders or CPE LLC or any of its members for breach of any fiduciary or other duty by reason of the fact that the person, including Rio Tinto and its affiliates, pursues or acquires the business opportunity, directs the business opportunity to another person or fails to present the business opportunity, or information regarding the business opportunity, to us or CPE LLC, unless, in the case of any person who is a director or executive officer of us or CPE LLC, the business opportunity is expressly offered to the director or executive officer in his or her capacity as an executive officer or director of us or CPE LLC.

        In addition, Rio Tinto may have other business interests and may engage in any other businesses not specifically prohibited which could compete with us, and these potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Rio Tinto to itself or other members of the Rio Tinto group. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Master Separation Agreement—Corporate Opportunities" and "Description of Capital Stock—Corporate Opportunities."

Our directors and executive officers have potential conflicts of interest with us and your interests as shareholders.

        Following this offering, Preston Chiaro, one of our directors, will also be an executive officer of Rio Tinto or its affiliates. Mr. Chiaro owes fiduciary duties to our shareholders, which may conflict with his role as an executive officer of Rio Tinto or its affiliates. As a result, in connection with any transaction or other relationship involving both companies, Mr. Chiaro may, but is not required to, recuse himself and would therefore not participate in any board action relating to these transactions or relationships.

        Both Colin Marshall, our chief executive officer and a director, and Mr. Chiaro own shares of Rio Tinto or options to purchase Rio Tinto common stock. Mr. Barrett, Mr. Orchard, Mr. Rivenes and Mr. Taylor, our other executive officers, also own shares of Rio Tinto or options to purchase Rio Tinto common stock. These ownership interests may be of greater value than their ownership of our common stock. Ownership of Rio Tinto shares by our directors and executive officers could create, or appear to create, potential conflicts of interest when directors and executive officers are faced with decisions that could have different implications for Rio Tinto or its affiliates than they do us.

        In connection with the approval of certain matters related to this offering and certain of the Transaction Documents, all of our directors, including Keith Bailey, William T. Fox III and Chris Tong, who will qualify as "independent directors" under the applicable rules of the New York Stock Exchange, were acting as directors of a company wholly-owned by Rio Tinto owing a fiduciary duty solely to Rio Tinto and not to investors who will be our shareholders after this offering.

Our agreements with Rio Tinto and its affiliates related to this offering are likely less favorable to us than similar agreements negotiated between unaffiliated third parties.

        We and CPE LLC will enter into various agreements with Rio Tinto and its affiliates in connection with this offering and the structuring transactions which address, among other things, the allocation of assets and liabilities between Rio Tinto and us, responsibility for the disclosures made in this prospectus and in the offering memorandum used in the senior notes offering, our obligation to provide Rio Tinto financial information needed for its public filings, certain ongoing commercial relationships and our responsibility as the Manager of CPE LLC to Rio Tinto as a non-managing member. CPE LLC has agreed to indemnify Rio Tinto for any losses experienced pursuant to these agreements, in certain instances on a dollar-for-dollar basis and in certain other instances by providing additional indemnification calculated on a dollar-for-dollar basis plus a fraction of a dollar equal to the ownership interest of Rio Tinto and its affiliates in CPE LLC at the time the indemnity is payable to Rio Tinto. See "Structuring Transactions and Related Agreements—Structure-Related Agreements" for a description of these indemnification obligations, as well as the other terms and obligations of our agreements with Rio Tinto and its affiliates. Because these agreements will be entered into while we are part of Rio Tinto, some of the terms of these agreements are likely less favorable to us than similar agreements negotiated between unaffiliated third parties.

Third parties may seek to hold us responsible for liabilities of RTEA that we did not assume.

        Third parties may seek to hold us responsible for liabilities of RTEA that we will not assume in connection with this offering, including liabilities related to the Jacobs Ranch mine and the Colowyo mine and the uranium mining venture, which will not be owned by CPE LLC after this offering. Under the Master Separation Agreement, Rio Tinto America will agree to indemnify us for certain claims and losses relating to these liabilities. If those liabilities are significant and we are ultimately held liable for them, we may not be able to recover the full amount of our losses from Rio Tinto America.

Risks Related to Our Corporate Structure

We are a holding company with no direct operations of our own, and will depend on distributions from CPE LLC to meet our ongoing obligations.

        We are a holding company with no direct operations of our own and have no independent ability to generate revenue. Consequently, our ability to obtain operating funds depends upon distributions from CPE LLC and payments under the management services agreement. Pursuant to a management services agreement between us and CPE LLC, CPE LLC will make payments to us in the form of a management fee and cost reimbursements to fund our day-to-day operating expenses, such as payroll for our officers. However, if CPE LLC cannot make the payments pursuant to the management services agreement, we may be unable to cover these expenses.

        The distribution of cash flows by CPE LLC to us will be subject to statutory restrictions under the Delaware LLC Act and contractual restrictions under CPE LLC's debt instruments that may limit the ability of CPE LLC to make distributions. In addition, any distributions and payments of fees or costs will be based upon CPE LLC's financial performance. Any distributions of cash will be made on a pro rata basis to all holders of units in CPE LLC, including us, RTEA and KMS in accordance with each holders' respective percentage interest.

        As a member of CPE LLC, we will incur income taxes on our allocated share of any net taxable income of CPE LLC. The debt instruments CPE LLC intends to enter into in connection with this offering will allow CPE LLC to distribute cash pro rata to its members (including us and RTEA) in amounts sufficient for us to pay our tax liabilities payable to any governmental entity, and, in the ordinary course of business, our obligations under the Tax Receivable Agreement, if any. To the extent we need funds for any other purpose, and CPE LLC is unable to provide such funds because of limitations in CPE LLC's debt instruments or other restrictions, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

Rio Tinto or its affiliates may have interests that differ from your interests as stockholders and they will have specified consent rights in CPE LLC.

        Following the completion of the transactions described in this prospectus, Rio Tinto America will indirectly own approximately             % of the common membership units in CPE LLC (assuming no exercise of the underwriter's overallotment option). In general, so long as Rio Tinto owns, directly or indirectly, at least 30% of the common membership units of CPE LLC that are outstanding upon completion of this offering (including shares acquired upon exercise of the redemption rights and not disposed of by Rio Tinto), Rio Tinto's consent will be required prior to Cloud Peak Energy or CPE LLC taking certain actions, including any of the following actions:

  •
  approval of any transaction that would result in a change of control of CPE LLC or Cloud Peak Energy or a change in the manager of CPE LLC;

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  the merger, consolidation, dissolution or liquidation of CPE LLC or any merger, consolidation, dissolution or liquidation of any subsidiary of CPE LLC (with customary exceptions);

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  the direct or indirect sale, transfer, lease or other disposition of property or assets (including capital stock of any subsidiary) of CPE LLC and its subsidiaries outside of the ordinary course of business in excess of $500 million (subject to adjustment for inflation); provided, however, that Rio Tinto's consent will not be required for the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any lien incurred in connection with this offering, the debt financing transactions and the other transactions contemplated by the CPE LLC Agreement or the other structuring-related agreements;

  •
  any fundamental change outside of the ordinary course in the nature (but not size or methods) of CPE LLC's coal business as in effect upon completion of this offering, but only insofar as such fundamental change does not relate to the normal operation or activities of CPE LLC's coal business or any business or operation reasonably related or ancillary to CPE LLC's business;

  •
  the acquisition of any other business or asset that has a purchase price in excess of $500 million or that would result in the issuance of equity interests by us or CPE LLC in excess of $500 million (subject to adjustment for inflation);

  •
  the assumption, incurrence or issuance of indebtedness in excess of 125% of the indebtedness amounts included in the Company's operating plan (subject to adjustment for inflation), other than indebtedness to fund ordinary course business operations or to fund any capital expenditures which do not require Rio Tinto consent;

  •
  making or committing to make, in any calendar year period, capital expenditures outside the ordinary course of business; provided that the following capital expenditures (subject to adjustment for inflation) shall be deemed to be in the ordinary course of business (x) committed LBA payments included in the Company's operating plan and (y) the aggregate amount of all other capital expenditures not in excess of 125% of the sum of (1) uncommitted LBA payments included in the Company's operating plan, (2) non-LBA capital payments included in the Company's operating plan and (3) the cumulative amount by which the actual capital expenditures in preceding years for capital expenditures other than committed LBA payments is less than the sum of total uncommitted LBA payments and non-LBA payments for the prior years; and

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  except as otherwise set forth in any other structuring-related agreement, settling claims as to which Rio Tinto would have liability.

        The consent of Rio Tinto, as a non-managing member of CPE LLC, is required for any amendment to the LLC Agreement until Rio Tinto owns less than 10% of the common membership units of CPE LLC that are outstanding upon completion of this offering. In addition, if Rio Tinto owns any common membership units, we will generally be prohibited from causing CPE LLC to make tax elections or take positions on tax issues that we know or would reasonably be expected to know would harm Rio Tinto if such election or position had not been made or taken. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—CPE LLC Agreement."

Any future redemption by RTEA, KMS or us of common membership units in CPE LLC in exchange for shares of our common stock would dilute your voting power.

        Pursuant to the terms of the LLC Agreement, RTEA and KMS will have the right to have their common membership units acquired by means of redemption by CPE LLC in exchange for a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE LLC). If RTEA or KMS exercises their redemption right, we will be entitled to assume CPE LLC's rights and obligations to acquire common membership units from RTEA or KMS and instead to acquire such common membership units from RTEA or KMS in exchange for, at our election, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock or a combination of shares of our common stock and cash. We refer to this entitlement as our Assumption Right. In addition, if the Rio Tinto members own in the aggregate less than 5% of the common membership units of CPE LLC that are outstanding upon completion of this offering, CPE LLC will have the right to acquire by redemption all of the common membership units then held by the Rio Tinto members for a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the average price per share for the 10 consecutive trading days prior to the date notice of redemption is given by CPE LLC to the Rio Tinto members). If CPE LLC exercises this redemption right, we will be entitled to assume CPE LLC's rights and obligations to acquire the common membership units from the Rio Tinto members and instead acquire such common membership units from the Rio Tinto members in exchange for, at our election, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE LLC) or a combination of shares of our common stock and cash. We refer to this entitlement as our CPE Redemption Assumption Right.

        Following the completion of the transactions described in this prospectus, Rio Tinto America will indirectly hold approximately            % of the common membership units in CPE LLC, or approximately            % of the common membership units in CPE LLC if the underwriters exercise their over-allotment option in full. If RTEA or KMS exercised its redemption right with respect to a significant number of common membership units and we elected to exercise our Assumption Right and issue common stock rather than cash, the voting power of our stockholders would be diluted. As a result, Rio Tinto would retain significant influence over decisions that require the approval of stockholders (such as the election of our directors) regardless of whether or not our other stockholders believe that such decisions are in our own best interests. In addition, any exercise by CPE LLC of the CPE redemption right in which we elected to exercise our CPE Redemption or Assumption Right and issue common stock rather than cash would also dilute the voting power of our stockholders in us. If, following this offering, RTEA and KMS exercised their right to require CPE LLC to acquire by redemption all of their common membership units in CPE LLC and we used our Assumption Right to acquire their common membership units in exchange only for shares of our common stock, Rio Tinto America would indirectly own approximately            % of all outstanding shares of our common stock, or approximately             % if the underwriters exercised their over-allotment option in full.

If we are determined to be an investment company, we would become subject to burdensome regulatory requirements and our business activities could be restricted.

        We do not believe that we are an "investment company" under the Investment Company Act of 1940, as amended. As managing member of CPE LLC, we will control CPE LLC and believe our interest in CPE LLC is neither a "security" nor an "investment security" as those terms are defined in the Investment Company Act. If we were to stop participating in the management of CPE LLC, our interest in CPE LLC could be deemed an "investment security" for purposes of the Investment Company Act. Generally, a company is an "investment company" if it owns investment securities having a value exceeding 40% of the value of its total assets (excluding U.S. government securities and cash items). Following this offering, our sole asset will be our managing membership interest in CPE LLC. A determination that this interest is an investment security could result in our being considered an investment company under the Investment Company Act. As a result, we would become subject to registration and other burdensome requirements of the Investment Company Act. In addition, the requirements of the Investment Company Act could restrict our business activities, including our ability to issue securities.

        We and CPE LLC intend to conduct our operations so that we are not deemed an investment company under the Investment Company Act. However, if anything were to occur that would cause us to be deemed to be an investment company, we would become subject to restrictions imposed by the Investment Company Act. These restrictions, including limitations on our capital structure and our ability to enter into transactions with our affiliates, could make it impractical for us to continue our business as currently conducted and could have a material adverse effect on our financial performance and operations.

Risks Related to This Offering and Ownership of Our Common Stock

None of the proceeds of this offering and only certain of the proceeds of the related debt financing transactions will be available to us for corporate purposes.

        Immediately prior to this offering, we will acquire a portion of RTEA's interest in Rio Tinto America's western U.S. coal business (other than the Colowyo mine) through the purchase of certain common membership units held by RTEA in CPE LLC, and, as consideration, will issue to RTEA a promissory note, or the CPE Note, in an amount equal to the purchase price for the units (which will equal the net proceeds of this offering). We will be required to use the net proceeds from this offering to immediately repay the CPE Note. RTEA will receive $             million in connection with our acquisition of these common membership units. In addition, we expect that $             million of the net proceeds from CPE LLC's senior notes offering will be distributed by CPE LLC to RTEA immediately following the completion of that offering. See "Use of Proceeds" included elsewhere in this prospectus. None of the proceeds from this offering and only certain of the proceeds from the debt financing will be available to CPE LLC or us for other corporate purposes, such as expanding our business, which could negatively impact the value of your investment in our common stock.

Our stock price could be volatile and could decline for a variety of reasons following this offering, resulting in a substantial loss on your investment.

        Currently, there is no public trading market for our common stock. We cannot predict the extent to which investor interest will lead to an active trading market for our common stock or the prices at which our common stock will trade following this offering. If an active trading market does not develop, you may have difficulty selling any common stock that you buy and the value of your shares may be impaired.

        The initial public offering price for our shares of common stock will be determined by negotiations between the representatives of the underwriters and us and Rio Tinto. This price may not reflect the market price of our common stock following this offering. You may be unable to resell the common stock you purchase at or above the initial public offering price.

        The stock markets generally have experienced extreme volatility, often unrelated to the operating performance of the individual companies whose securities are traded publicly. Broad market fluctuations and general economic conditions may materially adversely affect the trading price of our common stock.

        Significant price fluctuations in our common stock could result from a variety of other factors, including, among other things, actual or anticipated fluctuations in our operating results or financial condition, new laws or regulations or new interpretations of existing laws or regulations applicable to our business, sales of our common stock by our shareholders and any other factors described in this "Risk Factors" section of this prospectus.

You will experience immediate and substantial dilution in net tangible book value per share of common stock.

        The initial public offering price of the common stock will be substantially higher than the pro forma combined net tangible book value per share of our outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $             per share, based on an assumed initial public offering price of $             per share, which is the midpoint of the initial public offering price range set forth on the cover of this prospectus. See "Dilution."

If securities analysts do not publish research or reports about our company and our industry, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade our stock or issue other negative commentary about our company or our industry. In addition, we may be unable or slow to attract research coverage, and the analysts who publish information about our common stock will have had relatively little recent experience with our company, which could affect their ability to accurately forecast our results or make it more likely that we fail to meet their estimates. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price for our stock could decline.

Future sales of our common stock or other securities convertible into our common stock could cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market, including by RTEA or KMS if they exercise their right to require CPE LLC to acquire by redemption their common membership units in CPE LLC and we choose to issue shares of our common stock, or the perception that these sales may occur, could cause the market price of our common stock to decrease significantly.

        In connection with this offering, RTEA and KMS have entered into a lock-up agreement that prevents the redemption of their common membership units of CPE LLC for up to 180 days after the date of this prospectus, subject to carve outs and an extension in certain circumstances as set forth in "Underwriting." Following the expiration of the lock-up, RTEA and KMS will have the right, subject to certain conditions, to require us to register under the federal securities laws the sale of any shares of our common stock that may be issued to and held by them in connection with our Assumption Right. We may also offer additional shares of our common stock to the public in order to satisfy a redemption request by RTEA or KMS with cash in connection with our Assumption Right or for other corporate purposes. In addition, we have granted RTEA, KMS and their permitted transferees certain "piggyback" registration rights which will allow them to include their shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders. In particular, during the first three years following the completion of this offering, RTEA and/or KMS will have priority over us and any other of our stockholders in any registration that is an underwritten offering. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Registration Rights." Any such filing or the perception that such a filing may occur, could cause the prevailing market price of our common stock to decline and may impact our ability to sell equity to finance the operations of CPE LLC or make strategic acquisitions.

        We intend to file a registration statement with the Securities and Exchange Commission covering securities which may be issued under our stock incentive plans. A decline in the trading price of our common stock due to the occurrence of any future sales might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities and may cause you to lose part or all of your investment in our shares of common stock.

Anti-takeover provisions in our charter documents and other aspects of our structure, including Rio Tinto's substantial holdings in CPE LLC and its rights to approve a change in control of CPE LLC or Cloud Peak Energy or a change in the manager of CPE LLC could discourage, delay or prevent a change in control of our company and may adversely affect the trading price of our common stock.

        Certain provisions that will be included in our amended and restated certificate of incorporation and amended and restated bylaws and other aspects of our structure, including Rio Tinto's substantial holdings in CPE LLC and its rights to approve a change in control of CPE LLC or Cloud Peak Energy or a change in the manager of CPE LLC may discourage, delay or prevent a change in our management or a change in control over us that shareholders may consider favorable. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will:

  •
  provide for a classified board of directors, which may delay the ability of our stockholders to change the membership of a majority of our board of directors;

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  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

  •
  do not provide for cumulative voting;

  •
  provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

  •
  limit the calling of special meetings of shareholders;

  •
  provide that shareholder action may only be taken by unanimous written consent;

  •
  require supermajority shareholder voting to effect certain amendments to our certificate of incorporation and our bylaws; and

  •
  require shareholders to provide advance notice of new business proposals and director nominations under specific procedures.

        In addition, CPE LLC's limited liability agreement will require that we conduct all our business operations through CPE LLC.

        See "Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would" or similar words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include, but are not limited to, information in this prospectus regarding general domestic and global economic conditions, our reserves, the LBA acquisition process, our business and growth strategy, expectations for pricing conditions and demand in the U.S. and foreign coal industries and in the PRB, our ability to operate our business as a stand-alone public company, the amount of cash or other collateral needed to secure our surety bond arrangements and market data related to the domestic and foreign coal industry. In particular, there are forward-looking statements under "The Coal Industry," "Business—Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operation and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

        The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

  •
  future economic conditions, including the duration and severity of the global economic downturn and disruptions in global financial markets;

  •
  the contract prices we receive for coal and our customers' ability to honor contract terms;

  •
  market demand for domestic and foreign coal, electricity and steel;

  •
  environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage;

  •
  future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to carbon emissions;

  •
  our ability to produce coal at existing and planned volumes and costs;

  •
  the availability and cost of LBA acquisitions and surface rights;

  •
  the consummation of financing, acquisition or disposition transactions, and the effect thereof on our business;

  •
  the impact of our structuring transactions, including resulting tax implications;

  •
  our assumptions regarding payments arising under the Tax Receivable Agreement and other structuring-related agreements;

  •
  our plans and objectives for future operations and the acquisition or development of additional coal reserves or other acquisition opportunities;

  •
  our relationships with, and other conditions affecting, our customers, including economic conditions and the credit performance and credit risks associated with our customers;

  •
  timing of reductions or increases in customer coal inventories;

  •
  our ability to enter into long-term coal sales arrangements at favorable prices;

  •
  risks in coal mining;

  •
  greater than expected environmental costs and liabilities;

  •
  the number of coal-fired plants built in the future versus expectations;

  •
  weather conditions or catastrophic weather-related damage;

  •
  changes in energy policy;

  •
  competition;

  •
  coal's domestic and foreign market share of electricity generation;

  •
  the availability and cost of competing energy resources, including changes in the price of oil and natural gas generally;

  •
  railroad and other transportation performance and costs;

  •
  disruptions in delivery or changes in pricing from third-party vendors of raw materials and other consumables which are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel and rubber;

  •
  our ability to obtain services that have otherwise been provided by members of Rio Tinto;

  •
  our assumptions concerning coal reserve estimates;

  •
  the terms of CPE LLC's existing or future indebtedness;

  •
  availability and costs of surety bonds, letters of credit and insurance and the amount of cash collateral we may have to provide to secure our reclamation liabilities;

  •
  employee workforce factors;

  •
  regulatory and court decisions;

  •
  changes in postretirement benefit and pension obligations;

  •
  changes in costs that we incur as a stand-alone public company as compared to our expectations;

  •
  underestimating the costs of our reclamation and mine closure obligations;

  •
  liquidity constraints, including those resulting from the cost or unavailability of financing due to current credit market conditions;

  •
  our liquidity, results of operations and financial condition, including amounts of working capital that will be available following this offering; and

  •
  other factors, including those discussed in "Risk Factors."

        Our forward-looking statements also include estimates of the total amount of payments, including annual payments, under the Tax Receivable Agreement. These estimates are based on assumptions that are subject to change due to various factors, including, among other factors, changes in our operating plan, increases in the price of new LBAs, and/or the timing and amounts paid when Rio Tinto redeems its common membership units in CPE LLC. See "Risk Factors—Risks Related to Our Relationship with Rio Tinto Following this Offering—We will be required to pay RTEA for most of the benefits we may claim as a result of the tax basis step-up we receive in connection with this offering and related transactions. In certain cases payments to RTEA may be accelerated or exceed our actual cash tax savings."

 USE OF PROCEEDS

        Based upon an estimated initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), we estimate that we will receive net proceeds from this offering of approximately $             million, after deducting estimated underwriting discounts and commissions in connection with this offering of $             million, all of which will be used to repay amounts owed to RTEA. See "Structuring Transactions and Related Agreements—Holding Company Structure" and "Underwriting." Immediately prior to the completion of this offering, we will enter into an acquisition agreement, or the Acquisition Agreement, with RTEA pursuant to which we will acquire a portion of RTEA's interest in Rio Tinto America's western U.S. coal business (other than the Colowyo mine) represented by                   common membership units of CPE LLC, and, as consideration, will issue to RTEA the CPE Note. The number of common membership units of CPE LLC purchased from RTEA will equal the number of shares of common stock sold in this offering. The amount of the CPE Note will equal the public offering price of our common stock, less underwriting discounts and commissions of $             million for this offering. The Acquisition Agreement will require us to use the net proceeds of this offering to immediately repay the CPE Note. Accordingly, we will not retain any of the proceeds of this offering. This offering, the senior notes offering and the closing of CPE LLC's revolving credit facility are each conditioned upon the closing of each other transaction.

        If the underwriters exercise their over-allotment option in full to purchase up to an additional shares of our common stock to cover over-allotments of shares, then the net proceeds from this offering will be approximately $             million. We will use any net proceeds from the over-allotments to purchase an equivalent number of common membership units in CPE LLC held by RTEA at a price per unit equal to the public offering price per share, less underwriting discounts and commissions.

        We expect the net proceeds of CPE LLC's senior notes offering to be approximately $             million, after deducting estimated original issue discount, initial purchasers' discounts and commissions and offering expenses. We expect that approximately $             million of the net proceeds will be distributed to RTEA immediately following the closing of the senior notes offering. The remaining net proceeds from the senior notes offering will be used for general corporate purposes, including the payment of fees under CPE LLC's revolving credit facility, as cash reserves for securing our reclamation obligations and for capital expenditure requirements.

DIVIDEND POLICY

        Upon completion of the offering, we will be a holding company, will have no direct operations and will be able to pay dividends on our common stock only from our available cash on hand and distributions received from CPE LLC. Our board of directors does not anticipate authorizing the payment of cash dividends on our common stock in the foreseeable future. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our board of directors and will depend on many factors, including our financial condition, results of operations, general business conditions, contractual restrictions, including under our debt instruments, capital requirements, business prospects, restrictions on the payment of dividends under Delaware Law, and any other factors our board of directors deems relevant. We have not historically paid dividends to Rio Tinto.

STRUCTURING TRANSACTIONS AND RELATED AGREEMENTS

History

        Rio Tinto initially formed RTEA in 1993 as Kennecott Coal Company in connection with the acquisition of NERCO, Inc., an Oregon corporation, and its Spring Creek coal mine, Antelope coal mine and a 50% interest in the Decker coal mine operated by a third-party mine operator. In 1993, Kennecott Coal Company also acquired the Cordero coal mine from Elk River Resources, Inc., and in 1997, it acquired the Caballo Rojo coal mine from the Drummond Company. These mines are currently operated together as the Cordero Rojo coal mine. In 1994, Kennecott Coal Company was renamed Kennecott Energy and Coal Company. Also in 1994, Kennecott Energy and Coal Company acquired the Colowyo coal mine in Colorado from the W.R. Grace Company. In 1998, Kennecott Energy and Coal Company acquired the Jacobs Ranch coal mine from the Kerr-McGee Corporation. In 2006, Kennecott Energy and Coal Company was renamed Rio Tinto Energy America Inc., as part of Rio Tinto's global branding initiative.

        Cloud Peak Energy Inc. was incorporated in Delaware on July 31, 2008. Prior to this offering, it did not engage in any activities, except in preparation for this offering, and has had no operations. Rio Tinto America currently owns the only issued and outstanding share of common stock of Cloud Peak Energy Inc. CPE LLC was formed as Rio Tinto Sage LLC on August 19, 2008 by RTEA, its sole member and was renamed Cloud Peak Energy LLC on October 2, 2009. CPE LLC currently holds, directly or indirectly, all of the equity interests of each of our mining entities, including our 50% interest in the Decker coal mine, which is managed by a third-party mine operator. In order to separate certain businesses from RTEA, in December 2008, RTEA contributed Rio Tinto America's western U.S. coal business to CPE LLC (other than the Colowyo mine, which was not contributed to CPE LLC due to restrictions contained in its existing financing arrangements, and which is now indirectly owned by Rio Tinto America). In March 2009, CPE LLC (formerly known as Rio Tinto Sage LLC) entered into a purchase agreement pursuant to which it agreed to sell its ownership interests in the Jacobs Ranch mine to Arch Coal, Inc., or the Jacobs Ranch Sale. The Jacobs Ranch Sale closed on October 1, 2009. We did not retain the proceeds of this sale.

        The simplified diagram below depicts our organizational structure prior to this offering:

Holding Company Structure

        The following transactions have occurred or will occur in advance of the completion of this offering to effectuate our holding company structure:

  •
  RTEA will enter into an Assignment Agreement with CPE LLC to assign any remaining assets held by RTEA related to Rio Tinto America's western U.S. coal business (other than the Colowyo mine), to CPE LLC, other than certain coal supply agreements or other contracts or arrangements which cannot be transferred or assigned and will remain with RTEA.

  •
  Kennecott Management Services Company, or KMS, a wholly-owned subsidiary of Rio Tinto America Inc., will contribute its wholly-owned subsidiary Cloud Peak Energy Services Company (formerly known as Rio Tinto Energy America Services Company), or CPESC, that owns certain assets and employs personnel related to Rio Tinto America's western U.S. coal business (other than the Colowyo mine), to CPE LLC in exchange for an interest in CPE LLC. CPE LLC will contribute a small portion of certain mining subsidiaries to CPESC in exchange for CPESC becoming the managing member of each mining subsidiary.

  •
  RTEA's and KMS' interest in CPE LLC will be reclassified into common membership units.

  •
  Any existing intercompany receivables from Rio Tinto America (or its subsidiaries other than CPE LLC and its subsidiaries) to CPE LLC (or its subsidiaries) will be cancelled and any existing intercompany receivables from CPE LLC (or its subsidiaries) to Rio Tinto America (or its subsidiaries other than CPE LLC and its subsidiaries) will be cancelled or repaid. See "Certain Relationships and Related Party Transactions."

  •
  CPE LLC will declare a distribution of approximately $             million to RTEA in part as a reimbursement of capital expenditures incurred by RTEA directly or indirectly through CPE LLC and its subsidiaries in the two years prior to the completion of this offering, which will be distributed to RTEA immediately following the completion of the senior notes offering.

  •
  We will enter into the Acquisition Agreement with RTEA, pursuant to which we will acquire a portion of RTEA's interest in Rio Tinto America's western U.S. coal business (other than the Colowyo mine) through the acquisition from RTEA of the amount of common membership units in CPE LLC equal to the amount of shares of common stock we sell in this offering, and, as consideration, will issue to RTEA the CPE Note in an amount equal to the purchase price for the units, which will be, on a per unit basis, an amount equal to the per share purchase price that our common stock will be sold to the public, less underwriting discounts and commissions.

  •
  We, RTEA and KMS will enter into an amended and restated limited liability company agreement of CPE LLC, pursuant to which we will be admitted as a member of CPE LLC and will become the sole managing member of CPE LLC. Our managing member interest in CPE LLC refers to our management and ownership interest and will include membership interests equivalent to the membership units acquired by us from RTEA.

  •
  We will enter into the tax receivable agreement with RTEA, pursuant to which we will be obligated to pay to RTEA approximately 85% of the cash savings, if any, in U.S. federal income tax that we actually realize as a result of the increases in tax basis that we expect to obtain in connection with the transactions described in this prospectus and the structuring transactions, and of certain other tax benefits related to entering into the tax receivable agreement, under certain circumstances as described below.

        Upon completion of this offering, we will cancel the initial share of our common stock held by Rio Tinto America for no consideration and use the net proceeds from this offering to repay the CPE Note. Following the completion of the transactions described in this prospectus, we will own approximately            % and Rio Tinto America indirectly will own approximately             % of the economic interest in CPE LLC, assuming no exercise of the underwriters' overallotment option. If the underwriters exercise their overallotment option to purchase additional shares of our common stock, pursuant to the Acquisition Agreement, immediately thereafter we will acquire from RTEA an equivalent number of additional common membership units in CPE LLC in exchange for the net proceeds we receive upon exercise of the overallotment option, after deducting underwriting discounts and commissions.

        After completion of the structuring transactions and this offering, our sole asset will be our direct ownership of our managing member interest in CPE LLC. Our only source of cash flow from operations will be distributions from CPE LLC and management fees and cost reimbursements pursuant to a management services agreement between us and CPE LLC.

        The simplified diagram below depicts our summarized organizational structure immediately after the transactions described in this prospectus (assuming no exercise of the underwriters' overallotment option):

Stockholders
Common Stock
Rio Tinto America Inc.
Cloud Peak Energy Inc.
Rio Tinto Energy America Inc.
Kennecott Management Services Company
Managing Member Interest (including equivalent of Common Membership Units) %
Non-Managing Common Membership Units %
Non-Managing Common Membership Units %
Debt Financing
CPE LLC
100%
99.8%
Cloud Peak Energy Services Company
Managing Member Interests
0.2%
Mining Assets(1) (held through limited liability companies)

    (1)
    CPE LLC's wholly-owned domestic restricted subsidiaries will serve as guarantors of CPE LLC's debt in connection with the debt financing transactions.

Structure-Related Agreements

        In connection with the structuring transactions referred to above and this offering, we are entering into various agreements governing the relationship among us, CPE LLC, RTEA, KMS and their respective affiliates.

        We summarize these agreements below, which summaries are qualified in their entirety by reference to the full text of the agreements which are filed as exhibits to the registration statement of which this prospectus is a part.

Acquisition Agreement and CPE Note

        As set forth above, prior to the completion of our initial public offering, we will enter into the Acquisition Agreement with RTEA, pursuant to which we will acquire a portion of RTEA's interest in Rio Tinto America's western U.S. coal business (other than the Colowyo mine). Under the Acquisition Agreement, RTEA will sell to us, and we will buy from RTEA,                    common membership units of CPE LLC (the number of common membership units equal to the number of shares of our common stock sold in this offering). As consideration for the common membership units, we will issue the CPE Note to RTEA in an amount equal to the purchase price for the units (which will equal the net proceeds of this offering) and will be required to use the net proceeds from this offering to immediately repay the CPE Note. The CPE Note will be immediately payable following the completion of this offering and will not bear interest unless we default on our repayment obligations, in which case interest will accrue from the date the payment was due until the payment is made at a rate of ten percent per annum. RTEA will also agree, in the event the underwriters exercise their overallotment option, to sell to us a number of common membership units equal to the number of shares of our common stock sold in the overallotment. Assuming the underwriters exercise their overallotment option in full, we will use the net proceeds of the overallotment to pay for those units and own approximately            % of the common membership units of CPE LLC, taking into account the shares of restricted stock to be issued to our directors and employees in connection with this offering. The per unit purchase price we will pay for the common membership units purchased pursuant to the Acquisition Agreement will be equal to the per share purchase price that our common stock is sold to the public pursuant to this offering, less underwriting discounts and commissions.

Master Separation Agreement

        Prior to the completion of this offering, we will enter into a Master Separation Agreement among us, CPE LLC and Rio Tinto. The Master Separation Agreement will set forth the agreements relating to our separation from Rio Tinto and governing our relationship following the completion of this offering.

        Except as expressly set forth in the Master Separation Agreement or in any other structuring-related agreement, neither we, CPE LLC nor Rio Tinto will make any representation or warranty as to the assets, businesses or liabilities transferred, assumed or acquired in connection with this offering. Except as expressly set forth in any structuring-related agreement, all assets will be transferred on an "as is," "where is" basis, and we and our subsidiaries will agree to bear the economic and legal risks that any conveyance was insufficient to vest in us good title, free and clear of any security interest or other encumbrance, and that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

  Intercompany Agreements

        The Master Separation Agreement generally provides that all existing agreements or arrangements between us or CPE LLC and Rio Tinto and its affiliates will terminate in connection with this offering, except for the agreements or arrangements set forth in the structure-related agreements, including those relating to certain insurance policies and existing surety bonds and other support arrangements. Certain CPE LLC insurance policies with Rio Tinto's captive insurance provider will continue following the completion of this offering until their expiration (unless earlier terminated by Rio Tinto)

  Financial Information

        We and CPE LLC will agree to provide certain financial information related to our business and information regarding our reserves to Rio Tinto or its affiliates for so long as RTEA or its affiliates own more than 20% of the outstanding common membership units in CPE LLC or, notwithstanding this ownership percentage, are required to account for their investment in us on a consolidated basis or under the equity method of accounting, unless otherwise agreed by us and Rio Tinto. The Master Separation Agreement will also require us to disclose on a timely basis information about us and CPE LLC to Rio Tinto or its affiliates in connection with any information needed by Rio Tinto or any of its affiliates for, and otherwise cooperate with Rio Tinto or its affiliates in connection with, the preparation of their filings or reports with any governmental authority, national securities exchange or otherwise made publicly available, among other covenants. Rio Tinto has agreed to reimburse us for our reasonable out-of-pocket costs, if any, of providing this information to Rio Tinto and has agreed to pay us a quarterly fee of $1,500 as compensation for the reasonable internal costs incurred by us in providing the information to Rio Tinto.

  Exchange of Other Information

        The Master Separation Agreement will also provide for the mutual sharing of information between us, CPE LLC and Rio Tinto and its affiliates in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the completion of this offering. We and CPE LLC will also agree with Rio Tinto and its affiliates to provide mutual access to historical records relating to CPE LLC's or Rio Tinto's businesses that have been retained or maintained by the other party.

  Release

        Except for each party's obligations under the Master Separation Agreement, the other structuring-related agreements and certain other specified liabilities, we, CPE LLC and Rio Tinto will release and discharge each other and each of the parties' respective affiliates from all liabilities existing or arising between us and CPE LLC and all liabilities existing or arising between Rio Tinto and its affiliates on or before the completion of this offering, except to the extent the liabilities arise from the fraud, gross negligence or willful misconduct of certain of our respective directors and officers. The release does not include obligations or liabilities under any agreements among us, CPE LLC and Rio Tinto or affiliates of Rio Tinto that remain in effect following the completion of this offering.

  Indemnification

        The Master Separation Agreement sets forth various indemnification obligations of CPE LLC and Rio Tinto America.

        CPE LLC Indemnities.    CPE LLC will indemnify Rio Tinto and its affiliates for certain liabilities related to CPE LLC's historical business and the ordinary course operation of our business as well as for other liabilities related to our business following this offering and certain of the structuring-related agreements. We refer to certain indemnification obligations of CPE LLC as the "general indemnities" and certain other indemnification obligations of CPE LLC as the "special indemnities." All indemnification obligations of CPE LLC will be fully and unconditionally guaranteed by CPE LLC's wholly-owned subsidiaries. The indemnification obligations set forth in the various structuring-related agreements will provide that any indemnification obligations will be payable as set forth in the Master Separation Agreement.

        The general indemnities generally include liabilities arising out of or relating to:

  •
  our business conducted prior to this offering, including with respect to any pending or threatened litigation related to the Decker mine, whether the liabilities arise before, on, or after the completion of this offering;

  •
  all of our liabilities and claims arising out of or relating to the Jacobs Ranch Membership Interest Purchase Agreement (other than liabilities that have been assumed by RTEA), whether the liabilities arise before, on, or after the completion of this offering;

  •
  all liabilities resulting from any claims made following the completion of this offering under the Rio Tinto insurance policies that will terminate in connection with this offering;

  •
  all liabilities resulting from any claims made following the expiration (or earlier termination) of certain CPE LLC insurance policies with Rio Tinto's captive insurance provider;

  •
  all liabilities arising out of or relating to the working capital adjustment (described below);

  •
  any breach of the Master Separation Agreement (arising out of or relating to our business conducted prior to this offering) (unless the breach would constitute a special indemnity);

  •
  any breach of the Underwriting Agreement, the Purchase Agreement or any other structuring-related agreement, other than the Agency Agreement or the RTEA Coal Supply Agreement (unless the breach would constitute a special indemnity); and

  •
  any breach by us or CPE LLC of the Agency Agreement or the RTEA Coal Supply Agreement to the extent that such breach does not result from our or CPE LLC's gross negligence or willful misconduct.

CPE LLC will indemnify Rio Tinto and its affiliates on a dollar-for-dollar basis with respect to any of the general indemnities.

        The special indemnities generally include liabilities arising out of or relating to:

  •
  our business conducted after this offering, including with respect to litigation related to the operations of the Decker mine following the completion of this offering, whether the liabilities arise before, on, or after the completion of this offering;

  •
  all liabilities and claims arising out of or relating to or resulting from the use of any information provided by us or CPE LLC pursuant to the Master Separation Agreement or any breach of any representation or warranty by us or CPE LLC with respect to this information;

  •
  all claims or demands of, or liabilities with respect to, any surety bonds or similar arrangements existing prior to this offering that remain in place following the completion of this offering;

  •
  any liabilities, including liabilities to Rio Tinto with respect to any indemnification obligations of us or CPE LLC arising under or relating to the LLC Agreement or the Registration Rights Agreement;

  •
  any breach by us or CPE LLC of the Agency Agreement or the RTEA Coal Supply Agreement, in each case, resulting from our or CPE LLC's gross negligence or willful misconduct;

  •
  any breach by us or CPE LLC of the Master Separation Agreement (arising out of or relating to our business conducted after this offering);

  •
  all liabilities arising out of or based upon any untrue statement of, or omission to state, a material fact in any registration statement or prospectus related to this offering, except for statements or omissions relating exclusively to Rio Tinto plc;

  •
  all liabilities arising out of or based upon any untrue statement of, or omission to state, a material fact in any offering document related to the senior notes offering except for statements or omissions relating exclusively to Rio Tinto plc; and

  •
  all liabilities arising out of any Rio Tinto public filing, including liabilities arising out of or based upon any untrue statement of, or omission to state, a material fact in any Rio Tinto public filing, if the liabilities arise out of or are based upon information relating exclusively to us or CPE LLC furnished to Rio Tinto under the Master Separation Agreement.

CPE LLC will indemnify Rio Tinto and its affiliates on a dollar-for-dollar basis plus a fraction of a dollar equal to the ownership interest of Rio Tinto and its affiliates in CPE LLC at the time any special indemnity is payable to Rio Tinto.

        Rio Tinto Indemnities.    Rio Tinto America will indemnify us for liabilities related to the Colowyo mine and the uranium mining venture, which were not contributed to CPE LLC, and, subject to certain limitations set forth in the Master Separation Agreement, liabilities related to the Jacobs Ranch mine arising under the Jacobs Ranch membership interest purchase agreement, other than certain liabilities related to the Jacobs Ranch mine that will be retained by us and CPE LLC (including liabilities arising due to the gross negligence or willful misconduct of us or our officers or employees). Rio Tinto America will also indemnify us for any breach by Rio Tinto of the Master Separation Agreement or any other structuring-related agreement and for all liabilities resulting from actions taken by Rio Tinto after the completion of this offering on our behalf constituting gross negligence or willful misconduct.

        In addition, Rio Tinto America will indemnify us for liabilities relating to any untrue statement of, or omission to state a material fact in any registration statement or prospectus related to this offering or the senior notes offering relating exclusively to Rio Tinto plc. Rio Tinto America will also indemnify us for liabilities arising out of or based upon any untrue statement of, or omission to state a material fact in any of our public filings if the liabilities arise out of or are based upon information relating exclusively to Rio Tinto plc furnished to us under the Master Separation Agreement.

        Rio Tinto America will indemnify us on a dollar-for-dollar basis for all of its indemnification obligations owed to us and CPE LLC.

  Expenses of Our Initial Public Offering and Debt Financing Transactions

        Rio Tinto or an affiliate of Rio Tinto will pay all of our out-of pocket costs and expenses incurred in connection with the structuring transactions referred to above, this offering and the debt financing transactions (other than underwriting fees, discounts and commissions in connection with the debt financing transactions).

  Corporate Opportunities

        Rio Tinto will continue to hold certain coal assets in the U.S. and abroad following the completion of this offering. The Colowyo mine in Colorado was not contributed to CPE LLC and, therefore, will not be owned by CPE LLC and may compete with our continuing business. Rio Tinto may expand, through development of its remaining coal business, acquisitions or otherwise, its operations that directly or indirectly compete with us. The Master Separation Agreement will provide that, except as otherwise agreed between us and Rio Tinto, for one year following the completion of this offering, RTEA or its affiliates will not pursue any competitive activity or acquisition in the coal industry within the PRB (other than activities related to the Jacobs Ranch mine in connection with the Jacobs Ranch Sale). Rio Tinto and its affiliates will not be prohibited from pursuing any competitive activity or acquisition outside of the PRB, whether during or after this one-year period including selling coal or other goods produced outside of the PRB to customers located in the PRB or who are otherwise our customers. Following the completion of this offering, if a corporate opportunity is offered to Rio Tinto or its affiliates or one or more of Rio Tinto's or its affiliates' executive officers or directors that relates to any competitive activity or acquisition in the coal industry:

  •
  within the PRB after the one-year period referred to above; or

  •
  outside of the PRB,

no such person shall be liable to us or any of our shareholders or CPE LLC or any of its members for breach of any fiduciary or other duty by reason of the fact that the person, including Rio Tinto and its affiliates, pursues or acquires the business opportunity, directs the business opportunity to another person or fails to present the business opportunity, or information regarding the business opportunity, to us or CPE LLC, unless, in the case of any person who is a director or officer of us or CPE LLC, the business opportunity is expressly offered to the director or executive officer in his or her capacity as an executive officer or director of our us or CPE LLC. See "Description of Capital Stock—Corporate Opportunities."

  Continuance of Surety Bonds, Letters of Credit and Other Arrangements

        Our existing surety bonds, letters of credit and other guarantees or credit arrangements, including with respect to our reclamation obligations, have been provided historically by Rio Tinto and its affiliates. These arrangements will not terminate upon completion of this offering. We and CPE LLC will agree to use our commercially reasonable efforts to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. We, CPE LLC and our respective affiliates will agree to indemnify Rio Tinto and its affiliates for all liabilities arising out of or relating to any such existing surety bonds, letters of credit and other guarantees or credit arrangements that remain in place following the completion of this offering.

        Certain of our existing reclamation obligations are secured by letters of credit issued under Rio Tinto's pre-existing credit facilities. As part of the transition to our own surety bond arrangements, we and CPE LLC will place $         million in escrow for the benefit of Rio Tinto with respect to Rio Tinto's liabilities under the existing surety arrangements. If any payment obligation is triggered under any of these arrangements prior to the time that Rio Tinto and its affiliates are fully released with respect to these obligations, any amounts payable by Rio Tinto will be released to Rio Tinto from escrow. As we obtain new surety bonds to replace our existing surety bonds, this restricted cash amount will be released to CPE LLC from time to time in amounts, as needed, to secure our new surety bond arrangements in accordance with the terms of the escrow agreement. In addition, if our existing surety arrangements are not replaced with new surety bonds, letters of credit or other credit arrangements within 60 days following the completion of this offering, CPE LLC will pay to Rio Tinto a monthly fee equal to 4% per annum of $         million less the aggregate principal amount of any letters of credit then outstanding as of the beginning of each month issued to secure any new surety bond arrangements.

  Working Capital Adjustment

        Under the Master Separation Agreement, we and Rio Tinto will agree that upon completion of this offering, $         million of unrestricted proceeds from the senior notes offering will remain with CPE LLC, subject to final adjustments post closing based on our final working capital amounts. This adjustment will occur no later than 15 days following the completion of this offering unless there is a disagreement between us and Rio Tinto with respect to the amount of the adjustment.

  Non-Solicitation

        We will agree with Rio Tinto and its affiliates that for a period of twelve months following the completion of this offering, neither we nor CPE LLC, nor Rio Tinto nor its affiliates will solicit any employee of the other company, subject to certain exceptions.

  Other Provisions

        The Master Separation Agreement also will contain covenants among us, CPE LLC and Rio Tinto and its affiliates with respect to, among other covenants:

  •
  confidentiality of our, CPE LLC's and Rio Tinto's proprietary information;

  •
  restrictions on our ability to take any action that limits Rio Tinto's or any of its affiliates ability to freely sell, transfer, assign, pledge or otherwise dispose of our stock; and

  •
  cooperation with respect to litigation.

  Other Intellectual Property Agreements

        In addition to the Master Separation Agreement, prior to the completion of this offering, we and CPE LLC will enter into certain intellectual property agreements with an affiliate of Rio Tinto, assigning to us certain trademarks used in our business, allowing us to use the Rio Tinto trademarks on a transitional basis and licensing certain software.

CPE LLC Agreement

Second Amended and Restated LLC Agreement

        Prior to the completion of this offering, RTEA's and KMS' interest in CPE LLC will be reclassified into a new class of common membership units pursuant to a second amended and restated limited liability company agreement of CPE LLC. Although we will not be a member under this agreement, we will be a party to and third-party beneficiary of this agreement. This agreement will provide for a redemption right, whereby, upon appropriate notice, RTEA and KMS will have the right to cause CPE LLC to acquire by redemption all or any portion of their common membership units for a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE LLC). If RTEA or KMS exercises their redemption right, we will be entitled to assume CPE LLC's rights and obligations to acquire common membership units from them and instead acquire such common membership units from them in exchange for, at our election, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE LLC), or a combination of shares of our common stock and cash. We refer to this entitlement as our Assumption Right.

        In addition, the second amended and restated limited liability company agreement will also provide for a redemption right, whereby, upon appropriate notice, if the Rio Tinto members own in the aggregate less than 5% of the common membership units of CPE LLC that are outstanding upon completion of this offering, CPE LLC will have the right to acquire by redemption all of the common membership units then held by the Rio Tinto members for a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given by CPE LLC to the Rio Tinto members). If CPE LLC exercises this redemption right, we will be entitled to assume CPE LLC's rights and obligations to acquire the common membership units from the Rio

Tinto members and instead acquire such common membership units from the Rio Tinto members in exchange for, at our election, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE LLC), or a combination of shares of our common stock and cash. We refer to this entitlement as our CPE Redemption Assumption Right.

Third Amended and Restated LLC Agreement

        In connection with this offering, Cloud Peak Energy, RTEA and KMS will enter into a third amended and restated limited liability company agreement of CPE LLC. We refer to this third amended and restated agreement as the LLC Agreement.

        Cloud Peak Business.    Our sole asset will be our managing member interest in CPE LLC. Under the LLC Agreement, we will not be permitted to, and our affiliates will not be permitted to, conduct any business or ventures other than in connection with:

  •
  the acquisition, ownership or disposition of our managing member interest;

  •
  the management of the business of CPE LLC as set forth in the LLC Agreement;

  •
  our operation as a public reporting company; or

  •
  businesses or ventures that are held in, or conducted only through, CPE LLC.

        Appointment as Manager.    Under the LLC Agreement, Cloud Peak Energy will become a member and the sole manager of CPE LLC. As the sole manager, we will be able to control all of the day to day business affairs and decision-making of CPE LLC without the approval of any other member. As such, Cloud Peak Energy, through our officers and directors, will be responsible for establishing the strategy and business policies of CPE LLC and for all operational and administrative decisions of CPE LLC and the day to day management of CPE LLC's business. Furthermore, we can only be removed as manager of CPE LLC if we resign or if we remove ourselves as manager. If this occurs, we must appoint a new manager and, if we continue to own common membership units in CPE LLC, we will become a non-managing member in CPE LLC. However, if we resign or remove ourselves as manager, our Management Services Agreement with CPE LLC will terminate. See "—Management Services Agreement."

        Rio Tinto Approval Rights.    In general, so long as Rio Tinto owns, directly or indirectly, at least 30% of the common membership units of CPE LLC that are outstanding upon completion of this offering (including shares acquired upon exercise of the redemption rights and not disposed of by Rio Tinto), Rio Tinto's consent will be required prior to Cloud Peak Energy or CPE LLC taking certain actions, including any of the following actions:

  •
  approval of any transaction that would result in a change of control of CPE LLC or Cloud Peak Energy or a change in the manager of CPE LLC;

  •
  the merger, consolidation, dissolution or liquidation of CPE LLC or any merger, consolidation, dissolution or liquidation of any subsidiary of CPE LLC (with customary exceptions);

  •
  the direct or indirect sale, transfer, lease or other disposition of property or assets (including capital stock of any subsidiary) of CPE LLC and its subsidiaries outside of the ordinary course of business in excess of $500 million (subject to adjustment for inflation); provided, however, that Rio Tinto's consent will not be required for the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any lien incurred in connection with this offering, the debt financing transactions and the other transactions contemplated by the LLC Agreement or the other structuring-related agreements;

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  any fundamental change outside of the ordinary course in the nature (but not size or methods) of CPE LLC's coal business as in effect upon completion of this offering, but only insofar as such fundamental change does not relate to the normal operation or activities of CPE LLC's coal business or any business or operation reasonably related or ancillary to CPE LLC's business;

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  the acquisition of any other business or asset that has a purchase price in excess of $500 million or that would result in the issuance of equity interests by us or CPE LLC in excess of $500 million (subject to adjustment for inflation);

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  the assumption, incurrence or issuance of indebtedness in excess of 125% of the indebtedness amounts included in the Company's operating plan (subject to adjustment for inflation), other than indebtedness to fund ordinary course business operations or to fund any capital expenditures which do not require Rio Tinto consent;

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  making or committing to make in any calendar year period, capital expenditures outside the ordinary course of business; provided that the following capital expenditures (subject to adjustment for inflation) shall be deemed to be in the ordinary course of business (x) committed LBA payments included in the Company's operating plan and (y) the aggregate amount of all other capital expenditures not in excess of 125% of the sum of (1) uncommitted LBA payments included in the Company's operating plan, (2) non-LBA capital payments included in the Company's operating plan and (3) the cumulative amount by which the actual capital expenditures in preceding years for capital expenditures other than committed LBA payments is less than the sum of uncommitted LBA payments and non-LBA payments for the prior years; and

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  except as otherwise set forth in any other structuring-related agreement, settling claims as to which Rio Tinto would have liability.

        Tax Matters.    We will be the tax matters member of CPE LLC. If Rio Tinto owns any common membership units, CPE LLC will be prohibited from making tax elections or taking positions on tax issues which would harm Rio Tinto if such election or position had not been made or taken. Rio Tinto will also have a consent right over our actions as tax matters member of CPE LLC, including initiating proceedings and extending statutes of limitations, if such action would have a significant adverse effect on Rio Tinto. In addition, CPE LLC must operate substantially all of its business through entities treated as partnerships or disregarded entities for U.S. federal income tax purposes.

        Redemption Rights.    The redemption right of RTEA and KMS, as well as our Assumption Right, and the redemption right of CPE LLC, as well as the related CPE Redemption Assumption Right, will, in each case, be the same as set forth in the Second Amended and Restated LLC Agreement.

        Compensation.    We will not be entitled to compensation for our services as manager except as provided in the management services agreement described under "—Management Services Agreement" below.

        Distributions.    The LLC Agreement will provide that distributions of cash will be made in our discretion, as manager, pro rata among the members holding common membership units in accordance with their respective percentage interests in CPE LLC. It is intended that the distributions made will be sufficient to enable us to satisfy any present or future tax, levy, import, duty, charge, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any government or other taxing authority and to allow us to meet our obligations under the Tax Receivable Agreement.

        One-to-One Ratio.    The LLC Agreement contains various provisions requiring that the Company take certain actions in order to maintain, at all times, a one-to-one ratio between the number of common membership units held by us and the number of shares of our common stock outstanding.

This one-to-one ratio must also be maintained in the event that we issue additional securities or incur debt or issue any debt securities. Accordingly, every time we issue shares of our common stock, other than in connection with the exercise of our assumption rights in connection with any redemption, CPE LLC will be required to issue additional common membership units to us. In addition, if we pay a dividend or other distribution to holders of our common stock, it must be accompanied by an immediately prior distribution by CPE LLC to all members.

        If we redeem, repurchase, acquire, exchange, cancel or terminate any shares of our common stock, this action must be accompanied by an immediately prior identical (including with respect to the appropriate consideration paid for such action) redemption, repurchase, acquisition, exchange, cancellation or termination of common membership units of CPE LLC held by us. In addition, in general, upon any consolidation or merger or combination to which we are a party or any sale or disposition of all or substantially all of our assets to a third party, we are required to take all necessary action so that the common membership units held by any non-managing member will be exchangeable on a per-common membership unit basis at any time or from time to time following such event into the kind and amount of shares of stock and/or other securities or property (including cash) receivable upon such event by holders of our common stock.

        The LLC Agreement also provides that, in connection with any reclassification or recapitalization or any other distribution or dilutive or concentrative event by us, if RTEA and/or KMS exercises its redemption right, following such event, RTEA and/or KMS (as the redeeming member) will generally be treated as if it was entitled to receive the amount of stock, security or other property (including cash) that it would have been entitled to receive had it exercised its redemption right, and we exercised our Assumption Right and gave RTEA and/or KMS solely shares of our common stock, immediately prior to the record date of such event.

        Increase in Our Interest in CPE LLC Upon Exercise of Options or Vesting of Other Equity Compensation.    Upon the exercise of options we have issued or the issuance of other types of equity compensation (such as issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), the size of our managing member interest in CPE LLC will increase by a number of common units equal to the number of our shares being issued in connection with the exercise of options or the issuance of shares for other types of equity compensation.

        Dissolution.    The LLC Agreement will provide that the unanimous consent of the members of CPE LLC will be required to voluntarily dissolve CPE LLC. In addition to a voluntary dissolution, CPE LLC will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of liquidation will be distributed in the following order:

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  first, to pay the expenses of winding up, liquidating and dissolving CPE LLC and all creditors of CPE LLC, including members who are creditors; and

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  second, to the members pro rata in accordance with their percentage interests.

        Information.    The LLC Agreement provides that the members of CPE LLC will be entitled to certain information regarding CPE LLC. This information includes quarterly and annual information regarding CPE LLC, information required for certain tax matters and any other information required under Delaware law or as reasonably requested by a member.

        Confidentiality.    Each member will agree to maintain the confidentiality of any information received by the member or its affiliates and representatives in connection with the transactions contemplated by the LLC Agreement which we, as manager, notify the member is confidential for a period of three years following the earlier of the date of dissolution of CPE LLC or the date such member ceases to be a member, with customary exceptions, including to the extent disclosure is required by law or judicial process.

        Amendment.    Unless otherwise required by law, the LLC Agreement may be amended only by the written consent of each of Cloud Peak Energy, in our capacity as manager, and the non-managing members; provided, however, that no amendment may adversely affect the rights of the holders of common membership units without the consent of the holder if the amendment would adversely affect the rights of the holder other than on a pro rata basis with other holders of common membership units (it being understood that any amendment to the Rio Tinto approval rights prior to the date the approval rights terminate shall require Rio Tinto's consent). In addition, the LLC Agreement also provides that any amendment to the Management Services Agreement that could materially adversely impact the economic interests of the members will require the consent of the non-managing members prior to the execution of the amendment by Cloud Peak Energy, in our capacity as manager, on behalf of CPE LLC. The consent rights of the non-managing member with respect to any amendments shall terminate when the non-managing members cease to own in the aggregate at least 10% of the common membership units outstanding following this offering.

        Indemnification.    The LLC Agreement provides for indemnification of the manager, members and officers of CPE LLC and their respective subsidiaries or affiliates from and against liabilities arising out of or relating to the business of CPE LLC, the LLC Agreement, any person's status as a manager, member, director or officer of CPE LLC or any action taken by any manager, member, director or officer of CPE LLC under the LLC Agreement or otherwise on behalf of CPE LLC, except that no person entitled to indemnification under the LLC Agreement will be entitled to indemnification if the liability results from the gross negligence or willful misconduct of such person.

        Fiduciary Duties.    Circumstances may arise in the future when the interests of the members in CPE LLC conflict with the interests of our stockholders. As manager of CPE LLC, we will owe fiduciary duties to the non-managing members of CPE LLC that may conflict with fiduciary duties our officers and directors owe to our stockholders.

        Corporate Opportunities.    The LLC Agreement will also contain similar provisions regarding corporate opportunities as are included in our amended and restated certificate of incorporation. See "—Master Separation Agreement—Corporate Opportunities."

Transition Services Agreement

        Historically, Rio Tinto has provided key services to us, including services related to treasury, accounting, procurement, legal services, information technology, employee benefit and welfare plans, among other services. Prior to the completion of this offering, we and CPE LLC will enter into a transition services agreement, or the Transition Services Agreement, with an affiliate of Rio Tinto, pursuant to which this Rio Tinto affiliate will agree to continue to provide CPE LLC with certain of these key services for a transition period generally of nine months with the exception of certain benefit administration services which will continue through December 31, 2009.

        Pursuant to the Transition Services Agreement, the Rio Tinto affiliate will provide services to CPE LLC, including certain:

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  treasury, accounts payable and other financial related services;

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  data management and transactional purchasing procurement services;

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  benefit administration related services; and

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  information technology, network and related services.

        CPE LLC has agreed to pay the Rio Tinto affiliate for such services as set forth in the Transition Services Agreement. We expect that the total amounts paid to the Rio Tinto affiliate under the Transition Services Agreement on behalf of CPE LLC (assuming no extensions of the services) could be up to approximately $3.1 million. Payments for services will be made on a monthly basis and CPE LLC will also reimburse the Rio Tinto affiliate for all reasonable out-of-pocket expenses. Any amounts owed by CPE LLC to the Rio Tinto affiliate under the Transition Services Agreement that are not paid when due will bear interest at a rate of 10% per annum compounded annually from the time the payment was due until paid. However, if the term of any service provided under the agreement is extended or if there is a material change in the assumptions originally used by us or CPE LLC and the Rio Tinto affiliate in determining the costs to be charged for the service, the amounts payable to the Rio Tinto affiliate will be adjusted accordingly as mutually agreed to by CPE LLC and the Rio Tinto affiliate.

        The services provided under the Transition Services Agreement generally terminate after nine months. The time period with respect to any particular service (other than certain benefit administration services) may be extended one time for up to six months upon CPE LLC's request, or for any time period upon mutual agreement with the Rio Tinto affiliate. Certain finance-related services are also subject to a one-time automatic extension upon CPE LLC's request if the service will expire within a certain number of days of the end of our fiscal period or a reporting deadline of the SEC until the report relating to such a fiscal period has been filed with the SEC or the applicable reporting deadline has expired. In addition, CPE LLC may elect to terminate the provision of any or all of the transition services upon 30 days notice to the Rio Tinto affiliate unless the early termination would result in early termination fees payable by the Rio Tinto affiliate to a third-party, in which case 60 days notice will be required. The Transition Services Agreement will also terminate upon certain change in control events of either us or CPE LLC, unless the Rio Tinto affiliate agrees otherwise. In addition, the Rio Tinto affiliate may immediately terminate the Transition Services Agreement if CPE LLC fails to make any payment due to the Rio Tinto affiliate within 30 days after receipt of written notice of this failure, except with respect to amounts in issue that are subject to a bona fide dispute between us or CPE LLC and the Rio Tinto affiliate. The Rio Tinto affiliate will have limited liability to CPE LLC not to exceed the payments the Rio Tinto affiliate receives under the Transition Services Agreement, except with respect to liabilities caused solely by actions of the Rio Tinto affiliate that constitute gross negligence or willful misconduct.

Tax Receivable Agreement

        This offering and the related transactions, as well as subsequent acquisitions of RTEA's units in CPE LLC by us or CPE LLC, are expected to increase our tax basis in our share of CPE LLC's tangible and intangible assets, as well as our basis in the equity of its subsidiaries and assets held by those subsidiaries. These increases in tax basis are expected to increase our depreciation, amortization and cost depletion deductions and therefore to reduce the amount of tax that we would otherwise be required to pay in the future.

        We will enter into a tax receivable agreement, or the Tax Receivable Agreement, with RTEA that will generally require us to pay to RTEA approximately 85% of the amount of cash tax savings, if any, that we will realize as a result of the increases in tax basis that we expect to obtain in connection with this offering and related transactions, subsequent acquisitions of RTEA's units in CPE LLC by us or CPE LLC, as well as payments made by us under the Tax Receivable Agreement. We expect to benefit from the remaining approximately 15% of cash tax savings, if any, that we realize as a result of such tax basis step-up. For purposes of the Tax Receivable Agreement, cash savings in income tax will generally be computed by comparing our income tax liability to the tax liability that we would have had if we had structured our transactions with Rio Tinto in a manner in which we did not receive the increases in tax basis referred to above. For administrative convenience, instead of calculating the exact amount of state and local income tax and franchise tax benefits that we receive we will use an assumed federal income tax rate that is one percentage point higher than the actual federal income tax rate when calculating our tax benefits, which is intended to approximate the amount of state and local tax savings that we will actually realize. The term of the Tax Receivable Agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement, as discussed below. Estimating the benefits of our tax basis step-up and, accordingly, the amount of payments that may be made under the Tax Receivable Agreement is, by its nature, imprecise, because the amount and timing of benefits and payments due under the Tax Receivable Agreement will vary depending on a variety of factors, including the amount and timing of our income. If, even without a tax basis step-up, we would not have had a tax liability in a taxable year, we will not be required to make payments under the Tax Receivable Agreement for that taxable year because we will not have realized tax savings for that year. However, any tax benefits related to our transactions with RTEA that do not result in realized tax savings in a given tax year will likely generate tax attributes that may be utilized to generate tax savings in previous or future tax years. The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.

        Because of the potential size of the increases in tax basis referred to above, we expect to make substantial payments to RTEA under the Tax Receivable Agreement. Based on our operating plan which takes into account only our existing LBAs, the future payments under the Tax Receivable Agreement with respect to the controlling interest in CPE LLC we will acquire in the initial offering and related transactions are estimated to be approximately $         million in the aggregate and will be payable over the next 18 years (assuming an initial public offering price of $            , the midpoint of the range set forth on the cover page of this prospectus). This estimate is based on assumptions related to our business that could change and the actual payments could differ materially from this estimate. Payments would be significantly greater if we generate income significantly in excess of the amounts used in our operating plan, for example because we acquire additional LBAs beyond our existing LBAs and as a result we realize the full tax benefit of such increased tax basis (or an increased portion thereof). When we or CPE LLC acquire RTEA's remaining units in CPE LLC (or a significant portion thereof), we would likely receive further step-up in our tax basis based on the value we or CPE LLC pay for RTEA's units at such time and, accordingly, our obligations under the Tax Receivable Agreement to pay RTEA 85% of any benefits we receive as a result of such further step-up would significantly increase. Our obligation may also increase if there are changes in law, including the increase of current corporate income tax rates. Our payment obligations under the Tax Receivable Agreement will not be conditioned upon RTEA's or its affiliate's continued ownership of an interest in CPE LLC or our available cash resources.

        Distributions from CPE LLC.    As managing member, we intend to cause CPE LLC to distribute cash to us sufficient to enable us to fulfill all of our obligations under the Tax Receivable Agreement. These distributions will be made on a per-unit basis, meaning corresponding distributions will be made to all holders of units in CPE LLC, including RTEA, in proportion to their percentage interests on the date of the distribution.

        Changes in Control.    If we undergo a change in control other than a change in control caused by RTEA and within 180 days of such change in control RTEA no longer holds any units in CPE LLC, and we do not otherwise elect to terminate the Tax Receivable Agreement as discussed below, payments to RTEA under the Tax Receivable Agreement will continue on a yearly basis but will be based upon a previously agreed to set of assumptions and predictions. In this case, our assumed cash tax savings, and consequently our payments due under the Tax Receivable Agreement, could exceed our actual cash tax savings each year by material amounts. If we undergo such a change in control and our credit rating is impaired, we will be required to provide credit support to Rio Tinto.

        Asset Sales.    In addition to our obligations to make payments to RTEA with respect to our actual cash tax savings, if CPE LLC sells any asset with a gross value greater than $10 million outside the ordinary course of its business in a wholly or partially taxable transaction, we will be required to make yearly payments to RTEA equal to RTEA's deemed cost of financing its accelerated tax liabilities with respect to such sale and after such assets sales we will be required to make certain adjustments to the calculation of our actual cash tax savings for taxable years following sales or redemptions of RTEA's units in CPE LLC. These adjustments could result in an acceleration of our obligations under the Tax Receivable Agreement. In addition, the financing arrangements contain limitations on CPE LLC's ability to make distributions, which could affect our ability to meet these payment obligations. The foregoing may limit our ability to engage in certain taxable asset sales or dispositions outside the ordinary course of our business. We could also seek to obtain RTEA's consent to any such transaction which they would not be obligated to provide. Further, if CPE LLC transfers an asset outside the ordinary course of business in a wholly or partially tax-free transaction to an entity which does not provide us with sufficient information to calculate tax savings with respect to such asset, CPE LLC will be treated as having sold that asset in a taxable transaction for purposes of determining our cash tax savings and this will result in an acceleration of our obligations under the Tax Receivable Agreement.

        Prohibited Transfers.    In order to protect the value of the payments that RTEA expects to receive under the Tax Receivable Agreement, we are prohibited in certain cases from transferring assets to entities treated as (or entities owned by subsidiaries of CPE LLC treated as) corporations for U.S. federal income tax purposes in transfers which are not wholly-taxable if such transfer would be outside the ordinary course of our business.

        Early Termination and Default.    If we breach any of our material obligations under the Tax Receivable Agreement, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the Tax Receivable Agreement or by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the Bankruptcy Code or otherwise, such default will permit RTEA to enforce its rights under the Tax Receivable Agreement, including by acceleration of our obligations to an amount equal to the net present value of each future payment, based upon a previously agreed to set of assumptions. We have the right to terminate the Tax Receivable Agreement at any time and, if we so elect, our obligations under the Tax Receivable Agreement will be accelerated and calculated in the same manner as acceleration in default.

        IRS Determinations.    Our ability to achieve benefits from any tax basis increase, and therefore the payments expected to be made under the Tax Receivable Agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income. If the U.S. Internal Revenue Service were to subsequently challenge one or more of our tax positions relevant to the Tax Receivable Agreement, and if such challenge were ultimately upheld, the terms of the Tax Receivable Agreement require RTEA to repay to us an amount equal to the prior payments made by us to RTEA in respect of any disallowed cash tax savings. Further, such a challenge could result in a decrease to our tax benefits as well as our future obligations under the Tax Receivable Agreement. We must obtain RTEA's consent prior to settlement of any such challenge if it may affect RTEA's rights and obligations under the Tax Receivable Agreement.

Registration Rights

        In connection with this offering, we will enter into a registration rights agreement, or the Registration Rights Agreement, with CPE LLC, Rio Tinto America, RTEA and KMS. Subject to several exceptions, Rio Tinto America will have the right to require us to register for public resale under the Securities Act all registerable securities that are held by RTEA and KMS and that Rio Tinto America requests be registered at any time after the expiration or waiver of the lock-up period following this offering. Registerable securities subject to the Registration Rights Agreement are shares of our common stock issued or issuable in exchange for common membership units and any other shares of our common stock held by RTEA, KMS and any of their transferees. Rio Tinto America, RTEA and KMS may each assign their rights under the Registration Rights Agreement to any person that acquires registerable securities subject to the agreement and who agrees to be bound by the terms of the agreement.

        Rio Tinto America may require us to use our reasonable best efforts to register under the Securities Act of 1933 all or any portion of these registerable securities upon a "demand request." The demand registration rights are subject to certain limitations. We are not obligated to:

  •
  cause a registration statement with respect to a demand request to be declared effective within 60 days after the effective date of a previous demand registration, other than a shelf registration pursuant to Rule 415 under the Securities Act of 1933, or within 180 days after the effective date of this registration statement (unless the lock-up agreement entered into by RTEA and KMS has been waived by the underwriters (see "Underwriting"));

  •
  cause a registration statement with respect to a demand request to be declared effective unless the demand request is for a number of shares with a market value that is equal to at least $50 million; or

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  cause to be declared effective more than five registration statements with respect to demand registration rights.

In the event that we cause a registration statement to be declared effective registering the sale of our equity securities and conduct a sale of those equity securities, the net proceeds of which will be used solely for the purpose of causing CPE LLC to redeem common membership units from RTEA or KMS in exchange for cash, that registration statement will qualify as one demand registration so long as the net proceeds of the offering are equal to at least $50 million. In addition, in the event that Rio Tinto America submits a demand request and is unable to sell the registerable securities under applicable law or due to an SEC position or interpretation regarding the demand registration, we have agreed, as promptly as practicable following such an occurrence, to use our reasonable best efforts to conduct an SEC registered securities offering, the net proceeds of which will be used to repurchase the registerable securities that were intended to be part of the demand registration. The Registration Rights Agreement will include customary blackout and suspension periods. In addition Rio Tinto America may also require us to file a registration statement on Form S-3 for the resale of their registerable securities if we are eligible to use Form S-3 at that time.

        Holders of registerable securities will also have "piggyback" registration rights, which means that these holders may include their respective shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders. During the first three years following the completion of this offering, RTEA and/or KMS will have priority over us and any other of our stockholders in any registration that is an underwritten offering. After that time, RTEA and KMS will continue to have piggyback registration rights but will no longer have priority over us in a primary underwritten offering that we initiate and their registerable securities will be included on a pro rata basis with any other securities requested to be included in the registration.

        We and RTEA and/or KMS would share responsibility for the expenses of any demand registration (other than underwriters' discounts or commissions) with us covering 25% of the expenses and RTEA and/or KMS covering 75% of the expenses. The Company will bear the expenses of any piggyback registration. RTEA and KMS will be responsible for any underwriters' discount or commission in an offering by them pursuant to a demand registration and their pro rata share of any underwriters' discount or commission in any piggyback registration and we will be responsible for any underwriters'

discount or commission for shares we sell even if the proceeds are intended to be used to redeem RTEA's or KMS' common membership units in CPE LLC. CPE LLC will also agree to indemnify holders with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by a holder.

RTEA Coal Supply Agreement

        CPE LLC will enter into a coal supply agreement, or the Coal Supply Agreement, with RTEA pursuant to which CPE LLC will receive the economic benefits and risks of certain coal supply contracts previously entered into by RTEA or its affiliates that could not be assigned to us, CPE LLC or its subsidiaries. The coal to be delivered under the Coal Supply Agreement will be sourced from our mines, which were previously held, operated and controlled by RTEA or its affiliates prior to the completion of this offering. CPE LLC will agree to perform RTEA's obligations under certain coal supply contracts and will receive from RTEA the customer payments made under those agreements. As payment for the sale of coal by, and services of, CPE LLC, RTEA will pay CPE LLC a fee equal to all payments actually received by RTEA from the customers for the coal over the term of the Coal Supply Agreement. The Coal Supply Agreement will expire when the coal supply contracts, which cannot be assigned to us, expire. CPE LLC will indemnify RTEA for certain liabilities and failures of CPE LLC to perform its obligations under the agreement.

RTEA Agency Agreement

        CPE LLC will enter into an Agency Agreement with RTEA pursuant to which CPE LLC will undertake certain customer service, logistics and other activities for and on behalf of RTEA. The services relate to RTEA's coal supply agreement with Arch Coal Sales Company, Inc. regarding certain coal purchases and sales involving the Jacobs Ranch mine that could not be otherwise assigned to Arch Coal Sales Company, Inc. in connection with the Jacobs Ranch Sale. Arch Coal Sales Company, Inc. has agreed to substantially perform RTEA's obligations under certain customer coal supply contracts. CPE LLC in turn will act as agent for RTEA for certain actions required to be taken under the coal supply agreement with Arch Coal Sales Company, Inc., including communicating with RTEA customers and collecting and forwarding payments for the coal sales to Arch Coal Sales Company, Inc. CPE LLC will also agree to arrange for the purchase and/or sale of substitute coal if Arch Coal Sales Company, Inc. fails to perform its obligations under its agreement with RTEA. CPE LLC has also agreed not to intentionally interfere with the customer coal supply contracts or the sales or purchases by Arch Coal Sales Company, Inc. pursuant to those contracts. The Agency Agreement will expire when the coal supply agreement with Arch Coal Sales Company, Inc. expires and is terminable prior to that time in RTEA's sole discretion. CPE LLC will be paid a flat flee of $42,000, payable per annum, which is intended to reflect CPE LLC's costs for acting as agent for RTEA.

Management Services Agreement

        We intend to enter into a management services agreement, or the Management Services Agreement, with CPE LLC pursuant to which we will agree to provide certain management services to CPE LLC. In exchange for the services, CPE LLC will reimburse us for compensation and other expenses of certain of our officers and for reasonable out-of-pocket costs and expenses incurred by us for providing the management services, including legal, accounting and other third-party advisors and consultants, certain insurance costs and other items of corporate overhead and costs associated with our maintenance of our corporate existence and status as a reporting company under the federal securities laws, including costs related to the registration rights agreement. CPE LLC will also provide reasonable administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The Management Services Agreement also provides that our employees may participate in CPE LLC's benefit plans, and that CPE LLC employees may participate in our equity incentive plan. CPE LLC will indemnify us for any losses arising from our performance under the Management Services Agreement, except that we will indemnify CPE LLC for any losses caused by our willful misconduct or gross negligence. In the event we cease to serve as manager of CPE LLC, the Management Services Agreement will automatically terminate.

Employee Matters Agreement

        Prior to the completion of this offering, we, CPE LLC, RTA, RTEA, CPESC and, for a limited purpose, Rio Tinto plc and Rio Tinto Limited, will enter into an employee matters agreement, or the Employee Matters Agreement, that will govern certain compensation and employee benefit obligations with respect to those employees being transferred to us and CPE LLC from Rio Tinto. The Employee Matters Agreement will allocate liabilities and responsibilities relating to certain employee compensation and benefit plans and programs and related matters in connection with the separation, including, among other things, health and welfare benefit obligations, the treatment of outstanding annual bonus awards and long-term incentive awards, deferred compensation obligations and retirement plans. The executives of our business will be employed by us following the completion of this offering and all other employees will be employed by CPE LLC or one of its subsidiaries.

Employee Benefits

        The Employee Matters Agreement will provide that, upon the completion of this offering, we, in the case of our executive employees, and CPE LLC in respect of all other employees, will assume and be liable for wages, salaries, incentive compensation and defined contribution retirement plan obligations and liabilities for all employees of our business and will indemnify Rio Tinto America and RTEA against certain severance and benefits continuation obligations. Until January 1, 2010, Rio Tinto America and RTEA will continue to provide health and welfare benefits to the employees of our business and CPE LLC will reimburse and indemnify (other than for willful misconduct or material breaches of fiduciary duty) Rio Tinto America and RTEA for agreeing to administer these benefits to our employees until such date. Neither Rio Tinto America nor RTEA shall have liability under any health and welfare plan for claims incurred in respect of our or CPE LLC's employees after the completion of this offering and neither us nor CPE LLC shall have liability under any health and welfare plan for claims incurred in respect of our or CPE LLC's employees prior to the completion of this offering. In addition, CPE LLC will assume and indemnify Rio Tinto America and RTEA for any obligations arising out of certain health reimbursement accounts provided in 2004 and 2005 to our employees.

        Our employees will become eligible to participate in our health and welfare benefit plans on January 1, 2010 and we will reserve the right to amend, modify or terminate any of our benefit plans (including any retirement plans) in accordance with their terms.

Retirement Plans

        Our employees and the employees of CPE LLC will be permitted to roll over their account balances (including loans) in the applicable Rio Tinto America defined contribution plan to CPE LLC's corresponding plan and will be eligible to participate in such defined contribution plan immediately upon the completion of the offering. We will credit each of our and CPE LLC's employees with his or her service with any member of Rio Tinto prior to the completion of this offering for all purposes under the plans sponsored or maintained by us to the extent the corresponding Rio Tinto America plans give credit for such service. Neither we nor CPE LLC will be assuming any pension obligations under Rio Tinto or Rio Tinto America's defined benefit plans, but we will provide retiree medical benefits for former Rio Tinto employees now working for us once they reach age 55 and have 10 years of service combined with Rio Tinto and us. Employees vested in Rio Tinto America's plan will be able to choose between our retiree benefits or those provided by Rio Tinto America.

Bonus Plans

        The Employee Matters Agreement will provide that any of our employees that participated in the Rio Tinto Short Term Incentive Plan, the Rio Tinto Energy America Retention Bonus Plan or the Rio Tinto Energy America Quarterly Incentive Plan will receive their full bonus for the 2009 calendar year. Rio Tinto America and RTEA will be liable for a pro rata portion of the bonus equal to the number of days in the performance period prior to the completion of the offering divided by the total number of days in the applicable performance period and we will be liable for the remainder of such bonus. With respect to any discretion under any bonus plan that may be exercised by Rio Tinto America or RTEA, such discretion will be exercised prior to the completion of the offering and the fact that such discretion has been exercised will be communicated to our employees.

        With respect to our employees that participate in Rio Tinto plc and Rio Tinto Limited equity compensation plans, the Employee Matters Agreement provides that, upon the closing of this offering, such employees will be treated as having terminated their employment with Rio Tinto due to their employer ceasing to be under the control of Rio Tinto and shall be paid out in accordance with the applicable plan terms. Rio Tinto plc and Rio Tinto Limited will only be party to the Employee Matters Agreement for purposes of Rio Tinto's equity compensation plans.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2009:

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  for Cloud Peak Energy Inc. and Rio Tinto Energy America Inc. on a historical basis;

  •
  as adjusted for the structuring transactions and separation from Rio Tinto; and

  •
  for Cloud Peak Energy Inc. as adjusted for the structuring transactions and separation from Rio Tinto, and on a pro forma basis to give effect to the debt financing transactions and the issuance of shares of common stock in this offering and the use of proceeds from this offering, as if each had occurred on September 30, 2009.

        RTEA is considered to be our predecessor for accounting purposes and its consolidated financial statements are our historical consolidated financial statements.

        This table should be read in conjunction with "Structuring Transactions and Related Agreements," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information," and the consolidated financial statements and related notes thereto included in this prospectus.

	As of September 30, 2009
	Cloud Peak Energy Inc. Historical	Rio Tinto Energy America Inc. Historical	As Adjusted for the Structuring Transactions and Separation from Rio Tinto	Cloud Peak Energy Inc. Pro Forma
	(dollars in thousands except per share amounts)
Long-term debt:
Long-term debt—other(1)	$—	$175,604	$	$
Revolving credit facility(2)	—	—
Senior notes offered concurrently(3)	—	—

Total long term debt	—	175,604
Equity:
Common stock ($0.01 par value; 200,000,000 shares authorized; 1 share issued and outstanding on an actual basis; shares issued and oustanding on a pro forma basis(4))	—	—
Additional paid-in capital	—	805,074
Retained earnings (accumulated deficit)	(532)	379,878
Accumulated other comprehensive income (loss)	—	(4,564)

Shareholders' equity attributable to controlling interest	(532)	1,180,388
Non-controlling interest	—	—

Total equity	(532)	1,180,388

Total capitalization	$(532)	$1,355,992

(1)
Includes current portion of long-term debt. Substantially all of this amount is composed of discounted obligations payable to the Bureau of Land Management of the U.S. Department of the Interior under three coal leases. See Note 9 of Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information on our long-term debt.

(2)
We expect CPE LLC to enter into a $         million revolving credit facility concurrently with this offering. We expect that CPE LLC will initially use approximately $         million of the capacity under its revolving credit facility to support the letter of credit arrangements securing our reclamation obligations. CPE LLC may use additional capacity for these purposes going forward.

(3)
We expect CPE LLC will issue $         million aggregate principal amount ($         million net of discount) of senior notes concurrently with this offering in two tranches maturing in        and        .

(4)
Shares issued and outstanding on a pro forma basis gives effect to the grant of restricted shares under our long-term incentive compensation plan.

DILUTION

        If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to RTEA, the existing equity holder of our business.

        As of September 30, 2009 our historical net tangible book value (deficit) was approximately $                   million, or $             million per share of common stock. As of September 30, 2009, as adjusted for the structuring transactions and separation from Rio Tinto, our net tangible book value (deficit) was approximately $             million, or $             per share of common stock. As adjusted for the structuring transactions and separation from Rio Tinto our net tangible book value (deficit) per share represents total tangible assets less total liabilities and divided by the number of shares of our common stock outstanding, in each case after giving effect to the structuring transactions described under "Structuring Transactions and Related Agreements" and other transactions described under "Unaudited Pro Forma Condensed Consolidated Financial Information" and assuming that all of RTEA's and KMS' common membership units in CPE LLC were acquired by means of redemption and we used our Assumption Right to acquire RTEA's and KMS' common membership units in exchange only for shares of our common stock.

        After giving effect to our sale in this offering of                  shares of our common stock, the structuring transactions described under "Structuring Transactions and Related Agreements" and other transactions described under "Unaudited Pro Forma Condensed Consolidated Financial Information," and assuming an estimated initial public offering of $             per share (the midpoint of the range set forth on the cover of this prospectus) and after deducting estimated underwriting discounts and commissions and assuming that all of RTEA's and KMS' common membership units in CPE LLC were acquired by redemption and we, pursuant to our Assumption Right, acquired RTEA's and KMS' common membership units in exchange only for shares of our common stock, our pro forma net tangible book value as of September 30, 2009 would have been approximately $             million, or $        per share of our common stock. This represents an immediate increase in net tangible book value of $            per share to RTEA and KMS and an immediate dilution in net tangible book value of $             per share to new investors purchasing shares in this offering. This information assumes no exercise by the underwriters of their right to purchase up to                  shares of common stock from us to cover over-allotments.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share (the midpoint of the price range set forth on the cover of this prospectus)		$
Net tangible book value per share, as adjusted for the structuring transactions and separation from Rio Tinto, as of September 30, 2009, before giving effect to this offering	$
Increase in net tangible book value per share attributable to new investors, as adjusted for the structuring transactions and separation from Rio Tinto

Pro forma net tangible book value per share, after giving effect to this offering		$

Dilution in pro forma net tangible book value per share to new investors in this offering		$

        If the underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share of common stock after giving effect to this offering and the structuring transactions described under "Structuring Transactions and Related Agreements" would be approximately $

per share, and the dilution in pro forma net tangible book value per share of common stock to new investors would be $            per share.

        The following table summarizes, on a pro forma basis as of September 30, 2009, the total number of shares of our common stock purchased from us, the total cash consideration paid to us and the average price per share paid by RTEA and by new investors purchasing shares in this offering, assuming that all of RTEA's and KMS' common membership units in CPE LLC were acquired by redemption and we, pursuant to our Assumption Right, acquired RTEA's and KMS' common membership units in exchange only for shares of our common stock, at an assumed initial public offering price of $             per share (the midpoint of the range set forth on the cover of the prospectus) before deducting the estimated underwriting discounts and commissions:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
RTEA and KMS			%	$		%	$
New investors			%	$		%	$

Total			%	$		%

        A $1.00 increase (decrease) in the assumed initial public offering price of $             per share (the midpoint of the range set forth on the cover of the prospectus) would not impact our pro forma net tangible book value as all net proceeds will be used to acquire our managing member interest in CPE LLC. The pro forma information discussed above is for illustrative purposes only. Our net tangible book value following the completion of the offering is subject to adjustment based on the actual offering price of our common stock and other terms of this offering determined at pricing.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated information sets forth our unaudited pro forma and historical consolidated statements of operations for the year ended December 31, 2008 and for the nine months ended September 30, 2009 and the unaudited pro forma and historical consolidated balance sheets at September 30, 2009. Such information is based on the audited and unaudited consolidated financial statements of RTEA appearing elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of our structuring transactions that will occur immediately prior to the offering and separation from Rio Tinto and transition to a stand-alone public company. RTEA consolidated financial statements were prepared on a carve-out basis from our ultimate parent company, Rio Tinto plc. Such carve-out information is not intended to be a complete presentation of the financial position or results of operations of our company had we operated as a stand-alone public company. RTEA is considered to be our predecessor for accounting purposes and its consolidated financial statements are our historical consolidated financial statements. Cloud Peak Energy Inc. was incorporated in Delaware in July 2008 in anticipation of an initial public offering and has had no operations.

        The unaudited pro forma condensed consolidated balance sheet at September 30, 2009, and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008, give effect to (i) the structuring transactions and related agreements, including the separation from Rio Tinto, (ii) the debt financing transactions and (iii) the issuance of shares of common stock in this offering and the use of proceeds from this offering as if each had occurred on September 30, 2009 for the unaudited pro forma condensed consolidated balance sheet and on January 1, 2008 for the unaudited pro forma condensed consolidated statements of operations.

        The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. Presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.

        The unaudited pro forma condensed consolidated financial information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the sections of this prospectus entitled "Use of Proceeds", "Structuring Transactions and Related Agreements", "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the structuring transactions and this offering been completed on the dates indicated and should not be taken as representative of our future consolidated results of operations or financial position.

Unaudited Pro Forma Consolidated Balance Sheet
As of September 30, 2009
(dollars in thousands, except per share amounts)

	Cloud Peak Energy Inc.— Historical	Rio Tinto Energy America Inc.— Historical	Adjustments for the Structuring Transactions, Separation from Rio Tinto and Eliminations(1)			As Adjusted for Structuring Transactions and Separation from Rio Tinto		Adjustments for this Offering and Debt Financing(2)		Cloud Peak Energy Inc. Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$—	$18,319		$—			$18,319	$	(a)	$
									(b)
									(c)
Accounts receivable, net	—	81,390		—			81,390				81,390
Due from related parties	—	153,769		(149,615	)(a)		37,921
				7,767	(b)
				26,000	(h)
Deferred income taxes	—	36,150		(34,561	)(c)		1,589
Inventories, net	—	62,996		—			62,996				62,996
Other current assets	—	12,636		—			12,636		(c)
									(a)
Current assets of discontinued operations	—	62,873		(62,873	)(d)		—				—

Total current assets	—	428,133		(213,282)			214,851
Property, plant and equipment, net	—	981,248		—			981,248				981,248
Deferred income taxes	—	—			(c)
Intangible, net and goodwill	—	42,780		—			42,780				42,780
Restricted cash	—	—		—			—		(c)
Other assets	—	5,720		—			5,720		(c)
Noncurrent assets of discontinued operations	—	519,431		(519,431	)(d)		—				—

Total assets	$—	$1,977,312	$			$		$		$

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other liabilities	$—	$103,579		$758	(e)		$100,547	$		$
				1,781	(f)
				(5,571	)(b)
Royalties and production taxes	—	115,124		—			115,124				115,124
Due to related party	532	—		(532	)(a)				)(b)
					(g)				)(c)
					(h)
Tax agreement liability—related party, current portion	—	—			(i)
Current portion of long-term debt	—	53,823		—			53,823		(c)
Current liabilities of discontinued operations	—	64,740		(64,740	)(d)		—				—

Total current liabilities	532	337,266
Long-term debt	—	121,781		—			121,781		(c)
Tax agreement liability—related party, net of current portion	—	—			(i)
Asset retirement obligations	—	169,642					169,642				169,642
Other liabilities	—	7,296		17,304	(j)		24,600
Deferred income taxes	—	86,320		(86,320	)(c)		—
Noncurrent liabilities of discontinued operations	—	74,619		(74,619	)(d)		—				—

Total liabilities	532	796,924

Equity
Common stock ($0.01 par value; 1,000 shares authorized; 1 share issued and outstanding on an actual basis, for Cloud Peak Energy and RTEA, each; 200,000,000 shares authorized, shares issued and oustanding on a pro forma basis)	—	—		—			—		(a)
Additional paid-in capital	—	805,074			(n)				(a)
									(d)
Retained earnings (accumulated deficit)	(532)	379,878			(n)
Accumulated other comprehensive income (loss)	—	(4,564)									(4,564)

Shareholders' equity attributable to controlling interest	(532)	1,180,388
Noncontrolling interest in CPE LLC	—	—			(g)				(d)

Total equity	(532)	1,180,388

Total liabilities and equity	$—	$1,977,312	$			$		$		$

See notes to unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2009
(dollars in thousands, except pro forma per share amounts)

	Cloud Peak Energy Inc.— Historical	Rio Tinto Energy America Inc.— Historical	Adjustments for the Structuring Transactions, Separation from Rio Tinto and Eliminations(1)			As Adjusted for Structuring Transactions and Separation from Rio Tinto		Adjustments for this Offering and Debt Financing(2)		Cloud Peak Energy Inc. Pro Forma
Revenues	$—	$1,061,286		$—			$1,061,286	$			$1,061,286
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	—	702,569		—	(k)		702,569				702,569
Depreciation, depletion, amortization, accretion and exploration costs	—	102,711		—			102,711				102,711
Selling, general and administrative expenses	415	49,075		—	(k)		49,490				49,490

Total costs and expenses	415	854,355		—			854,770				854,770

Operating Income	(415)	206,931		—			206,516
Interest and other income (expense), net	—	(764)		—			(764)		(c)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	(415)	206,167		—			205,752
Income tax provision	—	(59,888)			(l)				(e)
Earnings (losses) from unconsolidated affiliates, net of tax	—	989		273	(l)		1,262

Income from continuing operations	(415)	147,268		28,004			174,857
Income from continuing operations attributable to noncontrolling interest	—	—			(m)				(f)

Income from continuing operations attributable to controlling interest	$(415)	$147,268	$			$		$		$

Income from continuing operations per share:
Basic	$(415)	$147,268								$		(g)

Diluted	$(415)	$147,268								$		(g)

Weighted average shares outstanding:
Basic	1	1										(g)

Diluted	1	1										(g)

See notes to unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2008
(dollars in thousands, except pro forma per share amounts)

	Cloud Peak Energy Inc.— Historical	Rio Tinto Energy America Inc.— Historical	Adjustments for the Structuring Transactions, Separation from Rio Tinto and Eliminations(1)			As Adjusted for Structuring Transactions and Separation from Rio Tinto		Adjustments for this Offering and Debt Financing(2)		Cloud Peak Energy Inc. Pro Forma
Revenues	$—	$1,239,711		$—			$1,239,711	$			$1,239,711
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	—	892,649		—	(k)		892,649				892,649
Depreciation, depletion, amortization, accretion and exploration costs	—	149,090		—			149,090				149,090
Selling, general and administrative expenses	116	70,485		—	(k)		70,601				70,601
Asset impairment charges	—	2,551		—			2,551				2,551

Total costs and expenses	116	1,114,775					1,114,891				1,114,891

Operating income	(116)	124,936		—			124,820
Interest and other income (expense), net	—	(15,796)		14,944	(a)		(852)		(c)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	(116)	109,140		14,944			123,968
Income tax provision	—	(25,318)			(l)				(e)
Earnings (losses) from unconsolidated affiliates, net of tax	—	4,518		1,245	(l)		5,763

Income from continuing operations	(116)	88,340		26,496			114,720
Income from continuing operations attributable to noncontrolling interest	—	—			(m)				(f)

Income from continuing operations attributable to controlling interest	$(116)	$88,340	$			$		$		$

Income from continuing operations per share:
Basic	$(116)	$88,340								$		(g)

Diluted	$(116)	$88,340								$		(g)

Weighted average shares outstanding:
Basic	1	1										(g)

Diluted	1	1										(g)

See notes to unaudited pro forma condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Basis of Presentation

        The accompanying unaudited pro forma condensed consolidated balance sheet and statements of operations, present:

  •
  Cloud Peak Energy Inc. and Rio Tinto Energy America Inc. on a historical basis;

  •
  as adjusted for the structuring transactions and separation from Rio Tinto; and

  •
  for Cloud Peak Energy Inc. as adjusted for the structuring transactions and separation from Rio Tinto, and on a pro forma basis to give effect to CPE LLC's revolving credit facility and senior notes offering and the issuance of shares of common stock in this offering and the use of proceeds from this offering.

        The unaudited pro forma condensed consolidated financial information is based on the audited and unaudited financial statements of RTEA. The consolidated financial statements of RTEA were prepared on a carve-out basis from our ultimate parent company, Rio Tinto plc. and include the accounts of Cloud Peak Energy Inc. Such carve-out information is not intended to be a complete presentation of the financial position or results of operations of our company had we operated as a stand-alone public company.

        The historical consolidated balance sheet of RTEA as of September 30, 2009 reflects $62.9 million and $519.4 million of current and noncurrent assets of discontinued operations, respectively, and $64.7 million and $74.6 million of current and noncurrent liabilities of discontinued operations, respectively. Effective March 8, 2009, CPE LLC entered into an agreement to sell the Jacobs Ranch mine. As of March 1, 2009, the Jacobs Ranch mine was presented in our consolidated financial statements as held for sale and the assets and liabilities and results of operations of the Jacobs Ranch mine have been reflected as discontinued operations. The Jacobs Ranch mine was sold on October 1, 2009, and has been eliminated from our pro forma condensed consolidated balance sheet as of September 30, 2009. See note (1)(d) below.

        The pro forma condensed consolidated statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 present financial information only for the Company's continuing operations. Accordingly, the income (loss) from discontinued operations related to Jacobs Ranch mine and other discontinued operations are not reflected in the unaudited pro forma condensed consolidated financial information and no pro forma adjustment is necessary to reflect the disposal of the discontinued operations in the respective pro forma condensed consolidated statements of operations.

Pro Forma Adjustments

  (1)
  In connection with our separation from RTEA, we are entering into a series of integrated structuring transactions and related agreements while Cloud Peak Energy Inc. and RTEA are under common control by Rio Tinto America. Accordingly, the assets and liabilities of CPE LLC will be reported in the unaudited pro forma condensed consolidated balance sheet at their historical cost, consistent with the requirements of U.S. GAAP. The amounts in this column represent the pro forma adjustments made to reflect the structuring transactions to be completed prior to this offering as further described in "Structuring Transactions and Related Agreements":

  (a)
  Reflects the effects of the structuring transactions on amounts due from related parties. Due from related parties in RTEA's unaudited consolidated balance sheet as of September 30, 2009, consisted of (i) intercompany accounts comprising a $149.6 million net receivable from Rio Tinto America and its subsidiaries other than RTEA and (ii) a $4.2 million receivable from an unconsolidated investee of CPE LLC. The accounts comprising the net receivable from Rio Tinto America and its subsidiaries other than RTEA will be cancelled, repaid or otherwise eliminated prior to the offering. Accordingly, the structuring transactions result in the elimination of all intercompany accounts other than CPE LLC's $4.2 million net receivable from its unconsolidated investee. These eliminations are reflected as a $149.6 million charge to shareholders' equity (see note (1)(n) below) in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009. In addition, an adjustment to eliminate a $532,000 intercompany payable from Cloud Peak Energy Inc. to RTEA is reflected as credit to shareholders' equity (see note (1)(n) below) because the related expenses are included in RTEA's consolidated retained earnings as of September 30, 2009.

      The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2009, and for the year ended December 31, 2008, give effect to the elimination of the intercompany account balances as of January 1, 2008. During the period from January 1 to September 24, 2008, RTEA had outstanding balances under an interest bearing facility loan from Rio Tinto America and recognized interest expense of $14.9 million on those balances. This interest expense would not have been incurred had the structuring transactions been completed as of January 1, 2008. Accordingly, the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008, reflects an adjustment to reverse such interest expense. Additional interest expense resulting from CPE LLC entering into new debt agreements is discussed in note (2)(c) below.

    (b)
    Reflects adjustments to accrued liabilities at the offering date as a result of certain provisions of the Employee Matters Agreement. The agreement provides that Rio Tinto America and RTEA will be liable for claims incurred prior to the offering date under Rio Tinto America's and RTEA's employee health insurance plans. Accordingly, the unaudited pro forma condensed consolidated balance sheet includes an adjustment to eliminate a $5.6 million recorded accrued liability for incurred but unpaid health insurance claims as of September 30, 2009. The Employee Matters Agreement further provides that Rio Tinto America and RTEA will reimburse CPE LLC for a portion of the bonuses to be paid under Rio Tinto America's and RTEA's short-term incentive plans based on the number of days in the performance period prior to the offering date. Accordingly, the unaudited pro forma condensed consolidated balance sheet reflects a pro forma adjustment to recognize a $7.8 million receivable, representing the recorded accrued liability as of September 30, 2009 for such bonuses that are required to be reimbursed by Rio Tinto America and RTEA. A corresponding $13.3 million increase in shareholders' equity (see note (1)(n) below) is reflected in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, reflecting Rio Tinto's assumption of these funding obligations.

    (c)
    Reflects the effects on our deferred income tax accounts that result from Cloud Peak Energy Inc.'s use of offering proceeds to repay the CPE Note pursuant to which it acquired a controlling interest in the common membership units of CPE LLC pursuant to the Acquisition Agreement. At the time of the acquisition, CPE LLC will have in effect an election under Section 754 of the Internal Revenue Code, which will result in an increase in the tax basis of Cloud Peak Energy Inc.'s initial share of the net assets of CPE LLC. This increase in tax basis will result in additional income tax deductions over the remaining lives of the affected assets, which consist primarily of property, plant and equipment used in our mining operations. Based on currently enacted tax rates, the additional deductions, to the extent that they reduce future taxable income, would result in a $157.8 million decrease in our future income tax payments. In addition, Cloud Peak Energy Inc.'s ownership of the controlling interest in CPE LLC will result in the elimination of RTEA's existing deferred income tax accounts, because RTEA will hold a noncontrolling interest in CPE LLC and no longer will be included in our consolidated financial statements. Substantially all deferred income taxes reflected in RTEA's historical consolidated balance sheet are recorded at the parent company level and will be eliminated in connection with the structuring transactions, as CPE LLC generally is not an income tax paying entity and does not have any significant deferred income taxes. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, thus reflects adjustments to eliminate RTEA's existing deferred tax accounts and to record a $157.8 million noncurrent deferred tax asset related to the excess of the tax basis of Cloud Peak Energy Inc.'s interest in CPE LLC over its interest in the related carrying amounts of CPE LLC's net assets as reported in the historical consolidated balance sheet as of September 30, 2009.

      The future realization of the deferred income tax assets that result from the increased tax basis of our interest in CPE LLC's net assets depends on the existence of sufficient future taxable income. Based on our consideration of CPE LLC's historical operations, the effects of the structuring and financing transactions contemplated in this offering, current forecasts of taxable income over the remaining lives of our mines, the availability of tax planning strategies, and other factors, we determined that $149.3 million of the potential tax benefits resulting from the increased tax basis of Cloud Peak Energy Inc.'s interest in CPE LLC are more likely than not to be realized at the statutory federal and state income tax rates. Accordingly, the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, reflects a $8.5 million adjustment to record a valuation allowance to reduce the deferred income tax assets to the net amount that we determined is more likely than not to be realized.

      For U.S. GAAP purposes, the deferred income tax assets and related valuation allowance that will be recognized as a result of our increased tax basis in CPE LLC's net assets are attributable to transactions between the owners of CPE LLC. The tax effects of such equity transactions are required by U.S. GAAP to be recorded in equity. Accordingly, the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, reflects an $199.5 increase in shareholders' equity (see note (1)(n) below) to reflect the net effects of the pro forma adjustments to deferred income taxes described above.

    (d)
    Reflects the elimination of the assets and liabilities associated with the Jacobs Ranch coal mine, which CPE LLC sold on October 1, 2009. The sale resulted in gross nonrecurring cash proceeds, of approximately $764 million and a nonrecurring gain on sale, net of income taxes, of approximately $170 million. The net proceeds and gain are subject to adjustment based on a final determination of certain balance sheet amounts as of the closing date. The unaudited pro forma condensed consolidated balance sheet reflects a pro forma adjustment to charge shareholders' equity (see note (1)(n) below) by $442.9 million for the net assets of the Jacobs Ranch coal mine as of September 30, 2009. The adjustment reflects the net effect of charging retained earnings for the distribution of net sales proceeds to Rio Tinto America and crediting retained earnings for the gain on sale. No pro forma adjustments to cash or current income tax liabilities are reflected in the unaudited pro forma condensed consolidated balance sheet, because the net proceeds from the sale were distributed to Rio Tinto America, which has the obligation to pay the related income taxes.

    (e)
    As a result of our separation from RTEA, the vesting of certain awards under Rio Tinto's existing share-based compensation arrangements will accelerate as provided in the original terms of those awards. As of September 30, 2009, we would recognize additional compensation expense of $716,000 to reflect the accelerated vesting; however, no pro forma adjustment for this amount is included in the unaudited pro forma consolidated statements of operations because it does not have a continuing impact on our operations. Rio Tinto will retain the obligation to settle existing awards that are expected to be settled in cash and which are recorded as liabilities. We have recorded adjustments in our unaudited pro forma consolidated balance sheet as of September 30, 2009, to reflect a $716,000 charge to retained earnings resulting from acceleration of the vesting of share-based compensation, a $758,000 decrease in other current liabilities resulting from Rio Tinto's retention of cash-settled awards, with a corresponding $1.5 million credit to shareholders' equity (see note (1)(n) below).

      We will establish new share-based compensation plans in connection with this offering and have considered the continuing impacts of those plans on our operating expenses as discussed in note (1)(k) below.

    (f)
    Reflects the recognition of a $1.8 million liability for nonrecurring employee bonus compensation that is contingently payable upon completion of the offering. The recognition of this liability will result in a charge to expense and reduce shareholders' equity (see note (1)(n) below).

    (g)
    Reflects the execution of the Acquisition Agreement, pursuant to which Cloud Peak Energy Inc. will issue the $             million CPE Note (based on the midpoint of the range set forth on the cover page of this prospectus and assuming no exercise of the underwriter's overallotment option, net of underwriter discounts) to RTEA and KMS in exchange for         million common membership units in CPE LLC. As a result of this agreement and exchange, (i) Cloud Peak Energy Inc. will become the managing member of CPE LLC and obtain control of CPE LLC, resulting in consolidation of CPE LLC by Cloud Peak Energy Inc. and (ii) RTEA and KMS will hold a noncontrolling interest comprised of         million common membership units in CPE LLC and will no longer consolidate CPE LLC. RTEA and KMS previously contributed Rio Tinto America's western U.S. coal business to CPE LLC and prior to the execution of the Acquisition Agreement, RTEA and KMS will have contributed to CPE LLC substantially all of the remaining assets and liabilities that RTEA holds directly. For U.S. GAAP purposes, RTEA's and KMS' transfer of common membership units in CPE LLC to Cloud Peak Energy Inc. in exchange for the CPE Note will be a transfer of assets between entities under common control and will not result in any adjustments to the historical financial reporting carrying amounts of assets and liabilities held by CPE LLC. Based on such carrying amounts, together with the effects of other pro forma adjustments to such carrying amounts described herein, the carrying amount of CPE LLC's net assets in an exchange as of September 30, 2009, would have been $             million, and RTEA's and KMS' share of such net assets would have been $             million. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, includes adjustments to (i) reflect the $             million CPE Note as a payable to a related party with a corresponding charge to shareholders' equity (see note (1)(n) below), representing the consideration received by RTEA and KMS from Cloud Peak Energy Inc. for the controlling interest in CPE LLC, and (ii) reflect RTEA's and KMS' $             million noncontrolling interest in CPE LLC with a corresponding charge to shareholders' equity (see note (1)(n) below), representing RTEA's and KMS' share of the carrying amount of CPE LLC's net assets.

    (h)
    Prior to Cloud Peak Energy Inc.'s acquisition of a controlling interest in CPE LLC and the receipt of net proceeds from the senior notes (see note (2)(c) below), CPE LLC will declare a distribution payable to RTEA of approximately $             million, and CPE LLC will retain proceeds of $             million as provided in the Master Separation Agreement. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, reflects adjustments to record a liability for the declared distribution amount, and

      to record a $         million receivable from Rio Tinto, representing the amount that Rio Tinto would be required to pay CPE LLC if the working capital adjustment provisions of the Master Separation Agreement were applied based on working capital account balances as of September 30, 2009, with a corresponding charge of $             million to shareholders' equity (see note (1)(n) below).

    (i)
    Cloud Peak Energy Inc. will enter into the Tax Receivable Agreement with RTEA, pursuant to which Cloud Peak Energy Inc. will pay to RTEA approximately 85% of its cash savings in income taxes that it realizes as a result of the increase in the tax basis of its interest in CPE LLC, including tax benefits attributable to payments made under the Tax Receivable Agreement. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, reflects adjustments to recognize current and noncurrent liabilities totaling $             million, with a corresponding charge to shareholders' equity (see note (1)(n) below), based on our estimate, using assumptions consistent with those used in determining the amount of the deferred tax asset valuation allowance, of the undiscounted amounts that we expect to pay to RTEA under this agreement. We estimate that annual payments to RTEA under the agreement will range from approximately $       million to $       million per year based on our operating plan which takes into account only our existing LBAs. Payments would be significantly greater if we generate income significantly in excess of the amounts used in our operating plan, for example because we acquire additional LBAs beyond our existing LBAs, and as a result we realize the full tax benefit of such increased tax basis (or an increased portion thereof). When we or CPE LLC acquire RTEA's remaining units in CPE LLC (or a significant portion thereof), we would likely receive further step-up in our tax basis based on the value we or CPE LLC pay for RTEA's units at such time and, accordingly, our obligations under the Tax Receivable Agreement to pay RTEA 85% of any benefits we receive as a result of such further step-up would significantly increase. Our obligation may also increase if there are changes in law, including the increase of current corporate income tax rates. These estimates are based on assumptions related to our business that could change and the actual estimated payments could differ materially from these estimates. See "Risk Factors—We will be required to pay RTEA for most of the benefits we may claim as a result of the tax basis step-up we receive in connection with this offering and related transactions. In certain cases payments to RTEA may be accelerated or exceed our actual cash tax savings."

    (j)
    Following the completion of this offering, CPE LLC will offer certain retiree medical benefits to employees and will grant credit to employees for their prior service to RTEA for benefit vesting purposes. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, reflects an adjustment to record a $17.3 million liability, with a corresponding charge to shareholders' equity (see note (1)(n) below), for the initial accumulated postretirement benefit obligation related to the retiree medical benefit plan, which will not be funded as of the offering date. We also will establish a defined contribution retirement plan for our employees in connection with the offering, but will not have any liability for benefits under this plan as of the offering date.

      Certain of our employees currently participate in defined benefit pension and retiree medical plans sponsored by Rio Tinto America, which will retain the liabilities for any accrued benefits under those plans. After the offering, our employees will not accrue additional benefits under the Rio Tinto America plans. Due from related parties in our historical consolidated balance sheet as of September 30, 2009, reflects accrued liabilities for benefits under the Rio Tinto America plans. Such accrued liabilities are eliminated in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, as discussed in note (1)(a) above.

      We have considered the continuing impacts on our operating expenses of our separation from the Rio Tinto America benefit plans and the establishment of new employee benefit plans by Cloud Peak Energy Inc., as discussed in note (1)(k) below.

    (k)
    The operating expenses reported in our carve-out historical consolidated statements of operations include allocations of certain general and administrative costs and Rio Tinto's headquarters costs totaling $19.8 million and $25.4 million for the nine months ended September 30, 2009 and for the year ended December 31, 2008, respectively. Many of the cost allocations relate to services provided to us under a shared services agreement with an affiliate of Rio Tinto America. Also included in our operating expenses for the nine months ended September 30, 2009 and for the year ended December 31, 2008, are costs incurred as a result of actions to divest RTEA, either through a trade sale or an initial public offering, of $11.3 million and $25.8 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Post-offering Cost Structure."

      The costs incurred under the shared services agreement and the allocations of Rio Tinto's headquarters costs will not continue when we are a stand-alone public company. We also do not expect to incur additional costs in connection with the divestiture of RTEA after completion of this offering. However, we will incur additional recurring costs related to being a stand-alone public company, including costs for financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations activities.

      We are currently in the process of implementing plans, which are subject to further refinement, to replace shared services from Rio Tinto America and develop the internal functions that we need to operate effectively and fulfill our responsibilities as a stand-alone public company. Our plans reflect anticipated recurring activities that are incremental to our current activities, as well as certain nonrecurring activities that we expect will be required during our transition to a stand-alone public company. We have estimated the costs of these recurring and nonrecurring activities and will continue to revise our estimates as we implement our plans.

      We currently estimate the incremental recurring annual costs related to being a stand-alone public company to be approximately $38 million. The significant assumptions involved in determining the estimates of incremental recurring costs include:

      •
      additional personnel required to operate as a stand-alone public company;

      •
      changes in compensation with respect to new and existing positions;

      •
      the level of additional assistance we will require from professional service providers;

      •
      the increase in insurance premiums and bonding costs as a stand-alone public company;

      •
      the increase in health and welfare costs associated with a larger employee base in conjunction with changes in our employee benefit plans;

      •
      the amount of additional capital expenditures for information technology infrastructure investments associated with being a stand-alone public company; and

      •
      the type and level of other costs expected to be incurred in connection with being a stand-alone public company.

      We currently estimate the nonrecurring costs that we will incur during our transition to being a stand-alone public company to be approximately $18 million. We anticipate that substantially all of these costs will be incurred during the period from July 1, 2009 to a date approximately nine months after the effective date of this offering. Our historical consolidated statement of operations for the nine months ended September 30, 2009 includes approximately $4.0 million of such costs. These costs relate to the following:

      •
      one-time legal, accounting, tax and consulting costs pertaining to the structuring transactions and separation and establishing us as a stand-alone public company;

      •
      nonrecurring compensation, such as accelerated vesting of certain share-based awards, upon completion of the separation and initial public offering;

      •
      office relocation costs;

      •
      recruiting and relocation costs associated with hiring key senior management personnel new to our company;

      •
      costs incurred under our Transition Services Agreement with an affiliate of Rio Tinto America;

      •
      costs to separate information systems; and

      •
      other one-time costs.

      As of the date of this offering, we are continuing to refine our transition plan including specific arrangements for certain significant elements of our cost structure as a stand-alone public company. Although we believe our estimates of incremental recurring costs and nonrecurring transition costs are reasonable based on the information we have to date, certain significant components of our estimates are preliminary and subject to change. A substantial portion of our estimated costs are thus not considered to be factually supportable. As a result, the accompanying unaudited pro forma condensed consolidated financial statements have not been adjusted to reflect the estimated costs of becoming a stand-alone public company. In addition, we have not adjusted the accompanying unaudited pro forma condensed consolidated statements of operations for the estimated nonrecurring transition costs as these costs are not expected to have an ongoing impact on our operating results.

      We have, however, included adjustments in the accompanying unaudited pro forma condensed consolidated balance sheet for certain nonrecurring employee compensation costs and certain effects of changes in our employee benefit arrangements, as we believe these effects are factually supportable and reliably determinable at the date of this offering. See notes (1)(e), (1)(f) and (1)(j) above.

      The information presented in this note, with respect to the costs that we expect to incur as a stand-alone public company, is forward-looking information. See "Special Note Regarding Forward-Looking Statements" herein.

    (l)
    Reflects the effects of the structuring transactions, which on a pro forma basis result in a reduction in our consolidated effective income tax rates from 29.1% for the nine months ended September 30, 2009 and 23.2% for the year ended December 31, 2008. In RTEA's historical consolidated statements of operations, which are prepared on a carve-out basis, income tax expense is calculated as if RTEA files federal and state corporate income tax returns on a stand-alone basis under the separate return method. As a result, substantially all of the pre-tax income reported in the historical consolidated statements of operations is subject to income taxes, with certain limited exceptions for income and expense items that are treated as permanent differences between pre-tax financial reporting income and taxable income. Following Cloud Peak Energy Inc.'s acquisition of a controlling interest in CPE LLC, which generally is not an income tax paying entity, our consolidated financial statements generally will reflect income tax expense on CPE LLC's pre-tax income only to the extent of Cloud Peak Energy Inc.'s interest in CPE LLC. As a result, our consolidated effective income tax rate will be lower because of the changes in our structure. The structuring transactions also may affect the tax benefits we will receive from certain tax deductions, such as statutory percentage depletion deductions in excess of cost basis for tax purposes, that are accounted for as permanent differences and affect our consolidated effective income tax rate. The unaudited pro forma condensed consolidated statements of operations include adjustments to reduce RTEA's historical income tax provisions to amounts that reflect Cloud Peak Energy Inc.'s ownership interest in CPE LLC and such other effects of the structuring transactions.

    (m)
    Reflects the effects of RTEA's and KMS' noncontrolling interest in CPE LLC's income from continuing operations. Following Cloud Peak Energy Inc.'s acquisition of a controlling interest in CPE LLC, RTEA's remaining ownership interest will be reflected as a noncontrolling interest in our consolidated financial statements. Accordingly, the unaudited pro forma condensed consolidated statements of operations include adjustments to reflect RTEA's and KMS' share of CPE LLC's income from continuing operations as income from continuing operations attributable to noncontrolling interest. The noncontrolling interest percentage of consolidated income from continuing operations exceeds RTEA's percentage interest in CPE LLC because of the effects of income taxes. Because CPE LLC and its non-corporate subsidiaries are not income tax paying entities, income tax expense related to CPE LLC's pre-tax income reflected in the unaudited pro forma condensed consolidated statements of operations consists only of the taxes attributable to Cloud Peak Energy Inc.'s ownership interest in CPE LLC. Income tax expense is not reflected in the unaudited pro forma condensed consolidated statements of operations for the portion of CPE LLC's pre-tax income that is attributable to the noncontrolling interest.

    (n)
    The pro forma adjustments for the structuring transactions, separation from Rio Tinto and eliminations described above reflect a series of integrated transactions involving Cloud Peak Energy Inc., RTEA and CPE LLC while under the common control of Rio Tinto in anticipation of Cloud Peak Energy Inc.'s initial public offering. The aggregate effect of these adjustments is a $             million net decrease in shareholders' equity, as follows:

Note
Elimination of intercompany accounts	(a)	$
Adjustments related to RTEA's obligations for certain liabilities	(b)
Adjustments to the deferred income taxes	(c)
Elimination of assets and liabilities of Jacobs Ranch mine	(d)
Accelerated recognition of share-based compensation	(e)
Recognition of employee bonus expense	(f)
Execution of the Acquisition Agreement and CPE Note	(g)
Recognition of noncontrolling interest in shareholders' equity	(g)
Declaration of debt proceeds distribution to RTEA	(h)
Recognition of Tax Receivable Agreement liability	(i)
Recognition of retiree medical benefit obligation	(j)

Net decrease in pro forma consolidated shareholders' equity		$

      The transactions described above will result in the transfer of the controlling interest in CPE LLC from RTEA to Cloud Peak Energy Inc. To present the accounts of Cloud Peak Energy Inc. as those of the parent company of CPE LLC in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, the net decrease in pro forma consolidated shareholders' equity is recorded as (i) a $             million charge to retained earnings (accumulated deficit) to eliminate RTEA's historical retained earnings and (ii) a $             million charge to additional paid-in capital for the remaining decrease.

  (2)
  The amounts in this column represent the pro forma adjustments made to reflect the debt financing transactions which CPE LLC intends to enter into in connection with this offering, the issuance of shares of common stock in this offering and the subsequent use of proceeds of the debt financing transactions and common stock offering.

  (a)
  Reflects Cloud Peak Energy Inc.'s receipt of the net proceeds from this offering of $             million, assuming the issuance of shares of common stock at a price of $            per share (the mid-point of the estimated public offering range). RTEA has agreed to pay all of Cloud Peak Energy Inc.'s out-of-pocket costs and expenses incurred in connection with the structuring transactions and this offering and the debt financing transactions (other than underwriting fees, discounts and commissions in connection with the debt financing transaction). The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, reflects the receipt of proceeds as increases in cash and cash equivalents and shareholders' equity, primarily additional paid-in capital.

  (b)
  Reflects Cloud Peak Energy Inc.'s use of net proceeds from this offering to repay the $             million CPE Note discussed in note (1)(g) above. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, reflects the CPE Note repayment as decreases in cash and cash equivalents and due to related party.

  (c)
  Concurrent and contingent with this offering, CPE LLC will enter into debt agreements that provide for borrowings under senior notes and a revolving credit facility. The senior notes reflect a principal amount of $             million and will be funded concurrent with this offering. We will receive estimated net proceeds from the senior notes offering of $             million, net of estimated original issue discount, initial purchasers' discounts and commissions and offering expenses. The senior notes consist of two tranches maturing in        and        and bear interest at an assumed interest rate of        %. We will place $             million of the net proceeds in escrow to secure Rio Tinto with respect to its liabilities under existing security arrangements and will pay $             million to Rio Tinto in satisfaction of the previously declared distribution (see note (1)(h) above). We will use $             million of the net proceeds to pay fees associated with our revolving credit facility (described below) and other financing costs, and will retain the remaining $             million of the net proceeds from the senior notes offering for general corporate purposes. Substantially all of the $18.3 million balances of cash and cash equivalents reported on our historical consolidated balance sheet as of September 30, 2009 represents our 50% proportionate share of cash held by Decker and is not available for general corporate purposes. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 includes adjustments to reflect the effects of these transactions.

      The revolving credit facility provides for maximum borrowings of $             million, which bear variable interest based on LIBOR, and has a term to maturity of            . We do not expect to draw on the revolving credit facility concurrent with the offering although we will have outstanding letters of credit. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009, includes adjustments to reflect the effects of these transactions.

      The unaudited pro forma condensed consolidated statements of operations include adjustments to reflect interest expense related to this debt financing of $             million and $             million for the year ended December 31, 2008, and nine months ended September 30, 2009, respectively. Pro forma interest expense reflects periodic commitment fees, the amortization of up-front lender fees and other financing costs over the terms of the related debt, and is net of amounts required to be capitalized. A 1/8th% variance in the interest rates that apply to our debt financing would result in a change in pro forma income from continuing operations of $                  and $  for the year ended December 31, 2008, and the nine months ended September 30, 2009, respectively.

    (d)
    Upon completion of this offering we will grant approximately                  restricted shares of Cloud Peak Energy Inc. common stock to our directors and employees, and CPE LLC will issue a corresponding number of common membership units to Cloud Peak Energy Inc. in accordance with provisions of the Third Amended and Restated LLC Agreement that require a one-to-one ratio of common shares to common membership units held by Cloud Peak Energy Inc. The issuance of common membership units will increase Cloud Peak Energy Inc.'s managing member interest in CPE LLC to approximately            % and will reduce RTEA's and KMS' noncontrolling interest in CPE LLC to approximately            %. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 includes an adjustment to increase additional paid-in capital and decrease the noncontrolling interest in shareholders' equity by $       million to reflect these changes in ownership.

    (e)
    Reflects the effects on our income tax provision of the pro forma adjustments to interest expense discussed in note (2)(c) above. The calculated amount reflects a combined federal and state statutory income tax rate of 36% and applies only to Cloud Peak Energy Inc.'s ownership interest in CPE LLC.

    (f)
    Reflects the effects of RTEA's noncontrolling interest in CPE LLC's income from continuing operations. Following Cloud Peak Energy Inc.'s acquisition of a controlling interest in CPE LLC, RTEA's remaining ownership interest will be reflected as a noncontrolling interest in our consolidated financial statements. Accordingly, the unaudited pro forma condensed consolidated statements of operations include adjustments to reflect RTEA's share CPE LLC's income from continuing operations as income from continuing operations attributable to noncontrolling interest. The noncontrolling interest percentage of consolidated income from continuing operations exceeds RTEA's percentage interest in CPE LLC because of the effects of income taxes. Because CPE LLC is not an income tax paying entity, income tax expense related to CPE LLC's pre-tax income reflected in the unaudited pro forma condensed consolidated statements of operations consists only of the taxes attributable to Cloud Peak Energy Inc.'s ownership interest in CPE LLC. Income tax expense is not reflected in the unaudited pro forma condensed consolidated statements of operations for the portion of CPE LLC's pre-tax income that is attributable to the noncontrolling interest.

    (g)
    Pro forma income from continuing operations per share for the year ended December 31, 2008, and the nine months ended September 30, 2009, reflects                  weighted average shares that will be issued in the offering. Restricted shares and options that are expected to be granted in connection with the offering have been reflected in the calculation of pro forma diluted income from continuing operations per share using the treasury stock method. In applying the treasury stock method, we have assumed that the weighted average share price during the period is equal to the offering price. Additional shares of common stock that may be issued in exchange for all of the CPE LLC common membership units held by RTEA is reflected in the calculation of diluted income from continuing operations per share using the if-converted method. In applying the if-converted method, we have increased the numerator to include CPE LLC income attributable to the noncontrolling interest and decreased the numerator to reflect the additional income tax expense that results from the attribution of additional CPE LLC income to Cloud Peak Energy Inc.'s controlling interest in CPE LLC. The calculation of such additional income tax expense includes the effects of permanent differences between financial reporting income and taxable income that are reflected in our historical consolidated statements of operations and adjustments to those permanent differences that are directly attributable to the assumed exchange at $            per common membership unit (the midpoint of the estimated public offering range).

      The following table presents the calculation of pro forma basic and diluted income from continuing operations per share.

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
(dollars in thousands, except share and per share amounts)
Numerator for basic income from continuing operations per share—pro forma income from continuing operations	$	$
Add back pro forma income from continuing operations attributable to noncontrolling interest, net of estimated income taxes

Numerator for diluted income from continuing operations per share	$	$

Denominator for basic income from continuing operations per share—common shares issued in the offering
Dilutive potential common shares:
Weighted average dilutive potential shares—non-vested share awards
Common shares from assumed exchange of CPE LLC common membership units held by noncontrolling interest

Denominator for diluted income from continuing operations per share

Pro forma basic income from continuing operations per share	$	$
Pro forma diluted income from continuing operations per share	$	$

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table sets forth selected consolidated financial and other data on a historical basis. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included in this prospectus.

        RTEA is considered to be our predecessor for accounting purposes and its consolidated financial statements are our historical consolidated financial statements. Our historical consolidated financial statements include, as discontinued operations, financial information for certain operations that will not be owned by Cloud Peak Energy after this offering, including with respect to the Colowyo mine, the Jacobs Ranch mine and the uranium mining venture. As a result, our historical consolidated financial statements are not comparable to the unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus or to the results investors should expect after the offering. To date, Cloud Peak Energy has had no operations. As described in "Structuring Transactions and Related Agreements—Holding Company Structure," following the completion of this offering we will be a holding company and our sole asset will be our managing member interest in CPE LLC. The consolidated financial statements of RTEA are provided elsewhere in this prospectus.

        We have derived the actual consolidated financial data as of December 31, 2006, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 from the audited consolidated financial statements of RTEA included elsewhere in this prospectus. We have derived the actual consolidated balance sheet data as of December 31, 2004 and 2005 and the actual consolidated statement of operations data for each of the two years in the period ended December 31, 2005 from the unaudited consolidated financial data of RTEA not included in this prospectus. We have derived the actual consolidated financial data as of September 30, 2009 and for the nine months ended September 30, 2008 and 2009 from the unaudited consolidated financial statements of RTEA included elsewhere in this prospectus. The unaudited interim consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the periods presented. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        Prior to the consummation of the offering, our consolidated financial statements were prepared on a carve-out basis from our ultimate parent company, Rio Tinto and its subsidiaries. The carve-out consolidated financial statements include allocations of certain general and administrative costs and Rio Tinto's headquarters costs. We do not expect to continue to incur some of these charges as a stand-alone public company. These allocations were based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. Accordingly, the carve-out consolidated financial statements should not be relied upon as being representative of our financial position or operating results had we operated on a stand-alone basis, nor are they representative of our financial position or operating results following the offering.

 Selected Consolidated Financial and Other Data

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(dollars in thousands, except share amounts)
Statement of Operations Data
Revenues(1)	$734,986	$783,929	$942,841	$1,053,168	$1,239,711	$904,627	$1,061,286

Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)(3)	502,921	569,490	699,121	754,464	892,649	653,544	702,569
Depreciation and depletion	51,711	50,130	59,352	80,133	88,972	69,258	68,383
Amortization(2)	39,053	35,645	34,957	34,512	45,989	37,027	24,770
Accretion	6,853	8,391	10,088	12,212	12,742	8,926	8,402
Exploration costs	—	1,185	2,325	816	1,387	787	1,156
Selling, general and administrative expenses(3)	43,648	41,794	48,130	50,003	70,485	50,833	49,075
Asset impairment charges(4)	15,185	—	—	18,297	2,551	1,014	—

Total costs and expenses	659,371	706,635	853,973	950,437	1,114,775	821,389	854,355

Operating income	75,615	77,294	88,868	102,731	124,936	82,238	206,931
Other income (expense)
Interest income	4,169	1,493	3,604	7,302	2,865	2,682	228
Interest expense	(35,468)	(26,771)	(38,785)	(40,930)	(20,376)	(19,974)	(1,007)
Other, net	7,726	(236)	2	274	1,715	1,631	15

Total other expense	(23,573)	(25,514)	(35,179)	(33,354)	(15,796)	(15,661)	(764)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	52,042	51,780	53,689	69,377	109,140	67,577	206,167
Income tax provision	(15,828)	(13,994)	(11,717)	(18,050)	(25,318)	(15,676)	(59,888)
Earnings (losses) from unconsolidated affiliates, net of tax	1,717	2,209	(1,435)	2,462	4,518	3,109	989
Minority interest, net of tax	1,001	—	—	—	—	—	—

Income from continuing operations	38,932	39,995	40,537	53,789	88,340	55,010	147,268
(Loss) income from discontinued operations, net of tax(9)	(157,978)	336	(2,599)	(21,482)	(25,215)	(29,189)	42,790

Net (loss) income	$(119,046)	$40,331	$37,938	$32,307	$63,125	$25,821	$190,058

Net (loss) income per share—basic and diluted:
Income from continuing operations	$38,932	$39,995	$40,537	$53,789	$88,340	$55,010	$147,268
(Loss) income from discontinued operations(9)	(157,978)	336	(2,599)	(21,482)	(25,215)	(29,189)	42,790

Net (loss) income per share	$(119,046)	$40,331	$37,938	$32,307	$63,125	$25,821	$190,058

Weighted-average shares outstanding, basic and diluted:	1	1	1	1	1	1	1

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2009
	(dollars in thousands)
Balance Sheet Data
Cash and cash equivalents	$2,740	$11,355	$19,585	$23,616	$15,935	$18,319
Accounts receivable, net	58,704	67,091	74,541	92,060	79,451	81,390
Inventories, net	39,966	54,100	42,771	49,816	55,523	62,996
Property, plant and equipment, net	434,941	616,411	703,726	719,743	927,910	981,248
Intangible assets, net	193,414	156,633	117,031	82,518	31,916	7,146
Assets of discontinued operations(5)	710,707	727,704	694,066	721,835	587,168	582,304
Total assets	1,509,627	1,694,208	1,723,335	1,781,201	1,785,191	1,977,312
Total long-term debt(6)	485,691	601,450	665,735	571,559	209,526	175,604
Liabilities of discontinued operations(5)	404,407	332,732	269,987	270,049	127,220	139,359
Total liabilities	1,273,934	1,411,898	1,433,480	1,446,240	800,025	796,924
Shareholder's equity(10)	235,693	282,310	289,855	334,961	985,166	1,180,388

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(dollars in thousands)
Other Data
EBITDA(7)	$183,676	$173,433	$191,832	$232,324	$278,872	$203,189	$309,490
Tons of coal sold from production (millions)	84.8	84.3	91.8	94.2	97.0	72.0	70.5
Tons of coal purchased for resale (millions)	6.8	6.7	8.1	8.1	8.1	6.0	7.2
Tons of coal sold (millions)(8)	91.7	91.0	99.9	102.3	105.1	78.0	77.7

(1)
Freight revenues accounted for 3.2%, 4.1%, 2.6%, 1.4% and 4.5% of our total revenues for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, respectively, and 2.7% and 6.9% of our total revenues for the nine months ended September 30, 2008 and 2009, respectively.

(2)
Primarily reflects amortization under our brokerage contract related to the Spring Creek mine.

(3)
Allocations of corporate, general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates were $13.2 million, $16.0 million, $18.3 million, $24.4 million and $25.4 million for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, respectively, and $17.6 million and $19.8 million for the nine months ended September 30, 2008 and 2009, respectively. Of this total, $12.3 million, $15.1 million, $15.1 million, $20.2 million and $21.0 million for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, respectively, and $14.5 million and $16.0 million for the nine months ended September 30, 2008 and 2009, respectively, is included in selling, general and administrative expenses in the consolidated statements of operations. The remaining $0.9 million, $0.9 million, $3.2 million, $4.2 million and $4.4 million for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, respectively, and $3.1 million and $3.8 million for the nine months ended September 30, 2008 and 2009, respectively, is included in cost of product sold. Also included in selling, general and administrative expenses are costs incurred as a result of actions to divest RTEA, either through a trade sale or an initial public offering, of $25.8 million, $21.0 million, and $11.3 million for the year ended December 31, 2008, and the nine months ended September 30, 2008 and 2009, respectively.

(4)
Asset impairment charges of $18.3 million for the year ended December 31, 2007 reflects capitalized cost of an abandoned enterprise resource planning, or ERP, systems implementation. The ERP systems implementation was a worldwide Rio Tinto initiative designed to align processes, procedures, practices and reporting across all Rio Tinto business units. The implementation would have taken our standalone ERP system and moved it to a shared Rio Tinto platform, which could not be transferred to a new standalone company. It also would have supported certain specific Rio Tinto processes, procedures, practices and reporting which were specific to Rio Tinto. Asset impairment charges for the year ended December 31, 2008 includes a $4.6 million charge to write-off certain contract rights, a $1.0 million charge for an abandoned cost efficiency project, and a $3.0 million favorable adjustment to the ERP system costs that were included in the 2007 asset impairment charge.

(5)
Certain operations will not be owned by Cloud Peak Energy following the completion of this offering, including the Colowyo coal mine, the Jacobs Ranch mine and the uranium mining venture. Accordingly, the consolidated financial statements report the financial position, results of operations and cash flows of Colowyo, Jacobs Ranch and the uranium mining venture as discontinued operations.

(6)
Total long-term debt includes the current and long-term portions of long-term debt-related party and long-term debt—other.

(7)
EBITDA, a performance measure used by management, is defined as income (loss) from continuing operations plus: interest expense (net of interest income), income tax provision, depreciation and depletion, accretion and amortization as shown in the table below. EBITDA, as presented for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and for the nine months ended September 30, 2008 and 2009, is not defined under U.S. GAAP, and does not purport to be an alternative to net income as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our consolidated financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

  However, using EBITDA as a performance measure has material limitations as compared to net income, or other financial measures as defined under U.S. GAAP, as it excludes certain recurring items which may be meaningful to investors. EBITDA excludes interest expense or interest income; however, as we have historically borrowed money from our parent in order to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and ability to generate revenue and returns for shareholders. Further, EBITDA excludes depreciation and depletion and amortization; however, as we use capital and intangible assets to generate revenues, depreciation and depletion, as well as amortization are a necessary element of our costs and ability to generate revenue. EBITDA also excludes accretion expense; however, as we are legally obligated to pay for costs associated with the reclamation and closure of our mine sites, the periodic accretion expense relating to these reclamation costs is a necessary element of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense, interest income, depreciation and depletion, accretion, amortization and income taxes has material limitations as compared to net income. When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income in each period, so as to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after tax basis. Using both EBITDA and net income to evaluate the business allows management and investors to (a) assess our relative performance against our competitors, and (b) ultimately monitor our capacity to generate returns for shareholders.

  A reconciliation of EBITDA to income from continuing operations for each of the periods presented is as follows:

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(dollars in thousands)
Income from continuing operations	$38,932	$39,995	$40,537	$53,789	$88,340	$55,010	$147,268
Depreciation and depletion	51,711	50,130	59,352	80,133	88,972	69,258	68,383
Amortization	39,053	35,645	34,957	34,512	45,989	37,027	24,770
Accretion	6,853	8,391	10,088	12,212	12,742	8,926	8,402
Interest expense	35,468	26,771	38,785	40,930	20,376	19,974	1,007
Interest income	(4,169)	(1,493)	(3,604)	(7,302)	(2,865)	(2,682)	(228)
Income tax provision	15,828	13,994	11,717	18,050	25,318	15,676	59,888

EBITDA	$183,676	$173,433	$191,832	$232,324	$278,872	$203,189	$309,490

(8)
Tons of coal sold includes amounts sold under our brokerage contract related to the Spring Creek mine.

(9)
Loss from discontinued operations, net of tax, of $158.0 million for the year ended December 31, 2004, includes an $81.2 million charge (including income taxes of $29.4 million) for the cumulative effect of a change in accounting principle that resulted in the consolidation of Colowyo as of January 1, 2004. Colowyo was distributed to Rio Tinto America on October 7, 2008, and is reported as discontinued operations in the Company's consolidated financial statements.

(10)
Effective September 24, 2008, the outstanding borrowings and related interest of $547.4 million under the RTA facility was converted to equity. Such amount is reflected as a capital contribution in shareholder's equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        Our historical financial data discussed below reflects the historical results of operations and financial position of Rio Tinto Energy America Inc., or RTEA. RTEA is considered to be our predecessor for accounting purposes. Accordingly, the historical financial data does not give effect to the structuring transactions, the separation from Rio Tinto and the debt financing transactions. See "Structuring Transactions and Related Agreements" and "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this prospectus. In addition, the results of operations for Jacobs Ranch, Colowyo and the uranium mining venture are reflected in discontinued operations. Also presented elsewhere in this prospectus are the financial statements of Cloud Peak Energy Inc., whose activities to date have been limited to organization, start-up and corporate governance activities. You should read the following discussion together with our consolidated financial statements and the related notes to those consolidated financial statements beginning on page F-1 of this prospectus. Certain information contained in this discussion and analysis and presented elsewhere in this document, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those listed in this prospectus under "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

        We are the third largest producer of coal in the U.S. and in the Powder River Basin, or PRB, based on 2008 coal production. We operate some of the safest mines in the coal industry. For 2008, MSHA data for employee injuries showed our mines had the lowest employee all injury incident rate among the five largest U.S. coal producing companies. We operate solely in the PRB, the lowest cost coal producing region of the major coal producing regions in the U.S., and operate two of the five largest coal mines in the region and in the U.S. Our operations include three wholly-owned surface coal mines, two of which, the Antelope Coal mine and the Cordero Rojo mine, are in Wyoming and one, the Spring Creek Coal mine is in Montana. We also own a 50% interest in a fourth surface coal mine in Montana, the Decker mine. We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities.

        As of December 31, 2008, we controlled approximately 1.3 billion tons of coal, consisting of approximately 1.05 billion tons of proven and probable coal reserves and approximately 261 million tons of non-reserve coal deposits.

        For the year ended December 31, 2008 and the nine months ended September 30, 2009, we produced 97.1 million and 69.9 million tons of coal, respectively, and sold 105.1 million and 77.7 million tons of coal, respectively.

        Our key business drivers include the following:

  •
  the price for which we sell our coal;

  •
  the volume of coal produced and shipped; and

  •
  the costs of mining, including labor, repairs and maintenance, fuel, explosives, depreciation of capital equipment, and depletion of coal leases.

        In the longer term, we expect that our costs per ton may rise as our mines progress into naturally deepening coal seams. We expect that this trend would similarly be experienced by other operators in the PRB. In addition, lease by applications, or LBAs, have become increasingly more competitive and expensive to obtain, resulting in higher depletion expense as we increase our mining activities at more recently acquired LBAs.

Background

        Our customers started 2006 with significantly reduced stockpiles of PRB coal. Heavy rains during 2005 caused a major disruption in the capacity of the railroads by which our customers contract to transport coal from our mines. This disruption lasted from May 2005 through December 2005, significantly depleting the PRB coal inventories held by our customers. At the start of 2006, the railroads returned to full capacity and demand for our coal increased as utilities sought to rebuild their depleted inventories. We, and other PRB coal producers, increased our 2006 production in order to meet this demand. We took advantage of recently installed capacity expansions at our mines and also supplemented our workforce by hiring additional contractors, which increased our costs. Because we sell our coal primarily under long-term contracts and the majority of our prices are therefore fixed as we start each year, we experienced a limited immediate benefit from the increased spot prices in 2006. In 2007, as customers' inventories normalized, demand for our coal stabilized and we focused on controlling costs, including reducing the number of contractors. Nonetheless, prices increased for many of our supplies, such as diesel fuel and steel. During the first half of 2008, due to a favorable supply and demand balance for PRB coal, increasing prices for our coal enabled us to enter into long-term contracts at higher prices. Since mid-2008, however, the economic downturn has decreased the demand for electricity. In response, some of our customers are seeking to reduce or delay their delivery of tons under their contracts with us. This decreased demand, together with increasing customer stockpiles of coal and recent low prices for natural gas (a substitute for steam coal), has resulted in decreased demand for our coal during the first nine months of 2009 and lower spot and forward prices for PRB coal. In response, we have focused on cost reductions, including reducing the number of contractors and overtime. As a result of weak market conditions during 2009, the fixed price contracts we are entering into in 2009 for future sales are at lower prices than the contractual prices we were able to achieve in 2008 for future sales.

Basis of Presentation

        Upon the completion of this offering, Cloud Peak Energy LLC, or CPE LLC, will own the western U.S. coal business (other than the Colowyo mine in Colorado) of Rio Tinto America. We will be a holding company that manages CPE LLC, and our only business and sole asset will be our managing member interest in CPE LLC. RTEA is considered to be our predecessor for accounting purposes and its consolidated financial statements became our historical consolidated financial statements. The information discussed below primarily relates to the consolidated historical results of RTEA and may not necessarily reflect what our consolidated financial position, results of operations and cash flows will be in the future or would have been as a stand-alone public company during the periods presented. Our capital structure will be changed significantly upon the completion of this offering and we and CPE LLC will enter into certain ongoing transition arrangements with an affiliate of Rio Tinto America Inc., or Rio Tinto America. We encourage you to read our "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Structuring Transactions and Related Agreements" provided within this prospectus to better understand how our results could potentially be affected by the structuring transactions described in those sections and the execution of the various agreements governing our relationship as a stand-alone public company with Rio Tinto America and its affiliates.

Discontinued Operations

        The assets, liabilities and results of operations of the Jacobs Ranch mine, a coal mine in Wyoming, the Colowyo mine, a coal mine in Colorado, and the uranium mining venture which holds certain active mining claims but is not currently operating, are presented as discontinued operations in our historical consolidated financial statements. RTEA transferred its interests in the Colowyo mine and the uranium mining venture to Rio Tinto America on October 7, 2008, and those interests will not be contributed to CPE LLC. In March 2009, CPE LLC (formerly known as Rio Tinto Sage LLC) entered into a purchase agreement to sell its ownership interest in the Jacobs Ranch mine to Arch Coal, Inc. and therefore the Jacobs Ranch mine will not be owned by CPE LLC. This transaction closed on October 1, 2009 and we did not retain the proceeds from this sale. Consequently, the discussion of our results of operations below includes a discussion of the financial results which focuses on continuing operations as reported in our historical consolidated financial statements. Any forward-looking statements exclude the discontinued operations.

Decker Mine

        We hold a 50% interest in the Decker mine in Montana through a joint-venture agreement. Under the terms of our joint-venture agreement, a third-party mine operator supervises the day-to-day operations of the Decker mine. We account for our pro-rata share of assets and liabilities in our undivided interest in the joint venture using the proportionate consolidation method, whereby our share of assets, liabilities, revenues and expenses are included in the appropriate classification in our consolidated financial statements.

Revenues

        Substantially all of our historical revenues is comprised of sales of coal from our coal mines and from our 50% interest in the Decker coal mine. Coal produced from these mines accounted for 82.3% and 79.8% of our revenues for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. Remaining coal and other revenues are primarily comprised of (i) purchases and re-sales of coal, known as "broker" coal sales which represented 12.3% and 12.9% of total revenues for the year ended December 31, 2008 and nine months ended September 30, 2009, respectively; and (ii) freight charged to customers which represented 4.5% and 6.9% of total revenues for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. Typically our customers contract directly with the third party railroad operators to transport coal purchased from us, but in certain circumstances we arrange freight.

        Our revenues depend on the forward price at which we are able to sell our coal. As we make most of our coal sales under contracts with a term of one to five years, the price of coal at the time we enter into the contracts determines the price we receive when we deliver the coal under the contracts.

        The improving coal pricing environment from 2006 to mid-2008, which resulted in our average revenue per ton of coal sold increasing 23.0% from 2006 to 2008, contributed to the growth in our revenues. The global supply and demand balance for coal, as well as the overall increase in prices for energy-based commodities, such as natural gas and crude oil, resulted in higher prices during that period. Since mid-2008, however, the economic downturn, particularly with respect to the U.S. economy, coupled with the global financial and credit market disruptions, had an impact on the coal industry. In particular, the industry has seen a decrease in the demand for electricity. This decreased demand, together with increasing customer stockpiles of coal and recent low prices for natural gas (a substitute for steam coal), has resulted in decreased demand for our coal during the first nine months of 2009 and lower spot and forward prices for PRB coal. We experience a lag in revenue trends relative to spot price fluctuations as a result of our entering into forward sales contracts for a significant portion of our coal and consequently, despite a slight decrease in tons sold from the first nine months of 2008 to the first nine months of 2009, we have experienced an increase in total revenues from sales of coal. However, the contracts we are entering into in 2009 for future sales are at lower prices than we were able to achieve in 2008, which will negatively impact future revenues. It is uncertain when the coal pricing environment may strengthen, and, as a result, our future revenues may continue to be negatively impacted. We are currently experiencing a period where we, and our customers, are seeking to enter into contracts with shorter terms than we have historically been accustomed. As a result, if the U.S. coal market rebounds in the shorter-term, we may not experience as much of a lag as we would have historically. Conversely, if the U.S. coal market remains depressed, we could be faced with more uncertainty both with respect to price and demand for our future sales than we have historically experienced.

        We sell coal primarily to electricity generating utilities and industrial customers in the U.S. We sell approximately two-thirds of our coal under long-term contracts having a term of one year or greater, supplemented by short-term contracts having a term of less than one year. At the start of 2009 we had entered into agreements to sell all of our planned 2009 production. Currently, shipments are running approximately 2.2% below our planned production for 2009 due to decreased customer demand. As of September 30, 2009, approximately 1% and 42% of our estimated production of approximately 93 million tons and 95 million tons for the years ended December 31, 2010 and 2011, respectively, remain unsold. We have also sold approximately 32 million tons of our 2012 production and 19 million tons of our 2013 production as of September 30, 2009. See "Business—Customers and Coal Contracts—Long-term Coal Sales Agreements" for a description of the terms of our long-term coal supply contracts.

        We have one significant broker sales contract under which our subsidiary, Spring Creek Coal Company has agreed to sell purchased coal to a wholesale power generation company. In 1978, Spring Creek Coal Company entered into a long-term coal sale contract to underpin the establishment of the Spring Creek coal mine. When we acquired the Spring Creek coal mine in 1993, the contract had been amended allowing Spring Creek Coal Company to supply approximately 6.8 million tons of coal per year from long-term purchase contracts entered into with two separate mines, one of which we subsequently acquired in 1998 (the Jacobs Ranch coal mine), which is continuing under its current terms following the closing of the sale of the Jacobs Ranch mine to a third party. Due to the nature of the broker sales contract and the market conditions at the time Spring Creek Coal Company executed the purchase contracts, our selling price for the coal is higher than our purchase price.

        This broker sales contract contributed $116.6 million, $135.1 million and $103.1 million of revenues for the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2009, respectively. Income before tax related to this contract was $41.4 million, $38.4 million and $30.5 million for those same periods, respectively, which is net of related expenses including amortization charges for the related contract rights of $31.1 million, $33.3 million and $24.8 million, respectively. Final deliveries are expected to be made under the contract in 2010, at which time we expect the contract to expire and the intangible asset to be fully amortized.

Cost of Product Sold

        The largest component of cost of product sold is royalties and production taxes incurred in selling the coal we produce. Royalties and production taxes are comprised of federal and state royalties and approximately seven other federal, state and county taxes. A substantial portion of our royalties and taxes are levied as a percentage of gross revenues, with the remaining levied on a per ton basis. Because such a large portion of our royalties and production taxes are levied on a percentage of gross revenues, as our revenues increase, our royalty and production tax expenses similarly increase. We incurred royalties and production taxes which represented 29.5% and 28.8% of revenues from coal we produced for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively, and 33.7% and 34.7% of our cost of product sold for those same periods, respectively. We do not expect these levels to vary materially in the foreseeable future.

        Cost of product sold is sensitive to changes in diesel fuel prices. Our weighted average price for diesel fuel was $3.31 per gallon for the year ended December 31, 2008. Our weighted average price for diesel fuel for the month of September 2009 was $2.11 per gallon, which was an increase from the weighted average price for diesel fuel for the month of December 2008, which was $1.63 per gallon. Diesel fuel and lubricant expenses represented 10.6% and 5.7% of our cost of product sold for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. Other major elements of cost of product sold include labor costs for our employees, repair and maintenance expenditures and external contractors. In line with the worldwide mining industry, we have experienced increased operating costs for mining equipment, diesel fuel and supplies and employee wages and salaries although in 2009 certain of these costs have started to decline. We have not entered into any hedging or other arrangements to reduce the volatility in the price of diesel fuel for our operations, although we may do so in the future. Allocations of corporate, general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates included in cost of product sold were $4.4 million and $3.8 million for the year ended December 31, 2008 and nine months ended September 30, 2009. Other costs include purchases of coal for re-sale, tires, power, and other consumables.

        The table below shows the major components of our cost of product sold for the year ended December 31, 2008 and for the nine months ended September 30, 2009:

Cost of Product Sold
(As percentage of total cost of product sold)

	2008	2009
Royalties & taxes	34%	35%
Freight	6%	7%
Labor	16%	16%
Fuel & lubricants	11%	6%
Explosives	6%	5%
Repairs, maintenance & contractors	14%	13%
Other	13%	18%

Depreciation and Depletion

        We depreciate our plant and equipment on a straight-line basis over its useful life or on a units-of-production basis. We also recognize depletion expense as we mine coal from purchased coal leases. We acquire the right to mine coal from the Bureau of Land Management, or BLM, under the LBA process. See "Business—Reserve Acquisition Process." We pay the BLM in five annual installments to acquire the coal lease. We recognize the present value of these installments on our balance sheet in property plant and equipment, and recognize depletion expenses in our statement of operations based on the tons of coal mined from the coal lease. LBAs are becoming increasingly more competitive and expensive to obtain, resulting in higher depletion expense as we increase our mining activities at more recently acquired LBAs.

Amortization

        We amortize intangible assets associated with acquired contract rights. The primary intangible asset on our balance sheet relates to a contract held by Spring Creek Coal Company, which is explained above under "—Revenues." The intangible contract right asset is amortized as deliveries are made. Final deliveries are expected to be made under the contract in the first quarter of 2010, at which time we expect the contract to expire and the intangible asset to be fully amortized.

Accretion

        We have an obligation to complete final reclamation and mine closure activities, including earthwork, revegetation and demolition, which will be performed when our mines eventually exhaust their reserves and close. We record a liability for this obligation based on the net present value of the estimated costs to perform the work. Each year we get closer to the end of the mine life and hence the net present value of the liability increases. We record this increase in the liability as accretion expense.

Exploration Costs

        We incur exploration costs to survey, map, drill and evaluate deposits surrounding our mining areas. Exploration costs include personnel costs of those employees directly involved in exploration activities. Exploration costs historically have not been significant and are expensed as incurred.

Selling, General and Administrative Expenses

        Our historical selling, general and administrative expenses include the costs of our marketing group based in Denver, and the selling, general and administrative type expenses incurred in our corporate headquarters in Gillette. This category also includes corporate allocations of general and administrative expenses. Rio Tinto America through its subsidiaries has historically provided various services and other general corporate support to the Company, including, tax, treasury, corporate secretary, procurement, information systems and technology, human resources, accounting services and insurance/risk management in the ordinary course of business under preexisting contractual arrangements. We were charged for services provided under the preexisting contractual arrangements on a unit cost or cost allocation basis, such as per invoice processed, proportion of information technology users, share of time, calculated on a combination of factors, including percentage of operating expenditures, head count and revenues.

        In addition, we were allocated Rio Tinto headquarters costs, including technology and innovation, board, community and external relations, investor relations, human resources and Rio Tinto's Energy and Minerals product groups. The allocations were based on a percentage of operating expenses or revenues. Our carve-out historical consolidated financial statements include our share of corporate allocations of shared administrative costs and Rio Tinto headquarters costs within selling, general and administrative expenses of $21.0 million and $16.0 million for the year ended December 31, 2008 and nine months ended September 30, 2009, respectively.

        Many of the allocations of general and administrative expenses relate to services provided to us under the shared services agreement with an affiliate of Rio Tinto America, some of which will continue after this offering for a transition period of approximately nine months under a Transition Services Agreement. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Transition Services Agreement." The allocations of Rio Tinto headquarters costs will not continue when we are a stand-alone public company. However, we will incur additional recurring costs related to being a stand-alone public company, including costs for financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations activities. For further discussion, see "—Post-offering Cost Structure."

        Also included within selling, general and administrative expenses for the year ended December 31, 2008 and the nine months ended September 30, 2008 and 2009 is $25.8 million, $21.0 million and $11.3 million, respectively, of legal, accounting and other costs incurred as a result of efforts by Rio Tinto America to divest RTEA through a trade sale or an initial public offering.

Interest Expense

        Our historical interest expense relates to our historical credit facility with Rio Tinto America, or the RTA Facility; and to a lesser extent, interest imputed on our annual installment payments due under our LBA acquisitions; and fees paid to Rio Tinto America for the issuance of letters of credit and surety bonds used to guarantee our reclamation and other obligations under a Rio Tinto America credit facility. The RTA Facility had a variable interest rate which, as of September 24, 2008, was 4.31%. The $547.4 million of debt owed under the RTA facility as of September 24, 2008 was contributed to the capital of RTEA on September 24, 2008. Going forward, our capital structure will be different and accordingly, we will incur increased interest expense. See "—Liquidity and Capital

Resources After This Offering" below, and "Capitalization" and "Unaudited Pro Forma Condensed Consolidated Financial Information" contained elsewhere in this prospectus.

Income Tax

        The provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax basis of assets and liabilities using currently enacted rates. RTEA is a member of a consolidated federal tax group. However, for the purposes of RTEA's historical consolidated financial statements, which are prepared on a carve-out basis, the Company's current and deferred income taxes were calculated on a stand-alone basis. Historical changes in the amount of the depletion deductions, relative to respective changes in income before income tax provision and earnings from unconsolidated affiliates, net of tax, have been the primary drivers of changes to our effective tax rate. Percentage depletion on a mine-by-mine basis can vary from year to year because of net income from mining and other limitations. Future differences in our income before income tax provision and earnings from unconsolidated affiliates, net of tax, and taxable income from mining activities are expected to cause changes to our effective tax rate as compared to our prior years. Because RTEA was part of Rio Tinto America's entire consolidated federal tax group, the tax strategies used were not necessarily reflective of tax strategies we would have followed or will follow, as a stand-alone public company. As a result, our effective tax rate as a stand-alone public company following the completion of this offering may differ significantly from those in historical periods.

        After the structuring transactions and this offering are completed, Cloud Peak Energy Inc. will be required to file a separate federal corporate income tax return and will be subject to income taxes on its share of CPE LLC's pre-tax income. CPE LLC and its non-corporate subsidiaries are not income tax paying entities; however, CPE LLC will own two corporate subsidiaries that may pay nominal amounts of corporate income tax. Pre-tax income as reported in our consolidated financial statements will include all of CPE LLC's income and expenses, including amounts attributable to the noncontrolling interest in CPE LLC. See "—Noncontrolling Interest". Income tax expense, however, will not be recognized in our consolidated financial statements for the portion of CPE LLC's pre-tax income that is attributable to the noncontrolling interest. As a result of these changes in our structure, our effective income tax rate (consolidated income tax expense as a percentage of consolidated pre-tax income) will be lower than the amounts that would be reported under the prior structure. The structuring transactions also may affect the calculation and impact of certain tax deductions, such as percentage depletion deductions in excess of cost basis for tax purposes, that are accounted for as permanent differences and affect our consolidated effective income tax rate. See "Structuring Transactions and Related Agreements."

        This offering and the related transactions are expected to increase our tax basis in our share of CPE LLC's assets, primarily property, plant and equipment used in our mining operations. These increases in tax basis are expected to increase depreciation, amortization and depletion deductions and therefore reduce the amount of tax that we would otherwise be required to pay in the future. When this offering is completed, we will recognize, as an adjustment to shareholders' equity, an increase in our deferred income tax assets, net of a valuation allowance, to reflect the estimated tax benefits that we expect to realize in the future. Except to the extent that the tax benefits actually realized in the future differ from our initial estimate of such benefits, the realization of these tax benefits will not affect income tax expense recognized in our consolidated financial statements. Rather, the income tax benefits actually realized will reduce the net deferred tax assets that we will recognize at the time of the offering. We will also recognize a deferred income tax asset for the liability under the Tax Receivable Agreement (as discussed below). That deferred tax asset will change and affect our deferred tax expense in the future as facts and assumptions change and our liability under the Tax Receivable Agreement changes. Periodically, we will evaluate the realizability of our deferred tax assets and will adjust the related valuation allowance to reflect our updated estimate of the tax benefits that are more likely than not to be realized. Our evaluation will be based on our consideration of CPE LLC's historical operations, the effects of the structuring and financing transactions contemplated in this offering, updated forecasts of taxable income over the remaining lives of our mines, the availability of tax planning strategies, and other factors. These periodic adjustments to the deferred tax asset valuation allowance will be reflected in our consolidated income tax expense.

        Pursuant to the Tax Receivable Agreement, we will be required to pay to RTEA approximately 85% of cash savings in income taxes that we realize as a result of the increase in the tax basis of our interest in CPE LLC's assets, including tax benefits attributable to payments made under the Tax Receivable Agreement. When this offering is completed, we will recognize, as an adjustment to shareholders' equity, a liability reflecting our estimate of the undiscounted amounts that we expect to pay to RTEA under this agreement. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Tax Receivable Agreement." Periodically, we will adjust the liability based on an updated estimate of the amounts that we expect to pay, using assumptions consistent with those used in our concurrent estimate of the deferred tax asset valuation allowance. These periodic adjustments to the Tax Receivable Agreement liability will be reflected in our consolidated pre-tax income, and may also result in corresponding adjustments to our income tax expense and deferred income tax accounts. Acquisitions of additional LBAs are likely to increase our liability under the Tax Receivable Agreement, and related deferred tax asset, in the future. Also, our liability under the Tax Receivable Agreement can be accelerated by certain events to an amount due in the short term. This acceleration would require certain assumptions to be made and could result in an increase in our liability as well as to the related deferred tax asset. Although our periodic adjustments to the deferred tax asset valuation allowance and Tax Receivable Agreement liability will be based on consistent assumptions, the calculations required to determine these estimates differ in certain respects and we do not expect that the adjustments necessarily will have offsetting or proportionate effects on our earnings. In addition, our estimates will reflect assumptions about future events that are inherently uncertain and imprecise. Accordingly, our periodic adjustments to the deferred tax asset valuation allowance and the Tax Receivable Agreement liability may have material and unpredictable effects on our consolidated financial statements.

Noncontrolling Interest

        Prior to this offering, CPE LLC and its subsidiaries are wholly owned by RTEA, our predecessor for accounting purposes. Accordingly, RTEA consolidates CPE LLC and includes 100% of the net income or losses of CPE LLC and its subsidiaries in its historical results of operations. As a result of our acquisition of a controlling interest in CPE LLC in connection with the structuring transactions, we will consolidate 100% of CPE LLC and its subsidiaries, but will recognize a noncontrolling interest in our consolidated financial statements for RTEA's and KMS' remaining interest in CPE LLC. This noncontrolling interest will be deducted in determining the portion of CPE LLC's net income that is attributable to our controlling interest. In addition, certain of our expenses, including substantially all of our provision for income taxes and adjustments to the Tax Receivable Agreement liability, will be incurred directly by Cloud Peak Energy Inc. and therefore will not be allocated to the noncontrolling interest. Because these components of our consolidated operating results are not allocable to the noncontrolling interest, the percentage of our consolidated net income or loss that will be attributable to our controlling interest will not be equal to our percentage interest in the common membership units of CPE LLC. See "Structuring Transactions and Related Agreements."

Post-offering Cost Structure

        Historically, our operating expenses have included allocations of certain general and administrative costs and Rio Tinto's headquarter costs. Many of these cost allocations relate to services provided to us under a shared services agreement with an affiliate of Rio Tinto America.

        The costs incurred under the shared services agreement and the allocations of Rio Tinto's headquarters costs will not continue when we are a stand-alone public company. However, we will incur additional recurring costs related to being a stand-alone public company, including costs for financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations activities.

        We are currently in the process of implementing plans, which are subject to further refinement, to replace shared services from Rio Tinto America and develop the internal functions that we need to operate effectively and fulfill our responsibilities as a stand-alone public company. Our plans reflect anticipated recurring activities that are incremental to our current activities, as well as certain nonrecurring activities that we expect will be required during our transition to a stand-alone public company. We have estimated the costs of these recurring and nonrecurring activities and will continue to revise our estimates as we implement our plans.

        We currently estimate the incremental recurring annual costs related to being a stand-alone public company to be approximately $38 million. The significant assumptions involved in determining the estimates of incremental recurring costs include:

  •
  additional personnel required to operate as a stand-alone public company;

  •
  changes in compensation with respect to new and existing positions;

  •
  the level of additional assistance we will require from professional service providers;

  •
  the increase in insurance premiums and bonding costs as a stand-alone public company;

  •
  the increase in health and welfare costs associated with a larger employee base in conjunction with changes in our employee benefit plans;

  •
  the amount of additional capital expenditures for information technology infrastructure investments associated with being a stand-alone public company; and

  •
  the type and level of other costs expected to be incurred in connection with being a stand-alone public company.

        We currently estimate the nonrecurring costs that we will incur during our transition to being a stand-alone public company to be approximately $18 million. We anticipate that substantially all of these costs will be incurred during the period from July 1, 2009 to a date approximately nine months after the effective date of this offering. Our historical consolidated statements of operations for the nine months ended September 30, 2009 include approximately $4.0 million of such costs. These costs relate to the following:

  •
  one-time legal, accounting, tax and consulting costs pertaining to the structuring transactions and separation and establishing us as a stand-alone public company;

  •
  nonrecurring compensation, such as accelerated vesting of certain share-based awards, upon completion of the separation and initial public offering;

  •
  office relocation costs;

  •
  recruiting and relocation costs associated with hiring key senior management personnel new to our company;

  •
  costs incurred under our Transition Services Agreement with an affiliate of Rio Tinto America;

  •
  costs to separate information systems; and

  •
  other one-time costs.

        As of the date of this offering, we are continuing to refine our transition plan including specific arrangements for certain significant elements of our cost structure as a stand-alone public company. Although we believe our estimates of incremental recurring costs and nonrecurring transition costs are reasonable based on the information we have to date, certain significant components of our estimates are preliminary and subject to change. See "Special Note Regarding Forward-Looking Statements."

Balance Sheet Overview

        As of December 31, 2008 and September 30, 2009, our total assets were approximately $1.8 billion and $2.0 billion, respectively, which included $587.2 million and $582.3 million, respectively, related to the discontinued operations of the Jacobs Ranch mine.

        Our primary asset is property, plant and equipment, which includes our coal reserves, and represents 52.0% and 49.6% of our total assets as of December 31, 2008 and September 30, 2009, respectively. Other significant asset categories include accounts receivable and inventories, which include parts, supplies and coal inventories.

        Historically, the largest component of our liabilities structure was long-term debt owed to Rio Tinto America under the RTA facility. However, the debt owed under the RTA facility was contributed to the capital of RTEA on September 24, 2008. Other liabilities include asset retirement obligations which comprise expected costs associated with mine reclamation and closure activities, and obligations for future LBA installment payments which are recognized as long-term debt. Any outstanding short-term intercompany receivables and payables will be settled immediately prior to this offering. Included in our total liabilities as of December 31, 2008 and September 30, 2009 was $127.2 million and $139.4 million, respectively, related to the discontinued operations of the Jacobs Ranch mine.

Results of Operations

        The following table presents our operating results for the years ended December 31, 2006, 2007, and 2008; and the nine months ended September 30, 2008 and 2009 (in millions):

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
Revenues	$942.8	$1,053.2	$1,239.7	$904.6	$1,061.3

Costs and expenses
Cost of product sold	699.1	754.5	892.6	653.6	702.5
Depreciation and depletion	59.4	80.1	89.0	69.3	68.4
Amortization	35.0	34.5	46.0	37.0	24.8
Accretion	10.1	12.2	12.7	8.9	8.4
Exploration costs	2.3	0.8	1.4	0.8	1.2
Selling, general and administrative expenses	48.0	50.1	70.5	50.8	49.1
Asset impairment charges	—	18.3	2.6	1.0	—

Total costs and expenses	853.9	950.5	1,114.8	821.4	854.4

Operating income	88.9	102.7	124.9	83.2	206.9
Other income (expense)
Interest income	3.6	7.3	2.9	2.7	0.2
Interest expense	(38.8)	(40.9)	(20.4)	(20.0)	(1.0)
Other, net	—	0.3	1.7	1.7	—

Total other expense	(35.2)	(33.3)	(15.8)	(15.6)	(0.8)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	53.7	69.4	109.1	67.6	206.1
Income tax provision	(11.7)	(18.0)	(25.3)	(15.7)	(59.8)
Earnings (losses) from unconsolidated affiliates, net of tax	(1.5)	2.4	4.5	3.1	1.0

Income from continuing operations	40.5	53.8	88.3	55.0	147.3
Income (loss) from discontinued operations	(2.6)	(21.5)	(25.2)	(29.2)	42.8

Net income	$37.9	$32.3	$63.1	$25.8	$190.1

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

  Revenues

        Revenues were $904.6 million for the nine months ended September 30, 2008, compared to $1,061.3 million for the nine months ended September 30, 2009, a $156.7 million or 17.3% increase. This increase in revenues was primarily attributable to a $87.1 million or 11.5% increase in revenues from produced coal sales, a $49.6 million or 206.8% increase in freight revenues and an $24.4 million or 21.6% increase in revenue from broker coal sales. The increase in revenues from produced coal sales was a result of a 15.3% increase in the price per ton of coal sold compared to the first nine months of 2008 partially offset by a 3.3% or 2.4 million decrease in tons of coal sold in the comparable period in 2009. The growth in revenue per ton sold reflected the strong demand for PRB coal due to prevailing economic and industry conditions at the time we entered into our coal supply contracts. The decrease in volume reflects the downturn in the overall economic conditions in the U.S. markets near the end of 2008 and continuing into 2009. We sold more coal on a delivered basis where we arranged and paid for the freight costs and charged our customers on a cost-plus basis for providing this service. As a result, freight revenues increased to 6.9% of total revenues for the nine months ended September 30, 2009, from 2.7% of total revenues for the nine months ended September 30, 2008. This increase was primarily attributable to an increase in export sales with delivered pricing terms that include rail and port charges. Correspondingly, the freight cost we incurred increased our cost of product sold, as detailed below. For a break-out of our foreign revenues, see Note 9 of our Unaudited Consolidated Financial Statements.

  Cost of Product Sold

        Cost of product sold was $653.6 million for the nine months ended September 30, 2008, compared to $702.5 million for the nine months ended September 30, 2009, a $48.9 million or 7.5% increase. The cost of product sold was 72.2% and 66.2% of revenues for those same periods, respectively.

        As explained above, we sold more coal on a delivered basis where we arranged and paid the freight costs and charged our customers on a cost-plus basis for providing this service. As a result, freight costs increased $26.8 million or 113.0% for the nine months ended September 30, 2009, compared to the nine months ended September 30, 2008. In addition, royalties and production taxes increased by approximately 8.4% or $19.0 million for the first nine months of 2009 compared to the 2008 period, which was in line with coal sales revenues. We also had additional purchases of coal during the nine months ended September 30, 2009, primarily under our significant broker sales contract. See "—Revenues." Cost of purchased coal increased by $16.0 million or 34% for the first nine months of 2009 compared to the 2008 period due to a 19.7% increase in volume of tons purchased and a 12.0% increase in the cost per ton of coal purchased. Labor related costs included in cost of product sold increased by $7.8 million or 7.6% as a result of increased headcount and annual compensation adjustments. Handling costs also increased $7.2 million associated with a greater volume of tons of coal sold. These increases were partially offset by a $36.3 million or 47.5% decrease in fuel and lubricant costs as a result of the recent decreases in the cost of petroleum-based products.

  Depreciation and Depletion

        Depreciation and depletion expense was $69.3 million for the nine months ended September 30, 2008, compared to $68.4 million for the nine months ended September 30, 2009, a decrease of $0.9 million, or 1.3%. Increases in depreciation of $1.8 million resulting from a higher capital base, following increased investment and capital expenditures in recent years, were more than offset by a decrease in depletion of $2.7 million or 13.2% resulting from fewer tons produced in the first nine months of 2009 as compared to the 2008 period, as depreciation and depletion are calculated predominantly on a units-of-production basis.

  Amortization

        Amortization expense was $37.0 million and $24.8 million for the nine months ended September 30, 2008 and 2009, respectively. The $12.2 million or 33.1% decrease was primarily attributable to the buy out of a long-term contract at the Decker mine in the first quarter of 2008, which resulted in accelerated amortization of the intangible asset associated with the contract. In addition, this intangible asset was fully impaired later in 2008 as a result of a change in the Decker mine plan during the fourth quarter, resulting in no amortization of the intangible asset being recognized during 2009.

  Accretion

        Accretion expense was $8.9 million and $8.4 million for the nine months ended September 30, 2008 and 2009, respectively. The $0.5 million, or 5.9% decrease was primarily due to the addition of the South Maysdorf LBA at the Cordero Rojo mine in 2008, which extends the period during which mine reclamation costs are expected to be settled. This change in estimated timing reduced the carrying amount of the related asset retirement obligation that is subject to periodic accretion expense.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $50.8 million for the nine months ended September 30, 2008 compared to $49.1 million for the nine months ended September 30, 2009, a $1.7 million, or 3.5% decrease. The decrease was primarily attributable to a $9.7 million reduction in legal, accounting and other costs associated with efforts by Rio Tinto America to divest RTEA through a trade sale or an initial public offering, partially offset by a $2.9 million increase in labor costs reflecting an increase in the number of employees in 2009 and a $4.6 million increase in Rio Tinto cost allocations.

  Other Income (Expense)

        Interest income, which primarily represents the interest earned on short-term investments made through a Rio Tinto America cash management program, decreased from $2.7 million for the nine months ended September 30, 2008 to $0.2 million for the nine months ended September 30, 2009. While the average amount of invested funds increased by $169.8 million, the decrease was due to a decrease in the average rate earned to 0.1% for the nine months ended September 30, 2009 from 3.1% for the nine months ended September 30, 2008.

        Interest expense declined from $20.0 million during the nine months ended September 30, 2008 to $1.0 million for the nine months ended September 30, 2009. The decrease resulted primarily from the termination of the RTA Facility on September 24, 2008, with no similar debt outstanding during 2009.

  Income Tax Provision

        Income tax expense increased from $15.7 million for the nine months ended September 30, 2008 to $59.8 million for the nine months ended September 30, 2009 due to higher income before taxes and an increase in the estimated effective tax rate from 23.2% to 29.1%. The higher effective tax rate in 2009 is primarily attributable to the effects of benefits for percentage depletion and domestic manufacturing deductions, which are not expected to be realized to the same degree in 2009. See Note 4 of our Unaudited Consolidated Financial Statements.

  Discontinued Operations

        Loss from discontinued operations, net of income tax, was $29.2 million for the nine months ended September 30, 2008 compared to income of $42.8 million for the nine months ended September 30, 2009. The favorable change was attributable to the absence in 2009 of net losses incurred at the Colowyo mine and the uranium mining venture after RTEA transferred its interests in the property to Rio Tinto America in October 2008 and an increase of $51.4 million net income from Jacobs Ranch mine. Jacobs Ranch mine net income improved from higher coal prices and the cessation of depreciation, depletion and amortization as a result of the assets being classified as held for sale as of March 1, 2009.

  Net Income

        As a result of the factors discussed above, net income for the nine months ended September 30, 2008 was $25.8 million compared to net income of $190.1 million for the nine months ended September 30, 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

  Revenues

        Revenues were approximately $1.05 billion for the year ended December 31, 2007 compared to approximately $1.24 billion for the year ended December 31, 2008, a $186.5 million or 17.7% increase. This increase in revenues was driven by a 16.6% increase in revenues from produced coal sales and a $41.8 million increase in freight revenue. The increase in revenues from produced coal sales included a 13.2% increase in the revenue per ton of coal sold and a 3.0% increase in tons of produced coal sold as compared to 2007. The growth in both revenue, or price, per ton sold and in tonnage sales reflected the continuing demand during that period for PRB coal due to the prevailing economic and industry conditions at the time we entered into our coal supply contracts. In addition, freight revenue increased from 1.4% of total revenues for 2007 to 4.5% of total revenues for 2008 as additional tonnage was sold on a delivered basis where we arrange and pay for the freight.

  Cost of Product Sold

        Cost of product sold was $754.5 million for the year ended December 31, 2007 compared to $892.6 million for the year ended December 31, 2008, a $138.1 million, or 18.3% increase. The cost of product sold was 71.6% and 72.0% of revenues for those same periods, respectively.

        Royalties and production taxes increased by approximately 13.2% for 2008 compared to 2007 in line with our increased coal sales revenue over the same period. The cost of fuel and lubricants increased 30.6%, of which 86.6% was attributable to diesel fuel price increases and the balance was primarily attributable to increased usage of diesel fuel as a result of our increased mining activity. The cost of explosives increased 31.6% which was largely attributable to contracted price increases related to increased natural gas prices. Purchases of coal for resale increased by 11.7% for 2008 compared to 2007 due to a 12.3% increase in the cost per ton of coal purchased and a 1.7 million increase in purchased tons. In addition, freight costs increased $30.3 million, primarily due to an increase in tonnage sold on a delivered basis where we arrange and pay for the freight.

  Depreciation and Depletion

        Depreciation and depletion increased by 11.0% from $80.1 million for the year ended December 31, 2007 to $89.0 million for the year ended December 31, 2008. Of this increase, $6.3 million was primarily attributable to increased production from more recently acquired, higher cost coal deposits, resulting in a higher depletion and also due to a higher capital base following increased investment and capital expenditures in recent years resulting in higher depreciation. The remaining increase resulted from additional tons produced during 2008 as compared to 2007, as depreciation and depletion are calculated predominantly on a units of production basis.

  Amortization

        Amortization expense was $34.5 million and $46.0 million for the years ended December 31, 2007 and 2008, respectively. The $11.5 million increase is primarily attributable to the buy out of a long-term contract at the Decker mine in the first quarter of 2008, which resulted in accelerated amortization of the intangible asset associated with the contract.

  Accretion

        Accretion expense was $12.2 million and $12.7 million for the years ended December 31, 2007 and 2008, respectively. The $0.5 million increase was primarily attributable to revised estimates of the future costs of our closure obligations as a result of increases in estimated costs associated with fulfilling these obligations.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased by $20.4 million, or 41.0%, from $50.1 million for the year ended December 31, 2007 compared to $70.5 million for the year ended December 31, 2008. The increase was primarily attributable to $25.8 million of legal, accounting and other costs incurred in the year ended December 31, 2008 associated with efforts by Rio Tinto America to divest RTEA through a trade sale or an initial public offering. This increase was partially offset by a $2.8 million decrease in share-based compensation due to the decrease in value of certain cash-settled awards based on general market conditions during 2008.

  Asset Impairment Charges

        Asset impairment charges were $18.3 million and $2.6 million for the years ended December 31, 2007 and 2008, respectively. Asset impairment charges in 2007 related to the write-off of capitalized costs, relating to an abandoned implementation of a company-wide integrated financial system. As a result of changes in the Decker mine plan in 2008 which resulted in lower projected cash flows, the carrying amount of $4.6 million for remaining contract rights was determined not to be recoverable. In addition, we recognized an impairment charge of $1.0 million for costs incurred on an abandoned production cost efficiency project. These impairment charges were offset by a $3.0 million reduction of the asset impairment charge recognized in 2008 related to the information system impaired during 2007 due to a favorable outcome as compared to our prior estimates and resolution of contingencies during 2008.

  Other Income (Expense)

        Interest income, which primarily represents the interest earned on short-term investments made through a Rio Tinto America cash management program, decreased from $7.3 million for the year ended December 31, 2007 to $2.9 million for the year ended December 31, 2008 as a result of a decrease of $13.6 million in average invested funds and a 3.8% decrease in the average rate earned from 6.9% in 2007 to 3.1% in 2008. The average invested funds were $91.6 million and $78.0 million for the years ended December 31, 2007 and 2008, respectively.

        Interest expense, the largest component of which is our variable rate debt with Rio Tinto America, declined from $40.9 million during the year ended December 31, 2007 to $20.4 million for the year ended December 31, 2008. The decrease primarily resulted from a 2.4% decrease in the average interest rate from 2007 to 2008 as well as the contribution of the $547.4 million balance of the debt with Rio Tinto America to capital on September 24, 2008.

  Income Tax Provision

        Income tax expense increased from $18.0 million for the year ended December 31, 2007 to $25.3 million for the year ended December 31, 2008 due to higher income before taxes. The effective income tax rate decreased from 26.0% for the year ended December 31, 2007 to 23.2% for the year ended December 31, 2008. The domestic manufacturing deduction in 2008 was greater than the deduction in 2007. This difference is due to differences in taxable income which drives the amount of deduction recognized. The increased deduction realized in 2008 results in a more significant decrease in the effective rate for 2008 compared to 2007.

  Discontinued Operations

        Loss from discontinued operations was $21.5 million for the year ended December 31, 2007 compared to $25.2 million for the year ended December 31, 2008. The decrease was primarily attributable to an increase of $19.5 million in net losses incurred at the Colowyo mine offset by an increase of $13.0 million in net income from Jacobs Ranch mine and the absence in 2008 of

$6.6 million of costs incurred during 2007 to evaluate potential operation of the uranium mining venture. Non-conforming coal quality resulted in reduced revenues for the Colowyo mine which was compounded by unplanned maintenance and higher cost reserves. Jacobs Ranch mine net income improved from higher coal prices and an increase in tons sold.

  Net Income

        As a result of the factors discussed above, net income for the year ended December 31, 2007 was $32.3 million compared to net income of $63.1 million for the year ended December 31, 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

  Revenues

        Revenues for the year ended December 31, 2006 were $942.8 million compared to $1,053.2 million the year ended December 31, 2007, a $110.4 million or 11.7% increase. This increase in revenues was driven by a 12.5% increase in the price per ton of coal sold and a 2.6% increase in tons of coal sold as compared to 2006. Increased revenues per ton of coal sold in 2007 as compared to 2006 was driven by growing demand for PRB coal at the time our long term sales contracts were executed.

  Cost of Product Sold

        Cost of product sold increased by 7.9% from $699.1 million for the year ended December 31, 2006 to $754.5 million for the year ended December 31, 2007. Our cost of product sold was 74.2% and 71.6% of revenues for those same periods, respectively.

        Increases in royalties and production taxes, compensation, fuel and lubricants and repair parts and supplies accounted for substantially all of the increase in cost of product sold from 2006 to 2007. Royalties and production taxes, which are largely a function of our increased revenues, increased by approximately 12.7% in 2007 compared to 2006, which is in line with our 11.7% revenues increase from 2006 compared to 2007. The cost of fuel and lubricants increased 15.3%, of which 62.5% was attributable to diesel market price increases and the balance was primarily attributable to increased overburden removal as coal seams naturally deepened. Repairs and supplies increased 14.8% over 2006 due to a combination of increasing costs for components, driven by rising steel prices, and increased overburden removal. Compensation increased approximately 3.8%, primarily as a result of a 4.8% higher headcount to expand production primarily at the Spring Creek mine during 2007.

  Depreciation and Depletion

        Depreciation and depletion increased by 35.0% from $59.4 million for the year ended December 31, 2006 to $80.1 million for the year ended December 31, 2007. Of the $20.7 million increase, $18.7 million was attributable to increased production from more recently acquired, higher cost coal deposits, resulting in a higher depletion cost and also due to a higher capital base following increased investment and capital expenditures in recent years resulting in higher depreciation. The remaining increases resulted from additional tons produced during 2007 as compared to 2006 as depreciation and depletion are calculated predominantly on a units-of-production basis.

  Amortization

        Amortization expense was $35.0 million and $34.5 million for the years ended December 31, 2006 and 2007, respectively. The decrease in amortization expense is a result of fewer tons sold under the applicable contracts.

  Accretion

        Accretion expense was $10.1 million for the year ended December 31, 2006 compared to $12.2 million for the year ended December 31, 2007. The increase was primarily attributable to revised estimates of future costs of our closure obligations, following expansion of mining areas and increases in key cost drivers such as the price of diesel fuel and the cost of heavy mining equipment.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased by 3.9% from $48.0 million for the year ended December 31, 2006 to $50.1 million for the year ended December 31, 2007. The increase was primarily attributable to increases in costs allocated to us by Rio Tinto America of $3.5 million partially offset by $1.5 million incurred during 2006 for the rebranding of the Company to RTEA which was not repeated in 2007.

  Asset Impairment Charges

        For the year ended December 31, 2007, we recorded asset impairment charges of $18.3 million for capitalized costs relating to Rio Tinto's implementation of a new, company-wide integrated information system. We wrote off our costs related to this implementation when we determined that we were unable to continue to develop the system as a stand-alone company. We recorded no comparable impairment charges for the year ended December 31, 2006.

  Other Income (Expense)

        Interest income, which primarily represents the interest income earned on short-term investments made through a Rio Tinto America cash management program, increased from $3.6 million in 2006 to $7.3 million in 2007, as the average amount invested through this program increased by $49.5 million to $91.6 million in 2007 from $42.1 million in 2006.

        Interest expense on our debt increased from $38.8 million in 2006 to $40.9 million in 2007 due principally to less interest being capitalized on mine expansion projects during 2007.

  Income Tax Provision

        Income tax expense increased from $11.7 million for the year ended December 31, 2006 to $18.0 million for the year ended December 31, 2007. The effective tax rate was 21.8% for 2006 as compared to 26.0% for 2007. The increase was the result of a recognized tax benefit related to a joint venture operation in 2006 which was not repeated in 2007.

  Earnings (Losses) from Unconsolidated Affiliates, Net of Tax

        We recorded an other than temporary impairment of $5.0 million ($3.2 million, net of tax) related to an equity method investment for the year ended December 31, 2006 and, primarily as a result of this charge, losses from unconsolidated affiliates, net of tax was $1.5 million for the year ended 2006 compared to earnings of $2.4 million for the year ended 2007.

  Discontinued Operations

        Loss from discontinued operations was $2.6 million for the year ended December 31, 2006 compared to $21.5 million for the year ended December 31, 2007. The increase in the loss was primarily attributable to $6.6 million of costs incurred during 2007 to evaluate potential operation of the uranium mining venture, a planned reduction in production at the Colowyo mine and a decrease in the effective tax rate applicable to discontinued operations. Because the Colowyo mine was entering higher strip ratio and higher cost reserves, production was decreased to control operating costs. The effective income tax rate in 2007 was 42.5% compared to 65.9% for the year ended December 31, 2006, which was primarily attributable to a larger pre-tax loss in 2007 than in the year ended December 31, 2006.

  Net Income

        As a result of the factors discussed above, net income for 2006 was $37.9 million compared to $32.3 million in 2007.

Liquidity and Capital Resources Prior to this Offering

        Historically, our primary source of liquidity has been cash from sales of our coal production to customers and borrowings from Rio Tinto America. Our primary uses of cash include our production costs, capital expenditures and principal and interest payments.

        Total cash on hand as of December 31, 2007 and 2008, and September 30, 2009, was $23.6 million, $15.9 million and $18.3 million, respectively. These are primarily balances held by the Decker mine, which we do not manage. Excluding the cash balance held by the Decker mine, our cash balances are swept into the Rio Tinto America treasury cash management program, which is reflected in due to or from related parties. The balance of cash invested in this cash management program was $82.7 million, $117.8 million and $377.4 million as of December 31, 2007 and 2008, and September 30, 2009, respectively.

  Continuing Operations

        Net cash provided by operating activities from continuing operations was $103.8 million for the nine months ended September 30, 2008 compared to $351.0 million for the nine months ended September 30, 2009. This $247.2 million increase reflects a $219.4 million change in the effects of transactions with related parties. In the 2008 nine month period, we made payments to affiliates that resulted in a $126.3 million net reduction in amounts due to related parties, while in 2009 no similar payments were made and the amounts due to related parties increased by $93.1 million, reflecting expenses incurred by related parties on our behalf. The increase in operating cash flow also reflects a $92.3 million increase in income from continuing operations, partially offset by a $33.2 million decrease in non-cash expenses. The decrease in non-cash expenses is primarily related to amortization expense and interest expense converted to principal. The increases in operating cash flow were further offset by decreases in cash provided from receivables and payables of $13.1 million and $17.8 million, respectively. Net cash provided by operating activities from continuing operations was $290.1 million for the year ended December 31, 2007 compared to $150.0 million for the year ended December 31, 2008. Contributing to the $140.1 million decrease in cash provided by operating activities from continuing operations was a $186.4 million change in amounts due to affiliates, offset, in part, by a $30.1 million improvement in the collection of receivables. Net cash provided by operating activities from continuing operations increased from $243.3 million for the year ended December 31, 2006 to $290.1 million for the year ended December 31, 2007, an increase of $46.8 million. This increase reflects higher revenues which contributed to a $13.3 million increase in income from continuing operations. Increases in non-cash expenses of $18.3 million for asset impairment charges and $20.8 million for depreciation and depletion also contributed to increased operating cash flow in 2007.

        Net cash used in investing activities from continuing operations increased from $86.5 million for the nine months ended September 30, 2008 to $347.7 million for the nine months ended September 30, 2009. The $261.2 million increase in cash used in investing activities from continuing operations was primarily the result of a $268.5 million increase in amounts invested in Rio Tinto America treasury under the cash management program and a $21.4 million decrease in net receipts of refundable deposits related to coal reserve acquisition bids partially offset by a $28.4 million decrease in purchases of property, plant and equipment. Net cash used in investing activities from continuing operations increased from $90.6 million for the year ended December 31, 2007 to $153.7 million for the year ended December 31, 2008. The $63.1 million increase in cash used in investing activities from continuing operations is the result of increased purchases of property, plant and equipment during 2008 as compared to 2007 and increases in the cash invested with Rio Tinto America treasury, as part of the cash management program, partially offset by the receipt of a $24.4 million refundable deposit related to an unsuccessful coal reserve acquisition bid, which was paid during 2007. Net cash used in investing activities from continuing operations was $210.0 million in 2006 compared to $90.6 million for the year ended December 31, 2007. The primary reasons for the decrease in net cash used in investing activities from continuing operations was the high level of capital expenditures for the year ended December 31, 2006 on mine expansion projects which were not repeated in 2007 and a decrease in the cash invested with Rio Tinto America treasury, as part of the cash management program, partially offset by $24.4 million refundable deposits paid for a coal reserve acquisition bid.

        Net cash used in financing activities from continuing operations increased from cash provided of $0.3 million for the nine months ended September 30, 2008 to $65.6 million in cash used for the nine months ended September 30, 2009. This increase in cash used in financing activities from continuing operations is primarily attributable to an $39.0 million increase in payments on debt for federal coal leases, and net borrowings and repayments of the RTA Facility of $30.0 million during the nine months ended September 30, 2008 that did not occur in the 2009 period. Net cash used in financing activities from continuing operations decreased from $147.6 million for the year ended December 31, 2007 to $2.9 million for the year ended December 31, 2008. This reduction in cash used in financing activities from continuing operations primarily related to net borrowings on the RTA facility of $30.0 million during 2008 compared to payments on the facility of $120.0 million during 2007. Net cash provided by financing activities from continuing operations was $29.5 million in 2006 compared to net cash used in financing activities from continuing operations of $147.6 million for the year ended December 31, 2007. This increase primarily related to payments on the RTA facility of $120.0 million during 2007 compared to a borrowing under the facility in 2006 of $55.0 million.

  Discontinued Operations

        Net cash provided by operating activities from discontinued operations was $60.8 million, $30.8 million and $50.3 million for the years ended December 31, 2006, 2007 and 2008, respectively, and $19.4 million and $69.8 million for the nine months ended September 30, 2008 and 2009, respectively. The $50.4 million increase in net cash provided by operating activities from discontinued operations for the nine months ended September 30, 2009 as compared to the 2008 period is due primarily to the absence of losses related to the Colowyo mine as the mine was distributed to Rio Tinto America in October 2008 and a $51.4 million increase in net income for the Jacobs Ranch mine. The increase in net cash provided by operating activities from discontinued operations from 2007 to 2008 was primarily attributable to an increase in accounts payable and accrued expenses related to cash management strategies partially offset by a 2008 payment for a reclamation trust fund related to the uranium mining venture. The decrease in net cash provided by operating activities of discontinued operations from 2006 as compared to 2007 was primarily attributable to an $18.9 million increase in loss from discontinued operations and changes in current liabilities.

        Net cash used in investing activities from discontinued operations was $40.3 million, $72.9 million and $41.2 million for the years ended December 31, 2006, 2007 and 2008, respectively, and $38.0 million and $5.1 million for the nine months ended September 30, 2008 and 2009, respectively. The $32.9 million decrease in net cash used in investing activities from discontinued operations for the nine months ended September 30, 2009 as compared to the 2008 period is due primarily to the absence of purchases of property, plant and equipment related to the Colowyo mine, as the mine was distributed to Rio Tinto America in October 2008. The decrease in net cash used in investing activities from discontinued operations from 2007 to 2008 is due primarily to decreased purchases of property, plant and equipment at Jacobs Ranch mine for specific expansion projects offset, in part, by the absence of the receipts of restricted cash and refundable deposits received in 2007. The increase in net cash used in investing activities from discontinued operations from 2006 to 2007 is due primarily to increased purchases of property, plant and equipment at both Jacobs Ranch mine for specific expansion projects and the Colowyo mine as they moved into a new mining area. Also included in 2007 was receipt of a $2.2 million refundable deposit related to an unsuccessful coal reserve acquisition bid for the Colowyo mine, which was paid during 2006. In addition, 2007 includes a decrease in restricted cash primarily due to the release of restrictions, and subsequent receipt, on funds held for insurance claims related to the Colowyo mine.

        Net cash used in financing activities from discontinued operations was $75.0 million, $5.7 million and $10.2 million for the years ended December 31, 2006, 2007 and 2008, respectively and $8.1 million for the nine months ended September 30, 2008. There was no cash used in or provided by financing activities from discontinued operations for the nine months ended September 30, 2009. The decrease in net cash used in financing activities from discontinued operations from the nine months ended September 30, 2008 to the nine months ended September 30, 2009 was due to the absence of payments made on long-term debt related to the Colowyo mine during the 2009 period. The increase in net cash used in financing activities from discontinued operations from 2007 to 2008 is due to a change in restricted cash held for the payment of collateralized bonds related to the Colowyo mine. The decrease in net cash used in financing activities from discontinued operations from 2006 to 2007 is due to a final LBA payment of $70.4 million related to the Jacobs Ranch mine.

Liquidity and Capital Resources After this Offering

        After the completion of this offering, we expect our primary source of liquidity will be cash on hand, cash from operations and borrowing availability under the debt financing arrangements that we expect CPE LLC to enter into in connection with this offering. Concurrently with this offering, CPE LLC is expected to enter into a $             million revolving credit facility. We also expect CPE LLC to issue $             million aggregate principal amount of senior notes, in two tranches due         and            . We expect that $             million of the net proceeds from CPE LLC's senior notes offering will be distributed by CPE LLC to RTEA immediately following the completion of that offering and CPE LLC will use the remaining proceeds for general corporate purposes, including the payment of fees under CPE LLC's revolving credit facility, as cash reserves for securing our reclamation obligations and for capital expenditure requirements. CPE LLC will also place $         million in escrow for the benefit of Rio Tinto with respect to our existing reclamation obligations. Under the Master Separation Agreement, we and Rio Tinto will agree that upon completion of this offering, $         million of unrestricted proceeds from the senior notes offering will remain with CPE LLC, subject to final adjustments post closing based on our final working capital amounts. This adjustment will occur no later than 15 days following the completion of this offering unless there is a disagreement between us and Rio Tinto with respect to the amount of the adjustment. We believe these sources will be sufficient to fund our planned operations, including future capital expenditures. We currently expect our total capital expenditures will be approximately $155 million in 2010, which will primarily relate to maintaining production and replacing our mining equipment and the selective expansion of our operations. We will be required to obtain new surety bonds, letters of credit or other security arrangements to secure our reclamation obligations. We will be required to provide collateral to partially secure our reclamation obligations. We expect that this collateral will be in the form of a combination of cash collateral and letters of credit, both of which will reduce our available liquidity. We expect CPE LLC will initially use $         million of the capacity under its revolving credit facility to support the letter of credit arrangements securing our reclamation obligations. In addition, we expect that CPE LLC will have the ability to borrow under its revolving credit facility to fund, in part, capital expenditure and other cash requirements. See "Structuring Transactions and Related Agreements—

Structure-Related Agreements—Master Separation Agreement." Cash from operations is dependent on a number of factors beyond our control, such as the market price for our coal, the amount of coal required by our customers, electricity demand, regulatory changes impacting our business, reclamation costs and the market price we pay for costs such as diesel and other expenses of our business. If our cash flows from operations are lower than expected we may not be able to pursue certain capital expenditures that we had planned without additional funding. We also may need to obtain additional funding to the extent that we need to supplement cash generated from operations and the debt financing arrangements to pay for expenditures beyond our planned operations.

        We intend to seek to increase our reserve position by acquiring federal coal and surface rights adjoining our current operations in Wyoming and Montana. We believe we are well-positioned to make these acquisitions due to the availability of unleased coal adjacent to our mines. We have also nominated LBA tracts of land that we believe contain, as applied for, approximately 800 million tons of non-reserve coal deposits, according to our estimates and subject to final determination by the BLM of the final boundaries and tonnage for these tracts. We will continue to explore additional opportunities to increase our reserve base. In addition, our capital expenditure plans include our estimates of expenditures necessary to develop new LBAs to maintain our reserve position, including the addition of sufficient fleets of heavy mining equipment needed to mine the coal. Our capital expenditure plans also include our estimates of the necessary expenditures to keep our current fleets updated to maintain our mining productivity and competitive position.

  CPE LLC Revolving Credit Facility

        In connection with the debt financing transactions, CPE LLC is expected to enter into a        year, $         million revolving credit facility with a syndicate of lenders led by Morgan Stanley, the full amount of which is available for use in connection with loans or the issuance of letters of credit. The credit facility contains a specific sublimit of $         million that is available for swingline loans. The credit facility may be expanded at CPE LLC's request, subject to certain conditions and to the extent lenders are willing to extend additional commitments, up to an additional $         million. The obligations of CPE LLC under the revolving credit facility will be supported by a guarantee by certain of CPE LLC's wholly-owned restricted subsidiaries.

        Loans under the revolving credit facility will bear interest at the greater of the LIBO rate and            %, plus an applicable margin of between            % and             %, depending on CPE LLC's credit rating. At CPE LLC's option, the interest rate on loans under the credit facility may be based on an alternative base rate, which in no event will be less than            %, and the applicable margins over such alternative base rate will be            % less than the applicable margin for LIBO rate loans. CPE LLC will pay the lenders a facility fee of            % per year on the unused amount of CPE LLC's revolving credit facility.

        Letters of credit issued under the revolving credit facility, unless drawn upon, will bear interest at the applicable margin for LIBO rate loans from the date at which they are issued. In addition, in connection with the issuance of a letter of credit CPE LLC will be required to pay the issuing bank a fronting fee of            % plus additional customary administrative fees and expenses.

        CPE LLC's obligations under its revolving credit facility will be secured by substantially all of its assets and substantially all of the assets of certain of its subsidiaries, subject to certain permitted liens and to customary exceptions for similar coal financings. CPE LLC will be required to comply with financial covenants requiring it to maintain defined minimum levels of interest coverage and providing for a limitation on CPE LLC's total and first lien senior secured debt leverage ratios.

        The following table summarizes the significant financial covenants under the revolving credit facility (EBITDA as used below is as defined in the revolving credit facility):

		Required Level	Period
Minimum interest coverage	Ratio of EBITDA to consolidated net cash interest expense
Maximum leverage ratio	Ratio of funded debt to EBITDA
Maximum first lien senior secured leverage ratio	Ratio of first lien senior secured debt to EBITDA

        CPE LLC's revolving credit facility will also require it to comply with non-financial covenants that restrict certain corporate activities by CPE LLC and certain of its subsidiaries and will contain customary events of default with customary grace periods and thresholds. These covenants include restrictions on CPE LLC's and certain of its subsidiaries' ability to incur additional debt and pay dividends, among other restrictive covenants. CPE LLC's ability to access the available funds under the revolving credit facility may be impaired in the event that CPE LLC does not comply with the covenant requirements or defaults on its obligations under the agreement. In addition, under the terms of CPE LLC's revolving credit facility, a change in control of Cloud Peak Energy Inc. or CPE LLC will result in an automatic event of default and, unless waived by the required lenders, will result in all obligations under the agreement to become immediately due and payable.

  CPE LLC Senior Notes

        In connection with the debt financing transactions, CPE LLC is expected to issue $         million aggregate principal amount of senior notes, in two tranches due        and        , with Cloud Peak Energy Finance Corp. as co-issuer of both tranches of the senior notes. The senior notes will be fully and unconditionally guaranteed by CPE LLC's wholly-owned domestic restricted subsidiaries. The senior notes due        will be redeemable at any time and from time to time on or after                        and the senior notes due        will be redeemable at any time and from time to time on or after                        , in each case except pursuant to a make-whole redemption feature pursuant to which CPE LLC may redeem the notes by paying a redemption price equal to        % of the principal amount of the notes to be redeemed plus an applicable premium as of, and accrued and unpaid interest, if any, to, the redemption date. The indenture governing the senior notes will include a number of restrictive covenants, including certain limitations on asset sales. Under this covenant, CPE LLC will be required to use any net cash proceeds from an asset sale to repay debt or to make capital expenditures or otherwise invest the proceeds in CPE LLC's business. If these proceeds are not applied within a certain period of time following the issuance of the senior notes, CPE LLC will, subject to certain exceptions, be required to make an offer to purchase a portion of the senior notes as set forth in the indenture. In addition, upon certain change of control events of us or CPE LLC, CPE LLC is required to repurchase all of the outstanding senior notes at a price equal to        % of the aggregate principal amount of the senior notes, plus accrued and unpaid interest. The revolving credit facility may prohibit CPE LLC from purchasing the notes in the event of a change of control. If CPE LLC fails to repurchase the notes, an event of default under the indenture would occur, which would, in turn, constitute a default under the revolving credit facility.

        We expect that the net proceeds from the senior notes offering will be approximately $             million, after deducting estimated original issue discount, initial purchasers' discounts and commissions and offering expenses. We expect that approximately $             million of the net proceeds will be distributed to RTEA immediately following the closing of the senior notes offering. The remaining net proceeds from the senior notes offering will be used for general corporate purposes, including the payments of fees under CPE LLC's revolving credit facility, cash reserves for securing our reclamation obligations and for capital expenditure requirements.

Off-Balance Sheet Arrangements

        In the normal course of business, we are party to a number of off-balance sheet arrangements. These arrangements include letters of credit typically provided by a bank; and surety bonds, typically provided by an insurance company. Federal and state laws require us to secure the performance of certain long-term obligations, such as mine closure or reclamation costs, as well as state workers' compensation or federal black lung liabilities. Certain business transactions, such as coal leases and other obligations, may also require bonding. These bonds are typically renewable annually.

        Liabilities related to these arrangements are not reflected in our consolidated balance sheets. We use a combination of surety bonds (including our obligations with respect to the Decker mine) and letters of credit to secure our financial obligations, such as reclamation, coal lease obligations as well as certain exploration and black lung liabilities. While we were a part of Rio Tinto, Rio Tinto typically served as guarantor of our surety bonds. Our letters of credit were generally issued under Rio Tinto's pre-existing credit facilities on our behalf, though we have in some instances entered into separate letter of credit arrangements with banks, such as arrangements with respect to the reclamation obligations of the Decker mine. We and CPE LLC will agree to use our commercially reasonable efforts following the completion of this offering to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Master Separation Agreement." We will be required to provide collateral to partially secure our reclamation obligations. We expect that this collateral will be in the form of a combination of cash collateral and letters of credit. We expect CPE LLC will initially use approximately $         million of the capacity under its revolving credit facility for letters of credit securing our reclamation obligations. We expect that a portion of the proceeds of CPE LLC's senior notes offering will be used as cash reserves for securing our reclamation obligations. As of December 31, 2008, the outstanding obligations were as follows (in millions):

	Surety Bonds	Letters of Credit	Total
Reclamation obligations(1)	$271.5	$226.5	$498.0
Lease obligations(2)	25.4	—	25.4
Other obligations(3)	0.5	0.4	0.9

	$297.4	$226.9	$524.3

    (1)
    Reclamation obligations include amounts to secure performance related to our outstanding obligations to reclaim areas disturbed by our mining activities and are a requirement under our state mining permits.

    (2)
    Lease obligations include amounts generally required as a condition to state or federal coal leases; the amounts vary and are mandated by the governing agency.

    (3)
    Other obligations include amounts required for exploration permits, water well construction and monitoring and other miscellaneous items as mandated by the applicable governing agencies.

        Our outstanding surety bonds and letters of credit in respect of our reclamation obligations, which at December 31, 2008 and September 30, 2009 were $498.0 million and $526.9 million, respectively, (including our obligations with respect to the Decker mine), are required by law. State statutes regulate and determine the calculation of the amounts of the bonds and letters of credit that we are required to hold. We do not believe that these state-mandated estimates are a true reflection of what our actual reclamation costs will be. Reclamation bond amounts represent an estimate of our near-term reclamation liability that assumes reclamation activities will be performed during the next one to five years. Because this evaluation is near-term, it is recalculated on a frequent basis, often annually. The basis for calculating bonding costs is substantially different than the requirements that apply to the determination of our asset retirement obligation, or ARO, liability on the balance sheet, which is determined in accordance with accounting principles generally accepted in the U.S. or U.S. GAAP. The state permitting regulations prescribe the specific methodology to be used in our bonding calculations and provide that the bond amounts must assume certain costs that the state would incur if they were required to complete the reclamation on our behalf. Additionally, where a multi-year bond, such as a three to five-year bond, is put into place, the state regulatory authority requires that the reclamation liability must be calculated for the highest cost scenario over that period.

        The carrying amount of our reclamation obligations, as estimated in accordance with U.S. GAAP, which are reported in our consolidated financial statements as ARO liabilities, is $164.2 million and $169.6 million at December 31, 2008 and September 30, 2009, respectively. We estimate our ARO liabilities based on disturbed acreage to date and third party cost estimates. The estimated ARO liabilities are also based on engineering studies and our engineering expertise related to the reclamation requirements. We also assume that reclamation will be completed after the end of the mine life based on our current reclamation area profiles, which may be a different land disturbance assumption than the state requires, as we perform reclamation concurrently with our mining activities. Finally, the carrying amount of our ARO liabilities reflects discounting of estimated reclamation costs using a credit-adjusted risk-free interest rate. For a discussion of the risks relating to the calculation of our reclamation obligations, see "Risk Factors—Risks Related to Our Business—If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, our costs could be significantly greater than anticipated."

        Because we are required by state and federal law to have these bonds or letters of credit in place before mining can commence, or continue, our failure to maintain surety bonds, letters of credit or other guarantees or security arrangements would materially and adversely affect our ability to mine or lease coal. That failure could result from a variety of factors including lack of availability, our lack of affiliation with Rio Tinto, higher expense or unfavorable market terms, the exercise by third-party surety bond issuers of their right to refuse to renew the surety and restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of any credit facility then in place.

        We do not currently anticipate any material adverse impact on operations, financial condition or cash flows as a result of these off-balance sheet arrangements. See Note 7 of Notes to Unaudited Consolidated Financial Statements and Note 14 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Contractual Obligations

        As of December 31, 2008, we had the following contractual obligations (in millions):

	Total	2009	2010-2011	2012-2013	2014 and Thereafter
Long-term debt—other(1)(2)	$209.5	$71.9	$91.0	$46.6	$—
Interest related to long-term debt—other(3)	38.0	17.2	17.3	3.5	—
Operating lease obligations	7.8	0.4	0.8	0.8	5.8
Coal purchase obligations(4)	55.7	44.2	11.5	—	—
Capital expenditure obligations(4)	22.3	22.3	—	—	—

Total	$333.3	$156.0	$120.6	$50.9	$5.8

(1)
In connection with this offering, CPE LLC is expected to enter into a $         million        year revolving credit facility and issue $         million aggregate principal amount of senior notes in two tranches due        and        .

(2)
Of this amount, $206.3 million are payment obligations related to our LBAs. See Note 9 of Notes to Consolidated Financial Statements.

(3)
As of December 31, 2008, we had outstanding commitments for interest related to long-term debt—other, of which $8.7 million has been recorded as accrued interest as of December 31, 2008. See Note 14 to Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(4)
As of December 31, 2008, we had outstanding commitments for coal purchases and capital expenditures which are not included on the consolidated balance sheet.

        We have recorded a liability of $2.6 million, including $0.3 million of interest, for uncertain tax positions in accordance with U.S. GAAP. This liability is reflected in other liabilities in the consolidated balance sheet as of December 31, 2008. The uncertain tax positions originate from certain tax deductions that have been claimed in our previously submitted tax filings. Our federal income tax filings for 2000 through 2005 are currently under examination and the federal income tax filings for years subsequent to 2005 may still be reviewed by the Internal Revenue Service, or IRS.

        Although we believe that the deductions claimed in our federal tax filings are appropriate, it is possible that the IRS could disallow these deductions, resulting in the payment of additional taxes, including interest and/or penalties to the federal government. We have no indication as to whether the IRS will challenge the deductions for which a liability has been recorded in our consolidated financial statements as of December 31, 2008. As such, it is not practical for us to estimate when such contingent liabilities will become due and payable and accordingly, the table above does not include these obligations.

        This table does not include our estimated AROs. As discussed in the "Critical Accounting Policies and Estimates—Asset Retirement Obligations" section below, the estimate of the carrying amount of our AROs involves a number of estimates, including the timing of the payments to satisfy these obligations. The timing of payments is based on numerous factors, including projected mine closing dates. We believe that substantially all the payments required under our AROs as of December 31, 2008 will be made subsequent to December 31, 2012. Based on our assumptions, the carrying amount of our AROs as determined in accordance with U.S. GAAP is $164.2 million and $169.6 million as of December 31, 2008 and September 30, 2009, respectively. See Note 10 of Notes to Consolidated Financial Statements included elsewhere in this prospectus. This table also does not include our contractual obligations related to an agreement we entered into in April 2008 to purchase land pursuant to which the seller may require us to pay a purchase price of $23.7 million between April 2013 and 2018.

        This table does not include payments that we expect to make under the Tax Receivable Agreement See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Tax Receivable Agreement". Upon completion of the structuring transactions and this offering, we expect to record a liability of approximately $         million, reflecting our estimate as of September 30, 2009 of the undiscounted payments that we expect to make during the term of this agreement. The amount and timing of these payments will vary depending on a variety of factors, including the amount and timing of our future income.

Critical Accounting Policies and Estimates

        We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. These accounting principles require us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, and revenues and expenses, as well as the disclosure of contingent assets and liabilities. We base our judgments, estimates and assumptions on historical information and other known factors that we deem relevant. Estimates are inherently subjective as significant management judgment is required regarding the assumptions utilized to calculate accounting estimates in our consolidated financial statements, including the notes thereto. Our significant accounting policies are described in Note 3 of Notes to Consolidated Financial Statements included elsewhere in this prospectus. This section describes those accounting policies and estimates which we believe are critical to understanding our historical consolidated financial statements and which we believe will be critical to understanding our consolidated financial statements subsequent to this offering.

Revenue Recognition

        Revenues from coal sales are recognized when a customer takes delivery of our coal, which usually occurs at the time of shipment from our mine. Some coal supply agreements provide for price adjustments based on variations in quality characteristics of the coal shipped. In certain cases, a customer's analysis of the coal quality is binding and the results of the analysis are received on a delayed basis. In these cases, we estimate the amount of the quality adjustment and adjust the estimate to actual when the information is provided by the customer. Historically such adjustments have not been material.

Asset Retirement Obligations

        Our asset retirement obligations, or AROs, arise from the Surface Mining Control and Reclamation Act, or SMCRA, and similar state statutes. These regulations require that we, upon closure of a mine, restore the mine property in accordance with an approved reclamation plan issued in conjunction with our mining permit.

        Our AROs are recorded initially at fair value, or the amount at which we estimate we could transfer our future reclamation obligations to informed and willing third parties. We use estimates of future third party costs to arrive at the AROs because the fair value of such costs generally reflects a profit component. It has been our practice, and we anticipate it will continue to be our practice, to perform a substantial portion of the reclamation work using internal resources. Hence, the estimated costs used in determining the carrying amount of our AROs may exceed the amounts that are eventually paid for reclamation costs if the reclamation work were performed using internal resources.

        To determine our AROs, we calculate on a mine-by-mine basis the present value of estimated future reclamation cash flows based upon each mine's permit requirements, estimates of the current disturbed acreage subject to reclamation, which is based upon approved mining plans, estimates of future reclamation costs and assumptions regarding the mine's productivity, which are based on engineering estimates that include estimates of volumes of earth and topsoil to be moved, the use of particular pieces of large mining equipment to move the earth and the operating costs of those pieces of equipment. These cash flow estimates are discounted at the credit-adjusted, risk-free interest rate based on U.S. Treasury bonds with a maturity similar to the expected life of the mine.

        The amount initially recorded as an ARO for a mine may change as a result of mining permit changes granted by mining regulators, changes in the timing of mining activities and the mine's productivity from original estimates and changes in the estimated costs or the timing of reclamation activities. We periodically update estimates of cash expenditures to meet each mine's reclamation requirements and we adjust the ARO in accordance with U.S. GAAP, which generally requires a measurement of the present value of any increase in estimated reclamation costs using the current credit-adjusted, risk-free interest rate based on U.S. Treasury bonds with a maturity similar to the expected remaining life of the mine. Adjustments to the ARO for decreases in the estimated amount of reclamation costs are measured using the credit-adjusted, risk-free interest rate as of the date of the initial recognition of the ARO. Annually, we analyze the ARO on a mine-by-mine basis and, if necessary, adjust the balance to take into account any changes in estimates.

Impairment of Long-Lived Assets

        We evaluate the recorded amounts of our long-lived assets, other than goodwill, whenever events or circumstances indicate that the carrying amount of a particular asset may not be recoverable. An impairment loss is required to be recognized when the undiscounted estimated cash flows attributable to an asset are less than the carrying amount of the asset. Goodwill is evaluated annually for impairment during the fourth quarter of the year, or more frequently if circumstances indicate an impairment may have occurred.

        When an impairment condition exists, the asset is written down to its fair value, which may be determined using discounted cash flow techniques. Such techniques involve estimating both the amount and timing of the cash flows and require judgment in determining the appropriate discount rate. Significant adverse changes to our business environment, interest rates and future cash flows could lead to the recognition of impairment charges in future periods, and those charges could be material.

Share-Based Compensation

        We measure the cost of employee share-based awards based on fair value. This cost generally is recognized over the time period that the recipient of a share-based compensation award is required to provide service, typically the vesting period. We estimate the fair value of certain share-based payment awards as of the grant date using a lattice-based option valuation model. Estimates are required to determine inputs to the lattice-based valuation model, such as the expected volatility of the underlying share price over the expected term of the option, the expected dividends to be paid on the underlying share over the expected term of the option, the risk-free interest rate and the distribution of expected outcomes for any applicable market conditions that affect the amount of the award. Changing any of the model inputs could significantly change the valuation of the share-based award at the applicable measurement date. We are required to estimate the awards that we ultimately expect to vest and to adjust share-based compensation expense for the effects of estimated forfeitures of awards over the expense recognition period. See Note 13 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Income Taxes

        We provide for deferred income taxes for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities at each balance sheet date, using enacted tax rates expected to be in effect when the related taxes are expected to be paid or recovered. A deferred tax asset may be reduced by a valuation allowance when we, after assessing the probability of projected future taxable income and evaluating alternative tax planning strategies, determine it is more likely than not that the future tax benefit may not be realized. Our consolidated deferred tax assets as of December 31, 2008 were $88.4 million, against which we had not established a valuation allowance. If future taxable income is lower than expected or if expected tax planning strategies are not available as anticipated, a valuation allowance may be needed.

Quantitative and Qualitative Disclosure About Market Risk

        We define market risk as the risk of economic loss as a consequence of the adverse movement of market rates and prices. We believe our principal market risks are commodity price risk and interest rate risk.

Commodity Price Risks

        Market risk includes the potential for changes in the market value of our coal portfolio. Due to the lack of quoted market prices and the long-term nature of the position, we have not quantified the market risk related to our coal supply agreements. As of September 30, 2009, approximately 1% and 42% of our estimated production of approximately 93 million tons and 95 million tons for the years ending December 31, 2010 and 2011, respectively, remain unsold. As a result, our 2010 commodity price risk is limited. In 2010, if we assume that the average selling price of coal changes by 10% from our 2008 average price per ton, we would recognize a change in revenues on our remaining 2010 estimated production of approximately $6.8 million compared to 2008. Historically, we have principally managed the commodity price risk for our coal contract portfolio through the use of long-term coal supply agreements of varying terms and durations, rather than through the use of derivative instruments.

        We also face price risk involving other commodities used in our production process. We believe that price risks associated with diesel fuel and explosives are significant because of the recent price increases for these commodities. If we assume that we use the same quantities of these commodities in 2009 as we did in 2008 and further assume that the average costs of diesel fuel and explosives increase by 30% (which amount is indicative of average historical price increases we have experienced), we would incur additional fuel and explosive costs of approximately $28.3 million and $14.7 million in 2009 compared to $94.3 million and $49.2 million in 2008, respectively.

        Historically, we have not hedged commodities such as diesel fuel. We may enter into hedging arrangements in the future.

Interest Rate Risk

        If the financing arrangements that we expect CPE LLC to enter into require CPE LLC to borrow money at an adjustable interest rate, then we may be subject to increased sensitivity to interest rate movements as they relate to CPE LLC's ability to repay its debt.

Recent Accounting Pronouncements

        In September 2006, the FASB issued standards which define fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. These standards clarify how to measure fair value as permitted under other accounting pronouncements but does not require any new fair value measurements. The new standards are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. On February 12, 2008, the FASB amended the standards to delay the effective date for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis or at least once a year, to fiscal years beginning after November 15, 2008. The provisions of these standards are effective for the Company's fiscal year beginning January 1, 2009. Accordingly, the Company adopted the provisions pertaining to the respective effective dates on January 1, 2008, and January 1, 2009. The adoption of these standards did not have a material effect on the Company's financial position, results of operations or cash flows.

        In February 2007, the FASB issued new standards which permit entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. These standards also establish presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company did not elect the fair value option under these new standards for any of its financial assets or liabilities that are not already required to be presented at fair value under generally accepted accounting principles and therefore the adoption of these new standards, which are effective for fiscal years ending after November 15, 2009, had no impact on the Company's consolidated financial statements.

        In December 2007, the FASB issued new standards which will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. The new standards retain the fundamental requirements of the previously issued standards pertaining to business combinations while providing additional definitions, such as the definition of the acquirer in a purchase and improvements in the application of how the acquisition method is applied. The standards will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests, and classified as a component of equity. These standards become effective January 1, 2009 and shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. Early adoption is not permitted. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. These new standards are not expected to have a material impact on the Company's consolidated financial statements.

        In March 2008, the FASB issued statements amending existing standards pertaining to accounting for derivative instruments and hedging activities which require enhanced disclosures about an entity's derivative and hedging activities, including disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. These standards are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. These standards encourage, but do not require, comparative disclosures for earlier periods at initial adoption. As the Company does not engage in derivative instruments and hedging activities, these new standards are not expected to have a material impact on the Company's consolidated financial statements.

        In April 2008, the FASB issued standards which amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. These standards are effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset will be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements will be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. These new standards are not expected to have a material impact on the Company's consolidated financial statements.

        In April 2009, the FASB issued standards that require the fair value of financial instruments to be disclosed in quarterly financial statements. Under prior U.S. GAAP, such disclosure requirements applied only to annual financial statements. The new standards are effective for financial statements issued for interim and annual periods ending after June 15, 2009. The Company has provided the required fair value disclosures in Note 5 of Notes to Unaudited Consolidated Financial Statements.

        In May 2009, the FASB issued standards that set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This statement does not apply to subsequent events or transactions that are within the scope of other applicable generally accepted accounting principles that provide different guidance on the accounting treatment for subsequent events or transactions. These standards introduce the concept of financial statements being available to be issued, and requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The Company has disclosed subsequent events in accordance with the new standards in Note 10 of Notes to Unaudited Consolidated Financial Statements.

        In June 2009, the FASB issued standards that require an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity and to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. These standards are effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently evaluating the impact that the new standards may have on its consolidated financial statements.

Seasonality

        Our business has historically experienced only limited variability in its results due to the effect of seasons. Demand for coal-fired power can increase due to unusually hot or cold weather as power consumers use more air conditioning or heating. Conversely, mild weather can result in softer demand for our coal. Adverse weather conditions, such as blizzards or floods, can impact our ability to mine and ship our coal, and our customers' ability to take delivery of coal.

Internal Controls

        Prior to this offering, we operated as an indirect wholly-owned subsidiary of Rio Tinto, which requires us to provide them financial information for inclusion in their consolidated financial reports. We provided this information in accordance with International Financial Reporting Standards, or IFRS, at a level of materiality commensurate with their consolidated financial statements and necessary to meet their regulatory financial reporting requirements. Historically we have maintained a finance department with the appropriate complement of staff and skills to meet these needs.

        As a stand-alone public company, we will be required to comply with the record keeping, financial reporting, corporate governance and other rules and regulations of the Securities and Exchange Commission, or SEC, including the requirements of the Sarbanes-Oxley Act, the Public Company Accounting Oversight Board, or PCAOB, and other regulatory bodies. These entities generally require that financial information be reported in accordance with U.S. GAAP, which differs from IFRS. We will be required to report at a level of materiality commensurate with our stand-alone consolidated financial statements and necessary to meet our regulatory financial reporting requirements, which is considerably lower than that of Rio Tinto.

        As an indirect wholly-owned subsidiary of Rio Tinto, we were not required to and did not have personnel with SEC, Sarbanes-Oxley, PCAOB and U.S. GAAP financial reporting expertise. In addition, we were not required to comply with the internal control design, documentation and testing requirements imposed by Sarbanes-Oxley on a stand-alone basis, but rather only complied to the extent required as a part of Rio Tinto. In connection with this offering as a publicly-held, stand-alone company, we will become directly subject to these requirements, in addition to our existing reporting requirements under IFRS, to meet our contractual reporting obligations to Rio Tinto. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Master Separation Agreement—Financial Information" contained elsewhere in this prospectus. As a result we will need to increase the staffing and skills of our finance department in order to meet these future needs.

        Effective internal control over financial reporting is necessary for us to provide reliable annual and interim financial reports and to prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results and financial condition could be materially misstated and our reputation could be significantly harmed. A material weakness in internal control over financial reporting is defined as a single deficiency, or a combination of deficiencies, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company's financial reporting. A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

        For the years for which our consolidated financial statements are presented in this prospectus, we were not required to have, nor was our independent registered public accounting firm engaged to perform, an audit of our internal control over financial reporting. Our independent registered public accounting firm's audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, no such opinion was expressed.

        During the preparation of our consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008, we identified material weaknesses in our internal controls over financial reporting as a stand-alone public company that contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008 six month consolidated financial statements. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods. Specifically, we have not been required to have, and as a result did not maintain a sufficient complement of personnel with an appropriate level of accounting, taxation and financial reporting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements on a stand-alone basis and the complexity of our operations and transactions. We also did not maintain an adequate system of processes and internal controls sufficient to support our financial reporting requirements and produce timely and accurate U.S. GAAP consolidated financial statements consistent with being a stand alone public company.

        In connection with this offering, a treasurer, head of tax, head of investor relations, and chief accounting officer have been retained as part of the on-going program to evaluate and strengthen the organization structure, financial reporting procedures and system of internal control over financial reporting. This program also consists of a review of the remaining parts of the organization structure, current processes and controls, identification of deficiencies, and evaluation of the deficiencies' effect on our consolidated financial statements. We are continuing to implement the remediation plan to improve the effectiveness of our internal controls over financial reporting as an independent public company. The plan includes:

Financial Reporting Function

  •
  Evaluation of skill sets and experience levels of existing financial reporting staff relative to those needed as an independent public company.

  •
  Development of a recruiting plan, including appropriate compensation levels.

  •
  Development and implementation of an outsourcing plan to meet certain financial reporting and compliance requirements until such time as we have recruited the necessary staff to meet those requirements.

Controls Documentation/Testing Process

  •
  Reviewing and evaluating current documentation of internal controls.

  •
  Evaluating and documenting overall entity control environment.

  •
  Developing documentation standards/methodology.

  •
  Determining and documenting key controls in each functional area.

  •
  Developing and implementing a testing plan.

  •
  Completing the search for a head of internal audit.

        Under current requirements, our independent registered public accounting firm is not required to evaluate and assess our internal control over financial reporting until we file our second annual report on Form 10-K that we would expect to file with the Securities and Exchange Commission for the year ended December 31, 2010. Consequently, we will not be evaluated independently in respect of our controls for a substantial period of time after this offering is completed. As a result, we may not become aware of other material weaknesses or significant deficiencies in our internal controls that may be later identified by our independent registered public accounting firm as part of the evaluation.

        The measures or activities we have taken to date, or any future measures or activities we will take, may not remediate the material weaknesses we have identified. See "Risk Factors—Risks Related to Our Business—We have identified material weaknesses in our internal controls over financial reporting as a stand-alone public company that have contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008 interim consolidated financial statements. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods" and "Risk Factors—Risks Related to Our Business—We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls. If we are unable to achieve and maintain effective internal controls, our operating results and financial condition could be harmed" included elsewhere in this prospectus.

THE COAL INDUSTRY

        Coal is an abundant and affordable natural resource used primarily to provide fuel for the generation of electric power. World-wide recoverable coal reserves are estimated to be approximately 929.0 billion tons based on the EIA's International Energy Annual 2009. Based on 2006 EIA data, the U.S. is one of the world's largest producers of coal, with coal reserves representing approximately 226 years of U.S. supply based on current usage rates. Coal is the most abundant fossil fuel in the U.S., representing the vast majority of the nation's total fossil fuel reserves.

Industry Trends

        Coal markets and coal prices are influenced by a number of factors and vary materially by region and quality. Although the price of each coal type within a particular major coal producing region tends to be relatively consistent, the price of coal within a region is influenced by market conditions, coal quality, transportation costs involved in moving coal from the mine to the point of use, mine operating costs and the costs and availability of alternative fuels, such as nuclear energy, natural gas, hydropower and petroleum. Coal consumption in the U.S. and particularly from the PRB has been driven in recent periods by several market dynamics and trends, which may or may not continue. The recent economic slowdown has negatively impacted coal demand in the short-term, however, long-term projections for coal demand remain positive. Market dynamics and trends that have recently impacted coal consumption include the following:

        Favorable outlook for the U.S. steam coal market.    Growth in electricity demand continues to drive domestic demand for steam coal. The recent economic slowdown, however, has reduced electricity and coal-demand since mid-2008. Electricity generation declined nearly 4.0% during the first ten months of 2009 according to statistics published by the NMA. The EIA, projects total electricity consumption to fall by 3.3% in 2009. Demand for coal in the electric power sector is estimated to have decreased 8.3% through August 2009 as compared to the same period of 2008, and consumption for 2009 is projected to decline 9.0%. For 2010, the EIA is forecasting that total electricity generation will increase by 1.3% over 2009, assuming a recovering economy. Coal consumption for the electric power sector is projected to increase to 968.3 million tons in 2010, a 22.3 million ton increase over estimated 2009 consumption of 946.0 million tons. Despite these near-term projections, electricity demand is projected to increase at an average annual rate of approximately 0.5% from 2008 through 2020, according to the EIA. The EIA's projections that were issued in April 2009 take into account the provisions of the ARRA and assume that no pending or proposed federal or state carbon emissions legislation is enacted and that a number of additional coal-fired power plants will be built during the period. The EIA projects that increased utilization rates by existing power plants and new power plant construction will be drivers of coal demand. According to the EIA, the average capacity factor for coal-fired plants in 2008 was 73%. This capacity factor was relatively flat compared with 2007 and 2006, but prior to that, plants had been averaging about 1% capacity factor increase per year over the prior five years. We believe that increases in the capacity factor may increase coal demand in upcoming years. However, if greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes, under the Clean Air Act or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met.

        Expected long-term increases in international demand and the U.S. export market.    International demand for coal continues to be driven by rapid growth in electrical power generation capacity in Asia, particularly in China and India. China and India represented approximately 48% of total world coal consumption in 2006 and are expected to account for approximately 59% by 2030, according to the EIA. The increase in international demand has led to increased demand for coal exports from the United States. During 2007 and the first half of 2008, coal exports increased significantly as demand for U.S. steam and metallurgical coal from the Appalachian and PRB regions increased. This increase was primarily attributable to increases in the demand for coal for both power generation and steel production that exceeded global coal supplies. Several factors contributed to the improved competitiveness of U.S. coal in international markets, including a weak U.S. dollar relative to foreign currencies, high freight rates and supply problems in other major international coal producing regions, such as Australia, South Africa and Indonesia. Demand for steam and metallurgical coal has declined since mid-2008 as the United States economy and most international economies deteriorated due to the global economic downturn. We expect that these economic challenges will result in lower U.S. exports of coal in 2009 than in 2008. If global economic conditions improve, we anticipate that U.S. exports of coal would eventually increase; however, future exports may not meet or exceed 2008 levels. To the extent that production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal.

        Changes in U.S. regional production.    Coal production in the Central Appalachian region of the U.S. has declined in recent years because of production difficulties, reserve degradation and difficulties acquiring permits needed to conduct mining operations. In addition, underground mining operations have become subject to additional, more costly and stringent safety regulations, increasing their operating costs and capital expenditure requirements. We believe that many eastern utilities are considering blending coals as an option to offset production issues and meet more stringent environmental requirements, as discussed below. Shortages and decreases in supply in the eastern U.S. continue to affect pricing in the entire U.S. market.

        Coal remains a cost-competitive energy source relative to alternative fossil fuels and other alternative energy sources.    Coal generally, and PRB coal in particular, has historically been a low-cost source of energy relative to its substitutes because of the high prices for alternative fossil fuels. Coal also has a lower all-in cost relative to other alternative energy sources, such as nuclear, hydroelectric, wind and solar power. Although the price for certain alternative fuels, such as natural gas, has recently declined, PRB coal continues to be a cost-competitive energy source because it exists in greater abundance and is easier and cheaper to mine than coal produced in other regions. Changes in the prices for other fossil fuels or alternative energy sources in the future could impact the price of coal. Current low natural gas prices in the U.S. and Europe are expected to lower demand for coal and lead to reduced demand for exports in the near term. In addition, if greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, alternative energy sources may become more cost-competitive with coal, which may lead to lower demand for coal. See "Risk Factors—Risks Related to Our Business—New and potential future regulatory requirements relating to greenhouse gas emissions could affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline" and "Environmental and Other Regulatory Matters—Climate Change."

        Developments in clean coal technology and related regulatory initiatives.    The U.S. government has recently accelerated its investment in clean coal technology development with the ARRA signed into law by President Obama in February 2009. The ARRA targets $3.4 billion for U.S. Department of Energy fossil fuel programs, including $1.52 billion for carbon capture and sequestration, or CCS, research, $800 million for the Clean Coal Power Initiative, a 10-year program supporting commercial CCS, and $50 million for geology research. Although laws regulating greenhouse gas emissions may result in decreased demand for coal in the short-term, we believe that the development and funding of these technologies through the ARRA could result in stable demand for coal in the long-term. However, cost-effective technologies may not be developed and deployed in a timely manner.

        Near-term pricing volatility.    U.S. coal markets have recently experienced significant volatility. By the end of 2008, published thermal coal prices in most major markets declined from their mid-2008 highs, largely reversing gains from the first half of 2008. Declining coal demand, coupled with increasing customer stockpiles, spurred by the onset of the global economic downturn has further softened pricing in 2009. The EIA projects that domestic electricity demand in 2009 may decline from 2008 levels. In addition, the prices for alternative fossil fuels, such as oil and natural gas, have declined relative to the recent highs. Future decreases in the price of alternative fuels could impact the price of coal. See "Risk Factors—Risks Related to Our Business—Coal prices are subject to change and a substantial or extended decline in prices could materially and adversely affect our revenues and results of operations, as well as the value of our coal reserves."

        Increasingly stringent air quality regulations.    A series of more stringent requirements related to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxide, and other air pollutants have been proposed and/or enacted by federal and/or state regulatory authorities in recent years. As a result of some of these regulations, demand for western U.S. coal has increased as coal-fired electricity producers have switched from bituminous coal to lower sulfur sub-bituminous coal. The PRB has benefited from this switch and its market share has increased accordingly. However, increasingly stringent air regulations may lead some coal-fired plants to install additional pollution control equipment, such as scrubbers, thereby reducing the need for low-sulfur coal. Considerable uncertainty is associated with these air emission regulations, some of which have been the subject of legal challenges in courts, and the actual timing of implementation remains uncertain. As a result, it is not possible to determine the impact of such regulatory initiatives on coal demand nationwide, but they may be materially adverse. See "Risk Factors—Risks Related to Our Business—Extensive environmental regulations, including existing and potential future regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline" and "—Because we produce and sell coal with low-sulfur content, a reduction in the price of sulfur dioxide emission allowances or increased use of technologies to reduce sulfur dioxide emissions could materially and adversely affect the demand for our coal and our results of operations" and "Environmental and Other Regulatory Matters."

Demand for U.S. Coal Production

U.S. Coal Market Demand

        Coal is used primarily by utilities to generate electricity, commonly referred to as "steam coal," by steel companies to produce coke for use in blast furnaces, commonly referred to as "metallurgical coal," and by a variety of industrial users to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. Based on preliminary EIA data for 2008, 97% of coal consumed in the U.S. in 2008 was from domestic production sources. Coal produced in the U.S. is also exported to Canada, Europe and other locations, primarily from eastern coal supply sources and east or gulf coast terminals. The following table sets forth historical and projected demand trends for U.S. coal by consuming sector for the periods indicated, according to the EIA.

US coal consumption by sector
(in millions)

						Annual Growth
	Actual 2002	Actual 2005	Actual 2008	Forecast 2010	Forecast 2020
						2002-2010	2010-2020
Electric power	978	1,037	1,042	1,045	1,131	0.8%	0.8%
Other Industrial	61	60	55	49	54	(2.7)%	0.9%
Coke plants	24	23	22	20	19	(2.3)%	(0.5)%
Residential/Commercial	4	5	4	3	3	(3.6)%	—
Coal to liquids	0	0	0	0	34	—	—

Total US Consumption	1,066	1,126	1,122	1,117	1,240	0.6%	1.0%

Source: EIA Annual Energy Review 2008 and Annual Energy Outlook 2009 (ARRA).

        The nation's power generation infrastructure is largely coal-fired, principally because of the relatively low cost and abundance of coal. As a result, coal has consistently supplied 49% to 52% of U.S. electricity power generation production during the past 10 years, according to the EIA. Coal is generally the lowest cost fossil-fuel used for base-load electric power generation and, historically, has been considerably less expensive than natural gas or oil. According to the EIA's projections, for a new coal-fired plant built today, fuel and associated operating and maintenance costs would represent about 30% of total costs, whereas the fuel and associated operating and maintenance costs for a new natural gas-fired plant would be about 70%. Coal-fired generation is also competitive with nuclear power generation, especially on a total cost per megawatt-hour basis. The production of electricity from existing hydroelectric facilities is inexpensive, but new sources are scarce and its application is limited both by geography and susceptibility to seasonal and climatic conditions. In 2008, non-hydropower renewable power generation, such as wind power, accounted for only 3.0% of all the electricity generated in the U.S. and is currently not economically competitive with existing technologies. Coal consumption patterns are also influenced by the demand for electricity, governmental regulation affecting power generation, technological developments and the location, availability and cost of other energy sources such as nuclear and hydroelectric power. For example, recent declines in electricity demand due to the slowing economy have led to decreased demand for coal. Electricity generation has declined nearly 4.0% during the first ten months of 2009 according to statistics published by the NMA, contributing to increases in utility coal stockpile levels. The following chart sets forth the breakdown of U.S. electricity generation by energy source from August 2008 to July 2009, according to the EIA.

Source: EIA Electric Power Monthly (October 2009)

        The EIA projects that generators of electricity will increase their demand for coal as demand for electricity increases. The EIA estimates that total U.S. electricity use will increase at an average annual rate of approximately 0.5% from 2008 to 2020, despite projected efforts throughout the U.S. for industrial, residential and other consumers to become more energy efficient. Coal consumption has generally grown at the pace of electricity growth because coal-fired electricity generation is used in most cases to meet "base-load" requirements, which are the minimum amounts of electric power delivered or required over a given period of time at a steady rate. Based on estimates compiled by the EIA, U.S. coal consumption for electric generation is expected to grow 0.7% per year until 2020. These amounts take into account the provisions of the ARRA, assume no pending or proposed federal or state carbon emissions legislation is enacted and do not take into account recent market conditions. If greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S treaty obligations, statutory or regulatory changes under the Clean Air Act or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met.

        Based on the EIA's projections, current capacity for electricity generation may not be enough to support projected electricity demand. The EIA projected that 112 GW of new electricity capacity will be needed between 2006 and 2020, with approximately 17% of the new capacity estimated to come from coal-fired generation. In the short term, however, U.S. coal production continues to adjust to the recent changes in demand, with more than 75 million tons of announced U.S. production cuts. Because the EIA's projections are based on factors and assumptions contained in its forecasts, actual amounts of new capacity may differ significantly from those estimates and if they differ negatively, the amount of new electricity capacity needed may not grow as the EIA projects.

        The proposed plants or expansions are utilizing the full spectrum of technologies from pulverized coal and circulating fluidized bed, which permit coal to be more easily burned, and integrated coal gasification cycle units, which permit coal to be turned into a gasified product for the easier capture of carbon in the future. Many projects that are moving forward are being developed by municipals and regulated utilities due to their ability to recover costs, prior experience with coal and availability of low-cost capital.

Western U.S. Coal Market Demand

        According to the EIA, annual U.S. coal production is projected to reach 1.223 billion tons by 2020, with approximately 57% of the demand supplied by the western U.S. This is due to several factors, including utilities switching from higher cost, depleting eastern U.S. coals to more abundant, lower cost and lower sulfur western U.S. coal. Demand for clean-burning, low-sulfur coal has also grown significantly since the adoption of the Clean Air Act. To the extent that production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal.

        According to the EIA's estimates, the PRB produced approximately 496 million tons of coal in 2008. The EIA is further projecting PRB production to reach 566 million tons by 2020. However, the EIA's projection assumes no new federal or state carbon emissions legislation is enacted. Any such legislation, including currently proposed legislation, could decrease the demand for coal and therefore PRB coal production would correspondingly decrease. As of June 2009, approximately 10 LBAs, including LBAs for us and our competitors, are pending, totaling approximately 4.4 billion tons of federal coal in Wyoming. There can be no assurances that any of these LBAs will be granted. In addition, railroads servicing the PRB are increasing capacity to meet the anticipated increase in coal shipping volumes.

        In order to meet the expected increased demand for coal-fired generation, the EIA has forecasted that 19 GW of coal-fired generation (planned and unplanned) will come online between 2008 and 2020, of which 16 GW will come online in the next four years. This new capacity could accommodate an increase in coal production of up to approximately 81 million tons. Some of these new coal-fired plants will offset retirements of existing units, but overall GWs of coal-fired generation would grow if these plants are built. Based on the EIA's data, the PRB is expected to supply significantly more of the new electricity generation needs than any other coal-producing region. There can be no assurances that this additional capacity will actually come online as projected by the EIA. See "Risk Factors—Risks Related to Our Business—The use of alternative energy sources for power generation could reduce coal consumption by U.S. electric power generators, which could result in lower prices for our coal, which could reduce our revenues and materially and adversely affect our business and results of operations."

U.S. Coal Production and Distribution

        U.S. coal production was approximately 1.172 billion tons in 2008 based on information from the EIA. The following table sets forth production statistics in each of the major U.S. coal producing regions for the period indicated based on the EIA's data and projections. Forecast amounts in the table below assume no pending or proposed federal or state carbon emissions legislation is enacted, assume a significant number of additional coal-fired power plants will be built during the forecast period and do not take into account recent market conditions. See "—Special Note Regarding the EIA's Market Data and Projections" below.

Tonnages from major coal producing regions

						Annual Growth
	Actual 2002	Actual 2005	Actual 2008	Forecast 2010(1)	Forecast 2020(1)
Tons (million)						2002-2010	2010-2020
Powder River Basin	397	430	496 (2)	506	566	3.1%	1.1%
Central Appalachia	249	235	234	204	163	(2.5)%	(2.2)%
Northern Appalachia	129	140	135	135	152	0.6%	1.2%
Eastern Interior	96	96	102	102	126.8%		2.1%
Other(3)	223	230	205	198	216	(1.5)%	0.9%

Total	1,094	1,131	1,172	1,145	1,223	0.6%	0.7%

Percentage of tons
Powder River Basin	36%	38%	42%	44%	46%
Central Appalachia	23%	21%	20%	18%	13%
Northern Appalachia	12%	12%	12%	12%	13%
Eastern Interior	9%	9%	9%	9%	10%
Other	20%	20%	17%	17%	18%

(1)
Projections are based on the assumption that no pending or proposed federal or state carbon emissions legislation is enacted.

(2)
PRB production amounts for 2008 based on 2008 projected production amounts published by the EIA and MSHA.

(3)
Includes production from other coal producing regions in the U.S., including Southern Appalachia, the Interior region, other than the Illinois Basin and Mississippi, and other Western regions, other than the Powder River Basin.

Source: EIA Annual Coal Reports (2002 and 2005), An Updated Annual Energy Outlook 2009 Reference Case Reflecting Provisions of the American Recovery and Reinvestment Act and Recent Changes in the Economic Outlook and Supplemental Tables to the Updated Annual Energy Outlook 2009 Report

Coal Regions

        Coal is mined from coal fields throughout the U.S., with the major production centers located in the western U.S., Northern and Central Appalachia and the Interior Region. The quality of coal varies by region. Heat value, sulfur content and suitability for production of metallurgical coke are important quality characteristics and are used to determine the best end use for the particular coal types. All of our coal production comes from the PRB in the Western region.

  Western United States

        The Western region includes, among other areas, the PRB and the Uinta Basin region. According to the EIA, coal produced in the western U.S. increased from 408.3 million tons in 1994 to 633.6 million tons in 2008 as regulations limiting sulfur dioxide emissions have increased demand for low-sulfur coal over this period.

        Powder River Basin.    The PRB is located in northeastern Wyoming and southeastern Montana. Coal from the PRB is sub-bituminous coal with low sulfur content ranging from 0.2% to 0.9% and heating values ranging from 8,000 to 9,500 Btu.

        The portion of the PRB located in the state of Wyoming is typically referred to as the Southern PRB. In the early 1970s, utilities began turning to western low-sulfur coal to meet new air quality standards. PRB coal is also a low-cost energy source for utilities. Coal produced from the Southern PRB has a heat value in the range of 8,000 to 8,900 Btu and sulfur content ranging from 0.2% to 0.9%. Four major coal producers in addition to us, Arch Coal, Inc., Alpha Natural Resources, Kiewit Mining Group, Inc. and Peabody Energy Corporation, operate in the Southern PRB region.

        The portion of the PRB that is located in the state of Montana is typically referred to as the Northern PRB. The coal mined in the Northern PRB comes from two areas: the Colstrip area, which is characterized by a lower Btu (<8,800 Btu) and higher sulfur content (>0.6%), and the area around our Spring Creek and Decker mines, which is characterized by Btu in the range of 9,300 to 9,500 and sulfur content around 0.3% to 0.4%. The Spring Creek/Decker area also typically has higher sodium content of approximately 1.0% to 9.0%. Our company, Kiewit Mining Group, Inc. and Westmoreland Coal Company operate in the Northern PRB region.

        Uinta Basin.    The Uinta Basin includes western Colorado and eastern Utah. The coal from this region typically has a sulfur content of 0.4% to 0.8% and a heat value of between 10,000 and 12,500 Btu. The major producers in this region include Arch Coal, Inc., CONSOL Energy Inc. and Peabody Energy Corporation. The Colowyo mine, which will not be owned by CPE LLC following this offering, is located in the Uinta Basin.

  Eastern United States

        Appalachian Region.    The Appalachian Region, located in the eastern U.S., is divided into the north, central and southern Appalachian regions. According to the EIA, coal produced in the Appalachian Region decreased from 445.4 million tons in 1994 to 389.8 million tons in 2008, primarily as a result of the depletion of economically attractive reserves, permitting issues and increasing costs of production. Coal mined from this region generally has a heat value of 12,000 to 14,000 Btu and sulfur content from 1% to 3.5%.

        Interior Region.    The Interior Region is comprised of the Illinois Basin and other coal-producing states in the interior of the U.S. According to the EIA, coal produced in the interior region decreased from 179.9 million tons in 1994 to 146.7 million tons in 2008. Coal from this region generally has a heat value of 10,500 to 12,000 Btu and sulfur content from 1% to 3.5%.

Largest U.S. Coal Producers

        The following table sets forth the largest coal producers based on tons produced in the U.S. in 2008.

Company	Tonnage	Total U.S.
	(in millions)
Peabody Energy Corporation(1)	200.4	17.1%
Arch Coal, Inc.(2)	182.1	15.6%
Cloud Peak Energy Inc.(3)	97.1	8.3%
Alpha Natural Resources Inc.(4)	92.9	8.0%
CONSOL Energy Inc.	65.1	5.6%
Massey Energy Company	41.0	3.5%
Patriot Coal Corporation	35.7	3.0%
Kiewit Mining Group, Inc.	35.1	3.0%
North American Coal Corporation	32.6	2.8%
Westmoreland Coal Company	29.3	2.5%

    (1)
    Includes production plus tons sold, excluding trading and brokerage operations.

    (2)
    Includes tons sold plus brokered coal. Includes tonnage acquired in the Jacobs Ranch Sale.

    (3)
    Reflects production from our predecessor, Rio Tinto Energy America Inc., not including production amounts of 4.9 million and 42.1 million from the Colowyo mine and Jacobs Ranch mine, respectively.

    (4)
    Alpha Natural Resources Inc. acquired Foundation Coal Corporation on July 31, 2008. The two companies combined produced 92.9 million tons in 2008.

    Source: National Mining Association, 2008 Coal Producer Survey

Transportation

        Coal used for domestic consumption is generally sold free on board at the mine or nearest loading facility. The purchaser normally bears the transportation costs whether by rail or barge. Export coal, however, is usually sold at the export shipment port, and coal producers are responsible for shipment to the coal-loading facility at the port of exit, with the buyer paying the ocean freight.

        Historically, most electricity generators arranged long-term shipping contracts with rail or barge companies to assure stable delivery costs. Transportation can be a large component of a purchaser's total cost. Although the purchaser pays the freight, transportation costs still are important to coal mining companies because the purchaser may choose a supplier largely based on cost of transportation. Rail costs can constitute up to 60% of the delivered cost of PRB coal, depending on then-current coal prices, with the relative transportation component increasing with increasing distance from the mine and where switching between different transport providers is required. According to the National Mining Association, in 2006 railroads accounted for approximately three-fourths of total U.S. coal shipments, while river barge and lake movements account for an additional 10%. Trucks and overland conveyors haul coal over shorter distances, while barges, Great Lake carriers and ocean vessels move coal to export markets and domestic markets requiring shipment over the Great Lakes and the Mississippi and Missouri rivers.

        Most coal mines are served by a single rail company, but much of the PRB is served by two rail carriers, the Burlington Northern Santa Fe Railway, or BNSF, and the Union Pacific Railroad, or UP. In the eastern U.S. there are two primary railroads, the Norfolk Southern Railway, or NS, and Chessie Seaboard Multiplier Transportation Inc., or CSX. Besides rail deliveries, eastern customers typically rely on a river barge system. Current railway capabilities are not generally sufficient for the shipping of large volumes of western U.S. coal into eastern U.S. markets. Greater co-operation and equipment standardization between the BNSF, UP, NS and CSX railroads and further development of railway infrastructure will be needed, for large volumes of western U.S. coal to be shipped to the east.

        The Southern PRB is currently served by the BNSF and UP railroads, which provide access to many western and midwestern utilities and to interchange points where NS and CSX could provide access to eastern utilities. The BNSF serves all mines in the Southern PRB while the UP only serves the mines south of Gillette, Wyoming on what is known as the Joint Line of the BNSF/UP railroads. The Joint Line is a 103-mile long corridor with more than 295 miles of double, triple and quadruple track segments. Over the last several years, BNSF and UP have invested heavily into the Joint Line to make sure capacity on the railway meets future demand. In 2008, the Joint Line portion of the Southern PRB shipped approximately 375 million tons of coal and based on the railroads' estimates the Joint Line is expected to transport approximately 359 million tons in 2009. Announced expansion plans by the two railroads could increase capacity on the Joint Line to approximately 500 million tons by 2012.

        The number of railroads serving the Southern PRB could increase in the future if the Dakota, Minnesota and Eastern, or DM&E, PRB railroad expansion project is constructed. A railroad spur proposed by DM&E may provide additional access to upper Midwest and Great Lakes markets, and, if constructed, will compete with BNSF and UP. Canadian Pacific Railway acquired DM&E for $1.5 billion (Canadian dollars) in 2008. We cannot assure you that the expansion project will be completed as expected and the recent economic downturn has increased uncertainty regarding this project.

        The Northern PRB is served solely by the BNSF railroad, which provides access to utility and industrial markets in the Midwestern Upper Great Lakes region and northern tier states. BNSF also provides access to export markets through Western U.S. and Canada ports. The addition of new railroad facilities including, for example, the Tongue River Railroad, or the upgrade of existing facilities in Montana could result in increased production in Montana and competition for available coal located in Montana. In 2008, the Northern PRB produced 44 million tons of coal, of which 32 million tons were railed to customers by BNSF. The remaining Northern PRB production served local markets. BNSF is projected to transport approximately 34 million tons of Northern PRB production in 2009.

Special Note Regarding the EIA's Market Data and Projections

        Coal industry market data and projections referred to in this section and elsewhere in this prospectus and prepared by the EIA reflect statements of what might happen in the coal industry given the assumptions and methodologies used by the EIA. Industry projections of the EIA are subject to numerous assumptions and methodologies chosen by the EIA. Industry projections of the EIA (report released in April 2009) reflect provisions of the ARRA that were enacted in mid-February 2009. In addition, these projections assume that the laws and regulations in effect at the time of the projections remain unchanged and that no pending or proposed federal or state carbon emissions legislation has been enacted. Therefore, the EIA's projections do not take into account potential regulation of greenhouse gas emissions pursuant to proposed or future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme or reductions in emissions mandated by courts or through other legally enforceable mechanisms. The EIA's projections with respect to the demand for coal may not be met, absent other factors, if comprehensive carbon emissions legislation is enacted. In addition, these projections may assume certain general economic conditions or industry conditions and commodity prices for alternative energy sources at the time of the projection that may or may not reflect actual economic or industry conditions during the forecast period, including with respect to planned and unplanned additional electricity generating capacity. The economic conditions accounted for in the EIA's industry projections reflect existing and projected economic conditions at the time the projections were made and do not necessarily reflect current economic conditions or any subsequent deterioration of economic conditions. Actual results may differ from those results projected by the EIA, including projections related to the demand for additional electricity generating capacity, because of changes in economic conditions, laws or regulations, pricing for other energy sources, unanticipated production cuts, or because of other factors not anticipated in the EIA's projection.

BUSINESS

Overview

        We are the third largest producer of coal in the U.S. and in the PRB based on 2008 coal production. We operate some of the safest mines in the industry. According to MSHA data, in 2008 we had the lowest employee all injury incident rate among the five largest U.S. coal producing companies. We operate solely in the PRB, the lowest cost coal producing region of the major coal producing regions in the U.S., and operate two of the five largest coal mines in the region and in the U.S. Our operations include three wholly-owned surface coal mines, two of which are in Wyoming and one in Montana. We also own a 50% interest in a fourth surface coal mine in Montana. We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities, supplying approximately 67 customers with over 117 domestic plants. We do not produce any metallurgical coal. Steam coal is primarily consumed by electric utilities and industrial consumers as fuel for electricity generation. In 2008, the coal we produced generated approximately 4.4% of the electricity produced in the U.S. As of December 31, 2008, we controlled approximately 1.3 billion tons of coal, consisting of approximately 1.05 billion tons of proven and probable coal reserves and approximately 261 million tons of non-reserve coal deposits.

        Despite the recent economic slowdown and its negative impact on coal demand, long-term projections for coal demand remain positive. Therefore, while current economic conditions create uncertainty, the long-term outlook for our business remains positive. The EIA estimates that total U.S. coal demand will grow by 51 million tons between 2008 and 2020 and of that, taking into account negative growth in demand in certain regions, PRB production demand is expected to grow 70 million tons over the same period due to increased utilization of existing generation facilities, new coal-fired generation capacity, and offsetting production declines from other regions. These EIA projections that were issued in April 2009 take into account the provisions of the ARRA and assume that no pending or proposed federal or state carbon emissions legislation has been enacted and that a number of additional coal-fired power plants will be built during the period. If greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S treaty obligations, statutory or regulatory changes under the Clean Air Act or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met. In addition, international demand for coal is projected to continue to be driven by rapid growth in electrical power generation capacity in Asia, particularly in China and India. China and India represented approximately 48% of total world coal consumption in 2006 and are expected to account for approximately 59% by 2030, according to the EIA.

        Because we operate solely in the PRB, the lowest cost coal producing region of the major coal producing regions in the U.S., we benefit from the fact that our mines are among the lowest cost and highest producing mines in the U.S. Because the operational costs of PRB mines is low relative to other major coal producing regions, we believe that we are better able to maintain production levels at low costs despite the adverse impact of economic downturns on our revenues. We sell our production under contracts of varying lengths, including spot sales, to mitigate our exposure to potential fluctuations in coal prices. As of September 30, 2009, approximately 1% and 42% of our estimated production of approximately 93 million tons and 95 million tons for the years ended December 31, 2010 and 2011, respectively, remain unsold. We have also sold approximately 32 million tons of our 2012 production and 19 million tons of our 2013 production as of September 30, 2009.

        For the year ended December 31, 2008 and the nine months ended September 30, 2009 we:

  •
  produced 97.1 million and 69.9 million tons of coal, respectively;

  •
  generated revenues of $1.2 billion and $1.1 billion, respectively; and

  •
  had income from continuing operations of $88.3 million and $147.3 million, respectively.

Our Strengths

        We believe that the following strengths enhance our market position:

        We are the third largest coal producer in the U.S. and in the PRB and have a significant reserve base.    Based on 2008 production of 97.1 million tons, we are the third largest coal producer in the U.S. and in the PRB. As of December 31, 2008, we controlled approximately 1.3 billion tons of coal, consisting of approximately 1.05 billion tons of proven and probable coal reserves and approximately 261 million tons of non-reserve coal deposits.

        We operate highly productive mines located solely in the PRB, the lowest cost coal producing region of the major coal producing regions in the U.S.    All of our mines are located in the PRB, which is the lowest cost coal producing region of the major coal producing regions in the U.S. We operate two of the five largest mines in the PRB and the U.S. We believe that our large PRB mines provide us with significant economies of scale. We benefit from the fact that our mines are among the lowest cost and highest producing mines in the U.S. Because the operational costs of PRB mines are low relative to other major coal producing regions, we believe that we are better able to maintain production levels at low costs despite the adverse impact of economic downturns on our revenues.

        Our acquisition of additional LBAs and surface rights and our substantial capital investments in our mines in recent years have positioned us well for the future.    We have focused on strategic acquisitions and subsequent expansions of large, low operating cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the LBA process and the acquisition of related surface rights. From January 1, 2005 to September 1, 2009, we acquired 444 million tons of reserves in addition to the North Maysdorf tract that the BLM estimates to contain 55 million tons of non-reserve coal deposits. We acquired the North Maysdorf tract for a total commitment of $48.1 million, of which we have already made cash installment payments of $9.6 million. From January 1, 2006 to September 30, 2009, we have also made significant capital expenditures in our mining facilities and equipment, investing $371.3 million. Over the last few years we have:

  •
  acquired control over significant surface holdings adjacent to our existing operations;

  •
  invested in a new shovel and five new 320-ton haul trucks in 2009 at our Antelope mine;

  •
  placed in service new 240-ton AC haul trucks at the Spring Creek mine replacing existing 190-ton haul trucks;

  •
  upgraded coal handling facilities at the Antelope and Spring Creek mines; and

  •
  completed an overland coal conveyor at the Spring Creek mine.

These investments have increased our existing mines' capacity and productivity. We have also nominated as LBAs tracts of land that we believe contain, as applied for, approximately 800 million tons of non-reserve coal deposits according to our estimates and subject to final determination by the BLM of the final boundaries and tonnage for these tracts. Accordingly, we believe we are well-positioned for the future through the strategic acquisition of additional LBAs and surface rights. We continue to analyze ways to upgrade our equipment and facilities in order to maintain a high quality and cost-effective platform for the mining and processing of our coal resources.

        We are well-positioned to take advantage of favorable long-term industry trends in the U.S. and in the PRB region.    Historically, increases in U.S. coal consumption have been driven primarily by increased use of existing electricity generation capacity and the construction of new coal-fired power plants. While demand for electricity in our target markets has decreased since mid-2008, it is expected to recover as the economy strengthens. According to the EIA (report released April 2009), annual U.S. coal demand is projected to reach 1.24 billion tons by 2020, compared to demand of 1.12 billion tons in 2008. Production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market. As a result, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal. Increasingly stringent air quality laws, safety regulations and the related costs of scrubbers may favor low-sulfur PRB coal over other types of coal, which may increase domestic demand for PRB coal. According to the EIA, the western U.S. represented 54% of U.S. coal production in 2008 and is expected to represent approximately 57% of U.S. coal production in 2020. PRB coal demand is expected to increase during this same time period by 70 million tons. The EIA's projections take into account the provisions of the ARRA and assume that no pending or proposed federal or state carbon emissions legislation is enacted and that a number of additional coal-fired power plants will be built during this period. If greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met. If the increased demand for electricity is met by new power plants fueled by alternative energy sources, such as natural gas, or if additional state or federal mandates are implemented to support or mandate the use of alternative energy sources, these long-term industry trends may not continue.

        Our employee-related liabilities are low for our industry.    We only operate surface mines. As a result, our exposure to certain health claims and post-retirement liabilities, such as black-lung disease, is lower relative to some of our publicly traded competitors that operate underground mines. Following the completion of this offering, the obligations for future pension and post-retirement welfare for active employees will be assumed by us, and obligations for employees who have retired as of the date of the completion of this offering will be retained by Rio Tinto.

        We have a strong safety and environmental record.    We operate some of the industry's safest mines. According to data from MSHA, in 2008 we had the lowest employee all injury incident rate among the five largest U.S. coal producing companies. All of the mines we operate are certified to the international standard for environmental management systems (ISO 14001). We are committed to continuing to maintain a system that controls and reduces the environmental impacts of mining operations. We maintain a well-documented management system to help ensure that laws, regulations, objectives and targets applicable to our operations are known and implemented. We have also won numerous state and federal awards for our strong safety and environmental record. As a result of our safety and environmental records, we believe we have positive relationships with industry regulators.

        We have longstanding relationships with our customers, a majority of whom have an investment grade credit rating.    We focus on building long-term relationships with creditworthy customers through our reliable performance and commitment to customer service. We supply coal to over 46 electric utilities and over 80% of our sales were to customers with an investment grade credit rating as of September 2009. Moreover, over 74% of our 2008 sales were to customers with whom we have had relationships for more than 10 years.

        Our senior management team has extensive industry experience.    Our named executive officers have significant work experience in the mining and energy industries, with an average of 20 years of relevant mining experience. Most of our named executive officers gained this experience through various positions held within Rio Tinto, one of the largest mining companies in the world.

Business Strategy

        Our business strategy is to:

        Capitalize on favorable long-term market conditions for PRB coal producers.    Subject to market conditions and other factors, we have the ability to take advantage of potential growth capacity in our existing mines. Our managed mines have the capacity to increase their total annual production by up to 8 million tons with minimal capital expenditures over the next four years. The long-term market dynamics for coal producers in the PRB remain favorable. The EIA estimates that PRB coal demand is expected to grow by 70 million tons between 2008 and 2020. Production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market. As a result, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal. Increasingly stringent air quality laws, safety regulations and the related cost of scrubbers favor low-sulfur PRB coal over other types of coal. We intend to continue to capitalize on these market dynamics. By seeking additional expansion opportunities in existing and new mines in the PRB, we aim to maintain or improve our market position in the PRB. Furthermore, while only a small percentage of PRB coal is currently exported, we intend to seek opportunities to increase exports for our higher Btu coal from our Spring Creek mine.

        Continue to build our reserves.    We have historically focused on strategic acquisitions and subsequent expansions of large, low-cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the acquisition of companies, mines and reserves. We will continue to seek to maintain our reserve position to maintain our existing production capacity by acquiring federal coal through the LBA process and by purchasing surface rights for land adjoining our current operations in Wyoming and Montana. For example, in 2005 we added 175.4 million tons of reserves in an LBA for our Antelope mine, in 2007 we acquired 107.5 million tons of reserves in an LBA for our Spring Creek mine, and in 2008, we added 161 million tons of reserves and 108 million tons of non-reserve coal deposits in an LBA for our Cordero Rojo mine. Furthermore, in January 2009, we acquired the North Maysdorf LBA tract, adjacent to our Cordero Rojo mine, containing approximately 55 million tons of non-reserve coal deposits, as estimated by the BLM. We have applications outstanding for two LBAs that we anticipate to be bid at some time during the next four years. These LBAs cover, as applied for, approximately 800 million tons of non-reserve coal deposits according to our estimates and subject to final determination by the BLM of the final boundaries and tonnage for these LBA tracts.

        Focus on operating efficiency and leverage our economies of scale.    We seek to control our costs by continuing to improve on our operating efficiency. Following this offering, we will remain the third largest producer of coal in the U.S. based on 2008 production statistics. We believe we will continue to benefit from significant economies of scale through the integrated management and operation of our three wholly-owned mines, although our results as a stand-alone public company could be significantly different from our historical financial results as part of Rio Tinto. We have historically improved our existing operations and evaluated and implemented new mining equipment and technologies to improve our efficiency. Our large fleet of mining equipment, information technology systems and coordinated equipment utilization and maintenance management functions allow us to enhance our efficiency. Our experienced and well-trained workforce is key in identifying and implementing business improvement initiatives.

        Leverage our excellence in safety and environmental compliance.    We operate some of the safest coal mines in the U.S. We have also achieved recognized standards of environmental stewardship. We continue to implement safety measures and environmental initiatives to promote safe operating practices and improved environmental stewardship. We believe the ability to minimize injuries and maintain our focus on environmental compliance improves our productivity, lowers our costs, helps us attract and retain our employees and makes us an attractive candidate for ventures with third parties.

        Opportunistically pursue acquisitions that will create value and expand our core business.    We intend to pursue acquisition opportunities that are consistent with our business strategy and that we believe will create value for our shareholders. In the long term and subject to market conditions, we may pursue international acquisitions.

Mining Operations

        We operate solely in the PRB. Two of our mines are located in Wyoming, and two of our mines are located in Montana, including our 50% interest in the Decker mine, which is operated by a third party mine operator. We currently own substantially all of the equipment utilized in our mining operations, excluding the Decker mine. We employ sophisticated preventative maintenance and rebuild programs and upgrade our equipment to ensure that it is productive, well-maintained and cost-competitive. Our maintenance programs also utilize procedures designed to enhance the efficiencies of our operations. The following table provides summary information regarding our mines as of December 31, 2008 and September 30, 2009 and the following sections describe in more detail our mining operations, the coal mining methods used, certain characteristics of our coal and the process by which we acquire our reserves. All of our coal is classified as steam coal and we produce no metallurgical coal.

Mine	Mining Technology	Transportation	Tons Sold in 2006	Tons Sold in 2007	Tons Sold in 2008	Tons Sold as of September 30, 2009
			(in millions)	(in millions)	(in millions)	(in millions)
Antelope	Dragline Truck-and-Shovel	BNSF, UP	33.9	34.5	35.8	25.5
Cordero Rojo	Dragline Truck-and-Shovel	BNSF, UP	39.8	40.5	40.0	28.7
Spring Creek	Dragline Truck-and-Shovel	BNSF	14.5	15.7	17.9	13.8
Decker(*)	Dragline Truck-and-Shovel	BNSF	3.6	3.5	3.3	1.7
Other(**)			8.1	8.1	8.1	7.2

Total			99.9	102.3	105.1	77.7

*
Based on our 50% interest in our Decker mine.

**
The tonnage shown for Other represents our purchases from third party sources that we have resold, including coal purchased by our Spring Creek mine from the Jacobs Ranch mine. See "—Customers and Coal Contracts—Broker Sales."

  Antelope Mine

        The Antelope mine, located in the southern end of the PRB approximately 60 miles south of Gillette, Wyoming, extracts steam coal from the Anderson and Canyon Seams, with up to 44 and 36 feet, respectively, in thickness, using the dragline and truck-and-shovel methods. The Antelope mine sold 35.8 million tons in 2008 with an as delivered estimated average heat value of approximately 8,840 Btu, ash content of 5.4% and sulfur content of 0.25% (0.6 lbs SO2/mmBtu). We estimate it will produce approximately 34.0 million tons of coal in 2009. The mine's air quality permit allows for the mining of up to 42 million tons per year. The Antelope mine had approximately 326 million tons of proven and probable reserves at December 31, 2008. Without the addition of more coal reserves, the current reserves will sustain production until 2018 before annual output starts to significantly decrease. In 2008, we acquired control over surface rights over land covering an estimated 1 billion tons of coal near the Antelope mine, although we have not yet determined the amount of coal that can be economically mined on this land. Having control over surface rights over this land will assist us in adding federal coal tonnage in areas adjacent to the mine's existing operations. As a result, if we are successful in acquiring LBAs to mine this land, we could be in a position to extend Antelope's mine life at a lower operational cost compared to developing coal reserves in areas that are not in close proximity to the mine's existing operations. We have nominated as an LBA, subject to authorization by the BLM, a large coal tract adjacent to our existing operation. As applied for, we estimated that this tract contains approximately 380 million tons of non-reserve coal deposits. The final boundaries of, and the coal tonnage for, these tracts will be determined by the BLM. Acquisition of this tract would also facilitate access to approximately 81 million tons of non-reserve coal deposits that we control. Other potential large areas of unleased coal are available for nomination by us or other mining operations or persons north and west of the mine. We ship coal from the Antelope mine on the Burlington Northern Santa Fe Railroad and the Union Pacific Railroad.

  Cordero Rojo Mine

        The Cordero Rojo mine, located approximately 25 miles south of Gillette, Wyoming, extracts steam coal from the Wyodak Seam, which ranges from approximately 55 to 70 feet in thickness, using the dragline and truck-and-shovel methods. The Cordero Rojo mine sold 40.0 million tons of coal in 2008 with an as delivered estimated average heat value of approximately 8,400 Btu, ash content of 5.5% and sulfur content of 0.3% (0.7 lbs SO2/mmBtu). We estimate it will produce approximately 40.0 million tons of coal in 2009. The Cordero Rojo mine had approximately 402 million tons of proven and probable reserves at December 31, 2008, and in January, 2009, we acquired the North Maysdorf LBA tract, adjacent to the Cordero Rojo mine, which the BLM estimates to contain approximately 55 million tons of non-reserve coal deposits. The BLM issued the lease for this coal on May 1, 2009. Based on our reserve estimates as of December 31, 2008, the mine could sustain production until 2017 before annual output starts to significantly decrease. The mine's air quality permit allows for the mining of coal at a rate of up to 65 million tons per year. We have nominated an additional LBA adjacent to Cordero Rojo leases, the Maysdorf II tract. The Maysdorf II tract is estimated to contain approximately 434 million tons of non-reserve coal deposits, as applied for based on our estimates. The final boundary of, and the coal tonnage, for this tract will be determined by the BLM. Significant areas of unleased coal are potentially available for nomination by us or other mining operations or persons adjacent to our current operations. We ship coal from the Cordero Rojo mine on the Burlington Northern Santa Fe Railroad and the Union Pacific Railroad.

  Spring Creek Mine

        The Spring Creek mine, located in Montana approximately 35 miles north of Sheridan, Wyoming, extracts steam coal from the Anderson-Dietz Seam, which averages approximately 80 feet in thickness, using the dragline and truck-and-shovel methods. Spring Creek sold 17.9 million tons of coal in 2008 with an estimated average as delivered heat value of approximately 9,125 Btu, ash content of 6.0% and sulfur content of 0.3% (0.7 lbs SO2/mmBtu). We estimate it will produce approximately 19.0 million tons of coal in 2009. Ash from Spring Creek coal contains an average of approximately 8% sodium oxide. Earthen materials are selectively blended with Spring Creek coal within the crushing facility to reduce the post-combustion sodium level and enable the production of a range of products tailored for customers requiring lower sodium levels. The mine's air quality permit allows for the mining of coal at a rate of up to 20 million tons per year. Spring Creek mine had approximately 317 million tons of proven and probable reserves at December 31, 2008. Without the addition of more coal reserves, the current reserves will sustain production until 2027 before annual output starts to significantly decrease. The BLM is currently reviewing a lease modification proposal by us containing approximately 35 million tons of non-reserve coal deposits according to our estimates. We are in the process of expanding Spring Creek's permitted mining capacity to above 20 million tons per year. We ship coal from the Spring Creek mine on the Burlington Northern Santa Fe Railroad. The location of the mine relative to the Great Lakes is attractive to our customers in the northeast because of lower transportation costs. The location of the Spring Creek mine also provides access to the Westshore terminal near Vancouver, Canada, which is the main export terminal from the western U.S., providing an advantage relative to other PRB mines. As a result, interest from foreign buyers in coal from our Spring Creek mine continues, and, in 2008, we shipped over 0.9 million tons of Spring Creek coal through the Westshore terminal and approximately the same amount during the first nine months of 2009.

  Decker Mine

        The Decker mine is located immediately to the southeast of Spring Creek in Big Horn County, Montana. We acquired a 50% interest in the Decker mine in connection with the NERCO acquisition in 1993. A third-party operates the Decker mine for us and our joint venture partner and markets the steam coal out of the Decker mine. There are two principal seams at West Decker, Dietz 1 and Dietz 2, with typical thicknesses of 51 and 16 feet, respectively, and three seams at East Decker, Dietz 1 Upper, Dietz 1 Lower and Dietz 2, with typical thicknesses of 27, 17 and 16 feet, respectively. Mining is by dragline and truck-and-shovel methods. Decker sold approximately 6.4 million tons of coal in 2008 with an average as delivered heat value of approximately 9,475 Btu, ash content of 4.3% and sulfur content of 0.4% (0.8 lbs SO2/mmBtu). We estimate it will produce approximately 2.4 million tons of coal in 2009, based on our 50% interest. Decker had approximately 9.8 million tons of proven and probable reserves as of December 31, 2008, of which approximately 4.9 million reflects our 50% interest. The mine's air quality permit allows for the mining of coal at a rate of up to 16 million tons per year. Without the addition of more coal reserves, the current reserves will sustain production until 2010 before annual output starts to significantly decrease. The most recent life of mine plans reviewed by the Decker management committee do not contain any coal sales beyond 2012. However, Decker's life of mine plan has historically changed from time to time, and Decker continues to review the possibility of extending its operations by mining a portion of its 21.0 million tons, based on our 50% interest, of non-reserve coal deposits primarily included in the eastern region of the operation. Coal from the Decker mine is shipped on the Burlington Northern Santa Fe Railroad and, like Spring Creek, is also well positioned for access to the export markets.

        Under the terms of our joint-venture agreement, a third-party supervises the day-to-day operations of the Decker mine. The Decker mine is a unionized operation. None of our employees work at the Decker mine. Although we do not manage day-to-day operations at the Decker mine, we are a member and have equal representation with Level 3 on the management committee that is responsible for the executive supervision, control and management of the business. The management committee approves decisions regarding the further development of the mine, construction of improvements, mining operations, reclamation plans, acquisition of equipment or property or sales or other dispositions of coal and establishes guidelines and procedures for the third-party mine operator to operate the Decker mine.

        Through our wholly-owned subsidiary, we have a 50% interest in the assets and liabilities of the Decker mine. We share the profits, operating expenses, reclamation obligations and liabilities and assets associated with the Decker mine equally with Level 3. Through our participation in the management committee, we approve the budget for the Decker mine. Under the terms of the joint venture agreement we are required to contribute cash or other property and equipment as may be necessary to operate the business. While capital contributions to the Decker joint venture have historically been made at the discretion of the management committee, under the terms of the joint venture agreement we may be required to contribute our proportional share of funds to carry on the business of the joint venture or to cover liabilities. In the event that either joint venture partner does not contribute its share of operating expenses, including reclamation expenses when due, or other liabilities, the other partner is not required to assume their obligation. However, we may have joint and several liability as a matter of law for these expenses and other liabilities, including for operational liabilities. Accordingly, our financial obligations with respect to the Decker mine are subject to the creditworthiness of our joint venture partner, which is outside of our control. In addition, if we do not provide our proportional share or our joint venturer does not provide its proportional share, our interest in the profits from the Decker mine will be adjusted proportionally until such time as the contributions among us and our joint venture partner become equal. Each joint venture partner has a first right of refusal to purchase the other partner's interest in the mine prior to a sale for cash by that partner to an unaffiliated third party.

Reclamation

        Pursuant to the Surface Mining Control and Reclamation Act, or SMCRA, mine operators must reclaim and restore all mining properties, whether federally, state or privately leased, after mining has been completed. Before a SMCRA permit is issued, a mine operator must submit a bond or otherwise secure the performance of all reclamation obligations. We typically secure our obligations through surety bonds and/or letters of credit issued for the benefit of the relevant government agency. While we were a part of Rio Tinto, Rio Tinto typically served as guarantor of our surety bonds. Our letters of credit were generally issued under Rio Tinto's pre-existing credit facilities on our behalf, though we have in some instances entered into separate letter of credit arrangements with banks, such as arrangements with respect to the reclamation obligations of the Decker mine. We and CPE LLC will agree to use our commercially reasonable efforts following the completion of this offering to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Master Separation Agreement." As of December 31, 2008 and September 30, 2009, there were approximately $498.0 million and $548.1 million, respectively, in surety bonds (including our obligations with respect to the Decker mine) and letters of credit pledged to secure the performance of our reclamation obligations. The carrying amount of our reclamation obligation, as estimated in accordance with FAS 143, is $164.2 million at December 31, 2008. For a discussion of the risks relating to the calculation of our reclamation obligations see "Risk Factors—Risks Related to Our Business—If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, our costs could be significantly greater than anticipated." We also intend to complete the required reclamation activities at our cost in a timely and professional manner resulting in the state releasing us from our bonding requirements. As of October 2009, a total of 6,180 acres of final reclamation has been released from reclamation bonding requirements at our Antelope, Cordero and Spring Creek mines and approximately 4,554 acres are in partial release phases of reclamation bond release. Excluding Decker, we had 22,673 acres covered by bonds and letters of credit, including approximately 256 acres for which we have applied for final reclamation bond release. See "Environmental and Other Regulatory Matters—Surface Mining Control and Reclamation Act" and "—Surety Bonds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources After this Offering—Off-Balance Sheet Arrangements."

Coal Reserves

        Our reserve estimates as of December 31, 2008 were prepared by our staff of geologists and engineers, who have extensive experience in PRB coal. These individuals are responsible for collecting and analyzing geologic data within and adjacent to leases controlled by us.

        While we were a part of Rio Tinto, our coal reserve reporting process was reviewed by Rio Tinto. A review of our 2008 resources and reserves assessments was completed in April 2009 by John T. Boyd Company, mining and geological consultants, and covered our reserves as of December 31, 2008. The results verified our reserve estimates, with minor adjustments. Our reserve base of approximately 1.05 billion tons for the year ended December 31, 2008 was confirmed by John T. Boyd Company, as well as approximately 261 million tons of non-reserve coal deposits we held as of December 31, 2008. This does not include the LBA tonnage of 55 million tons of non-reserve coal deposits acquired in May 2009.

        Our coal reserve estimates are based on data obtained from our drilling activities and other available geologic data. All of our reserves are assigned, associated with our active coal properties, and incorporated in detailed mine plans. Estimates of our reserves are based on an excess of 8,500 drill holes. Our proven reserves have a typical drill hole spacing of 1,500 feet or less, and our probable reserves have a typical drill hole spacing of 2,500 feet or less.

        Along with the geological data we assemble for our coal reserve estimates, our staff of geologists and engineers also analyzes the economic data such as cost of production, projected sales price as well as other data concerning permitting and advances in mining technology. Various factors and assumptions are utilized in estimating coal reserves, including assumptions concerning future coal prices and operating costs, including for critical supplies. See "Risk Factors—Risks Related to Our Business—Inaccuracies in our estimates of our coal reserves could result in decreased profitability from lower than expected revenues or higher than expected costs." These estimates are periodically updated to reflect past coal production and other geologic or mining data. Acquisitions or sales of coal properties will also change these estimates. Changes in mining methods or the utilization of new technologies may increase or decrease the recovery basis for a coal seam. We maintain reserve information in secure computerized databases, as well as in hard copy.

  Coal Reserves and Non-Reserve Coal Desposits

        As of December 31, 2008, we controlled approximately 1.3 billion tons of coal, consisting of approximately 1.05 billion tons of proven and probable coal reserves and approximately 261 million tons of non-reserve coal deposits. All of our proven and probable reserves are classified as steam coal. The following tables show certain reserve and non-reserve information as of December 31, 2008, unless otherwise indicated:

Mine	Proven Reserves (1)(2)	Probable Reserves (1)(3)	Total Proven & Probable Reserves (1)(2)(3)	Assigned Reserves (4)	Average Btu per Lb(5)	Average Sulfur Content	Average Sulfur Content (6)	Reserves Leased— Federal		Reserves Leased— State		Other
			(nearest	(%)		(%)	(lbs	(%)(9)	Acreage(8)	(%)(9)	Acreage(8)	(%)(9)	Acreage(8)
			million)				SO2/mm
							Btu)
Antelope	286	40	326	100	8,850	0.24	0.54	99	10,171	1	640	0	0
Cordero Rojo	331	72	402	100	8,400	0.30	0.71	83	13,529	10	640	7	2,000
Decker(7)	5	—	5	100	9,450	0.53	1.12	100	15,159	0	0	0	0
Spring Creek	263	54	317	100	9,350	0.33	0.71	62	3,773	37	1,120	1	320

Total	885	165	1,050					82	42,633	15	2,400	3	2,320

(1)
Reserves—That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. We market our product on a raw (unwashed) basis and the recoverable tonnage we report is equivalent to the saleable tonnage.

(2)
Proven Reserves—Reserves for which (i) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed samplings and (ii) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(3)
Probable Reserves—Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

(4)
Assigned Reserves—Reserves that are committed to our surface mine operations with operating mining equipment and plant facilities. All our reported reserves are considered to be assigned.

(5)
Average Btu per pound includes weight of moisture in the coal on an as-sold basis.

(6)
Compliance coal is coal which, when combusted, emits no greater than 1.2 pounds of sulfur dioxide/mmBtu in accordance with the standards established by the Clean Air Act. The average sulfur content of the reserve for each our operations is less than 1.2 lbs of sulfur dioxide per million Btu and is considered to be compliance coal.

(7)
Based on our 50% interest in our Decker mine.

(8)
Acreage reflects the total number of acres within the leases that contain reserves for each of our mines rather than only those acres containing reserves.

          Antelope contains the following leases: Federal Coal Lease WYW-151643, Federal Coal Lease WYW-141435, Federal Coal Lease WYW-0321780, Federal Coal Lease WYW 0322255, State of Wyoming Coal Lease No. 0-26695.

          Cordero Rojo contains the following leases: Federal Coal Lease WYW-8385, Federal Coal Lease WYW-23929, Federal Coal Lease WYW-174407, State of Wyoming Lease No. 0-26936-A, and two private leases.

          Spring Creek contains the following leases: Federal Coal Lease MTM-88405, Federal Coal Lease MTM 069782, Federal Coal Lease MTM-94378, State of Montana Coal Lease No. C-1101-00, State of Montana Coal Lease No. C-1099-00, State of Montana Coal Lease No. C-1100-00, State of Montana Coal Lease No. C-1088-05 and one private lease.

(9)
The calculation of the percentages shown is based on our reserve estimates as of December 31, 2008.

Non-Reserve Coal Deposits(1)	Million Tons	Average Btu per lb(2)	Average Sulfur Content	Average Sulfur Content(3)	Ownership
			(%)	(lbs SO2/mmBtu)
Cordero Rojo-North Maysdorf LBA acquired in January 2009 (tons according to BLM estimates)	55	8,586	0.27	0.63	Federal lease
Antelope (as of December 31, 2008)	81	8,920	0.23	0.52	State lease
Cordero Rojo (as of December 31, 2008)	159	8,460	0.28	0.66	State/Federal leases
Decker (as of December 31, 2008)(4)	21	9,430	0.54	1.15	Federal lease

(1)
Non-reserve Coal Deposits—Coal bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling, and underground workings to assume continuity between sample points, and therefore warrant further exploration work. However, this coal does not qualify as proven or probable coal reserves as prescribed by SEC standards until a final comprehensive evaluation based on unit cost per ton, recoverability, and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitation, or both.

(2)
Average Btu per pound includes weight of moisture in the coal on an as-sold basis.

(3)
The average sulfur content for these non-reserve coal deposits is less than 1.2 lbs of sulfur dioxide per million Btu and is considered to be compliance coal. Although the average sulfur content of our non-reserve coal deposits at the Decker mine is less than 1.2 lbs. of sulfur dioxide per million Btu, some of our non-reserve coal deposits at the Decker mine may not be considered compliance coal.

(4)
Based on our 50% interest in our Decker mine.

  Recently Acquired LBA Tonnage

        Since our inception, we have focused on growth through, among other things, the federal competitive leasing process, including the LBA process, and we continue to identify federal coal leasing opportunities. For example, in 2007 we acquired 107.5 million tons of reserves in an LBA for our Spring Creek mine. In addition, in 2008 we acquired 161 million tons of reserves in an LBA for our Cordero Rojo mine. Similarly, in January 2009 we acquired the North Maysdorf LBA tract, adjacent to the Cordero Rojo mine and were subsequently awarded the lease on May 1, 2009 for a total commitment of $48.1 million, of which we have already made cash installment payments of $9.6 million. The BLM estimates that this tract contains about 55 million tons of non-reserve coal deposits, with a heat value of 8,586 Btu and sulfur content of 0.27%. As part of our reserve report process we will assess the nature of these non-reserve coal deposits.

Coal Mining Methods

  Surface Mining

        All of our mines are surface mining operations utilizing both dragline and truck/shovel mining methods. Surface mining is used when coal is found relatively close to the surface. Surface mining typically involves the removal of topsoil, and drilling and blasting the overburden (earth and rock covering the coal) with explosives. The overburden is then removed with draglines. Trucks, shovels and dozers then remove the coal. The final step involves replacing the overburden and topsoil after the coal has been excavated, reestablishing vegetation and plant life into the natural habitat and making other changes designed to provide local community benefits. We typically recover 90% or more of the coal seam through surface mining for the mines we operate.

  Coal Preparation and Blending

        Depending on coal quality and customer requirements, in almost all cases the coal from our mines is crushed and shipped directly from our mines to the customer. Typically, no other preparation is needed for a saleable product. However, depending on the specific quality characteristics of the coal and the needs of the customer, blending different types of coals may be required at the customer's plant. Coals of various sulfur and ash contents can be mixed or "blended" to meet the specific combustion and environmental needs of customers.

        All of our coal can be blended with coal from other coal producers. Spring Creek's location and the high Btu content of its coal make its coal better suited than our other products, for export and transportation to the eastern U.S. coal markets for blending by the customer with coal sourced from other markets to achieve a suitable overall product.

Coal Characteristics

        In general, coal of all geological compositions is characterized by end use. Heat value and sulfur content are the most important variables in the profitable marketing and transportation of steam coal. We mine, process and market low sulfur content, sub-bituminous steam coal, the characteristics of which are described below. Because we operate in the PRB, which does not have metallurgical coal, we produce only steam coal.

  Heat Value

        The heat value of coal is commonly measured in British thermal units, or "Btus." A Btu is the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit. Sub-bituminous coal from the PRB has a typical heat value that ranges from 8,000 to 9,500 Btus. Sub-bituminous coal from the PRB is used primarily by electric utilities and by some industrial customers for steam generation. Coal found in other regions in the U.S., including the eastern and midwestern regions, tends to have a higher heat value than coal found in the PRB.

  Sulfur Content

        Federal and state environmental regulations, including regulations that limit the amount of sulfur dioxide that may be emitted as a result of combustion, have affected and may continue to affect the demand for certain types of coal. The sulfur content of coal can vary from seam to seam and within a single seam. The chemical composition and concentration of sulfur in coal affects the amount of sulfur dioxide produced in combustion. Coal-fired power plants can comply with sulfur dioxide emissions regulations by burning coal with low sulfur content, blending coals with various sulfur contents, purchasing emission allowances on the open market and/or using sulfur-reduction technology.

        "Compliance coal" is coal that when combusted emits no greater than 1.2 pounds of sulfur dioxide per million Btus and requires no blending or sulfur-reduction technology to comply with current sulfur dioxide emissions standards of the Clean Air Act. PRB coal typically has a lower sulfur content than eastern U.S. coal and generally emits no greater than 0.8 pounds of sulfur dioxide per million Btus. All of our reserves are compliance coal.

        Higher sulfur noncompliance coal can be burned in plants equipped with sulfur-reduction technology, such as scrubbers, which can reduce sulfur dioxide emissions by up to 90%, and in facilities that blend compliance and noncompliance coal. In 2008, out of utilities with a coal generating capacity of approximately 310 GW, utilities accounting for a capacity of over 100 GW had been retrofitted with scrubbers. Furthermore, all new coal-fired generation plants built in the U.S. are expected to use some type of sulfur-reduction technology. However, the demand for lower sulfur coal may decrease with widespread implementation of sulfur-reduction technology.

  Other

        Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because it impacts boiler performance and electric generating plants must handle and dispose of ash following combustion. The ash content of PRB coals is generally low, representing approximately 5% to 10% by weight. The composition of the ash, including the proportion of sodium oxide, as well as the ash and fusion temperatures are important characteristics of coal and help determine the suitability of the coal to end users. In limited cases, customer requirements at the Spring Creek mine have required, and may continue to require, addition of earthen materials to dilute the sodium oxide and ash of the coal.

        Moisture content of coal varies by the type of coal and the region where it is mined. In general, high moisture content is associated with lower heat values and generally makes the coal more expensive to transport. Moisture content in coal, on an as-sold basis, can range from approximately 2% to over 30% of the coal's weight. PRB coals have typical moisture content of 25% to 35%.

        Trace elements within coal that are of primary concern are mercury, for health and environmental reasons, and chlorine, for utility plant performance. Trace elements of mercury and chlorine in PRB coal are relatively low compared to other coal regions. However, the low chlorine content of PRB coal is associated with the emission of elemental mercury, which is difficult to remove with conventional pollution control devices.

Reserve Acquisition Process

        We acquire a significant portion of our coal through the LBA process and as a result substantially all of our coal is held under federal leases. Under this process, before a mining company can obtain new federal coal, the company must nominate a coal tract for lease and then win the lease through a competitive bidding process. The LBA process can last anywhere from two to five years from the time the coal tract is nominated to the time a final bid is accepted by the BLM. After the LBA is awarded, the company then conducts the necessary testing to determine what amount can be classified as reserves and begins the process to permit the coal for mining, which generally takes another two to five years.

        To initiate the LBA process, companies wanting to acquire additional coal must file an application with the BLM's state office indicating interest in a specific coal tract. The BLM reviews the initial application to determine whether the application conforms to existing land-use plans for that particular tract of land and that the application would provide for maximum coal recovery. The application is further reviewed by a regional coal team at a public meeting. Based on a review of the available information and public comment, the regional coal team will make a recommendation to the BLM whether to continue, modify or reject the application.

        If the BLM determines to continue the application, the company that submitted the application will pay for a BLM-directed environmental analysis or an environmental impact statement to be completed. This analysis or impact statement is subject to publication and public comment. The BLM may consult with other government agencies during this process, including state and federal agencies, surface management agencies, Native American tribes or bands, the U.S. Department of Justice, or others as needed. The public comment period for an analysis or impact statement typically occurs over a 60-day period.

        After the environmental analysis or environmental impact statement has been issued and a recommendation has been published that supports the lease sale of the LBA tract, the BLM schedules a public competitive lease sale. The BLM prepares an internal estimate of the fair market value of the coal that is based on its economic analysis and comparable sales analysis. Prior to the lease sale, companies interested in acquiring the lease must send sealed bids to the BLM. The bid amounts for the lease are payable in five annual installments, with the first 20% installment due when the mining operator submits its initial bid for an LBA. Before the lease is approved by the BLM, the company must first furnish to the BLM an initial rental payment for the first year of rent along with either a bond for the next 20% annual installment payment for the bid amount, or an application for history of timely payment, in which case the BLM may waive the bond requirement if the company successfully meets all the qualifications of a timely payor. The bids are opened at the lease sale. If the BLM decides to grant a lease, the lease is awarded to the company that submitted the highest total bid meeting or exceeding the BLM's fair market value estimate, which is not published. The BLM, however, is not required to grant a lease even if it determines that a bid meeting or exceeding the fair market value of the coal has been submitted. The winning bidder must also submit a report setting forth the nature and extent of its coal holdings to the U.S. Department of Justice for a 30-day antitrust review of the lease. If the successful bidder was not the initial applicant, the BLM will refund the initial applicant certain fees it paid in connection with the application process, for example the fees associated with the environmental analysis or environmental impact statement, and the winning bidder will bear those costs. Coal won through the LBA process and subject to federal leases are administered by the U.S. Department of Interior under the Federal Coal Leasing Amendment Act of 1976. In addition, we occasionally add small coal tracts adjacent to our existing LBAs through an agreed upon lease modification with the BLM. Once the BLM has issued a lease, the company must next complete the permitting process before it can mine the coal. See "Environmental and Other Regulatory Matters—Mining Permits and Approvals."

        Each of our federal coal leases has an initial term of 20 years, renewable for subsequent 10-year periods and for so long thereafter as coal is produced in commercial quantities. The lease requires diligent development within the first ten years of the lease award with a required coal extraction of 1.0% of the total coal under the lease by the end of that 10-year period. At the end of the 10-year development period, the lessee is required to maintain continuous operations, as defined in the applicable leasing regulations. In certain cases a lessee may combine contiguous leases into a logical mining unit, or LMU. This allows the production of coal from any of the leases within the LMU to be used to meet the continuous operation requirements for the entire LMU. We currently have an LMU for our Antelope mine. We pay to the federal government an annual rent of $3.00 per acre and production royalties of 12.5% of gross revenues on surface mined coal. The federal government remits approximately 50% of the production royalty payments to the state after deducting administrative expenses. Some of our mines are also subject to coal leases with the states of Montana or Wyoming, as applicable, and have different terms and conditions that we must adhere to in a similar way to our federal leases. Under these federal and state leases, if the leased coal is not diligently developed during the initial 10-year development period or if certain other terms of the leases are not complied with, including the requirement to produce a minimum quantity of coal or pay a minimum production royalty, if applicable, the BLM or the applicable state regulatory agency can terminate the lease prior to the expiration of its term.

        Most of the coal we lease from the United States comes from "split estate" lands in which one party, typically the federal government, owns the coal and a private party owns the surface. In order to mine the coal we acquire through the LBA process, we must also acquire rights to mine from the owners of the surface lands overlying the coal. Certain federal regulations provide a specific class of surface owners, Qualified Surface Owners, or QSOs, with the ability to prohibit the BLM from leasing its coal. If the land overlying a coal tract is owned by a QSO, federal laws prohibit us from leasing the coal tract without first securing surface rights to the land, or purchasing the surface rights from the

QSO, which would allow us to conduct our mining operations. Furthermore, the state permitting process requires us to demonstrate surface owner consent for split estate lands before the state will issue a permit to mine coal. This consent is separate from the QSO consent required before leasing federal coal. The right of QSOs and certain other surface owners allows them to exercise significant influence over negotiations and prices to acquire surface rights and can delay the LBA or permitting processes or ultimately prevent the acquisition of the LBA or permit over that land entirely. There are QSOs that own land adjacent to or near our existing mines that may be attractive acquisition candidates for us. Typically, we seek to purchase the land overlying our coal or enter into option agreements granting us an option to purchase the land upon acquiring an LBA. In some instances, however, we enter into separate lease arrangements with surface owners allowing us to conduct our mining operations on the land. We own substantially all of the land over our reserves.

        We also enter into leases with other third parties from time to time. The majority of these third party leases have a term that continues until the exhaustion of the "mineable and merchantable" coal in the lease area. Some of our leases extend for a specific number of years rather than to the exhaustion of the particular mine's reserves, but in all these cases, we believe that the term of years will allow the recoverable reserve to be fully extracted in accordance with our projected mine plan. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to properties leased from private third parties is not usually fully verified until we make a commitment to develop a property, which may not occur until we have obtained the necessary permits and completed exploration of the property. See "Risk Factors—Risks Related to Our Business—If we were unable to acquire or develop additional coal reserves that are economically recoverable, our profitability and future success and growth may be materially and adversely affected."

Customers and Coal Contracts

  Customers

        Our primary customers are domestic utility companies with over 117 domestic plants primarily located in the mid-west and south central U.S. Our coal supplies fuel approximately 4.4% of the electricity generated in the U.S. As of December 31, 2008 and September 30, 2009, approximately 47.7% and 47.1% of our revenues, respectively, were derived from our top ten customers during those periods. In 2008, we had one customer, NRG, who accounted for 11.0% of our revenues. No other customer accounted for more than 10% of our revenues in 2008. See Note 14 of Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information related to our customers. The following map shows the percentage of our shipped coal by state of destination during 2008, excluding Decker.

        Note: The percentage of our shipped coal to Wisconsin during 2008 includes coal that is shipped to a port in Wisconsin for delivery to other locations. We also exported approximately 3% of our shipped coal in 2008.

        See Note 16 of Notes to Consolidated Financial Statements included elsewhere in this prospectus for additional information related to our revenues derived from foreign customers.

Long-term Coal Sales Agreements

        As is customary in the coal industry, we enter into fixed price, fixed volume supply contracts of one- to five-year term with many of our customers. Multiple year contracts usually have specific and possibly different volume and pricing arrangements for each year of the contract. As of December 31, 2008, approximately 60% of our committed tons were associated with contracts that had three years or more remaining on their term. Most of our supply contracts include a fixed price for the term of the agreement or a pre-determined escalation in price for each year. Some of our agreements that extend for a four- or five-year term or longer may include a variable pricing system. These contracts allow customers to secure a supply for their future needs and provides us with greater predictability of sales volume and sales price. For the year ended December 31, 2008 and the nine months ended

September 30, 2009, approximately 94.6% and 98.6%, respectively, of our revenues were derived from long-term supply contracts with a term of one year or greater. While most of our sales contracts are for terms of one to five years, some are as short as one to six months and other contracts have terms longer than ten years.

        As of September 30, 2009, we had sales commitments of 177 million tons through 2011 and approximately 1% and 42% of our estimated production of approximately 93 million tons and 95 million tons for the years ended December 31, 2010 and 2011, respectively, remained unsold.

        Our coal is primarily sold on a mine-specific basis to utility customers through the Request-for-Proposal process. The terms of our coal sales agreements result from competitive bidding and extensive negotiations with customers. Consequently, the terms of these contracts vary by customer, including base price adjustment features, price reopener terms, coal quality requirements, quantity parameters, permitted sources of supply, future regulatory changes, extension options, force majeure, termination and assignment provisions.

        Our supply contracts contain provisions to adjust the base price due to new statutes, ordinances or regulations that affect our costs related to performance of the agreement. Additionally, some of our contracts contain provisions that allow for the recovery of costs affected by modifications or changes in the interpretations or application of any applicable statute by local, state or federal government authorities. These provisions only apply to the base price of coal contained in these supply contracts. In some circumstances, a significant adjustment in base price can lead to termination of the contract.

        Price re-opener and index provisions, which can be either renegotiated or based on a fixed formula, are present in contracts covering approximately 44% of our tonnage commitments in 2009 and beyond. These provisions may allow either party to commence a renegotiation of the contract price at a pre-determined time. Price re-opener provisions may automatically set a new price based on prevailing market price or, in some instances, require us to negotiate a new price, sometimes between a specified range of prices. In a limited number of agreements, if the parties do not agree on a new price, either party has an option to terminate the contract. Under some of our contracts, we have the right to match lower prices offered to our customers by other suppliers. In addition, many of our contracts contain clauses which in some cases may allow customers to terminate the contract in the event of certain changes in environmental laws and regulations.

        Quality and volumes for the coal are stipulated in coal sales agreements. In most cases, the annual pricing and volume obligations are fixed although in some cases the volume specified may vary depending on the quality of the coal. In a relatively small number of contracts, customers are allowed to vary the amount of coal taken under the contract. Most of our coal sales agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat content, sulfur, ash and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts. Many of our contracts contain clauses which require us and our customers to maintain a certain level of creditworthiness or provide appropriate credit enhancement upon request. The failure to do so can result in a suspension of shipments under the contract.

        Our coal sales agreements also typically contain force majeure provisions allowing temporary suspension of performance by us, or our customers during the duration of specified events beyond the control of the affected party, including events such as strikes, adverse mining conditions, mine closures or serious transportation problems that affect us or unanticipated plant outages that may affect the buyer. Our contracts generally provide that in the event a force majeure circumstance exceeds a certain time period (e.g., 60-90 days) the unaffected party may have the option to terminate the sale in whole or in part. Some contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer. In the first nine months of 2009, a greater number of our customers have sought to reduce the amount of tons taken under existing contracts. Agreements between our customers and the railroads servicing our mines may also contain force majeure provisions. Generally, our coal sales agreements allow our customer to suspend performance in the event that the railroad fails to provide its services due to circumstances that would constitute a force majeure.

        In some of our contracts, we have a right of substitution, allowing us to provide coal from different mines, including third-party mines, as long as the replacement coal meets quality specifications and will be sold at the same delivered cost.

        Generally, under the terms of our coal sales agreements, we agree to indemnify or reimburse our customers for damage to their or their rail carrier's equipment while on our property, other than from their own negligence, and for damage to our customer's equipment due to non-coal materials being included with our coal before leaving our property.

  Broker Sales

        From time to time, we purchase coal through brokers to cover any shortfalls under our supply agreements and sell to brokers any excess produced coal.

        Our Spring Creek mine is a party to a broker sales contract under which Spring Creek has agreed to sell purchased coal to a wholesale power generation company. Under this contract we sell approximately 6.8 million tons per year. Final deliveries are expected to be made under the contract in 2010, at which time we expect the contract to expire.

        For delivery for the year ended December 31, 2008 and the nine months ended September 30, 2009, we purchased 8.1 million tons and 7.2 million tons, respectively, through brokers.

Sales and Marketing

        Our sales and marketing department is divided into three teams:

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  Sales and Marketing, which focuses on traditional requests for proposals which make up the majority of our sales;

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  Marketing and Pricing, which provides industry insight, recommends pricing strategies and participates in the spot market; and

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  Customer Service, which provides contract and after sales support with our customers.

As of October 1, 2009, we had 16 employees in our Sales and Marketing department.

Transportation

        Transportation can be a large component of a purchaser's total cost. Coal used for domestic consumption is generally sold free on board (fob) at the mine or nearest loading facility and the purchaser of the coal normally bears the transportation costs and risk of loss in the event of a problem. Most electric generators arrange long-term shipping contracts with rail or barge companies to assure stable delivery costs. Our mines are served by the BNSF and UP rails. In limited circumstances, we sell coal on a delivered basis where we arrange and pay for the freight and charge our customers on a cost plus basis for this service. See "The Coal Industry—Transportation" for a more detailed discussion of the railroads that service our mines.

Suppliers

        Principal supplies used in our business include petroleum-based fuels, explosives, tires, steel and other raw materials as well as spare parts and other consumables used in the mining process. We use third-party suppliers for a significant portion of our equipment rebuilds and repairs, drilling services and construction. We use sole source suppliers for certain parts of our business such as dragline shovel parts and services and tires. We believe adequate substitute suppliers are available. For further discussion of our suppliers, see "Risk Factors—Risks Related to Our Business—Increases in the cost of raw materials and other industrial supplies, or the inability to obtain a sufficient quantity of those supplies, could increase our operating expenses, disrupt or delay our production and materially and adversely affect profitability."

        We have historically relied on various Rio Tinto supply contracts to obtain some of our raw materials and consumables. Upon completion of this offering, we will no longer be a party to the Rio Tinto supply contracts. While some of our supplies and equipment will be delivered under purchase orders entered into prior to termination, including certain heavy mobile equipment and tires, we expect to enter into new supply contracts prior to the completion of this offering to replace the Rio Tinto supply contracts.

Competition

        The coal industry is highly competitive. We compete directly with all coal producers and indirectly with other energy producers throughout the U.S. The most important factors on which we compete with other coal producers are coal price, coal quality and characteristics, transportation costs, customer service and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry and international consumers. These coal consumption patterns are influenced by factors beyond our control, including the supply and demand for domestic and foreign electricity, domestic and foreign governmental regulations and taxes, environmental and other regulatory changes, technological developments and the price and availability of alternative fuels, such as natural gas and oil, and alternative energy sources, including hydroelectric, nuclear, wind and solar power.

        Because most of the coal in the vicinity of our mines is owned by the U.S. federal government, we compete with other coal producers operating in the PRB for additional coal through the LBA process. This process is competitive and we expect the competition for LBAs to remain strong.

Office Facilities

        Our corporate headquarters is currently located in Gillette, Wyoming, where we own approximately 32,000 square feet of office space. In addition, we lease approximately 17,000 square feet of additional office space in Gillette, Wyoming, under two annual leases expiring on June 30, 2010 and May 31, 2010 and a sublease in Denver, Colorado which expires on January 1, 2011. After this offering, our primary operating office will remain in Gillette, Wyoming, close to our mining operations, and we intend to establish a small office to house certain corporate and marketing functions in the Denver, Colorado area. As of December 31, 2008, all of our long-lived assets were located in the U.S. See Note 16 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Employees

        As of October 1, 2009, we had 1,491 employees. None of our employees are currently parties to collective bargaining agreements. We hold a 50% interest in the Decker mine in Montana, which is a union-based operation operated by a third-party mine operator. However, we do not have any employees working at the Decker mine. We believe that we have good relations with our employees and since RTEA's inception we have had no history of work stoppages or successful union organizing campaigns. As of October 1, 2009, we had 318 external contractors, on a full time equivalent basis. Certain employees of an affiliate of RTEA will be providing services to us, pursuant to a Transition Services Agreement that we will enter into in connection with this offering.

Legal Proceedings

  MMS Ligtigation

        The Minerals Management Service, or MMS, a federal agency with responsibility for collecting royalties on coal produced from federal coal leases, issued two disputed assessments against Decker Coal Company: one for coal produced from 1986-1992, and the other for coal produced from 1993-2001. Both assessments concern coal sold by Decker to Big Horn Coal Company, or Big Horn, and Black Butte Coal Company, or Black Butte, and in turn resold by those entities to Commonwealth Edison Company to satisfy requirements under long-term contracts between those entities and Commonwealth Edison. The MMS maintained that Decker's royalties should not be based on the prices at which Decker actually sold coal to Big Horn and Black Butte because MMS does not believe those prices represent the results of arm's length negotiation. MMS based this conclusion on the facts that those entities are both affiliates of Kiewit Mining Group, Inc., which is also a 50% owner of Decker, and that the sales were contingent on Big Horn's and Black Butte's ability to resell the coal to Commonwealth Edison, which did not leave Big Horn and Black Butte at market risk. Instead, the MMS assessed Decker's royalties based on the higher prices set under Big Horn's and Black Butte's separate long-term contracts with Commonwealth Edison. With respect to the period 1986-1992, Decker appealed the assessment through the administrative process with the MMS and that appeal was unsuccessful. A further appeal was filed before the United States District Court for the District of Montana. In March 2009, the District Court set aside the MMS assessment and entered judgment for Decker. MMS did not appeal that ruling. With respect to the period 1993-2001, the MMS has not issued a final decision concerning Decker's challenge to the assessment. As of December 31, 2008, the estimated additional assessed royalties (inclusive of interest) for the period 1993-2001 are approximately $11 million. Decker estimates that even if the assessment for the 1993-2001 period were to be upheld, MMS's eventual recovery would be between $0 and $11 million.

        Decker believes that it has contractual price escalation protection from any increased assessments for 1993-2001; that, in addition, Commonwealth Edison has indemnified Black Butte with respect to the 1993-2001 assessment, and that in furtherance of that obligation, Commonwealth Edison or its parent company, Exelon Generation, Inc., has therefore agreed to indemnify Decker directly for such matters. If the assessment was upheld and the indemnities and/or price protections were ultimately not available to Decker, the resulting Decker liability could be material. As a result of our 50% ownership interest in Decker, our financial results could in turn be materially adversely affected.

  Caballo Coal Company

        In September 2009, Caballo Coal Company, or Caballo, a subsidiary of Peabody Energy Corporation, commenced an action in Wyoming state court against Spring Creek Coal Company, or Spring Creek, our wholly-owned subsidiary, asserting that Spring Creek repudiated its allegedly remaining obligation under a 1987 agreement to purchase an additional 1.638 million tons of coal, for which it seeks unspecified damages. Spring Creek believes that it has meritorious defenses to the claim, including that Caballo breached the agreement by failing to make required deliveries in 2006 and 2007. Spring Creek also believes that it has meritorious counterclaims against Caballo. If, however, the case was determined in an adverse manner to us, the payment of any judgment could be material to our results of operations.

        From time to time, we are involved in other legal proceedings arising in the ordinary course of business, certain of which are also covered by insurance. We believe that there are no other legal proceedings pending that are likely to have a material adverse effect on our financial condition, results of operations or cash flows.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

        Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment and the effects of mining on surface and groundwater quality and availability. These laws and regulations have had, and will continue to have, a significant effect on our production costs and our competitive position. Future laws, regulations or orders, as well as future interpretations and more rigorous enforcement of existing laws, regulations or orders, may require substantial increases in equipment and operating costs and delays, interruptions, or a termination of operations, the extent of which we cannot predict. Future laws, regulations or orders may also cause coal to become a less attractive fuel source, thereby reducing coal's share of the market for fuels and other energy sources used to generate electricity. As a result, future laws, regulations or orders may adversely affect our mining operations, cost structure or our customers' demand for coal.

        We endeavor to conduct our mining operations in compliance with all applicable federal, state and local laws and regulations. However, due in part to the extensive and comprehensive regulatory requirements, and their evolving nature, violations during mining operations occur from time to time. We cannot assure you that we have been or will be at all times in complete compliance with such laws and regulations.

Mining Permits and Approvals

        Numerous governmental permits or approvals are required for mining operations. When we apply for these permits and approvals, we may be required to prepare and present data to federal, state or local authorities pertaining to the effect or impact that any proposed production or processing of coal may have upon the environment. For example, in order to obtain a federal coal lease, an environmental impact statement must be prepared to assist the BLM in determining the potential environmental impact of lease issuance, including any collateral effects from the mining, transportation and burning of coal. Recently, particular attention has been focused on the effects of coal on climate change, which has resulted in extensive comments from environmental groups on the environmental impact statement prepared in connection with one of our federal mining lease applications. This may result in further delays or an inability to obtain this lease, and future lease applications may also be subject to these delays or difficulties in obtaining other leases. The authorization, permitting and implementation requirements imposed by federal, state and local authorities may be costly and time consuming and may delay commencement or continuation of mining operations. In the states where we operate, the applicable laws and regulations also provide that a mining permit or modification can be delayed, refused or revoked if officers, directors, shareholders with specified interests or certain other affiliated entities with specified interests in the applicant or permittee have, or are affiliated with another entity that has, outstanding permit violations. Thus, past or ongoing violations of applicable laws and regulations could provide a basis to revoke existing permits and to deny the issuance of additional permits.

        In order to obtain mining permits and approvals from federal and state regulatory authorities, mine operators must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. Typically, we submit the necessary permit applications several months or even years before we plan to begin mining a new area. Some of our required permits are becoming increasingly difficult and expensive to obtain, and the application review processes are taking longer to complete and increasingly becoming subject to challenge.

        Under some circumstances, substantial fines and penalties, including revocation or suspension of mining permits, may be imposed under the laws described above. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws.

Surface Mining Control and Reclamation Act

        The Surface Mining Control and Reclamation Act, or SMCRA, establishes mining, environmental protection, reclamation and closure standards for all aspects of surface coal mining. Mining operators must obtain SMCRA permits and permit renewals from the Office of Surface Mining, or the OSM, or from the applicable state agency if the state agency has obtained regulatory primacy. A state agency may achieve primacy if the state regulatory agency develops a mining regulatory program that is no less stringent than the federal mining regulatory program under SMCRA. Both Wyoming and Montana, where our mines are located, have achieved primacy to administer the SMCRA program.

        SMCRA permit provisions include a complex set of requirements, which include, among other things, coal prospecting, mine plan development, topsoil or growth medium removal and replacement, selective handling of overburden materials, mine pit backfilling and grading, disposal of excess spoil, protection of the hydrologic balance, surface runoff and drainage control, establishment of suitable post mining land uses and re-vegetation. We begin the process of preparing a mining permit application by collecting baseline data to adequately characterize the pre-mining environmental conditions of the permit area. This work is typically conducted by third-party consultants with specialized expertise and typically includes surveys and/or assessments of the following: cultural and historical resources, geology, soils, vegetation, aquatic organisms, wildlife, potential for threatened, endangered or other special status species, surface and ground water hydrology, climatology, riverine and riparian habitat and wetlands. The geologic data and information derived from the other surveys and/or assessments are used to develop the mining and reclamation plans presented in the permit application. The mining and reclamation plans address the provisions and performance standards of the state's equivalent SMCRA regulatory program, and are also used to support applications for other authorizations and/or permits required to conduct coal mining activities. Also included in the permit application is information used for documenting surface and mineral ownership, variance requests, access roads, bonding information, mining methods, mining phases, other agreements that may relate to coal, other minerals, oil and gas rights, water rights, permitted areas, and ownership and control information required to determine compliance with OSM's Applicant Violator System, including the mining and compliance history of officers, directors and principal owners of the entity.

        Once a permit application is prepared and submitted to the regulatory agency, it goes through an administrative completeness review and a thorough technical review. Also, before a SMCRA permit is issued, a mine operator must submit a bond or otherwise secure the performance of all reclamation obligations. After the application is submitted, a public notice or advertisement of the proposed permit is required to be given, which begins a notice period that is followed by a public comment period before a permit can be issued. It is not uncommon for a SMCRA mine permit application to take over two years to prepare and review, depending on the size and complexity of the mine, and another two years or even longer for the permit to be issued. The variability in time frame required to prepare the application and issue the permit can be attributed primarily to the various regulatory authorities' discretion in the handling of comments and objections relating to the project received from the general public and other agencies. Also, it is not uncommon for a permit to be delayed as a result of litigation related to the specific permit or another related company's permit.

        In addition to the bond requirement for an active or proposed permit, the Abandoned Mine Land Fund, which was created by SMCRA, imposes a fee on all coal produced. The proceeds of the fee are used to restore mines closed or abandoned prior to SMCRA's adoption in 1977. The current fee is $0.315 per ton of coal produced from surface mines. In 2008, we recorded $30.0 million of expense related to these reclamation fees.

Surety Bonds

        State laws require a mine operator to secure the performance of its reclamation obligations required under SMCRA through the use of surety bonds or other approved forms of security to cover the costs the state would incur if the mine operator were unable to fulfill its obligations. The costs of surety bonds have fluctuated in recent years, and the market terms of these bonds have generally become more unfavorable to mine operators. These changes in the terms of the bonds have been accompanied at times by a decrease in the number of companies willing to issue surety bonds. Some mine operators, including us, have therefore used letters of credit to secure the performance of a portion of our reclamation obligations. Historically, Rio Tinto served as guarantor of our surety bonds and our letters of credit were issued under Rio Tinto's pre-existing credit facilities. We and CPE LLC will agree to use our commercially reasonable efforts following the completion of this offering to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Master Separation Agreement." Because we will no longer be part of Rio Tinto, surety bond issuers will likely require us to post cash collateral to partially secure our obligations under the bonds. As a result, our costs of obtaining the surety bonds will likely be significantly higher than when we were part of Rio Tinto.

        As of December 31, 2008 and September 30, 2009, there were approximately $498.0 million and $548.1 million, respectively, in surety bonds and letters of credit outstanding to secure the performance of our reclamation obligations (including our obligations with respect to the Decker mine).

Mine Safety and Health

        Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The Federal Mine Safety and Health Act of 1977, or the Mine Act, significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. In addition to federal regulatory programs, all of the states in which we operate also have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is among the most comprehensive and pervasive systems for protection of employee health and safety affecting any segment of U.S. industry. The Mine Act is a strict liability statute that requires mandatory inspections of surface and underground coal mines and requires the issuance of enforcement action when it is believed that a standard has been violated. A penalty is required to be imposed for each cited violation. Negligence and gravity assessments result in a cumulative enforcement scheme that may result in the issuance of withdrawal orders. The Mine Act contains criminal liability provisions. For example, it imposes criminal liability for corporate operators who knowingly or willfully authorize, order or carry out violations. The Mine Act also provides that civil and criminal penalties may be assessed against individual agents, officers and directors who knowingly authorize, order or carry out violations. In addition, criminal liability may be imposed against any person for knowingly falsifying records required to be kept under the Mine Act and standards. In reaction to recent underground mine accidents, state and federal legislatures and regulatory authorities have increased scrutiny of mine safety matters and passed more stringent laws governing mining. For example, in 2006, Congress enacted the Mine Improvement and New Emergency Response Act, or MINER Act, which imposed additional burdens on coal operators, including, among other matters, (i) obligations related to (a) the development of new emergency response plans that address post-accident communications, tracking of miners, breathable air, lifelines, training and communication with local emergency response personnel, (b) establishing additional requirements for mine rescue teams, and (c) promptly notifying federal authorities of incidents that pose a reasonable risk of death and (ii) increased penalties for violations of the applicable federal laws and regulations. The penalty regulations promulgated in 2007 as a result of this legislation included new heightened penalty categories for certain types of violations and have resulted in imposition of penalty assessment amounts that doubled between fiscal year 2007 and 2008 in the coal industry and are expected to increase. In the wake of the 2006 legislation, enforcement scrutiny also increased, including more inspection hours at mine sites, increased numbers of inspections and increased issuance of the number and the severity of enforcement actions. Various states also have enacted their own new laws and regulations addressing many of these same subjects. Our compliance with these or any new mine health and safety regulations could increase our mining costs.

        We have implemented various internal standards to promote employee health and safety. In addition to these internal standards, we are also Occupational Health and Safety Assessment Series 18001 certified and have voluntarily implemented policies and standards in addition to those required by state or federal regulations that we consider important to the health and safety of our employees. According to MSHA, in 2008 we had the lowest employee all injury incident rate among the five largest U.S. coal producing companies.

        Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must pay federal black lung benefits to claimants who are current and former employees and also make payments to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to January 1, 1970. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price. The excise tax does not apply to coal shipped outside the U.S. In 2008, we recorded $39.9 million of expense related to this excise tax.

Clean Air Act

        The federal Clean Air Act and comparable state laws that regulate air emissions affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations include Clean Air Act permitting requirements and emission control requirements relating to particulate matter, which may include controlling fugitive dust. The Clean Air Act indirectly affects coal mining operations by extensively regulating the emissions of particulate matter, sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fired power plants. In recent years, Congress has considered legislation that would require increased reductions in emissions of sulfur dioxide, nitrogen oxide and mercury. In addition to greenhouse gas issues discussed below, the air emissions programs that may affect our operations, directly or indirectly, include, but are not limited to, the following:

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  Acid Rain.  Title IV of the Clean Air Act requires reductions of sulfur dioxide emissions by electric utilities. Affected power plants have sought to reduce sulfur dioxide emissions by switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing or trading sulfur dioxide emissions allowances. Although we cannot accurately predict the future effect of these Clean Air Act provisions on our operations, we believe that these provisions have resulted in, and will continue to result in, an upward pressure on the price of lower sulfur coals as coal-fired power plants continue to comply with Title IV of the Clean Air Act.

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  Particulate Matter.  The Clean Air Act requires the EPA to set standards, referred to as National Ambient Air Quality Standards, or NAAQS, for certain pollutants. Areas that are not in compliance (referred to as "non-attainment areas") with these standards must take steps to reduce emissions levels. For example, NAAQS have been issued for coarse particulate matter with an aerodynamic diameter less than or equal to 10 microns, or PM10, and for fine particulate matter with an aerodynamic diameter less than or equal to 2.5 microns, or PM2.5. In 2004, the EPA designated all or part of 225 counties in 20 states as well as the District of Columbia as non-attainment areas with respect to the PM2.5 NAAQS. Individual states must identify the sources of emissions and develop emission reduction plans. These plans may be state-specific or regional in scope. Under the Clean Air Act, individual states have up to twelve years from the date of designation to secure emissions reductions from sources contributing to the problem. None of our operations are currently located in non-attainment areas for PM2.5. New, more stringent NAAQS for PM2.5 and PM10 were promulgated in 2006. In February 2009, the U.S. Court of Appeals for the District of Columbia Circuit upheld the 2006 PM10 NAAQS, but remanded the 2006 PM2.5 NAAQS to EPA. The 2006 PM2.5 NAAQS remain in effect pending either the promulgation of a new NAAQS or an adequate justification of the 2006 PM2.5 NAAQS by the EPA. Any new PM2.5 NAAQS may be more stringent than the 2006 version. Meeting the 2006 PM2.5 NAAQS or any new version may require reductions of nitrogen oxide and sulfur dioxide emissions that are separate and distinct from the reductions that may be required under any other program. Although our operations are not currently located in non-attainment areas, enforcement of the 2006 PM2.5 NAAQS or the promulgation of any new standard will affect many power plants, especially coal-fired plants in non-attainment areas; however, we are unable to predict the magnitude of the impact on the demand for, or price of, lower sulfur coals from the PRB. In addition, it is possible that the 2006 PM2.5 NAAQS or any new standard will directly impact our mining operations by, for example, requiring additional controls of emissions from our mining equipment and vehicles. Moreover, if the areas in which our mines and coal preparation plants are located suffer from extreme weather events such as droughts, or are designated as non-attainment areas, we could be required to incur significant costs to install additional emissions control equipment, or otherwise change our operations and future development. In addition, the EPA recently reviewed the emissions limits for coal preparation plants, and proposed tightening and adding additional particulate matter emissions limits for certain such plants constructed, reconstructed or modified after April 28, 2008. Any strengthening of this rule could have a negative impact on our customers and could adversely affect the demand for coal.

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  Ozone.  The EPA issued revised ozone NAAQS imposing more stringent limits that took effect in May 2008. Nitrogen oxides, which are a by-product of coal combustion, are classified as an ozone precursor. Under the revised ozone NAAQS, significant additional emissions control expenditures may be required at coal-fired power plants. Attainment dates for the new standards range between 2013 and 2030, depending on the severity of the non-attainment. In July 2009, the U.S. Court of Appeals for the District of Columbia vacated part of a rule implementing the ozone NAAQs and remanded certain other aspects of the rule to the EPA for further consideration. Notwithstanding the decision, we expect that additional emissions control requirements may be imposed on new and expanded coal-fired power plants and industrial boilers in the years ahead. The combination of these actions may impact demand for coal nationally, but we are unable to predict the magnitude of the impact.

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  NOx SIP Call.  The NOx SIP Call program was established by the EPA in October 1998 to reduce the transport of nitrogen oxide and ozone on prevailing winds from the Midwest and South to states in the Northeast, which alleged that they could not meet federal air quality standards because of migrating pollution. The program is designed to reduce nitrogen oxide emissions by one million tons per year in 22 eastern states and the District of Columbia. As a result of the program, many power plants have been or will be required to install additional emission control measures, such as selective catalytic reduction devices. Installation of additional emission control measures will make it more costly to operate coal-fired power plants, potentially making coal a less attractive fuel.

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  Clean Air Interstate Rule.  The EPA's Clean Air Interstate Rule, or CAIR, calls for power plants in 28 eastern states and the District of Columbia to reduce emission levels of sulfur dioxide and nitrogen oxide pursuant to a cap and trade program similar to the system now in effect for acid rain. In July 2008, the U.S. Court of Appeals for the District of Columbia Circuit vacated the EPA's Clean Air Interstate Rule, or CAIR, in its entirety and directed the EPA to commence new rule-making. After a petition for rehearing, the court ruled in December 2008 that to completely vacate CAIR would sacrifice public health and environmental benefits and that CAIR should remain in effect while the EPA modifies the rule. It is uncertain how the EPA will proceed to modify CAIR, although the EPA has indicated that it intends to propose a replacement rule in early 2010 and to issue a final rule by early 2011. Under CAIR and any replacement rule with similarly stringent caps, some coal-fired power plants might be required to install additional pollution control equipment, such as scrubbers, which could lead scrubbed plants to become less sensitive to the sulfur-content of coal and more sensitive to delivered price, thereby potentially decreasing the demand for low-sulfur coal at these plants and reducing market prices for low-sulfur coal.

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  Mercury.  In February 2008, the U.S. Court of Appeals for the District of Columbia Circuit vacated the EPA's Clean Air Mercury Rule, or CAMR, which had established a cap and trade program to reduce mercury emissions from power plants. At present, there are no federal regulations that require monitoring and reduction of mercury emissions at existing power plants, and regulations that were promulgated under the CAMR framework in several states have been invalidated. As a result of the decision to vacate the CAMR, in February 2009 the EPA announced that it would regulate mercury emissions by issuing Maximum Achievable Control Technology standards, or MACT, which are likely to impose stricter limitations on mercury emissions from power plants than the vacated CAMR. The EPA is under a court deadline to issue a final rule requiring MACT for power plants by November, 2011. In the meantime, case-by-case MACT determinations for mercury may be required for new and reconstructed coal-fired power plants. We are unable to predict the impact of any future MACT standard for mercury on the demand for, or the price of, our low-sulfur coal. Apart from CAMR, several states have enacted or proposed regulations requiring reductions in mercury emissions from coal-fired power plants, and federal legislation to reduce mercury emissions from power plants has been proposed. The Obama Administration has also indicated a desire to begin negotiations on an international treaty to reduce mercury pollution. Regulation of mercury emissions by the EPA, states, Congress, or pursuant to an international treaty may decrease the future demand for coal, but we are currently unable to predict the magnitude of any such effect.

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  Regional Haze.  The EPA has initiated a regional haze program designed to protect and improve visibility at and around national parks, national wilderness areas and international parks. This program may result in additional emissions restrictions from new coal-fired power plants whose operation may impair visibility at and around federally protected areas. This program may also require certain existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions, such as sulfur dioxide, nitrogen oxides, volatile organic chemicals and particulate matter. These limitations could affect the future market for coal.

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  New Source Review.  A number of pending regulatory changes and court actions will affect the scope of the EPA's new source review program, which under certain circumstances requires existing coal-fired power plants to install the more stringent air emissions control equipment required of new plants. The changes to the new source review program may impact demand for coal nationally, but as the final form of the requirements after their revision is not yet known, we are unable to predict the magnitude of the impact.

Climate Change

        One by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of concern with respect to climate change and global warming. In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which establishes a binding set of emission targets for greenhouse gases, became binding on all those countries that had ratified it. To date, the U.S. has refused to ratify the Kyoto Protocol, which expires in 2012. Emission targets under the Kyoto Protocol vary from country to country. If the U.S. were to ratify the Kyoto Protocol, the U.S. would be required to reduce greenhouse gas emissions to 93% of 1990 levels from 2008 to 2012. International discussions are currently underway to develop a treaty to replace the Kyoto Protocol after its expiration in 2012, with a goal of reaching a consensus on a replacement treaty at a milestone meeting in Copenhagen, Denmark in December 2009. Any replacement treaty or other international arrangement requiring additional reductions in greenhouse gas emissions could have a global impact on the demand for coal.

        Future regulation of greenhouse gases in the U.S. could occur pursuant to future U.S. treaty commitments, new domestic legislation that may impose a carbon emissions tax or establish a cap-and-trade program or regulation by the EPA. The Obama Administration has indicated its support for a mandatory cap and trade program to reduce greenhouse gas emissions and the U.S. Congress is actively considering various proposals to reduce greenhouse gas emissions, mandate electricity suppliers to use renewable energy sources to generate a certain percentage of power, and require energy efficiency measures. In June 2009, the U.S. House of Representatives passed a comprehensive climate change and energy bill, the American Clean Energy and Security Act, and the U.S. Senate is now considering similar legislation that would, among other things, impose a nationwide cap on greenhouse gas emissions and require major sources, including coal-fired power plants, to obtain "allowances" to meet that cap. Passage of such comprehensive climate change and energy legislation could impact the demand for coal. Any reduction in the amount of coal consumed by North American electric power generators could reduce the price of coal that we mine and sell, thereby reducing our revenues and materially and adversely affecting our business and results of operations.

        Even in the absence of new federal legislation, greenhouse gas emissions may be regulated in the future by the EPA pursuant to the Clean Air Act. In response to the 2007 U.S. Supreme Court ruling Massachusetts v. EPA that the EPA has authority to regulate carbon dioxide emissions under the Clean Air Act, the EPA has taken several steps towards implementing regulations regarding the emission of greenhouse gases. In April 2009, the EPA issued a proposed finding that carbon dioxide and certain other greenhouse gases emitted by motor vehicles endanger public health and the environment. In October 2009, the EPA also published a proposed rule that makes it clear that the EPA anticipates regulating the emission of greenhouse gases from certain stationary sources with an initial focus on facilities that release more than 25,000 tons of greenhouse gases a year, and which would require best available control technology for greenhouse gas emissions whenever such facilities are built or significantly modified. If the EPA were to set emission limits for carbon dioxide from electric utilities, the amount of coal our customers purchase from us could decrease. Moreover, in September 2009, the EPA promulgated a rule requiring certain emitters of greenhouse gases, including coal-fired power plants, to monitor and report their greenhouse gas emissions to the EPA.

        Many states and regions have adopted greenhouse gas initiatives and certain governmental bodies, including the State of California, have or are considering the imposition of fees or taxes based on the emission of greenhouse gases by certain facilities. In December 2005, seven northeastern states (Connecticut, Delaware, Maine, New Hampshire, New Jersey, New York, and Vermont) signed the Regional Greenhouse Gas Initiative agreement, or RGGI, calling for implementation of a cap and trade program by 2009 aimed at reducing carbon dioxide emissions from power plants in the participating states. The RGGI program calls for signatory states to stabilize carbon dioxide emissions to current levels from 2009 to 2015, followed by a 2.5% reduction each year from 2015 through 2018. Since its inception, several additional northeastern states and Canadian provinces have joined as participants or observers. RGGI has begun holding quarterly carbon dioxide allowance auctions for its initial three-year compliance period from January 1, 2009 to December 31, 2011 to allow utilities to buy allowances to cover their carbon dioxide emissions.

        Climate change initiatives are also being considered or enacted in some western states. In September 2006, California enacted the Global Warming Solutions Act of 2006, which establishes a statewide greenhouse gas emissions cap of 1990 levels by 2020 and sets a framework for further reductions after 2020. In September 2006, California also adopted greenhouse gas legislation that prohibits long-term baseload generators from having a greenhouse gas emissions rate greater than that of combined cycle natural gas generator. In February 2007, the governors of Arizona, California, New Mexico, Oregon and Washington launched the Western Climate Initiative in an effort to develop a regional strategy for addressing climate change. The goal of the Western Climate Initiative is to identify, evaluate and implement collective and cooperative methods of reducing greenhouse gases in the region to 15% below 2005 levels by 2020. Since its initial launching, a number of additional western states and provinces have joined the initiative, or have agreed to participate as observers, including Montana, which has joined the initiative and Wyoming, which has signed on as an observer. The proposed scope of the cap and trade program pursuant to the Western Climate Initiative include fossil fuels (such as coal) production and processing. Thus, our coal mines could incur direct costs if new laws are passed in Montana and Wyoming in accordance with the Western Climate Initiative, although currently we do not believe that any such direct costs on our operations would be material.

        Midwestern states have also adopted initiatives to reduce and monitor greenhouse gas emissions. In November 2007, the governors of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Ohio, South Dakota and Wisconsin and the premier of Manitoba signed the Midwestern Greenhouse Gas Reduction Accord to develop and implement steps to reduce greenhouse gas emissions. The draft recommendations, released in June 2009, call for a 20% reduction below 2005 emissions levels by 2020 and additional reductions to 80% below 2005 emissions levels by 2080.

        Additionally, two U.S. federal appeals courts have reinstated lawsuits permitting individuals, state attorneys general and others to pursue claims against major utility, coal, oil and chemical companies on the basis that those companies have created a public nuisance due to their emissions of carbon dioxide.

        These and other current or future climate change rules have required, and rules, court orders or other legally enforceable mechanisms may in the future require, additional controls on coal-fired power plants and industrial boilers and may even cause some users of coal to switch from coal to a lower carbon fuel. There can be no assurance at this time that a carbon dioxide cap and trade program, a carbon tax or other regulatory regime, if implemented by the states in which our customers operate or at the federal level, or future court orders or other legally enforceable mechanisms, will not affect the future market for coal in those regions. The permitting of new coal-fired power plants has also recently been contested by some state regulators and environmental organizations based on concerns relating to greenhouse gas emissions. Increased efforts to control greenhouse gas emissions could result in reduced demand for coal. If mandatory restrictions on carbon dioxide emissions are imposed, the ability to capture and store large volumes of carbon dioxide emissions from coal-fired power plants may be a key mitigation technology to achieve emissions reductions while meeting projected energy demands. A number of recent legislative and regulatory initiatives to encourage the development and use of carbon capture and storage technology have been proposed or enacted. For example, the U.S. Department of Energy announced in May 2009 that it would provide $2.4 billion of federal stimulus funds under the ARRA to expand and accelerate the commercial deployment of large-scaled carbon capture and storage technology. However, there can be no assurances that cost-effective carbon capture and storage technology will become commercially feasible in the near future.

        Even in the absence of comprehensive federal or state legislation on greenhouse gas emissions, climate change has increasingly become an issue that must be addressed in connection with the preparation of environmental impact statements, or EISs, necessary to obtain additional federal coal leases. We have recently received extensive comments from several environmental groups pertaining to the extent of climate change discussion that should be included within the EIS document for the federal coal lease application pending for one of our mines. We worked in cooperation with the BLM's consultant to adequately address these concerns for the final EIS document which was published in December 2008, and we continue to work with the BLM to make sure subsequent comments which were received upon publication of the final EIS are addressed in the pending record of decision. Although we do not expect that these comments or the process or timeframe necessary to resolve any remaining issues will prevent us from obtaining approval for federal coal leases, it is possible that we may be unable to obtain the leases on a timely basis, which could have an adverse impact on our business.

Clean Water Act

        The federal Clean Water Act, or CWA, and corresponding state and local laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the U.S. The CWA provisions and associated state and federal regulations are complex and subject to amendments, legal challenges and changes in implementation. Legislation that seeks to clarify the scope of Clean Water Act jurisdiction is under consideration by Congress. Recent court decisions, regulatory actions and proposed legislation have created uncertainty over CWA jurisdiction and permitting requirements that could either increase or decrease the cost and time we expend on CWA compliance.

        CWA requirements that may directly or indirectly affect our operations include the following:

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  Wastewater Discharge.  Section 402 of the CWA creates a process for establishing effluent limitations for discharges to streams that are protective of water quality standards through the National Pollutant Discharge Elimination System, or NPDES, and corresponding programs implemented by state regulatory agencies. Regular monitoring, reporting and compliance with performance standards are preconditions for the issuance and renewal of NPDES permits that govern discharges into waters of the U.S. Discharges that exceed the limits specified under NPDES permits can lead to the imposition of penalties, and persistent non-compliance could lead to significant penalties, compliance costs and delays in coal production. Furthermore, the imposition of future restrictions on the discharge of certain pollutants into waters of the U.S. could increase the difficulty of obtaining and complying with NPDES permits, which could impose additional time and cost burdens on our operations.

  Discharges of pollutants into waters that states have designated as impaired (i.e., as not meeting present water quality standards) are subject to Total Maximum Daily Load, or TMDL, regulations. The TMDL regulations establish a process for calculating the maximum amount of a pollutant that a water body can receive while maintaining state water quality standards. Pollutant loads are allocated among the various sources that discharge pollutants into that water body. Mine operations that discharge into water bodies designated as impaired will be required to meet new TMDL allocations. The adoption of more stringent TMDL-related allocations for our coal mines could require more costly water treatment and could adversely affect our coal production.

  The CWA also requires states to develop anti-degradation policies to ensure that non-impaired water bodies continue to meet water quality standards. The issuance and renewal of permits for the discharge of pollutants to waters that have been designated as "high quality" are subject to anti-degradation review that may increase the cost, time and difficulty associated with obtaining and complying with NPDES permits.

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  Dredge and Fill Permits.  Many mining activities, including the development of settling ponds and other impoundments, may result in impacts to waters of the U.S., including wetlands, streams and certain man-made conveyances with hydrologic connections to such streams or wetlands. Under the CWA, coal companies are required to obtain a Section 404 permit from the Army Corps of Engineers, or the Corps, prior to conducting such mining activities. In Coeur

    Alaska Inc. v. Southeast Alaska Conservation Council, the U.S. Supreme Court recently held that the Section 402 and Section 404 permitting programs are mutually exclusive, such that if fill material is discharged into waters of the U.S. under a Section 404 permit, a Section 402 permit for the same discharge is not required. The Corps is authorized to issue general "nationwide" permits for specific categories of activities that are similar in nature and that are determined to have minimal adverse effects on the environment. Permits issued pursuant to Nationwide Permit 21, or NWP 21, generally authorize the disposal of dredged or fill material from surface coal mining activities into waters of the U.S., subject to certain restrictions. Since March 2007, permits under NWP 21 were reissued for a five-year period with new provisions intended to strengthen environmental protections. There must be appropriate mitigation in accordance with nationwide general permit conditions rather than less restrictive state-required mitigation requirements, and permit-holders must receive explicit authorization from the Corps before proceeding with proposed mining activities. We currently utilize NWP 21 authorizations for our operations in Wyoming and Montana.

    The Corps, the EPA and the Department of the Interior recently announced an interagency action plan designed to reduce the harmful environmental consequences of mountaintop mining in the Appalachian region. As part of this interagency action plan, in July 2009 the Corps proposed to suspend and modify NWP 21 in six Appalachian region states to prohibit its use to authorize discharges of fill material into waters of the U.S. for mountaintop mining. In addition non-governmental organizations have filed lawsuits challenging the Corps' use of NWP 21 to authorize mountaintop mining, although a recent Kentucky state court decision stayed at least one such challenge due to the proposed suspension of NWP 21 described above. We do not practice mountaintop mining; we have no operations in the jurisdictions where these lawsuits were filed; and we have no operations in the states that may be affected by the proposed suspension and modification of NWP 21. However, decisions that restrict the issuance of permits pursuant to NWP 21, similar lawsuits that may be filed in jurisdictions where we operate, or suspensions or modifications of NWP 21 in the states where we operate could restrict our ability to utilize NWP 21 authorizations in the future. Additionally, while it is unknown precisely what other future changes will be implemented as a result of the interagency action plan, any future changes could further restrict our ability to obtain other new permits or to maintain existing permits.

    The geographic extent of the Corps' regulatory jurisdiction over waters of the U.S. is likewise subject to legal uncertainty that may affect NWP 21 permitting as applied to our operations. On June 5, 2007, in response to the U.S. Supreme Court's divided decision in Rapanos v. United States, the Corps and EPA issued joint regulatory guidance interpreting the extent of jurisdiction under Section 404 of the CWA. Specifically, the guidance differentiates between waters where the agencies will categorically assert jurisdiction, and waters where the agencies will assert jurisdiction on a case-by-case basis after a fact-specific "significant nexus analysis." Waters that are subject to the significant nexus analysis include non-navigable tributaries that do not have relatively permanent flow. We have applied for revised jurisdictional wetland determinations under the 2007 regulatory guidance for certain of our mines in Wyoming and Montana. The Corps' decisions on our applications are currently pending. Until this matter is resolved, our affected mines continue to operate under their old NWP 21 permits. We believe that the pending jurisdictional wetland determinations are likely to reduce the waters that are currently subject to NWP 21 permitting requirements, with concomitant decreases in the cost and time burdens associated with NWP 21 permit compliance.

Resource Conservation and Recovery Act

        The EPA determined that coal combustion wastes do not warrant regulation as hazardous wastes under the Resource Conservation and Recovery Act, or RCRA, in May 2000. Most state hazardous waste laws also regulate coal combustion wastes as non-hazardous wastes. The EPA also concluded that beneficial uses of coal combustion wastes, other than for mine-filling, pose no significant risk and no additional national regulations of such beneficial uses are needed. However, the EPA determined that national non-hazardous waste regulations under RCRA are warranted for certain wastes generated from coal combustion, such as coal ash, when the wastes are disposed of in surface impoundments or landfills or used as mine-fill. In the wake of a large fly ash spill in December 2008, there have been several legislative proposals that would require the EPA to further regulate the storage of coal combustion waste. In response, the EPA has stated that proposed regulations for management of coal combustion wastes by electric utilities will be issued by January 2010. Any significant changes in the management of coal combustion waste could increase our customers' operating costs and potentially reduce their ability to purchase coal. In addition, the EPA announced in 2009 that it will consider whether to reclassify byproducts of coal combustion as hazardous waste. As long as coal combustion wastes are exempt from regulation as hazardous wastes, it is not anticipated that regulation of coal combustion waste will have any material effect on the amount of coal used by electricity generators. However, if coal combustion wastes were re-classified as hazardous waste, regulations may impose restrictions on ash disposal, provide specifications for storage facilities, require groundwater testing and impose restrictions on storage locations, which could increase our customers' operating costs and potentially reduce their ability to purchase coal. In addition, contamination caused by the past disposal of coal combustion waste, including coal ash, can lead to material liability to our customers under RCRA or other federal or state laws and potentially reduce the demand for coal.

Comprehensive Environmental Response, Compensation and Liability Act

        The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances. Under CERCLA and similar state laws, joint and several liability may be imposed on waste generators, site owners, lessees and others regardless of fault or the legality of the original disposal activity. Although the EPA excludes most wastes generated by coal mining and processing operations from the hazardous waste laws, such wastes can, in certain circumstances, constitute hazardous substances for the purposes of CERCLA. In addition, the disposal, release or spilling of some products used by coal companies in operations, such as chemicals, could trigger the liability provisions of CERCLA or similar state laws. Thus, we may be subject to liability under CERCLA and similar state laws for coal mines that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent waste materials. We may be liable under CERCLA or similar state laws for the cleanup of hazardous substance contamination and natural resource damages at sites where we own surface rights.

Endangered Species Act

        The federal Endangered Species Act, or ESA, and counterpart state legislation protect species threatened with possible extinction. The U.S. Fish and Wildlife Service, or USFWS, works closely with the OSM and state regulatory agencies to ensure that species subject to the ESA are protected from mining-related impacts. A number of species indigenous to the areas in which we operate are protected under the ESA, and compliance with ESA requirements could have the effect of prohibiting or delaying us from obtaining mining permits. These requirements may also include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats. For example, our Spring Creek mine recently applied for lease modification under the BLM leasing regulations, and the area we were proposing to include was declared critical sage grouse habitat by the Montana Fish, Wildlife and Parks department. This requires a certain degree of mitigation of the impacts on the habitat in order for us to obtain approval of this lease modification. Should more stringent protective measures be applied, or if the USFWS lists the sage grouse as threatened or endangered, this could result in increased operating costs, heightened difficulty in obtaining future mining permits, or the need to implement additional mitigation measures.

Use of Explosives

        Our surface mining operations are subject to numerous regulations relating to blasting activities. Pursuant to these regulations, we incur costs to design and implement blast schedules and to conduct pre-blast surveys and blast monitoring. In addition, the storage of explosives is subject to regulatory requirements. For example, pursuant to a rule issued by the Department of Homeland Security in 2007, facilities in possession of chemicals of interest (including ammonium nitrate at certain threshold levels) are required to complete a screening review in order to help determine whether there is a high level of security risk, such that a security vulnerability assessment and a site security plan will be required. It is possible that our use of explosives in connection with blasting operations may subject us to the Department of Homeland Security's new chemical facility security regulatory program.

Other Environmental Laws

        We are required to comply with numerous other federal, state and local environmental laws and regulations in addition to those previously discussed. These additional laws include, for example, the Safe Drinking Water Act, the Toxic Substance Control Act and the Emergency Planning and Community Right-to-Know Act.

MANAGEMENT

Executive Officers, Directors and Director Nominees

        Set forth below is information concerning our named executive officers and directors as of October 30, 2009. Following the offering, we expect to appoint three additional directors. Following the completion of this offering, none of our executive officers will have positions with Rio Tinto.

Name	Age	Position(s)
Colin Marshall	45	President, Chief Executive Officer and Director
Michael Barrett	40	Chief Financial Officer and Chief Accounting Officer
James Orchard	49	Vice President of Marketing & Government Affairs
Gary Rivenes	40	Chief Operating Officer
A. Nick Taylor	58	Vice President of Technical Services
Keith Bailey	67	Chairman
Preston Chiaro	55	Director
William T. Fox III	63	Director
Chris Tong	53	Director

        Colin Marshall has served as our President, Chief Executive Officer and a director since July 2008 and has served as the President and Chief Executive Officer of RTEA since June 2006. From March 2004 to May 2006, Mr. Marshall served as General Manager of Rio Tinto's Pilbara Iron's west Pilbara iron ore operations in Tom Price, West Australia, as General Manager of RTEA's Cordero Rojo mine in Wyoming from June 2001 to March 2004 and as Operations Manager of RTEA's Cordero Rojo mine from August 2000 to June 2001. Mr. Marshall worked for Rio Tinto plc in London as an analyst in the Business Evaluation Department from 1992 to 1996. From 1996 to 2000, he was Finance Director of Pacific Coal. Mr. Marshall received his bachelor's degree and his master's degree in mechanical engineering from Brunel University and his MBA from the London Business School.

        Michael Barrett has served as our Chief Financial Officer since September 2008 and has served as Chief Financial Officer of RTEA since April 2007 and as Acting Chief Financial Officer of RTEA from January 2007 to March 2007. From November 2004 to April 2007, Mr. Barrett served as Director, Finance & Commercial Analysis of RTEA, and as Principal Business Analyst of Rio Tinto Iron Ore's new business development group from December 2001 to November 2004. From May 1997 to May 2000, Mr. Barrett worked as a Senior Business Analyst for WMC Resources Ltd, a mining company, and was Chief Financial Officer and Finance Director of Medtech Ltd. and Auxcis Ltd., two technology companies listed on the Australian stock exchange, from May 2000 to December 2001. From August 1991 to May 1997, he held positions with PricewaterhouseCoopers in England and Australia. Mr. Barrett received his bachelor's degree with joint honors in economics and accounting from Southampton University and is a Chartered Accountant.

        James Orchard has served as our Vice President of Marketing & Government Affairs since October 2009 and has served as Vice President, Marketing and Sustainable Development for RTEA since March 2008. From January 2005 to March 2008 Mr. Orchard was director of customer service for RTEA. Prior to that he worked for Rio Tinto's Aluminum division in Australia and New Zealand for over 17 years, where he held a number of technical, operating, process improvement and marketing positions, including as manager of metal products from January 2001 to January 2005. Mr. Orchard graduated from the University of New South Wales with a BSc and a PhD in industrial chemistry.

        Gary Rivenes has served as our Chief Operating Officer since October 2009 and has served as Vice President, Operations, of RTEA since December 2008 and as Acting Vice President, Operations, of RTEA from January 2008 to November 2008. From September 2007 to December 2007, Mr. Rivenes

was General Manager for RTEA's Jacobs Ranch mine and RTEA's Antelope mine from October 2006 to September 2007 and served as Manager, Mine Operations for RTEA's Antelope mine from November 2003 to September 2006. Prior to that he worked for RTEA in a variety of operational and technical positions for RTEA's Antelope, Colowyo and Jacobs Ranch mines for 17 years. Mr. Rivenes holds a bachelor of science in mining engineering from Montana College of Mineral, Science & Technology.

        A. Nick Taylor has served as our Vice President of Technical Services since October 2009 and has served as RTEA's Vice President of Technical Services & Business Improvement Process since October 2005. Prior to that, Mr. Taylor worked for Rio Tinto Technical Services in Sydney providing advice to Rio Tinto mining operations worldwide from 1992 to 2005, at its Bougainville Copper operations in New Guinea from 1980 to 1981, and at its Rossing Uranium operations in Namibia from 1976 to 1980. Additionally, he worked for Nchanga Consolidated Copper Mines in Zambia from 1973 to 1976, and as a mining consultant in Australia between 1981 and 1992. Mr. Taylor graduated from the University of Wales with a bachelor of science degree in Mineral Exploitation.

        Keith Bailey has served as Chairman of our board of directors since September 2009. In 2002, Mr. Bailey retired from serving as the chairman of the board of directors of Williams Companies, Inc., a natural gas company, a position he held since 1994. Mr. Bailey also served as the president and chief executive officer of Williams Companies, Inc. from 1994 to 2001. Mr. Bailey is a member of the board of directors of Integrys Energy Group, Inc., a natural gas and electric utility company, APCO Oil & Gas International, Inc. and Markwest Energy Partners, L.P., a natural gas gathering and processing company. Mr. Bailey holds a bachelor of science in mechanical engineering from the Missouri School of Mines and Metallurgy.

        Preston Chiaro has served as a director since July 2008. Mr. Chiaro has served since November 2009 as the Group Executive, Technology & Innovation and since September 2003 as the Chief Executive Officer of Rio Tinto's Energy group, which includes Rio Tinto's coal operations in Australia, Rio Tinto Coal Australia and Coal & Allied, our predecessor, RTEA, and certain uranium interests in Energy Resources of Australia and the Rössing mine in Namibia. From 1999 to 2003, Mr. Chiaro served as the Chief Executive Officer and President of Rio Tinto Borax, a leading producer of borate deposits. Mr. Chiaro is a Director of the World Coal Institute and served as its Chairman from 2006 to 2008 and also serves as a member of the board of directors of Rössing Uranium Limited. Mr. Chiaro received his B.S. in Environmental Engineering and his Masters in Engineering in Environmental Engineering from Rensselaer Polytechnic Institute.

        William T. Fox III has served as a director since October 2009. From 1989 until his retirement in 2003, Mr. Fox served as Managing Director, Global Industry Head, Global Energy and Mining of Citigroup Inc., a global financial services company. Prior to that, Mr. Fox was Citigroup's Managing Director, North American Energy and Vice President, Petroleum Department. Mr. Fox serves on the board of directors, on the executive committee and as chairman of the audit committee of Rowan Companies, Inc., a provider of international and domestic contract drilling services. Mr. Fox holds a bachelor of arts degree in economics from Trinity College.

        Chris Tong has served as a director since October 2009. Mr. Tong served as Senior Vice President and Chief Financial Officer for Noble Energy, Inc., a company engaged in worldwide oil and gas exploration and production, from January 2005 to August 2009. From August 1997 to December 2004 he served as Senior Vice President and Chief Financial Officer for Magnum Hunter Resources, Inc., an oil and gas exploration and production company. Since 2006, Mr. Tong has served on the board of directors of Targa Resources, Inc., a provider of integrated midstream natural gas services, and he currently serves as chairman of its audit committee. Mr. Tong holds a bachelor of arts degree in economics from the University of Southwestern Louisiana.

Composition of the Board of Directors

        Our board of directors currently consists of five members, three of which are independent under NYSE listing standards. We intend to elect additional independent directors following the completion of this offering.

        Each director will hold office until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. In accordance with our amended and restated certificate of incorporation, upon completion of this offering we will divide the terms of office of the directors into three classes:

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  Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2010;

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  Class II, whose term will expire at the annual meeting of stockholders to be held in 2011; and

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  Class III, whose term will expire at the annual meeting of stockholders to be held in 2012.

Class I directors will consist of Mr. Bailey, Class II directors will consist of Mr. Chiaro and Mr. Fox and Class III directors will consist of Mr. Marshall and Mr. Tong. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms then expire will serve from the time of their election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.

        The division of our board of directors into three classes with staggered three-year terms may have the effect of delaying or preventing a change of our management or a change in control.

Committees of the Board of Directors

        Our board of directors will establish an audit committee, a compensation committee and a nominating/corporate governance committee. The members of each committee will be appointed by the board of directors and serve until their successor is elected and qualified, unless they are earlier removed or resign.

Audit Committee

        Prior to the completion of this offering, our board of directors will establish an audit committee to assist the board of directors in the oversight of the financial reporting process. The members of our audit committee will initially include Messrs. Chiaro, Fox and Tong. Mr. Tong will chair the committee. We expect that our board of directors will determine that Mr. Fox and Mr. Tong are "independent" under New York Stock Exchange and SEC rules and that Mr. Fox and Mr. Tong are "audit committee financial experts" as defined under the SEC rules. We intend to comply with the applicable listing standards of the NYSE related to audit committees and the requirements for an "audit committee financial expert," as required under applicable rules of the SEC. In accordance with these listing standards, each member of our audit committee will be independent within one year from the date of this prospectus.

        The audit committee will assist our board of directors in fulfilling its responsibility to shareholders, the investment community and governmental agencies that regulate our activities in its oversight of:

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  the integrity of our consolidated financial statements;

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  our compliance with legal and regulatory requirements;

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  the independent registered public accountants qualifications and independence and performance; and

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  the performance of our internal audit function.

        The audit committee may study or investigate any matter of interest or concern that the committee determines is appropriate and may retain outside legal, accounting or other advisors for this purpose.

Compensation Committee

        Prior to the completion of this offering, our board of directors will establish a compensation committee to assist the board of directors in the oversight of our compensation and benefits programs for our officers and employees. We intend to comply with the applicable listing standards of the NYSE related to compensation committees. The members of our compensation committee will initially include Mr. Bailey and Mr. Fox. Mr. Fox will chair the committee. We expect that our board of directors will determine that Mr. Bailey and Mr. Fox are "independent" under New York Stock Exchange rules.

        If necessary, our compensation committee will establish a subcommittee for purposes of complying with the requirements of Section 162(m) of the Code and Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Since 2008, Rio Tinto has retained Mercer (US) Inc., or Mercer, to provide information, analyses, and advice regarding compensation for our named executive officers and non-employee directors. For a detailed description of the role of the committee and the committee's use of independent advice in establishing our compensation programs, see "—Compensation Discussion and Analysis—Administration and Process" below.

Nominating/Corporate Governance Committee

        Prior to the completion of this offering, our board of directors will establish a nominating/corporate governance committee to assist the board of directors in identifying qualified director nominees and establishing and implementing our corporate governance guidelines. We intend to comply with the applicable listing standards of the NYSE related to nominating/governance committees. The members of our nominating/corporate governance committee will initially include Mr. Bailey and Mr. Tong. Mr. Bailey will chair the committee. We expect that our board of directors will determine that Mr. Bailey and Mr. Tong are "independent" under New York Stock Exchange rules.

Compensation of Directors

2008 Director Compensation

        The table below sets forth information regarding amounts earned by our directors during 2008.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Preston Chiaro(1)	—	—	—
Wayne Murdy(2)	$90,000	$602	$90,602

    (1)
    Mr. Chiaro joined our board on July 31, 2008 and did not receive any compensation for his service to us.

    (2)
    Mr. Murdy served as the chairman of our board from October 3, 2008 until April 30, 2009, at which time he resigned from our board. Mr. Murdy received $30,000 in board compensation in 2009.

Director Compensation

        In developing the compensation package for our non-employee board members, we took into account the role we expect each director will have on our board, as well as our desire to align directors' and shareholders' interests, which is consistent with our overall compensation philosophy.

Pre-Offering

        Our Chairman Mr. Bailey joined the board on September 10, 2009 and until completion of the initial public offering will receive a monthly retainer of $10,000 plus reasonable out-of-pocket expenses, including travel. In addition, Mr. Tong and Mr. Fox joined the board on October 1, 2009 and until completion of the initial public offering will receive a monthly retainer of $7,000 plus reasonable out-of-pocket expenses, including travel.

Post-Offering

        Following the completion of this offering, the non-executive chairperson of our board of directors will be paid an annual cash fee of $100,000. Our directors will be paid an annual cash fee of $65,000, except for our employee directors and Mr. Chiaro. Additionally, we will pay an annual fee to each of our committee chairpersons, $15,000 in the case of the Audit Committee chairman and $7,500 for each other chairperson and, for committee members, $7,500, in the case of an Audit Committee member, and $3,750 for each other committee member. Each of our directors other than our employee directors and Mr. Chiaro will receive an annual grant of restricted stock which will be valued at $60,000 and will be subject to a three-year vesting period so long as the director remains on our board. These awards will vest pro rata in the event of a director's death or disability, in the event of a non-reelection, in the event of resignation with the prior consent of the nominating and corporate governance committee or under certain specified circumstances, or if he or she is otherwise removed for reasons that do not constitute "cause". The award will also vest on a pro-rata basis at the compensation committee's discretion in the event of a resignation without the prior consent of the nominating and corporate governance committee or other cessation of service. In addition to the annual grants, our directors other than our employee directors and Mr. Chiaro will receive an initial award of restricted stock valued at $60,000 (based upon the initial public offering price) following the completion of this offering. Our chairperson will receive an initial award of restricted stock valued at $100,000 (based upon the initial public offering price) following the completion of this offering. These additional restricted stock grants will be subject to the same terms as the annual restricted stock grants described above. We will reimburse all directors for reasonable and customary out-of-pocket business expenses incurred in connection with their services as a director upon submission of appropriate receipts.

        Finally, our directors will be subject to stock ownership guidelines mandating they each hold an amount of equity equal to three times their respective annual cash fee within five years of joining the board.

Compensation Discussion and Analysis

Introduction

        Prior to the completion of this offering, our employees, including our executives, were compensated by various entities within Rio Tinto. Accordingly, such entities determined the compensation of our employees within the parameters set by Rio Tinto. To ease our transition to a stand-alone public company, and to the extent it supports our compensation philosophy, we intend to retain those aspects of Rio Tinto's compensation program design that we determine appropriate for us as an independently-traded U.S.-based public entity. Pay levels and certain pay practices will be determined relative to our U.S. peers, taking into account the local labor markets we operate in, as described below. Following the completion of this offering, the compensation committee of our board of directors will be responsible for overseeing the compensation of our Chief Executive Officer and other executive officers and for overseeing our general compensation philosophy as a public company. In preparation for our initial public offering, we will implement a new compensation framework and, together with RTEA, we will also take the appropriate transition steps to position us for continued profitability and growth as a stand-alone public company.

        We expect that we will continue to develop our compensation programs during fiscal years 2009 and 2010 for our executives and other employees to refine the alignment of our compensation programs with our business strategy and shareholder interests.

Objectives of the New Compensation Framework

        We believe that highly talented, dedicated and results-oriented executives and other employees are critical to our profitability and long-term success. Accordingly, in designing the framework of our new compensation program, we focused on the following as our primary objectives:

  •
  Attracting and retaining highly-talented, dedicated, results-oriented and entrepreneurial executives and other employees with competitive compensation packages;

  •
  Aligning the long-term economic interests of our key employees with those of our shareholders;

  •
  Making compensation sensitive to both individual and company performance, and for our senior executives, placing an emphasis on performance-based pay;

  •
  Promoting transparency through the use of straightforward compensation components; and

  •
  Targeting total compensation to be competitive with our peer group and to provide for the possibility of top quartile compensation for top quartile performance evaluated relative to our peers, where applicable, while taking into account other key factors such as tenure and successful long-term performance.

        We intend to use equity-based compensation to align management's interests with our shareholders, as well as motivate and retain our key employees.

  Administration and Process

        As a stand-alone public company, our executive compensation program will be administered by the compensation committee. In this capacity, the compensation committee will use its judgment and seek advice, as appropriate, from objective external compensation consultants in establishing base salary and target award and performance levels for incentive plan purposes based on a number of factors. These factors include compensation received by similar executive officers at peer group companies, the conditions of the markets in which we operate, and the relative performance of peer group companies. Mercer, a human resources consulting firm, has provided the following services to assist us as we continue to develop our compensation program:

  •
  Develop an industry peer group on the basis of size and nature of operations for competitive compensation comparison purposes of base salaries, annual incentives and long-term compensation;

  •
  Provide advice on the design of our annual and long-term incentive plans based on market and best practice;

  •
  Advise on share usage and share reserve for employee equity programs;

  •
  Advise on market practice regarding our share ownership guidelines;

  •
  Develop recommended non-employee director compensation levels and practices; and

  •
  Assist with the preparation of the Compensation Discussion and Analysis for this prospectus.

        Decisions with respect to determining the amount or form of executive and director compensation were made by Rio Tinto and took into account the information and advice provided by Mercer and in the context of factors and considerations specific to Cloud Peak. Future decisions with respect to determining the amount or form of executive and director compensation will be made by the compensation committee alone and the compensation committee may also take into account factors and considerations other than the information provided by Mercer such as tenure and successful long-term performance.

  Peer Group

        As more fully described herein, we expect that, among the factors considered by the compensation committee will be the relative performance and the compensation of executives in other public companies in the coal industry of comparable size, revenues and asset holdings. For purposes of determining compensation levels following our initial public offering, the following companies will comprise the initial peer group:

  •
  Alliance Resource Partners, L.P.;

  •
  Alpha Natural Resources, Inc.;

  •
  Arch Coal, Inc.;

  •
  CONSOL Energy Inc.;

  •
  Foundation Coal Holdings, Inc.;

  •
  International Coal Group, Inc.;

  •
  James River Coal Company;

  •
  Massey Energy Company;

  •
  Patriot Coal Corporation;

  •
  Peabody Energy Corporation; and

  •
  Westmoreland Coal Company.

        The composition of the peer group will be reviewed annually by the compensation committee, and will be modified as circumstances warrant, to maintain a relevant peer group.

        The compensation committee may also use data of companies in comparable industries such as energy, oil and gas, and mining from the following surveys:

  •
  Mercer's Americas Executive Remuneration Database;

  •
  Mercer's Energy Compensation Survey;

  •
  Watson Wyatt's Report on Top Management Compensation;

  •
  Towers Perrin's Executive Compensation Database; and

  •
  Hay Group's Global Mining Compensation Review.

Components of Our New Executive Compensation Program

        Our new executive compensation program will be comprised of:

  •
  base salary;

  •
  annual incentives;

  •
  long-term incentives; and

  •
  retirement and health and welfare benefits.

        We intend to minimize the use of perquisites, but will implement appropriate policies regarding perquisites in the year following our initial public offering. In addition, we will enter into employment agreements (concurrently with this offering) with some of our executive officers that are intended to promote the continued availability of their services following our initial public offering. These employment agreements are described below under "—Employment Agreements."

Base Salary

        We will provide our named executive officers with a level of base salary in the form of cash compensation which we intend to be appropriate in light of their roles and responsibilities within our organization. The base salary amounts are targeted to be near the median when compared to the salaries of similar positions at the companies in our peer group and are also a result of a review of the named executive officers' previous base salaries as well as negotiations with Mr. Marshall. At the completion of this offering, annual base salary for Mr. Marshall will be $650,000. The annual base salaries are $375,000 for Mr. Barrett and Mr. Rivenes and $300,000 for Mr. Taylor and Mr. Orchard, respectively. Our compensation committee will review and approve subsequent adjustments.

        At the completion of this offering, our named executive officers' base salary as a percentage of our compensation peer group median will be as follows:

Name	Base Salary vs. Peer Group Median
Colin Marshall	88%
Average of all other Named Executive Officers	98%

Short-Term Incentives

        We expect to adopt a Short-Term Incentive Plan, or STIP, to provide rewards for achieving annual operating and financial performance objectives. We expect the STIP will have a one-year performance period and awards under the plan will be paid based on actual performance against pre-established performance targets that are approved in advance by our compensation committee.

        We expect to determine annual incentive compensation under the STIP after the completion of each fiscal year and we intend for it to be based on mine site operational performance and company-wide operational and financial performance.

Long-Term Equity-Based Awards

        We believe that long-term performance is enhanced through an "ownership culture." Accordingly, we expect that a significant part of our executive compensation program will consist of equity-based compensation.

        We expect to establish a Long-Term Incentive Plan, or LTIP, that will provide for the grant of share-based compensation including share based awards and options. We will make awards under the LTIP as part of the annual LTIP granting process to eligible participants or on an ad hoc basis outside this process under exceptional circumstances. As determined by the compensation committee, stock options will have a fixed term (subject to a 10 year maximum) after which they will not be exercisable and will vest on the basis of time or performance at the end of the vesting period. In the case of performance contingent awards, the performance conditions will be established by the compensation committee prior to or at the commencement of the performance period. Awards can vest at an enhanced percentage of the target award in the case of performance above targeted levels. Likewise, no award will be earned if performance falls below a "threshold" level. Accelerated vesting upon a change in control would only take place at the discretion of the compensation committee and only when the situation merited it.

        Other than with respect to awards granted in connection with our initial public offering, no awards will be granted under this plan prior to the pricing of our initial public offering. The amounts of awards under the LTIP to be made to our executives in connection with our initial public offering and the terms of the awards are described below under "—Transition Policies—Cloud Peak LTIP Awards at the IPO."

Section 162(m) of the Internal Revenue Code

        The provisions of Section 162(m) of the Internal Revenue Code generally disallow a tax deduction to a publicly-traded company that pays compensation in excess of $1,000,000 to any of its named executive officers in any fiscal year, unless the compensation plan and awards meet certain requirements. Certain exceptions apply in the case of plans adopted by a private company before becoming publicly traded. We expect that the LTIP and STIP will each be designed to provide for the granting of certain awards that qualify as performance based compensation under Section 162(m), for which the deductibility limits under Section 162(m) do not apply during the applicable transition period.

        In general, the transition period ends upon the earliest of:

  •
  a material modification of the plan;

  •
  the issuance of all available stock under the plan; or

  •
  the first stockholder meeting at which directors are to be elected that occurs after the third calendar year after the completion of this offering.

        After the transition period ends, continued eligibility for the awards to qualify under Section 162(m) will be subject to approval by our company's shareholders.

Benefits

        We expect to offer a competitive level of benefits to our named executive officers, as well as our other senior management, as part of our total executive compensation package. These benefits are intended to help recruit and retain senior executives and will be administered by CPE LLC. We will review our benefit programs on a periodic basis by comparing against the relevant peer group companies, reviewing published survey information, and obtaining advice from various independent benefit consultants.

        We expect to make the following programs generally available to all of our employees, including our named executive officers:

  •
  medical, dental, vision, life insurance and disability coverage;

  •
  tax-qualified 401(k) savings plan;

  •
  paid time off holidays; and

  •
  retiree medical benefits.

Employment Agreements

        New Employment Agreements.    The following paragraphs describe the terms of our new employment agreements with each of Mr. Marshall and the other named executive officers. Prior to the closing of our initial public offering we intend to enter into employment agreements with our other named executive officers. Pursuant to the terms of these agreements and the Management Services Agreement, we will be the employer and CPE LLC will be liable for any payments to such employees.

        The new employment agreements are based on a similar form and provide assurances as to position, responsibility, location of employment and certain compensation terms, which, if breached, would constitute "good reason" to terminate employment with us. Each agreement is structured to have a term of three years that, commencing at the end of such three year period and each year thereafter, will extend automatically for one year unless advance written notice by either party is provided. In addition, the agreements provide for:

  •
  Base salaries in the amounts we have described above.

  •
  Annual bonuses pursuant to our 162(m) qualified STIP. The target bonus for Mr. Marshall will be 100% of base salary with a maximum bonus opportunity of 200% of base salary. For Mr. Barrett and Mr. Rivenes the target will be 75% of base salary with a maximum bonus opportunity of 150% of base salary and for Mr. Orchard and Mr. Taylor the target will be 60% of base salary with a maximum bonus opportunity of 120% of base salary.

  •
  Grants of stock options and restricted stock upon the completion of this offering. These grants and grants to our other employees are described below under "—Transition Policies." In addition to these one-time grants, the employment agreement for Mr. Marshall provides he will be eligible to receive a grant of performance share units in the 2011 calendar year with a target award value of no less than 150% of base salary and an annual grant of stock options and performance share units with a target value of no less than 300% of base salary for 2012 and calendar years thereafter. The employment agreements of the other named executive officers provide they shall be eligible to receive a grant of performance share units in the 2011 calendar year with a target value of no less than 75% of base salary for Mr. Barrett and Mr. Rivenes and 50% for Mr. Orchard and Mr. Taylor and an annual grant of stock options and performance share units with a target value of no less than 150% of base salary for Mr. Barrett and Mr. Rivenes and 100% for Mr. Orchard and Mr. Taylor for 2012 and calendar years thereafter. The terms of these annual grants will be determined by the compensation committee in its full discretion.

  •
  Participation in all of our employee benefit plans on the same basis as our other senior management.

  •
  Termination benefits, including, in specified circumstances, severance payments. Termination benefits and the associated restrictive covenants for each named executive officer are described below under "—Potential Payments on Termination and Change in Control."

Transition Policies

        We will also take transition steps to position us for profitability and growth as a stand-alone public company. These steps include providing offering-related equity awards and addressing outstanding Rio Tinto equity awards.

Cloud Peak LTIP Awards at the IPO

        At the time of our initial public offering, under the terms of the Rio Tinto share plans, employees in divested entities are treated as "good leavers." Outstanding Rio Tinto equity awards will not be converted into our shares and therefore our senior executives will not have an initial equity position in Cloud Peak. Given this, we will be granting LTIP awards in the year of our initial public offering of a reasonable multiple of each executive's base salary ("IPO Awards"). The purpose of these awards is to establish a significant ownership stake by the executives which is intended to increase alignment between our executives and shareholders. Further, for retention reasons, it is intended that the awards granted in the year of our initial public offering will vest solely on the basis of time.

        Terms.    We will be granting IPO Awards in two forms to our named executive officers. Half of the IPO Awards will be in the form of restricted stock that vests in full on the third anniversary of the pricing of the initial public offering, subject to the employee's continued employment with us. The remainder of the IPO Awards will be in the form of stock options. These options will have an exercise price equal to the initial public offering price and will ultimately be valuable to our executives only if our share price appreciates after the initial public offering. These options and shares of restricted stock will vest on the third anniversary of the pricing of our initial public offering, subject to the employee's continued employment with us. Upon a termination of employment by us with cause or by the executive without good reason unvested outstanding stock options shall be forfeited and all shares of restricted stock for which the restrictions have not lapsed shall be forfeited. Outstanding options which are vested will expire if not exercised within thirty days (extended to account for any blackout periods) of termination by us for cause or by the executive without good reason. For all other terminations, the options and shares of restricted stock will vest in a pro rata portion based on the number of days worked over the three year vesting period and, with respect to stock options, the executive shall have up to 90 days to exercise vested options. In the event of a termination of employment by us without cause or by the executive for good reason within two years following a change in control, all stock options shall vest and the restrictions on all shares of restricted stock shall lapse. Other terms applicable to restricted stock and stock options granted under our LTIP are described below under "—Future Cloud Peak Arrangements—2009 Long Term Incentive Plan." IPO Awards granted to employees outside of the United States are subject to any applicable requirements of local law.

        Amounts.    IPO Awards will be issued to our named executive officers in respect of a total of approximately                  common shares, with                   in the form of restricted stock and                  in the form of share options. Grants of restricted shares to the other members of our senior management will total                    shares. In determining the aggregate amounts and material terms and conditions of the IPO Awards, we engaged the services of Mercer, who advised as to these items. In determining the award amounts, Mercer considered several factors, including what levels would be necessary to jumpstart executive ownership, enhance retention in a time of uncertainty and signal leadership stability in the market. The amounts provided are intended to be equal to three times a regular annual grant, with the expectation that no annual grant will be made in our first year as a public company and only half the regular annual grant will be made in our second year as a public company. Full annual grants will begin in our third year as a public company.

        The estimated number of restricted shares to be granted is            ,             ,            ,             and            for Messrs. Marshall, Barrett, Rivenes, Taylor and Orchard, respectively, and the number of shares to be granted subject to options is            ,            ,             ,            and            for Messrs. Marshall, Barrett, Rivenes, Taylor and Orchard, respectively. The estimates are based upon the midpoint of the range set forth on the cover page of this prospectus.

        Shortly after our initial public offering, we intend to grant to each of our employees below the senior executive level a founder's grant of a certain specified number of shares of our restricted stock. The objective of the founder's grant is to enable each employee to participate in the success of the Company by sharing in the value they help create. The founder's grant also helps align the broader employee group with the interests of the shareholders through the creation of an ownership interest and a minimum holding period. These restricted shares vest in full on the third anniversary of their date of grant, subject to continued employment with us through that date. We expect to grant an aggregate of up to approximately            shares of restricted stock pursuant to these founder's grants.

  Treatment of Outstanding Rio Tinto Awards

        Certain of our employees, including each of our named executive officers, hold existing awards under the Rio Tinto share-based incentive plans. As a result of the completion of this offering, our employees will be deemed to have terminated employment with Rio Tinto as "good leavers" for purposes of the applicable plan rules. Treatment of outstanding Rio Tinto awards for our employees, including our named executive officers, is expected to be in accordance with the normal terms of the applicable Rio Tinto plans and award agreements. We will not assume or convert any Rio Tinto awards into awards in respect of our common shares. The treatment of these awards is discussed in more detail in the following paragraphs. For grants made prior to 2004, all vested options expire if not exercised within five years after the completion of this offering and all options granted in 2004 and later expire if not exercised within one year of termination or the date of vesting, whichever is later.

        Short-Term Incentive Plan.    Rio Tinto America provides annual cash incentive awards under its Short Term Incentive Plan ("Rio STIP"). The awards for fiscal year 2009 will become payable by Rio Tinto America and us based on the satisfaction of the performance goals set for the 2009 fiscal year as though the participant is still employed by Rio Tinto America at the end of the performance period. The amount of such award payable by us shall be the total amount of the award multiplied by a fraction, the numerator of which is the number of days in such year that have elapsed through the date of the completion of this offering and the denominator of which is 365. Rio Tinto America will pay the remainder of the bonus.

        Rio Tinto Share Option Plan.    Rio Tinto provides part of its long term compensation through performance vested option grants under its Share Option Plan (the "SOP"). Upon the completion of this offering, the number of shares under each grant of share options that were held less than a year will be proportionately reduced based on the amount of time worked for RTEA during the first 12 months since the grant date and will remain outstanding and will continue to vest upon the normal vesting date subject to performance as measured against Rio Tinto performance conditions. After the completion of this offering, all other share options will remain outstanding and continue to vest upon the normal vesting date subject to performance as measured against Rio Tinto performance conditions. All vested options must be exercised within one year of the later of the date of the participant's separation from RTEA or the date of vesting.

        Mining Companies Comparative Plan.    Rio Tinto provides part of its long-term compensation through conditional share awards under its Mining Companies Comparative Plan ("MCCP") payable in shares or cash at the discretion of the employee upon achievement of performance objectives. Upon the completion of this offering, the number of shares under each grant of conditional share awards that are held less than a year will be reduced by a pro rata amount based on the amount of time worked during the performance period and will vest upon the normal vesting date subject to performance as measured against the performance conditions. After the completion of this offering, the remaining outstanding conditional share awards will vest in full upon the normal vesting date subject to performance as measured against the Rio Tinto performance conditions.

        Management Share Plan.    Rio Tinto provides part of its long term compensation through time-vesting conditional share awards under its Management Share Plan ("MSP"). Upon the completion of this offering, a pro rata amount of these conditional share awards will immediately vest based on the amount of time that has elapsed since the grant was made over the total vesting period.

        Share Savings Plan.    Rio Tinto provides part of its long term compensation by allowing its employees to invest in its common stock at a 15% discount under its Share Savings Plan ("SSP"). Pursuant to the plan, each pay period a salary deduction will be used to purchase company shares at the end of a two year period or, for the UK participants, five years and for Australian participants, three or five years, at the participant's option. Upon the completion of this offering, Rio Tinto common stock may be purchased based on the amount already saved or cash plus interest may be received and any future salary deductions will terminate.

Compensation Tables Showing Compensation for 2008 by Rio Tinto

        We were formed in July 2008 as a wholly owned subsidiary of Rio Tinto America for the purpose of facilitating our initial public offering, and in calendar year 2008 we paid no compensation to our executive officers for serving in such capacity. To provide you with a complete picture of the compensation of our named executive officers, the information in this prospectus includes the compensation paid to them by members of Rio Tinto in fiscal 2008.

        The following tables contain information about our Chief Executive Officer, our Chief Financial Officer and the three other most highly paid executive officers. This compensation differs from the compensation we expect to pay to them going forward as the executives' respective roles within Rio Tinto were defined differently and were deemed less significant than the roles they will hold with Cloud Peak Energy. Please see the Compensation Discussion and Analysis for additional detail regarding our expected compensation philosophy and practices for future fiscal years.

Summary Compensation Table for Year Ended December 31, 2008

        The following table sets forth information regarding compensation earned by our named executive officers during 2008:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)		Total ($)
Colin Marshall Chief Executive Officer	2008	359,553	197,297	93,021	(6)	55,078	282,329	—	(7)	133,296	(8)	1,120,574
Michael Barrett Chief Financial Officer	2008	188,537	91,875	51,130	(6)	9,472	110,612			115,434	(9)	567,060
Gary Rivenes Vice President of Operations	2008	220,000	82,013	29,010	(6)	4,560	99,936	22,865		17,626	(10)	476,010
A. Nick Taylor Vice President of Technical Services and Business Improvement Process	2008	190,999	94,500	38,773	(6)	7,846	108,080			217,995	(11)	658,193
James Orchard Vice President of Marketing and Governmental Affairs	2008	177,211	97,125	33,526		—	103,896	21,296		28,765	(12)	461,819

(1)
This column represents amounts earned and paid in 2008 under the Rio Tinto Retention Award Program (the "Retention Program") for continued employment since December 2007. In accordance with the terms of the Retention Program, the executives received a second payment in July 2009. No additional awards or payments are expected to be offered or made for further payments under the Retention Program.

(2)
The value of stock awards has been determined in accordance with the recognition and measurement requirements of FAS123(R) "Share-Based Payment". The fair value of awards granted under the Mining Companies Comparative Plan (the "MCCP") has been based on the market price of shares at the measurement date adjusted to reflect the number of awards expected to vest based on the current relative total stockholder return performance and for non-receipt of dividends between measurement date and date of vesting. The fair value of awards granted under the Management Share Plan (the "MSP") is measured at the purchase cost of the shares from the market. Further details of the methods and assumptions used for these awards are included in Note 13 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(3)
The value of option awards has been determined in accordance with the recognition and measurement requirements of FAS123(R) "Share-Based Payment". The fair value of awards granted under the Rio Tinto Share Option Plan (the "SOP") have been calculated at their respective dates of grant using an independent lattice based option valuation model provided by external actuarial consultants. Further details of the methods and assumptions used for these awards are included in Note 13 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(4)
This column represents the amount earned by each named executive officer under Rio Tinto's short-term incentive plan. The terms of this plan are described under "—Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2008." Additionally, Messrs. Marshall and Rivenes were paid a portion of their short-term incentive plan awards as shares of our common stock under the terms of the Rio Tinto 2008 Bonus Deferral Plan ("Bonus Deferral Plan"). The awards for Messrs. Marshall and Rivenes, as well as the terms of the Bonus Deferral Plan are described in more detail under "Grants of Plan-Based Awards for Year Ended December 31, 2008—Short Term Incentive Plan" below.

(5)
This column represents the total change in the present actuarial value of the accumulated benefit under Rio Tinto's defined benefit pension plans. Colin Marshall's accumulated benefits have been translated into U.S. dollars based on an exchange rate of $1.4445 / £1 at December 31, 2008 and $1.9982 / £1 at December 31, 2007.

(6)
Expenses reversed pursuant to FAS123(R) of $(303,664), $(1,865), $(8,262) and $(159,130) for cash-settled awards due to declines in stock price have been excluded for Messrs. Marshall, Barrett, Rivenes and Taylor, respectively, as no expense for these awards has been previously reported in this Summary Compensation Table.

(7)
Mr. Marshall's change in pension value from December 31, 2007 as compared to December 31, 2008 was $(404,391).

(8)
Amounts represent the following compensation items: (i) $1,000 for financial services, plus $333 as a related tax gross-up, (ii) $9,000 as a car allowance, plus $3,000 as a related tax gross-up, (iii) $36,000 as a housing allowance, plus $12,000 as a related tax gross-up, (iv) $200 for participation in the Company's wellness program, (v) $120 for quarterly safety awards, (vi) $33,811 for home leave and (vii) $37,832 as a supplementary cash allowance under Mr. Marshall's UK pension plan, as translated into U.S. dollars based on an average exchange rate of $1.9054 / £1.

(9)
Amounts represent the following compensation items: (i) $1,000 for financial services, plus $333 as a related tax gross-up, (ii) $44,949 for expatriate benefits consisting of payments made on behalf of Mr. Barrett to his Australian defined contribution plan, (iii) $14,983 as remuneration related to Mr. Barrett's Australian defined contribution plan benefits being a taxable event during his tenure in the U.S., (iv) $7,200 as a car allowance, plus $2,400 as a related tax gross-up, (v) $24,000 as a housing allowance plus $8,000 as a related tax gross-up, (vi) $5,096 as a net equalization payment under Rio Tinto policies plus $1,698 as related tax gross-up; (vii) $4,241 for expatriate benefits consisting of earnings generated as a result of an exchange rate lock-in, plus $1,414 as a related tax gross-up, and (viii) $120 for quarterly safety awards.

(10)
Amounts represent the following compensation items: (i) $12,692 in matching contributions to the Company's 401(k) plan, (ii) $200 for participation in the Company's wellness program, (iii) $3,394 for financial services, plus $1,220 as a related tax gross up and (v) $120 for quarterly safety awards.

(11)
Amounts represent the following compensation items: (i) $1,000 for financial services, plus $333 as a related tax gross-up, (ii) $53,760 for expatriate benefits consisting of payments made on behalf of Mr. Taylor into his Australian defined contribution plan, (iii) $17,920 as remuneration related to Mr. Taylor's Australian defined contribution plan benefits being a taxable event during his tenure in the U.S., (iv) $7,200 as a car allowance, plus $2,400 as a related tax gross-up, (v) $120 for quarterly safety awards, (vi) $24,000 as a housing allowance plus, $8,000 as a related tax gross-up, (vii) $200 for participating in the Company's wellness program, and (vii) $103,062 for home leave consisting of two separate home leave trips (Mr. Taylor did not take his annual trip allowed under the home leave program during 2007, and was therefore granted the opportunity by the Company to take two home trips in during 2008).

(12)
Amounts represent the following compensation items: (i) $10,632 in matching contributions to the Company's 401(k) Plan, (ii) $120 for quarterly safety awards, and (iii) $18,013 for home leave.

Grants of Plan-Based Awards for Year Ended December 31, 2008

        In the year ended December 31, 2008, Rio Tinto made awards under its MSP and the MCCP and its short term incentive plan. Rio Tinto also made awards under the Bonus Deferral Plan in 2009 for bonus amounts earned under the STIP during the year ended December 31, 2008.

        As a result of the separation from Rio Tinto America, some of the awards described below will vest and others will remain outstanding subject to their terms until the end of the performance period. The effects of the separation on these awards are discussed above under the heading "Compensation Discussion and Analysis—Transition Policies".

        Performance Based Share Options.    Under the SOP, vesting is subject to Rio Tinto's Total Shareholder Return ("TSR") equaling or outperforming the HSBC Global Mining Index over a three-year performance period. The HSBC Global Mining Index covers the mining industry globally. Rio Tinto's TSR is calculated as a weighted average of the TSR of Rio Tinto plc and Rio Tinto Ltd. If TSR performance equals the index, the greater of one third of the original grant or up to 20,000 options may vest. The full grant may vest if the TSR performance is greater than the HSBC Global Mining Index plus five per cent per annum. Between these points, options may vest on a sliding scale, with no options becoming exercisable for a three year TSR performance below the index. In addition, before approving any vesting and regardless of performance against the respective performance conditions, Rio Tinto's remuneration committee retains discretion to satisfy itself that the TSR performance is a genuine reflection of underlying financial performance.

        Performance Vesting Conditional Share Awards.    Under the MCCP the performance condition compares Rio Tinto's TSR with the TSR of a similar group of other international mining companies over the same four year period. The similar group for the 2008 award currently consists of 8 other international mining companies. The full 2008 award is expected to vest if Rio Tinto's TSR performance is ranked first or second in the similar group at the end of the performance period. No awards vest if Rio Tinto's TSR performance is ranked below seventh in the similar group, between these points, awards may vest on a sliding scale. The composition of this similar group is reviewed regularly by the remuneration committee to ensure that it continues to be relevant in a consolidating sector. In addition, before approving any vesting and regardless of performance against the respective performance conditions, Rio Tinto's remuneration committee retains discretion to satisfy itself that the TSR performance is a genuine reflection of underlying financial performance.

        Time Vesting Conditional Share Awards.    Under the MSP the restrictions on shares granted in 2008 are set to be lifted on December 31, 2010.

        Short-Term Incentive Plan.    Each of our named executive officers was granted a cash bonus under Rio Tinto's short-term incentive plan. The amount of this bonus was determined as a percentage of each executive's base salary and subject to certain business and personal performance goals. The Target and Maximum amounts shown below assume payment in full in cash. However, under the Bonus Deferral Plan, 50% of the total bonus amounts for Messrs. Marshall and Rivenes were deferred into restricted stock awards of Rio Tinto plc stock granted in 2009 in the amount of 5,076 shares and 1,797 shares, respectively. In addition, Messrs. Marshall and Rivenes received a restricted stock award equal to 25% of their respective base salaries as an additional award under the Bonus Deferral Plan of 3,370 shares and 2,017 shares, respectively. Under the Bonus Deferral Plan the restrictions on shares granted in 2009 are set to be lifted as to 50% of the award on December 31, 2010, and as to the remaining 50% on December 31, 2011, subject to continued employment.

        The following table sets forth each grant of plan-based awards to our named executive officers during 2008.

										All Other Stock Awards: Number of Shares of Stock or Units (#)(4)
				Estimated Future Payouts Under Non-Equity Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)					Grant Date Fair Value of Stock and Option Awards ($/Sh)(5)
											Exercise Price of Option Awards ($/Sh)
Name	Type of Award(1)		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Colin Marshall	STIP			—	190,155	380,310
	MCCP		3/10/2008				978	5,866	5,866			85.81
	MSP		3/10/2008							765		112.80
Michael Barrett	STIP			—	76,400	152,800
	MSP		3/10/2008							594		120.49
Gary Rivenes	STIP	(6)		—	99,000	198,000
	MSP		3/10/2008							503		112.80
A. Nick Taylor	STIP			—	77,200	154,400
	MSP		3/10/2008							601		120.49
James Orchard	STIP			—	74,000	148,000
	MSP		3/10/2008							634		112.80

(1)
Type of Award:
STIP = Cash payment under the Short Term Incentive Plan
MCCP = Mining Companies Comparative Plan, which provides performance vesting conditional shares. See "—Transition Policies—Treatment of Outstanding Rio Tinto Awards."
MSP = Management Share Plan, which provides time vesting conditional shares

(2)
The amounts included reflect the target and maximum payment levels, respectively, under the STIP and are assumed to be cash payments. Under the STIP, Rio Tinto retains discretion to grant a bonus below target level if performance is below such target level. No amounts may be earned by any executive if performance is below target level for the business and personal performance goals. For actual amounts earned by our named executive officers see "—Compensation Tables Showing Compensation for 2008 by Rio Tinto—Summary Compensation Table for Year Ended December 31, 2008."

(3)
This includes options granted under the MCCP. Grants under the MCCP are subject to a performance condition, the achievement or non-achievement of which will determine the number of options or shares awarded to a participant. The treatment of these grants upon the closing of the offering are described under "—Compensation Discussion and Analysis—Transition Policies."

(4)
Restricted stock awards under the MSP provide only for a single estimated payout based on continued employment.

(5)
Details of the methods and assumptions used for determining the fair value of these awards are included in Note 13 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(6)
Mr. Rivenes was appointed to the role of chief operating officer on December 1, 2008. The target and maximum amount shown are based upon Mr. Rivenes' target and maximum award eligibility as of December 31, 2008 in his current role as chief operating officer. Prior to his appointment as chief operating officer, his target and maximum award eligibility were $77,000 and $154,000, respectively. Mr. Rivenes' award payout shown in the Summary Compensation Table was calculated based upon his pro-rated time in each role and the respective awards targets during 2008.

Outstanding Equity Awards at December 31, 2008

        Before the offering we will not have issued any equity-based awards to our officers or other employees. Each of our named executive officers holds share-based awards granted by Rio Tinto plc or Rio Tinto Ltd. Mr. Marshall's, Mr. Rivenes' and Mr. Orchard's awards were in shares of Rio Tinto plc. and Mr. Barrett's and Mr. Taylor's awards were in shares of Rio Tinto Ltd. The following table sets forth outstanding awards held by each named executive officer as of December 31, 2008. The effect of the separation on these awards and a discussion of the awards we intend to make to our named executive officers in connection with this offering are described above under the heading "Compensation Discussion and Analysis—Transition Policies."

	Option Awards(1)(18)						Stock Awards(2)(18)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)(3)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)(4)
Colin Marshall	7,687	(5)			18.24	3/6/2013
			5,348	(6)	19.20	4/21/2014
	5,334	(7)			26.38	3/8/2015
							5,334	(8)	114,804
			4,295	(9)	39.16	3/6/2016
							4,295	(10)	92,441
			8,054	(11)	39.02	3/12/2017
							8,054	(12)	173,347
							2,500	(13)	53,808
							5,866	(16)	126,254
							765	(14)	16,465
Michael Barrett			1,756	(15)	64.76	9/8/2017
							1,396	(12)	36,661
							900	(13)	23,636
							594	(14)	15,600
Gary Rivenes			1,182	(11)	39.02	3/12/2017
							1,182	(12)	25,440
							825	(13)	17,757
							503	(14)	10,826
A. "Nick" Taylor							2,710	(10)	71,169
							2,710	(17)	71,169
							1,906	(12)	50,055
			1,906	(11)	51.55	3/12/2017
							900	(13)	23,636
							601	(14)	15,783
James Orchard							550	(13)	11,838
							634	(14)	13,646

(1)
Includes share options granted under the SOP.

(2)
Includes conditional share awards under the MCCP and restricted stock under the MSP.

(3)
This column shows the weighted average of the official closing price as reported on the London Stock Exchange on the five days preceding the date of grant. Amounts for Mr. Marshall, Mr. Rivenes and Mr. Orchard are translated into U.S. dollars based on an exchange rate of $1.4445/£1 at December 31, 2008. Amounts for Mr. Barrett and Mr. Taylor are translated into U.S. dollars based on an average exchange rate of $0.6911/AU$1 at December 31, 2008.

(4)
The market value of these awards was determined based on £14.90 per Rio Tinto plc share and AU$38.00 per Rio Tinto Ltd. share, the official closing prices as reported on the London Stock Exchange and the Australian Securities Exchange, respectively, at December 31, 2008. Amounts for Mr. Marshall, Mr. Rivenes and Mr. Orchard are translated into U.S. dollars based on an exchange rate of $1.4445/£1 at December 31, 2008. Amounts for Mr. Barrett and Mr. Taylor are translated into U.S. dollars based on an average exchange rate of $0.6911/AU$1 at December 31, 2008.

(5)
This 2003 SOP award became fully exercisable on March 7, 2006, based on the satisfaction of all applicable performance criteria as of fiscal year end 2005.

(6)
This 2004 SOP award became fully exercisable on April 22, 2009, based on the satisfaction of all applicable performance criteria as of fiscal year end 2008.

(7)
This 2005 SOP award became fully exercisable on March 9, 2008, based on the satisfaction of all applicable performance criteria as of fiscal year end 2007.

(8)
The restrictions on this 2005 MCCP will be lifted in 2009 subject to the satisfaction of all applicable performance criteria as of fiscal year end 2008.

(9)
This 2006 SOP award became fully exercisable on March 7, 2009, based on the satisfaction of all applicable performance criteria as of fiscal year end 2008.

(10)
The restrictions on this 2006 MCCP award will be lifted in 2010 subject to the satisfaction of all applicable performance criteria as of fiscal year end 2009.

(11)
This 2007 SOP award will vest and become fully exercisable on March 13, 2010, subject to the satisfaction of all applicable performance criteria as of fiscal year end 2009.

(12)
The restrictions on this 2007 MCCP award will be lifted in 2011, subject to the satisfaction of all applicable performance criteria as of fiscal year end 2010.

(13)
This 2007 MSP award would ordinarily vest on December 31, 2009 subject to continued employment.

(14)
This 2008 MSP award would ordinarily vest on December 31, 2010 subject to continued employment.

(15)
This 2007 SOP award will vest and become fully exercisable on September 9, 2010, subject to the satisfaction of all applicable performance criteria as of fiscal year end 2009.

(16)
The restrictions on this 2008 MCCP award will be lifted in 2012, subject to the satisfaction of all applicable performance criteria as of fiscal year end 2011.

(17)
This 2006 SOP award became fully exercisable on March 7, 2009, based on the satisfaction of all applicable performance criteria as of fiscal year end 2008 and will be settled in cash.

(18)
See "Unaudited Pro Forma Condensed Consolidated Financial Information" for treatment of stock awards and options following the completion of this public offering.

Stock Vested During the Year Ended December 31, 2008

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Colin Marshall(1)	—	267,574

    (1)
    Represents the 2,482 shares of Mr. Marshall's performance vesting conditional shares that vested on February 15, 2008 at an official closing price as reported on the London Stock Exchange translated into U.S. dollars based on an exchange rate of $1.9626/£1. None of our other named executive officers vested in any share awards or exercised any options.

Pension Benefits

        Rio Tinto and Rio Tinto America provided retirement benefits through defined contribution and defined benefit plans. Below are descriptions of the Rio Tinto and Rio Tinto America defined benefit plans providing pension benefits to our named executive officers.

        Rio Tinto UK Pension Fund.    This fund provides pension benefits to Mr. Colin Marshall. Under the arrangement Mr. Marshall is entitled to a pension equal to two-thirds of final pensionable pay at normal retirement date (April 2024, age 60), less a state pension deduction. Proportionally lower benefits are payable for shorter service. In the case of Mr. Marshall, pensionable pay is restricted to a fund specific earnings cap which was defined as £120,000 at April 2008 and this amount is subject to increases each April broadly in line with UK price inflation. Mr. Marshall is not required to pay contributions to the fund. With the consent of the fund's trustee, Mr. Marshall may retire any time after his 55th birthday and his pension would be reduced by 4% for each year he retires before age 60. The fund provides a spouse's pension and lump sum benefit on death during service.

        As Mr. Marshall's pensionable pay under the fund is restricted, he receives an additional cash supplement equal to 20% of the difference between his unrestricted pensionable earnings and the fund specific earnings cap. This element of his compensation is included in the other compensation column of the summary compensation table provided above under "—Compensation Tables Showing Compensation for 2008 by Rio Tinto—Summary Compensation Table for the Year Ended December 31, 2008."

        The present value of accumulated benefit has been calculated assuming Mr. Marshall were to leave service and become entitled to a deferred pension based on his final pensionable pay at the valuation date. His deferred pension would be subject to revaluation in line with the UK retail prices index (up to 10% per annum) from date of valuation until his normal retirement date. The valuation used the following material assumptions at December 31, 2008: discount rate 6.3% per anum (2007: 5.9% per annum), UK price inflation 2.8% per annum (2007: 3.4% per annum) and mortality rates according to recent UK industry standard tables.

        Effective as of our initial public offering, Mr. Marshall shall cease to accrue benefits in the Rio Tinto UK Pension Fund and will become a participant in a retirement plan we expect to be a defined contribution plan.

        Rio Tinto America Pension Plan.    This fund provides pension benefits to Mr. Rivenes and Mr. Orchard. Under the arrangement Mr. Rivenes and Mr. Orchard are entitled to a monthly pension equal to 1% of average monthly final average earnings (up to the monthly average social security wage base at normal retirement date (age 65)) multiplied by years of service plus 1 2/3% of final average monthly earnings in excess of the monthly average social security wage base at normal retirement date (age 65) multiplied by years of service. Earnings is defined as base pay plus one-half of short-term bonus limited to an annual statutory amount ($230,000 in 2008). Mr. Rivenes and Mr. Orchard are not required to pay contributions to the fund. Mr. Rivenes and Mr. Orchard may retire any time after their 55th birthday and the completion of five years of service; however, their pension would be reduced by 4% for each year they retire before age 65. The fund provides, on death in service, a spouse's lifetime pension if married or, if not married, a five year pension benefit to the designated beneficiary.

        The present value of accumulated benefit has been calculated based on Mr. Rivenes' and Mr. Orchard's final average earnings and service at the valuation date. Mr. Rivenes is vested in his benefit, Mr. Orchard is not. The valuation used the following material assumptions at December 31, 2008: a discount rate of 6.1% per annum (2007: 6.3% per annum) and mortality rates according to recent US industry standard tables. Effective as of our initial public offering, Mr. Rivenes and Mr. Orchard shall cease to accrue benefits in the Rio Tinto America Pension Plan and will become a participant in a retirement plan we expect to be a defined contribution plan.

        Rio Tinto Supplemental Executive Retirement Plan.    This fund provides pension benefits to Mr. Rivenes and Mr. Orchard based on eligible compensation over the annual statutory limit ($230,000 in 2008). Under the arrangement, Mr. Rivenes and Mr. Orchard are entitled to an annual retirement benefit equal to 2.5% of their highest consecutive three-year average annual compensation (out of the last 120 months of employment) multiplied by years of service with Rio Tinto less the executive's benefit under the Rio Tinto America Pension Plan and annual primary social security benefit pro rated by years of service with Rio Tinto to 35 years at normal retirement date (age 62). Average annual compensation is defined as base pay plus half of short term incentive plan bonuses. Mr. Rivenes and Mr. Orchard are not required to pay contributions to the fund. Mr. Rivenes and Mr. Orchard are fully vested in their accounts at all times and may retire any time after their 55th birthday; however, their pension would be reduced by 4% for each year they retire before age 62. The fund provides, upon a change in control of the company or death during service, a single lump sum to be paid to the executive or the executive's beneficiary.

        The present value of the accumulated benefits has been calculated based on Mr. Rivenes and Mr. Orchard's average annual compensation and service at the valuation date. The valuation used the following material assumptions at December 31, 2008; a discount rate of 6.1% per annum (2007: 6.3% per annum) and mortality rates according to recent US industry standard tables. Effective as of our initial public offering Mr. Rivenes and Mr. Orchard shall cease to accrue benefits in the Rio Tinto Supplemental Executive Retirement Plan and Cloud Peak does not expect to offer a similar plan.

        The following table provides information with respect to defined benefit plans in which any of our named executive officers participated in fiscal 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Colin Marshall	Rio Tinto UK Pension Fund	19.35	731,566	—
Gary Rivenes	Rio Tinto America Pension Plan	6.00	92,359	—
	Rio Tinto Supplemental Executive Retirement Plan	6.00	35,342
James Orchard	Rio Tinto America Pension Plan	3.955	40,832	—
	Rio Tinto Supplemental Executive Retirement Plan	3.955	29,018

Potential Payments on Termination and Change in Control

        Our named executive officers will be entitled to payments and benefits upon a termination of employment under certain circumstances and, in certain limited cases, upon a future change in control. These potential payments and benefits may be provided pursuant to the terms of their employment arrangements with us and/or the award agreements applicable to the IPO Awards granted in connection with our initial public offering.

  Employment Agreements

        The following paragraphs describe the termination entitlements under the expected terms of our employment agreements with each of Mr. Marshall and our other named executive officers. Prior to our initial public offering, we intend to enter into employment agreements with our other named executive officers.

        If Mr. Marshall resigns for "good reason" or is terminated "without cause", he will be entitled to receive as severance, in addition to any amounts earned and unpaid through the date of termination (x) a lump sum payment equal to two (2) times the sum of (A) his base salary and (B) his target annual bonus under the STIP for the year of termination and (y) a pro rata annual bonus to be calculated based on the Company's actual performance at the end of the performance year and reduced by an amount equal to the number of days actually worked, divided by 365. Mr. Marshall will also be entitled to the continuation of medical benefits on the same terms as active employees for 18 months (or until such time as Mr. Marshall becomes eligible for medical benefits from a subsequent employer that are at least equal to those provided by us) and such payments will be in lieu of our COBRA obligations. As a condition to receiving the salary continuation and continuation of medical benefits, Mr. Marshall must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If Mr. Marshall's employment terminates due to death or disability, other than amounts earned and unpaid through the date of termination, he or his estate will only be entitled to the pro rata bonus for the year of such termination.

        The agreement will require Mr. Marshall to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement will also include covenants relating to non-solicitation and non-competition during Mr. Marshall's employment term and until the one year period following the termination of his employment.

        If any of our other named executive officers resign for "good reason" or is terminated without "cause," he will be entitled to receive as severance, in addition to any amounts earned and unpaid through the date of termination, (x) a lump sum payment equal to one (1) times the sum of (A) base salary and (B) his target annual bonus under the STIP for the year of termination and (y) a pro rata annual bonus to be calculated based on the Company's actual performance at the end of the performance year and reduced by an amount equal to the number of days actually worked, divided by 365. In addition, such other named executive officer will also be entitled to the continuation of medical benefits on the same terms as active employees for 12 months (or until such time as the executive becomes eligible for medical benefits from a subsequent employer) that are at least equal to those provided by us and such payments will be in lieu of our COBRA obligations. As a condition to receiving the salary continuation and continuation of medical benefits, the named executive officer must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If a named executive officer's employment terminates due to death or disability, other than amounts earned and unpaid through the date of termination, he or his estate will only be entitled to the pro rata bonus for the year of such termination.

        The agreements will require each executive to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement will also include covenants relating to non-solicitation and non-competition during the employment term until the one year period following the termination of employment.

        For the purposes of the employment agreements and IPO Awards, "cause" generally means (1) any conviction of, or plea of guilty or nolo contendere to (x) any felony (except for vehicular-related felonies, other than manslaughter or homicide) or (y) any crime (whether or not a felony) involving dishonesty, fraud, or breach of fiduciary duty; (2) willful misconduct by the executive in connection with the performance of services to us; (3) ongoing failure or refusal after written notice to faithfully and diligently perform the usual and customary duties of his employment; (4) failure or refusal to comply with our reasonable written policies, standards and regulations; or (5) a material breach by the executive of any terms related to his employment in any applicable agreement. "Good Reason" generally means (1) a material breach by us of any of the covenants in the employment agreement, (2) any material reduction in the base salary and, in the case of Mr. Marshall, any material reduction in the target participation levels in our incentive plans, (3) the relocation of the executive's principal place of employment that would increase the executive's one-way commute by more than seventy-five miles or (4) a material diminution in the executive's authority, duties, or responsibilities.

        Quantification of Termination Payments and Benefits.    The following table details the payments the named executive officers would be provided under the employment agreements if their employment had been terminated on December 31, 2008 under the circumstances described. For this purpose, we have treated the employment agreements with our named executives as being in effect on that date.

Name	Base Salary plus Bonus(1) $	Pro Rata Bonus(2) $	Health and Medical Benefits(3) $	Total $
Colin Marshall
Termination without Cause or with Good Reason	1,104,710	282,329	21,021	1,408,060
Termination Due to Death or Disability		282,329		282,329
Michael Barrett
Termination without Cause or with Good Reason	267,400	110,612	14,014	392,026
Termination Due to Death or Disability		110,612		110,612
Gary Rivenes
Termination without Cause or with Good Reason	298,837	99,936	14,014	412,787
Termination Due to Death or Disability		99,936		99,936
A. Nick Taylor
Termination without Cause or with Good Reason	270,200	108,080	14,018	392,298
Termination Due to Death or Disability		108,080		108,080
James Orchard
Termination without Cause or with Good Reason	259,000	103,896	12,503	375,399
Termination Due to Death or Disability		103,896		103,896

(1)
These values are based on the named executive officer's base salary and target bonus amount under the STIP in effect with RTEA on December 31, 2008.

(2)
These values are based on the actual bonus earned by each named executive officer in the 2008 calendar year under the STIP.

(3)
These values are merely estimates of the medical benefits that would be payable upon termination and are based on approximate costs for such benefits for calendar year 2008.

IPO Awards

        No IPO Awards were granted or outstanding in fiscal year 2008. We will grant IPO Awards under our LTIP as part of the initial public offering of our common shares. The termination and change in control provisions of these awards are described in the following paragraphs. A description of other terms applicable to the IPO Awards is found above under "—Compensation Discussion and Analysis—Transition Policies."

        Stock Options.    If a named executive officer's employment is terminated by us or any of our subsidiaries other than for "cause" (as defined in the LTIP) or, if by the grantee, with "good reason" (as defined in such named executive officer's employment agreement), in each case if such termination occurs on or after the date of grant, the vesting schedule for the options will be accelerated on a pro rata basis as follows: the total number of shares underlying the options granted multiplied by a fraction, the numerator of which is the number of days between (A) the grant date and (B) the date of the employee's termination of employment, and the denominator of which is 1,095. All vested stock options shall remain exercisable until the earlier of (i) 90 days after the date of termination or (ii) the 10-year anniversary of the grant date.

        Restricted Shares.    If a named executive officer's employment is terminated by the Company or any of its subsidiaries other than for "cause" (as defined in the LTIP) or, if by the grantee with "good reason" (as defined in such named executive officer's employment agreement), in each case if such termination occurs on or after the date of grant, the restrictions on the awards will be lifted on a pro rated basis as follows: the total number of restricted shares granted multiplied by a fraction, the numerator of which is the number of days between (A) the grant date and (B) the date of the employee's termination of employment, and the denominator of which is 1,095.

        Change in Control Provisions.    Upon a termination of a participant by us without Cause (as defined in the LTIP) or a termination of employment by a participant with Good Reason (as defined in the such named executive officers employment agreement) within two years of a change in control (as defined in the LTIP), all of the IPO Awards will become fully vested and exercisable. We believe this protection is appropriate for the incentive and retention purposes of these initial IPO Awards. Accelerated vesting is not expected to take place on regular annual awards after our initial public offering except under the discretion of the compensation committee and when this is considered appropriate.

Future Cloud Peak Arrangements

Short Term Incentive Plan

        The Cloud Peak Energy Inc. short term incentive plan, or the STIP, is intended to provide a means of annually rewarding certain employees based on our performance including the operating performance of our mine. The STIP is expected to be designed to qualify the compensation payable to an executive officer under the STIP as "qualified performance-based compensation" eligible for exclusion from the tax deduction limitation of Section 162(m) of the Code. The STIP will contain features designed to comply with this exemption for "qualified performance-based compensation." Under the STIP, covered employee means any employee who, as of the beginning of the performance period is an officer subject to Section 16 of the Exchange Act and anybody else the committee designates as a covered employee at the time of grant.

        The following is a description of the anticipated material terms of the STIP. Prior to the offering, no bonuses will have been granted under the STIP.

        The STIP will be administered by the compensation committee with respect to participants who are executive officers and by the chief executive officer with respect to all other participants. The compensation committee and the chief executive officer, with respect to participants other than executive officers, shall have full authority to establish the rules and regulations relating to the STIP, to interpret the STIP and those rules and regulations, to select participants in the STIP, to determine our and, if applicable, our operating units' financial target(s) and each participant's target award percentage for each performance period, to approve all the awards, to decide the facts in any case arising under the STIP and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the STIP, including the delegation of such authority or power, where appropriate.

  Determination of Awards

        Prior to, or as soon as practicable following, the commencement of each performance period, the compensation committee or chief executive officer, as applicable, shall determine the employees who will participate in the STIP during that performance period and determine each such participant's target award percentage and the financial target(s) for that performance period.

        Generally, a participant will earn an award for a performance period based on the Company's achievement of the applicable financial target(s) and in some cases a combination of Company and mine-site performance. In addition, awards for any participant (other than the executive officers) may be adjusted based on the participants' personal performance.

        Business Criteria.    To determine the payments of cash bonuses subject to performance goals, the compensation committee and the chief executive officer, as applicable will set performance goals, target award percentages and financial targets with respect to the executive officers of the Company and the chief executive officer will set performance goals, target award percentages and financial targets with respect to all other employees. These goals, percentages and targets will be used to determine awards for specified performance periods, generally one-year in duration unless otherwise designated by the compensation committee. Financial targets, for any performance period, may be expressed in terms of (i) stock price; (ii) earnings per share; (iii) operating income; (iv) return on equity or assets; (v) cash flow; (vi) earnings before interest, taxes, depreciation and amortization, or EBITDA; (vii) revenues; (viii) overall revenue or sales growth; (ix) expense reduction or management; (x) market share; (xi) total stockholder return; (xii) return on investment; (xiii) earnings before interest and taxes, or EBIT; (xiv) net income; (xv) return on net assets; (xvi) economic value added; (xvii) stockholder value added; (xviii) cash flow return on investment; (xix) net operating profit; (xx) net operating profit after tax; (xxi) return on capital; (xxii) return on invested capital; (xxiii) cost per ton or cost per unit; (xxiv) total material moved; (xxv) tons shipped; (xxvi) tire life improvement; (xxvii) increased truck, dragline or shovel OEE; (xxviii) effective equipment utilization; (xxix) achievement of savings from business improvement projects; (xxx) capital project deliverables; (xxxi) performance against environmental targets; (xxxii) safety performance and/or incident rate; (xxxiii) coal pricing targets; (xxxiv) coal sale targets; (xxxv) human resources management targets, including medical cost reductions and time to hire; (xxxvi) achievement of warehouse and purchasing performance measures; (xxxvii) leverage ratios, including debt to equity and debt to total capital; (xxxviii) individual performance criteria (other than for covered employees as defined in Section 162(m) of the Code); or (xxxix) any combination or derivative, including one or more ratios, of the foregoing.

        Such performance goals may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. To the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of the cash bonus award as "qualified performance-based compensation," the compensation committee or the chief executive officer, as applicable, may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect the impact of specified corporate transactions, special charges, foreign currency effects, accounting or tax law changes and other extraordinary or nonrecurring events that have been publicly disclosed, whether or not by us, and all as determined in accordance with generally accepted accounting principles.

        Maximum Amounts.    The maximum award an executive officer may receive for any performance period is $2.5 million. There is no maximum award for participants other than executive officers.

  Payment of Awards

        Generally, each award to the extent earned will be paid in a single lump sum cash payment following the performance period. The compensation committee will certify the amount of the executive officers' awards prior to payment thereof.

        If a change of control occurs, we, within 60 days thereafter, will pay to each participant an award that is calculated assuming that all performance percentages are 100%, prorated to the date of the change of control based on the number of days that have elapsed during the performance period through the date of the change of control.

  Limitations on Rights to Payment of Awards

        No participant shall have any right to receive payment of an award under the STIP for a performance period unless the participant remains employed by us through the payment date of the award for such performance period. However, if the participant has active service with us for at least 3 months during any performance period, but, prior to payment of the award for such performance period, such participant's employment with us terminates due to the participant's death, disability or, retirement or, except in the case of an executive officer, such other special circumstances as determined by the chief executive officer on a case by case basis, the participant (or, in the event of the participant's death, except in the case of an executive officer, the participant's estate or beneficiary) shall remain eligible to receive a prorated portion of any earned award.

  Amendment and Termination

        The compensation committee may at any time amend or terminate (in whole or in part) the STIP. No such amendment may adversely affect a participant's rights to, or interest in, an award earned prior to the date of the amendment, unless the participant shall have agreed thereto.

  Non-Transferability

        Except in connection with the death of a participant, a participant's right and interest under the STIP may not be assigned or transferred. Any attempted assignment or transfer will be null and void and will extinguish, in our sole discretion, our obligation under the STIP to pay awards with respect to the participant.

  Unfunded Status

        The Plan will be unfunded. We will not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards.

2009 Long Term Incentive Plan

        In connection with this offering our board will adopt The Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, or the LTIP, which permits the grant of options, stock appreciation rights, or SARs, restricted stock, restricted stock units, dividend equivalent rights, share awards and performance awards (including performance share units, performance units and performance-based restricted stock). Individuals who are eligible to receive awards and grants under the LTIP include our and our subsidiaries' employees, officers, directors and consultants. A summary of the principal features of the LTIP is provided below. Prior to the offering, no awards have been made under the LTIP. We will use all proceeds received by us upon the exercise of options under the equity incentive plan to acquire CPE LLC common membership units at a price per unit equal to the exercise price of such option. In addition, upon the exercise of options we have granted or the issuance of other types of equity compensation (such as issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), the size of our managing member interest in CPE LLC will increase by a number of common membership units equal to the number of our shares being issued in connection with the exercise of options or the other types of equity compensation. We will contribute to CPE LLC any cash consideration we received in respect of the exercised options or the issuance of other types of equity compensation (if any).

        The following is a description of the anticipated materials terms of the LTIP, which is qualified in its entirety by reference to the form of LTIP that will be filed as an exhibit to, and incorporated by reference into, the registration statement of which this prospectus is a part.

        Shares Available for Issuance.    The LTIP will authorize a share pool of                   shares of our common stock,                   of which may be issued in respect of incentive stock options. Whenever any outstanding award granted under the LTIP expires, is canceled, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire award, the number of shares available for issuance under the LTIP shall be increased by the number of shares previously allocable to the expired, canceled, settled or otherwise terminated portion of the award.

        Administration and Eligibility.    The LTIP will be administered by a committee, which is currently intended to be the compensation committee. The committee determines who is eligible to participate in the LTIP, determines the types of awards to be granted, prescribes the terms and conditions of all awards, and construes and interprets the terms of the LTIP. All decisions made by the committee are final, binding and conclusive.

        In any calendar year period following the 162(m) Transition Period:

  •
  The number of shares that may be the subject of stock options and SARs granted to a participant in any calendar year may not exceed                  ;

  •
  The number of shares that may be the subject of performance Share units or performance-based restricted stock granted to a participant in any calendar year may not exceed            (with such limit to be applied separately to each type of award); and

  •
  The dollar amount of cash that may be the subject of performance units granted to a participant in any calendar year may not exceed $                        .

        Type of Awards.    Below is a description of the types of awards available for grant pursuant to the LTIP.

        Stock Options.    The committee may grant stock options to eligible participants. The stock options may be either nonqualified stock options or incentive stock options. The exercise price of any stock option must be equal to or greater than the fair market value of our common stock on the date the stock option is granted. The term of a stock option cannot exceed 10 years (except with respect to nonqualified options that may be exercised for up to one year following the death of a participant even if such period extends beyond the ten year term). Subject to the terms of the LTIP, the option's terms and conditions, which include but are not limited to, exercise price, vesting, treatment of the award upon termination of employment, and expiration of the option, are determined by the committee and will be set forth in an award agreement. Payment for shares purchased upon exercise of an option must be made in full at the time of purchase. The exercise price may be paid (i) in cash or its equivalent, (ii) in shares of our common stock already owned by the participant, on terms determined by the committee, (iii) in the form of other property as determined by the committee, (iv) through participation in a "cashless exercise" procedure involving a broker or (v) by a combination of the foregoing.

        SARs.    The committee may, in its discretion, either alone or in connection with the grant of an option, grant a SAR to a participant. The terms and conditions of the award will be set forth in an award agreement; however, the exercise price will never be less than the fair market value of our common stock on the grant date. SARs may be exercised at such times and be subject to such other terms, conditions, and provisions as the committee may impose. SARs that are granted in tandem with an option may only be exercised upon the surrender of the right to purchase an equivalent number of shares of our common stock under the related option and may be exercised only with respect to the shares of our common stock for which the related option is then exercisable. At the time of the grant, the committee may establish a maximum amount per share that would be payable upon exercise of a SAR. A SAR entitles the participant to receive, on exercise of the SAR, an amount equal to the product of (i) the excess of the fair market value of a share of our common stock on the date preceding the date of surrender over the fair market value of a share of our common stock on the date the SAR was granted, or, if the SAR is related to an option, the per-share exercise price of the option and (ii) the number of shares of our common stock subject to the SAR or portion thereof being exercised. Subject to the discretion of the committee, payment for a SAR may be made (i) in cash, (ii) in shares of our common stock or (iii) in a combination of both (i) and (ii).

        Dividend Equivalent Rights.    The committee may grant dividend equivalent rights either in tandem with an award or as a separate award. The terms and conditions applicable to each dividend equivalent right would be specified in an award agreement. Amounts payable in respect of dividend equivalent rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on the dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the award to which the dividend equivalent rights relate.

        Service Based Restricted Stock and Restricted Stock Units.    The committee may grant awards of time-based restricted stock and restricted stock units. When the period of restriction on restricted stock terminates, unrestricted shares of our common stock will be delivered to the award holder. Unless the committee otherwise determines at the time of grant, restricted stock carries with it full voting rights and other rights as a stockholder, including rights to receive dividends and other distributions, if any. At the time an award of restricted stock is granted, the committee may determine that the payment to the participant of dividends (if any) be deferred until the lapsing of the restrictions imposed upon the shares and whether deferred dividends are to be converted into additional shares of restricted stock or held in cash. The deferred dividends would be subject to the same forfeiture restrictions and restrictions on transferability as the restricted stock with respect to which they were paid. Each restricted stock unit represents the right of the participant to receive a payment upon vesting of the restricted stock unit or on any later date specified by the committee. The payment will equal the fair market value of a share of common stock as of the date the restricted stock unit was granted, the vesting date or such other date as determined by the committee at the time the restricted stock unit was granted. At the time of grant, the committee may provide a limitation on the amount payable in respect of each restricted stock unit. The committee may provide for a payment in respect of restricted stock unit awards (i) in cash or (ii) in shares of our common stock having a fair market value equal to the payment to which the participant has become entitled.

        Share Awards.    The committee may award shares to participants as additional compensation for service to us or a subsidiary or in lieu of cash or other compensation to which participants have become entitled. Share awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the compensation committee determines to be appropriate.

        Performance Share Units and Performance Units.    Performance share unit awards and performance unit awards may be granted by the compensation committee under the LTIP. Performance share units are denominated in shares and represent the right to receive a payment in an amount based on the number of shares multiplied by the fair market value of a share of our common stock on the date the performance share units were granted, become vested or any other date specified by the committee, or a percentage of such amount depending on the level of performance goals attained. Performance units are denominated in a specified dollar amount and represent the right to receive a payment of the specified dollar amount or a percentage of the specified dollar amount, depending on the level of performance goals attained. Such awards would vest only if the performance goals established for performance periods are met. A minimum one-year performance period is required. At the time of grant, the compensation committee may establish a maximum amount payable in respect of a vested performance share unit or performance unit. The compensation committee may provide for payment (i) in cash, (ii) in shares of our common stock having a fair market value equal to the payment to which the participant has become entitled or (iii) by a combination of both (i) and (ii).

        Performance-Based Restricted Stock.    The compensation committee may grant awards of performance-based restricted stock. The terms and conditions of such award will be set forth in an award agreement. Such awards would be vested only if the performance goals established for performance periods are met. Upon the lapse of the restrictions, the committee will deliver a stock certificate or evidence of book entry shares to the participant. Awards of performance-based restricted stock will be subject to a minimum one-year performance cycle. At the time an award of performance-based restricted stock is granted, the compensation committee may determine that the payment to the participant of dividends will be deferred until the lapsing of the restrictions imposed upon the performance-based restricted stock and whether deferred dividends are to be converted into additional shares of performance-based restricted stock or held in cash.

        Performance Objectives.    Performance share units, performance units and performance-based restricted stock awards under the LTIP may be made subject to the attainment of performance goals based on one or more of the following business criteria: (i) stock price; (ii) earnings per share; (iii) operating income; (iv) return on equity or assets; (v) cash flow; (vi) earnings before interest, taxes, depreciation and amortization, or EBITDA; (vii) revenues; (viii) overall revenue or sales growth; (ix) expense reduction or management; (x) market share; (xi) total stockholder return; (xii) return on investment; (xiii) earnings before interest and taxes, or EBIT; (xiv) net income; (xv) return on net assets; (xvi) economic value added; (xvii) stockholder value added; (xviii) cash flow return on investment; (xix) net operating profit; (xx) net operating profit after tax; (xxi) return on capital; (xxii) return on invested capital; (xxiii) cost per ton or cost per unit; (xxiv) total material moved; (xxv) tons shipped; (xxvi) tire life improvement; (xxvii) increased truck, dragline or shovel OEE; (xxviii) effective equipment utilization; (xxix) achievement of savings from business improvement projects; (xxx) capital project deliverables; (xxxi) performance against environmental targets; (xxxii) safety performance and/or incident rate; (xxxiii) coal pricing targets; (xxxiv) coal sale targets; (xxxv) human resources management targets, including medical cost reductions and time to hire; (xxxvi) achievement of warehouse and purchasing performance measures; (xxxvii) leverage ratios, including debt to equity and debt to total capital; (xxxviii) individual performance criteria (other than for covered employees defined in Section 162(m) of the Code); or (xxxix) any combination or derivative, of the foregoing.

        Performance criteria may be in respect of our performance, that of any of our subsidiaries, that of any of our divisions or any combination of the foregoing. Performance criteria may be absolute or relative (to our prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The compensation committee may, at the time performance criteria in respect of a performance award are established, provide for the manner in which performance will be measured against the performance criteria to reflect the effects of extraordinary items, gain or loss on the disposal of a business operation, unusual or infrequently occurring events and transactions that have been publicly disclosed, changes in accounting principles, the impact of specified corporate transactions (such as a stock split or stock dividend), special charges and tax law changes, all as determined in accordance with U.S. generally accepted accounting principles (to the extent applicable).

        Transfer Restrictions.    Awards under the LTIP (including options) may not be sold, transferred, pledged or otherwise transferred until the time, or until the satisfaction of such other terms, conditions and provisions, as the committee may determine.

        Amendment and Termination of the LTIP.    Our board of directors has the right to amend the LTIP except that our board of directors may not amend the LTIP in a manner that would impair or adversely affect the rights of the holder of an award without the award holder's consent. In addition, our board of directors may not amend the LTIP absent stockholder approval to the extent such approval is required by applicable law, regulation or exchange requirement. The LTIP will terminate on the tenth anniversary of the date it was adopted. The board of directors may terminate the LTIP at any earlier time except that termination cannot in any manner impair or adversely affect the rights of the holder of an award without the award holder's consent.

        Repricing of Options or SARs.    Unless our stockholders approve such adjustment, the compensation committee will not have authority to make any adjustments to options or SARs that would reduce or would have the effect of reducing the exercise price of an option or SAR previously granted under the LTIP.

        Change in Control.    The effect, if any, of a change in control (as defined in the LTIP) on each of the awards granted under the LTIP may be set forth in the applicable award agreement.

        Adjustments.    In the event of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, stock dividend, stock split or reverse stock split, or similar transaction or other change in corporate structure affecting our common stock, adjustments and other substitutions will be made to the LTIP, including adjustments in the maximum number of shares subject to the LTIP and other numerical limitations. Adjustments will also be made to awards under the LTIP as the compensation committee determines appropriate. In the event of our merger or consolidation, liquidation or dissolution, outstanding options and awards will either be treated as provided for in the agreement entered into in connection with the transaction (which may include the accelerated vesting and cancellation of the options and SARs or the cancellation of options and SARs for payment of the excess, if any, of the consideration paid to stockholders in the transaction over the exercise price of the options or SARs), or converted into options or awards in respect of the same securities, cash, property or other consideration that stockholders received in connection with the transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Historical Relationship with Rio Tinto

Credit Facility and Short-Term Intercompany Obligations

        We were party to an $800 million revolving credit facility with Rio Tinto America. We could make borrowings under the facility upon at least one day's prior written notice and paid interest on a quarterly basis calculated on the daily average borrowings outstanding during the quarter at a rate equal to the average three-month U.S. dollar LIBOR plus a margin of 1.5%. Borrowings made under the facility were required to be repaid in whole or in part on such date or dates as were agreed between us. We had outstanding borrowings of $583.2 million and $500.6 million as of December 31, 2006 and 2007, respectively. Interest cost related to this debt was $35.4 million, $37.4 million and $16.8 million for the years ended December 31, 2006, 2007 and 2008. This intercompany debt was contributed to capital of RTEA on September 24, 2008 and there were no outstanding borrowings as of December 31, 2008 and September 30, 2009. As of September 30, 2009 the only amounts owed by Rio Tinto America and its affiliates to RTEA were short-term intercompany obligations for $153.8 million that arose in the ordinary course of our business. This amount may increase or decrease in the ordinary course of our business and all of our outstanding short-term intercompany obligations will be contributed to the capital of RTEA or repaid immediately prior to this offering. We had outstanding short-term intercompany obligations owed to Rio Tinto totaling $74.7 million, $159.8 million and $12.8 million as of December 31, 2006, 2007 and 2008, respectively, including our obligations with respect to the Colowyo, Jacobs Ranch mine and other non-coal businesses.

Rio Tinto America Cash Management

        In October 2006, we and Rio Tinto America, through its wholly-owned subsidiary, Kennecott Holdings Corporation, or KHC, entered into a cash management arrangement whereby the cash of our company is transferred to and from KHC on a regular basis and combined into a singular pool of funds with certain other Rio Tinto companies in the U.S. for investment purposes. This arrangement, administered by the Rio Tinto Services Inc. treasury services department, was put in place to allow Rio Tinto America to maximize the most efficient use of cash for its U.S. companies. Under this arrangement, funds paid into the primary relationship bank are swept out of the consolidated account or brought in to cover presented items each day. Any money swept out is invested overnight, earning interest, and returned the next morning. Prior to July 1, 2008, balances resulting from these transactions bore interest at the same rate as our revolving credit facility, which was 4.3% as of June 30, 2008. Since July 1, 2008, balances resulting from these transactions bear interest at the same rate as interest earned on the overnight investment account at the bank. Interest income related to transactions with KHC totaled $2.9 million, $6.3 million, $2.4 million and $0.2 million for the years ended December 31, 2006, 2007 and 2008, and the nine months ended September 30, 2009, respectively. This arrangement will be terminated prior to the completion of this offering. See Note 8 to Notes to Unaudited Consolidated Financial Statements and Note 15 to Notes to Consolidated Financial Statements included elsewhere in this prospectus.

General and Administrative Expenses

        KHC and Rio Tinto Services Inc., a wholly-owned subsidiary of Rio Tinto America, have historically provided various services and other general corporate support to us, including tax, treasury, corporate secretary, procurement, information systems and technology, human resources, accounting services and insurance/risk management in the ordinary course of business under preexisting contractual arrangements. We were charged for these services provided under our preexisting contractual arrangements on a unit cost or cost allocation basis, such as per invoice processed, proportion of information technology users, share of time, or based on a combination of factors, including revenue, operating expenses and head count. During the years ended December 31, 2006, 2007 and 2008, and for the nine months ended September 30, 2009, we incurred approximately $11.4 million, $14.0 million, $12.4 million and $7.5 million respectively, for these services. Under the Transition Services Agreement that we and CPE LLC will enter into with an affiliate of RTEA, they will continue to provide certain of those services to us and CPE LLC for a limited transition period following this offering. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Transition Services Agreement."

Rio Tinto's Headquarters Costs

        We have been allocated Rio Tinto's headquarters costs, including technology and innovation, board, community and external relations, investor relations, human resources and, the Rio Tinto Energy and Minerals Product Group. The allocations were based on a percentage of operating expenses or revenue. During the years ended December 31, 2006, 2007 and 2008, and for the nine months ended September 30, 2009, we incurred approximately $6.9 million, $10.4 million, $13.0 million and $12.2 million, respectively, for our allocated costs under this arrangement. Following the completion of this offering, neither we or CPE LLC will continue to pay this charge to Rio Tinto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Selling, General and Administrative Expenses."

Guarantees

        In the normal course of business we are required to secure certain operational obligations such as reclamation or coal lease obligations. These obligations have normally been secured through surety bonds and letters of credit. While we were a part of Rio Tinto, Rio Tinto typically served as guarantor of our surety bonds. Our letters of credit were generally issued under Rio Tinto's pre-existing credit facilities on our behalf. During the years ended December 31, 2006, 2007 and 2008, and for the nine months ended September 30, 2009 we incurred interest expense of approximately $2.5 million, $1.3 million, $1.6 million and $0.7 million, respectively, for guarantee fees paid to Rio Tinto associated with the outstanding standby letters of credit and performance bonds. We and CPE LLC will agree to use our commercially reasonable efforts following the completion of this offering to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. CPE LLC will also place $             million in escrow for the benefit of Rio Tinto with respect to our existing reclamation obligations. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Master Separation Agreement."

Tax Sharing Arrangement

        Both we and CPE LLC are currently indirect, wholly-owned subsidiaries of Rio Tinto America Holdings Inc., which files consolidated federal income tax returns on behalf of itself and certain of its subsidiaries, including us and CPE LLC. In January 2005, we entered into a tax sharing agreement with Rio Tinto America Holdings Inc. whereby we agreed to pay periodically throughout the year the amount of estimated federal income taxes we would otherwise be required to pay were we to file a separate consolidated federal income tax return. The amounts we pay are determined by Rio Tinto America Holdings Inc. Once the consolidated federal income tax return has been filed by Rio Tinto America Holdings Inc. for a given tax period, we are then obligated to pay for the difference between any hypothetical liability and the actual payments we have made throughout the year under this agreement. If our actual payments exceed our estimated liability, under the terms of the agreement we receive a payment for this excess amount from Rio Tinto America Holdings Inc. Our payments in 2006 were based on alternative minimum taxable income rather than regular taxable income. As of January 2007, Rio Tinto adopted a new methodology whereby we pay or receive a refund based on regular taxable income, offset by any alternative minimum tax credits belonging to our business that are used by the members of Rio Tinto party to this agreement during the year.

        During the years ended December 31, 2006 and 2007, we made net payments to Rio Tinto America Holdings Inc. totaling $20.1 million and $2.4 million, respectively. During the year ended December 31, 2008, we received $0.3 million in net payments from Rio Tinto America Holdings Inc. due to the use of certain of our alternative minimum tax credits. No payments were made or received under this agreement during the nine months ended September 30, 2009. We will no longer make payments under this agreement following the completion of this offering, but we will be obligated to make certain tax-related payments to RTEA or its affiliate as provided in the tax receivable agreement. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Tax Receivable Agreement."

Payment of Transaction Costs

        RTEA or an affiliate of RTEA has agreed to pay all of our out-of-pocket costs and expenses incurred in connection with the structuring transactions described under "Structuring Transactions and Related Agreements" and this offering and the debt financing transactions (other than underwriting fees, discounts and commissions in connection with the debt financing transactions). We estimate these costs and expenses to be $10.1 million.

Payment of Other Costs

        For the year ended December 31, 2008 and the nine months ended September 30, 2009, RTEA or its affiliate incurred $25.8 million and $11.3 million, respectively, of legal, accounting and other costs incurred as a result of efforts by Rio Tinto America to divest RTEA through a trade sale or an initial public offering.

Other Transactions with Rio Tinto America

        In 2007, we began leasing office space from Rio Tinto America, and we included in rental expense $0.7 million for each of the years ended December 31, 2007 and 2008, and $0.3 million for the nine months ended September 30, 2009 for rent paid by us to Rio Tinto America. This lease will expire on January 1, 2011. As of September 30, 2009 we have approximately $458,868 of payments remaining on the lease. In addition, in 2006 we purchased equipment from Rio Tinto America for $0.6 million and sold land to Rio Tinto America for $0.3 million.

        We paid cash of $0.9 million, $2.5 million and $3.4 million for the years ended December 31, 2006, 2007 and 2008, respectively, to Rio Tinto America related to Rio Tinto stock compensation plans, which have been reflected in the consolidated financial statements as dividends to Rio Tinto.

Transitional Support Services

        Effective October 7, 2008, RTEA distributed to Rio Tinto America its controlling interests in the Colowyo mine and the uranium mining venture. RTEA has provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis. Fees for these transitional support services are included as a reduction in exploration, cost of product sold and selling, general and administrative expenses and totaled $1.9 million for the period from October 7, 2008 through December 31, 2008, and $1.4 million for the nine months ended September 30, 2009. These transitional services were terminated in March 2009.

Policies and Procedures for Review and Approval of Related Person Transactions

        Prior to completion of this offering, we expect that our board of directors will adopt a policy providing that the audit committee will review and approve or ratify transactions in excess of $100,000 of value in which we participate and in which a director, executive officer or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the board of directors is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the audit committee is to approve only those related party transactions that the audit committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arms-length transaction with an unrelated third party and that the audit committee determines are not inconsistent with the best interests of the Company. This policy will not apply to agreements entered into with Rio Tinto and its affiliates that are in existence at the time of the consummation of this offering, including the agreements described under "Structuring Transactions and Related Agreements—Structure-Related Agreements."

Future Arrangements Between RTEA and Us

        See "Structuring Transactions and Related Agreements—Structure-Related Agreements" for a description of the agreements we will enter into with RTEA and its affiliates in connection with the structuring transactions described under that heading and this offering, including a description of the CPE LLC Agreement.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of October 30, 2009, giving effect to the completion of this offering and the structuring transactions referred to in "Structuring Transactions and Related Agreements—Holding Company Structure," by:

  •
  each beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our named executive officers named in the Summary Compensation Table;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days of October 30, 2009 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

        Percentage of beneficial ownership is based on one share of common stock outstanding as of the above date and                  shares of common stock to be outstanding after this offering. The total amount of common stock outstanding after this offering includes                   shares of restricted stock that will be issued in connection with this offering to our directors and employees.

        Unless otherwise indicated to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address for each listed shareholder is 505 S. Gillette Ave., Gillette, WY 82716.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering without Exercise of Option Granted to the Underwriters
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage
Rio Tinto America Inc.(1)	1	100%
Michael Barrett(2)	—	—
Keith Bailey(2)	—	—
Preston Chiaro(2)	—	—
William T. Fox III(2)	—	—
Colin Marshall(2)	—	—
James Orchard(2)	—	—
Gary Rivenes(2)	—	—
A. Nick Taylor(2)	—	—
Chris Tong(2)	—	—

All directors and executive officers as a group (9 persons)	—	—%

*
Less than 1%.

(1)
Immediately prior to this offering, Rio Tinto America held one initial share of our common stock, which shall be cancelled upon completion of this offering.

  After this offering, upon any redemption of CPE LLC common membership units by RTEA or KMS, we will be entitled, pursuant to our Assumption Right, to acquire the common membership units from RTEA or KMS in exchange for, at our election, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock or a combination of shares of our common stock and cash. CPE LLC common membership units are redeemable at any time following the completion of this offering at the option of RTEA or KMS. If RTEA or KMS chose to require CPE LLC to acquire by redemption all of their CPE LLC common membership units, and we, pursuant to our Assumption Right, elected to acquire RTEA's or KMS' common membership units in exchange only for shares of our common stock, RTEA and KMS would receive                        shares of our common stock. These shares would represent approximately            % of our outstanding common stock immediately following this offering. RTEA and KMS are wholly-owned subsidiaries of Rio Tinto America Inc., an indirect wholly-owned subsidiary of Rio Tinto plc. Rio Tinto plc may be deemed to be the beneficial owner of the shares beneficially owned by Rio Tinto America. Rio Tinto America (and its subsidiaries, RTEA and KMS) will not have the power to require the delivery of our common stock rather than cash and therefore, disclaims beneficial ownership of any shares after this offering for purposes of Section 13(d) of the Securities Exchange Act and related rules.

(2)
Includes the shares of restricted stock that will be issued to our directors and executive officers in connection with this offering as follows (assuming the midpoint of the range set forth on the cover of this prospectus):             shares issued to Mr. Barrett,              shares issued to Mr. Bailey,          shares issued to Mr. Chiaro,             shares issued to Mr. Fox,              shares issued to Mr. Marshall,              shares issued to Mr. Orchard,             shares issued to Mr. Rivenes,              shares issued to Mr. Taylor and              shares issued to Mr. Tong. These shares of restricted stock generally will vest in full on the third anniversary of the completion of the initial public offering.

DESCRIPTION OF CAPITAL STOCK

General

        After this offering, our authorized capital stock will consist of 200,000,000 shares of our common stock, $0.01 par value and 20,000,000 shares of our preferred stock, $0.01 par value. As of October 30, 2009, there was one share of common stock outstanding held of record by one shareholder, Rio Tinto America, which will be cancelled upon completion of this offering. Immediately following the completion of this offering there will be                        shares of common stock outstanding (                  shares if the underwriters exercise their over-allotment option in full). We will also issue approximately                   shares of restricted stock to our directors and employees in connection with this offering.

        The following description does not purport to be complete and is subject to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, forms of which will be filed as exhibits to this registration statement. The descriptions are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws and to applicable law.

Common Stock

        The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our shareholders will not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then-outstanding preferred stock, holders of our common stock will be entitled to receive ratably only those dividends that the board of directors may from time to time declare, and we may pay, on our outstanding shares in the manner and upon the terms and conditions provided by law. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then-outstanding preferred stock. Holders of our common stock will have no preemptive or other subscription or conversion rights. There will be no redemption or sinking fund provisions applicable to our common stock. Our amended and restated certificate of incorporation will require us at all times to reserve and keep available out of our authorized but unissued shares of common stock the number of shares that are issuable upon the redemption of all outstanding CPE LLC common membership units.

Preferred Stock

        Our board of directors will have the authority, without further action by the shareholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation.

Board of Directors

        Our board of directors is currently composed of three members. Upon completion of this offering, our board of directors will be composed of five members and we expect to appoint three additional directors following the completion of this offering. Under our amended and restated certificate of incorporation, we will not be able to have less than three nor more than 15 board members. Our amended and restated certificate of incorporation will authorize our board to fix the number of its members. A vacancy or a newly created board position will be filled by our board of directors. A nominee for director will be elected, as a general matter, if the votes cast for the nominee's election exceed the votes cast against the nominee's election. In the event of a director nomination by a shareholder in accordance with our amended and restated bylaws, directors will be elected by a plurality of the votes cast. Under our board's policy, and absent a shareholder nomination, a director who fails to receive the required number of votes for re-election will be expected to tender his resignation for board consideration and any board nominee, or any board appointee filling a director vacancy or newly created directorship, will be required to agree, prior to nomination, to tender his resignation for board consideration in the event of his failing to receive the requisite number of votes for re-election. Our amended and restated certificate of incorporation will further provide that any director who is also an officer will cease to be qualified to be a director upon termination of employment by us for any reason, as of the date of the termination, and will cease to be a director.

Corporate Opportunities

        Except as we have otherwise agreed to under the Master Separation Agreement with respect to corporate opportunities during the first year, RTEA or any of the officers, directors, employees, advisory board members, agents, stockholders, members, partners, affiliates or subsidiaries (the "RTEA Member") shall not: (i) have the duty (fiduciary or otherwise) or obligation to refrain from (a) engaging in the same or similar lines of business as us or CPE LLC, (b) doing business with our or CPE LLC's customers or vendors, or (c) entering into or performing agreements with us or CPE LLC, or modifying or supplementing existing agreements; or (ii) be liable to us or any of our stockholders for breach of any fiduciary duty or other duty by reason of the fact that the RTEA Member engaged in any such activity or entered into such transactions, including corporate opportunities whether or not the opportunity has been offered to us. We specifically renounce any interest or expectancy in such activities or transactions.

        In addition, if any RTEA Member acquires knowledge of a potential matter or transaction which may be a corporate opportunity or otherwise utilizes any corporate opportunity, we and CPE LLC renounce any interest or expectancy in such corporate opportunity so that the RTEA Member has the right to hold and utilize the corporate opportunity for its own account or to direct, sell, assign or transfer the corporate opportunity to any person without the obligation to communicate or offer it to us or CPE LLC. The RTEA Member will not be liable to us or any of our stockholders for breach of any fiduciary or other duty by reason of the fact that the RTEA Member acquires or utilizes the corporate opportunity, directs the corporate opportunity to another person or fails to communicate the business opportunity to us, unless, in the case of any RTEA Member who is a director or officer of us, the business opportunity is expressly offered in writing to the director or officer solely in his or her capacity as a director or officer of our company.

        See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Master Separation Agreement—Corporate Opportunities" for additional information regarding these transactions.

Special Approval Rights for Certain Matters

        In general, so long as Rio Tinto owns, directly or indirectly, at least 30% of common membership units of CPE LLC that are outstanding upon completion of this offering (including shares acquired upon exercise of the redemption rights and not disposed of by Rio Tinto), Rio Tinto's consent will be required prior to Cloud Peak Energy CPE LLC taking certain actions, including any of the following actions:

  •
  approval of any transaction that would result in a change of control of CPE LLC or Cloud Peak Energy or a change in the manager of CPE LLC;

  •
  the merger, consolidation, dissolution or liquidation of CPE LLC or any merger, consolidation, dissolution or liquidation of any subsidiary of CPE LLC (with customary exceptions);

  •
  the direct or indirect sale, transfer, lease or other disposition of property or assets outside of the ordinary course of business in excess of $500 million (including capital stock of any subsidiary) of CPE LLC and its subsidiaries (subject to adjustment for inflation); provided, however, that Rio Tinto's consent will not be required for the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any lien incurred in connection with this offering, the debt financing transactions and the other transactions contemplated by the LLC Agreement or the other structuring-related agreements;

  •
  any fundamental change outside of the ordinary course in the nature (but not size or methods) of CPE LLC's coal business as in effect upon completion of this offering, but only insofar as such fundamental change does not relate to the normal operation or activities of CPE LLC's coal business or any business or operation reasonably related or ancillary to CPE LLC's business;

  •
  the acquisition of any other business or asset that has a purchase price in excess of $500 million or that would result in the issuance of equity interests by us or CPE LLC in excess of $500 million (subject to adjustment for inflation);

  •
  the assumption, incurrence or issuance of indebtedness in excess of 125% of the indebtedness amounts included in the Company's operating plan (subject to adjustment for inflation), other than indebtedness to fund ordinary course business operations or to fund any capital expenditures which do not require Rio Tinto consent;

  •
  making or committing to make, in any calendar year period, capital expenditures outside the ordinary course of business; provided that the following capital expenditures (subject to adjustment for inflation) shall be deemed to be in the ordinary course of business (x) committed LBA payments included in the Company's operating plan and (y) the aggregate amount of all other capital expenditures not in excess of 125% of the sum of (1) uncommitted LBA payments included in the Company's operating plan, (2) non-LBA capital payments included in the Company's operating plan and (3) the cumulative amount by which the actual capital expenditures in preceding years for capital expenditures other than committed LBA payments is less than the sum of uncommitted LBA payments and non-LBA payments for the prior years; and

  •
  except as otherwise set forth in any other agreement, settling claims as to which Rio Tinto would have liability.

        The consent of Rio Tinto, as a non-managing member of CPE LLC is required for any amendments to the LLC Agreement until Rio Tinto owns less than 10% of the common membership units of CPE LLC that are outstanding upon completion of this offering. In addition, if Rio Tinto owns any common membership units, we will generally be prohibited from causing CPE LLC to make tax elections or take positions on tax issues that we know or would reasonably be expected to know would harm Rio Tinto if such election or position had not been made or taken.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

        Certain provisions that will be included in our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, and applicable provisions of the Delaware General Corporation Law, or the DGCL, may make it more difficult for or prevent an unsolicited third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

  Classified Board

        Our amended and restated certificate of incorporation will provide for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

  Size of Board and Vacancies

        Our amended and restated certificate of incorporation will provide that the number of directors on our board of directors is fixed by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office will be filled solely by the vote of our remaining directors in office.

  No Cumulative Voting

        The DGCL provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not expressly provide for cumulative voting.

  Removal of Directors

        Our certificate of incorporation will provide that any director may be removed at any time at a meeting called for that purpose, but only for cause and only by the affirmative vote of at least two-thirds of the voting power of shares of our capital stock.

  Bylaw Amendments

        Our amended and restated bylaws will provide that it may only be amended by our board of directors or upon the vote of holders of at least two-thirds of the voting power of shares of our capital stock.

  Calling of Special Meetings of Shareholders

        Our amended and restated bylaws will provide that special meetings of our shareholders may be called for any purpose by the majority of our board or the chairman of our board.

  Shareholder Action by Written Consent

        The DGCL permits shareholder action by written consent unless otherwise provided by certificate of incorporation. Our amended and restated certificate of incorporation will provide that our shareholders may not act by written consent.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our amended and restated bylaws will establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Shareholders will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. In order to nominate directors to our board of directors or bring other business before an annual meeting of our stockholders, a stockholder's notice must be received by the Secretary of the Company at the principal executive offices of the Company not less than 90 calendar days before the first anniversary of the previous year's annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not later than 90 calendar days before the date of such annual meeting or the tenth day following the date on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is made by the Company. The adjournment or postponement of an annual meeting or the announcement shall not commence a new time period for the giving of a stockholder's notice as described above.

  Majority Voting Policy

        We expect our board of directors to adopt a majority voting policy that will provide that if none of our stockholders provides us written notice of an intention to nominate one or more candidates to compete with our board of directors' nominees, or if all stockholders have withdrawn such nominations prior to 10 days before we mail notice for our annual meeting, a nominee must receive more votes cast for that nominee than against that nominee to be elected or re-elected. If a director nominee fails to obtain the required votes, our board of directors will expect such director to tender his or her resignation.

  Amendments to Certificate of Incorporation and Bylaws

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation will provide that the following provisions may be amended by our stockholders only by a vote of at least two-thirds of the voting power of all of the outstanding shares of our stock entitled to vote:

  •
  the classification of our board of directors;

  •
  the removal of directors;

  •
  the limitation on shareholder action by written consent;

  •
  the limitation of directors' personal liability to us or our shareholders for breach of fiduciary duty as a director;

  •
  the ability of RTEA and its affiliates to engage in business opportunities in the same lines of business as us or CPE LLC;

  •
  the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote; and

  •
  any provision in our bylaws, including the ability to call a Special Meeting of Shareholders being vested in our board of directors or the Chairman of our board.

  Undesignated Preferred Stock

        The authorization of our undesignated preferred stock will make it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

  Section 203 of the Delaware General Corporation Law

        We will not be governed by Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law regulates corporate acquisitions and provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested shareholder unless:

  •
  prior to such time, the corporation's board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

  •
  upon consummation of the transaction which resulted in the shareholder becoming an "interested shareholder," the interested shareholder owned at least 85% of the corporation's outstanding voting stock at the time the transaction commenced, other than statutorily excluded shares; or

  •
  at or after the time a person became an interested shareholder, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested shareholder.

        The term "business combination" is defined to include mergers, asset sales and other transactions in which the interested shareholder receives or could receive a financial benefit on other than a pro rata basis with other shareholders.

CPE LLC Membership Interests and Units

        Limited liability company interests in CPE LLC, which will include our managing member interest, may be represented by one or more classes of units.

Managing Member Interest

        Upon completion of this offering, we will own a managing member interest in CPE LLC. References to our managing member interest mean the management and ownership interest of the managing member in CPE LLC, which will initially include membership interests equivalent to approximately            % of the outstanding common membership units (assuming no exercise of the underwriters' overallotment option), and includes any and all benefits to which the managing member is entitled as provided in the LLC Agreement, together with all obligations of the managing member to comply with the terms and provisions of the LLC Agreement. Any additional units in CPE LLC held by us, whether common membership units or otherwise, will be part of this managing member interest.

Common Membership Units

        Upon completion of this offering and assuming no exercise of the overallotment option, there will be                         common membership units outstanding,                        of which will be owned indirectly by Rio Tinto America, and                        of which will be beneficially owned by us as part of our managing member interest (assuming no exercise of the underwriters' overallotment option). The number of outstanding common membership units owned by us as part of our managing member interest will at all times equal the number of shares of our outstanding common stock. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—CPE LLC Agreement—Second Amended and Restated LLC Agreement."

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  for transactions from which the director derived improper personal benefit.

        Our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions that will be included in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Registration Rights

        In connection with the completion of this offering, we will enter into a registration rights agreement with CPE LLC, Rio Tinto America, RTEA and KMS. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Registration Rights."

Listing

        Our common stock has been approved for listing on the New York Stock Exchange under the symbol "CLD." The CPE LLC common membership units are solely a means of measuring the relative size of the equity interests in CPE LLC of its members and will not be traded or listed on any securities exchange.

Transfer Agent and Registrar

        We expect to appoint ComputerShare Trust Company, N.A. as the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there has been no public market for our common stock. Sales of substantial amounts of our unregistered common stock in the public market, including by RTEA and KMS if they exercise their right to require CPE LLC to acquire by redemption their common membership units in CPE LLC and receives shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our future ability to raise capital through the sale of our equity securities.

        Upon completion of this offering, and as described in "Prospectus Summary—The Offering," there will be no shares of our common stock and                        CPE LLC common membership units outstanding held by RTEA and KMS (or no shares of our common stock and                        CPE LLC common membership units held by RTEA and KMS if the underwriters exercise their over-allotment option in full). Of these shares, the                        shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless those shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act. Any shares of our common stock issued in connection with a redemption of CPE LLC common membership units by RTEA and KMS will not be registered under the Securities Act and will be eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 of the Securities Act. We have granted RTEA and KMS registration rights described below. See "Structuring Transactions and Related Agreements—Structure-Related Agreements—Registration Rights."

Rule 144

        In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately            shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the NYSE for the four calendar weeks prior to the sale,

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Registration Rights

        As described in "Structuring Transactions and Related Agreements—Structure-Related Agreements—CPE LLC Agreement—Second Amended and Restated LLC Agreement," RTEA and KMS will have the right to require CPE LLC to acquire by redemption their common membership units in exchange for a cash payment equal to, on a per unit basis, the market price of one share of our common stock. If RTEA and KMS exercise their redemption right, we will be entitled, pursuant to our Assumption Right, to acquire such common membership units from RTEA and KMS in exchange for, at our election, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one shares of our common stock or a combination of shares of our common stock and cash. Pursuant to the registration rights agreement described above in "Structuring Transactions and Related Agreements—Structure-Related Agreements—Registration Rights," RTEA and KMS will have the right, subject to various conditions and limitations, to demand the filing of, and include any registerable securities held by RTEA and KMS in, registration statements relating to our common stock, subject to the 180-day lock-up arrangement described below. These registration rights of RTEA and KMS could impair the prevailing market price and impair our ability to raise capital by depressing the price at which we could sell our common stock.

Lock-up Agreements

        RTEA and KMS have entered into a lock-up agreement that prevents the redemption of their common membership units of CPE LLC for up to 180 days after the date of this prospectus, subject to exceptions and an extension in certain circumstances as set forth in "Underwriting."

        Our officers and directors have or will have signed lock-up agreements under which they agreed not to offer, sell, contract to sell, pledge, or otherwise dispose of, or to enter into any hedging transaction with respect to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period ending 180 days after the date of this prospectus, subject to extension for an additional 18 days upon the occurrence of certain events. These officers and directors will together beneficially own an aggregate of approximately            shares of our common stock upon completion of this offering. The foregoing does not prohibit open market purchases and sales of our common stock by such holders after the completion of this offering or of common stock acquired in this offering. Other transfers or dispositions by our officers and directors may be made pursuant to certain exceptions to the lock-up.

        For more information regarding the lock-up agreements, see "Underwriting."

Stock Options and Incentive and Benefit Plan Awards

        We intend to file a registration statement with the Securities and Exchange Commission covering shares that may be awarded under our long term incentive plan, including options and restricted stock. In connection with this offering, we will grant            shares of restricted stock and options to acquire              shares of common stock to our directors and our employees under our long term incentive plan. These shares of restricted stock and options generally will vest in full on the third anniversary of the completion of the initial public offering.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common shares by a non-U.S. holder. As used in this summary, the term "non-U.S. holder" means a beneficial owner of our common shares that is not, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States or a former citizen or resident of the United States subject to taxation as an expatriate;

  •
  a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

  •
  a partnership (including any entity or arrangement classified as a partnership for these purposes);

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the U.S. Internal Revenue Code of 1986, as amended) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a "United States person."

        An individual may be treated as a resident of the United States in any calendar year for United States federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

        If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S federal income tax purposes) owns our common shares, the tax treatment of a partner or beneficial owner of the partnership or other pass-through entity may depend upon the status of the partner or beneficial owner and the activities of the partnership or entity and by certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common shares should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

        This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder's particular investment or other circumstances. In particular, this summary only addresses a non-U.S. holder that holds our common shares as a capital asset (generally, investment property) and does not address:

  •
  special U.S. federal income tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, sovereign entities, and dealers and traders in stocks, securities or currencies;

  •
  non-U.S. holders holding our common shares as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

  •
  any U.S. state and local or non-U.S. or other tax consequences; or

  •
  the U.S. federal income or estate tax consequences for the beneficial owners of a non-U.S. holder.

        This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common shares as set forth in this summary. Each non-U.S. holder should consider consulting a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of our common shares.

Dividends

        We do not anticipate paying cash dividends on our common shares in the foreseeable future. See "Dividend Policy." In the event, however, that we pay dividends on our common shares that are not effectively connected with a non-U.S. holder's conduct of a trade or business in the United States, a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, will be withheld from the gross amount of the dividends paid to such non-U.S. holder. Non-U.S. holders should consider consulting their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

        In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed U.S. Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common shares. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service. Non-U.S. holders should consider consulting their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

        Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In that case, the U.S. federal withholding tax discussed above will not apply if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Gain on disposition of our common shares

        A non-U.S. holder generally will not be taxed by the United States on any gain recognized on a disposition of our common shares unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the

    non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

  •
  the non-U.S. holder is an individual who holds our common shares as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is not considered a resident alien under the U.S. Internal Revenue Code); or

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  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common shares.

        In general, we will be treated as a "U.S. real property holding corporation" if the fair market value of our "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. The determination of the fair market value of our assets and, therefore, whether we are a U.S. real property holding corporation at any given time, will depend on the particular facts and circumstances applicable at the time.

        Currently, we believe that we are a U.S. real property holding corporation and will remain a U.S. real property holding corporation for the foreseeable future.

        However, even if we are or have been a U.S. real property holding corporation, a non-U.S. holder which did not beneficially own, directly or indirectly, more than 5% of the total fair market value of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that our common stock was held by such holder (a "Non-5% Holder"), and which is not otherwise taxed under any other circumstances described above, generally will not be taxed on any gain realized on the disposition of our common stock if, at any time during the calendar year of the disposition, our common stock was "regularly traded on an established securities market" within the meaning of the applicable U.S. Treasury regulations.

        However, if our common stock were not considered to be "regularly traded on an established securities market" within the meaning of the applicable U.S. Treasury regulations, then a non-U.S. holder (whether or not a Non-5% Holder) would be taxed for U.S. federal income tax purposes on any gain realized on the disposition of our common stock on a net income basis as if the gain were effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder during the taxable year and, in such case, the person acquiring our common stock from such non-U.S. holder generally would have to withhold 10% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the U.S. Internal Revenue Service in accordance with applicable U.S. Treasury regulations. We urge all non-U.S. holders to consult their own tax advisors regarding the application of these rules to them.

Federal estate tax

        Our common shares that are owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding tax

        Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-U.S. holder or otherwise establishes an exemption.

        The gross proceeds from the disposition of our common shares may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells our common shares outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common shares through a non-U.S. office of a broker that:

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  is a United States person;

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  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

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  is a "controlled foreign corporation" for United States federal income tax purposes; or

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  is a foreign partnership, if at any time during its tax year:

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  one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

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  the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

        If a non-U.S. holder receives payments of the proceeds of a sale of our common shares to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN certifying that the non-U.S. Holder is not a "United States person" or the non-U.S. holder otherwise establishes an exemption.

        A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder's U.S. federal income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                                    , 2009, we have agreed to sell to the underwriters named below for whom Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase up to                        additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. The underwriters and selling group members may allow a discount of $            per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

        The expenses of this offering are estimated to be approximately $         million. RTEA will pay all of our out-of-pocket costs and expenses incurred in connection with this offering.

        The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the share of common stock being offered.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation for a period of 180 days after the date of this prospectus, subject to certain exceptions.

        However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation waive, in writing, such an extension.

        Our officers and directors and RTEA and KMS (collectively, the restricted shareholders) have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation for a period of 180 days after the date of this prospectus, subject to certain exceptions. The lock-up will also cover the exercise by RTEA and KMS of their respective redemption rights in CPE LLC.

        In addition, RTEA and KMS have agreed that, without the prior written consent of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation, they will not, during the "lock-up" period, make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for the common stock. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial "lock-up" period, then in each case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation waive, in writing, such an extension.

        The underwriters have reserved for sale at the initial public offering price up to                        shares of the common stock for employees and directors who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our common stock has been approved for listing on the NYSE under the symbol "CLD."

        Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. Morgan Stanley Senior Funding, Inc., acting through one or more of its branches or affiliates, will be the administrative agent and a lender under CPE LLC's revolving credit facility and is an affiliate of Morgan Stanley & Co. Incorporated, an underwriter. Affiliates of Credit Suisse Securities (USA) LLC and of RBC Capital Markets Corporation will also be lenders under CPE LLC's revolving credit facility. In addition, Credit Suisse Securities (USA) LLC,

Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation will also act as initial purchasers in CPE LLC's senior notes offering.

        Immediately prior to this offering, there has been no market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters and will not necessarily reflect the market price of the common stock following this offering. The principal factors that will be considered in determining the public offering price will include:

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  the information presented in this prospectus and otherwise available to the underwriters;

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  the history of and the prospects for the industry in which we will compete;

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  the ability of our management;

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  the prospects for our future earnings;

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  the present state of our development and our current financial condition;

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  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

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  the general condition of the securities markets at the time of this offering.

        We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active trading market for the common stock will develop and continue after this offering.

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

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  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

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  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

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  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of common stock to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of common stock to the public in that Relevant Member State at any time,

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  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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  to any legal entity which has two or more of an average of at least 250 employees during the last financial year; a total balance sheet of more than €43,000,000 and an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

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  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

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  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

        The validity of the shares of common stock being offered in this prospectus and other legal matters concerning this offering will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters related to the sale of the common stock issued in this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

 EXPERTS

        The audited consolidated financial statements of Rio Tinto Energy America Inc. and its subsidiaries as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 included in this Prospectus, except as they relate to Decker Coal Company, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and, insofar as they relate to Decker Coal Company, by KPMG LLP, an independent registered public accounting firm, whose report thereon appears herein. The audited financial statements of Cloud Peak Energy Inc. as of December 31, 2008 and for the period from July 31, 2008 (date of inception) to December 31, 2008 included in this Prospectus have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements have been so included in reliance on the reports of such independent registered public accounting firms given on the authority of such firms as experts in auditing and accounting.

EXPERTS—COAL RESERVES

        The estimates of our proven and probable coal reserves referred to in this prospectus have been prepared by us and reviewed by John T. Boyd Company and have been included herein upon the authority of this firm as an expert.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

        You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

GLOSSARY OF SELECTED TERMS

        Appalachian Region.    Coal producing area in Alabama, eastern Kentucky, Maryland, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia. The Appalachian Region is divided into the northern, central and southern Appalachian regions.

        Ash.    Inorganic material consisting of iron, alumina, sodium and other incombustible matter that are contained in coal. The composition of the ash can affect the burning characteristics of coal.

        Bituminous coal.    The most common type of coal that is between sub-bituminous and anthracite in rank. Bituminous coals produced from the central and eastern U.S. coal fields typically have moisture content less than 20% by weight and heating value of 10,500 to 14,000 Btus.

        British thermal unit, or "Btu."    A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

        BNSF.    Burlington Northern Santa Fe

        Central Appalachia.    Coal producing area in eastern Kentucky, Virginia and southern West Virginia.

        Coal seam.    Coal deposits occur in layers typically separated by layers of rock. Each layer is called a "seam." A seam can vary in thickness from inches to a hundred feet or more.

        Coalbed methane.    Also referred to as CBM or coalbed natural gas (CBNG). Coalbed methane is methane gas formed during the coalification process and stored within the coal seam.

        Coke.    A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel.

        Compliance coal.    Coal that when combusted emits no greater than 1.2 pounds of sulfur dioxide per million Btus and requires no blending or sulfur-reduction technology to comply with current sulfur dioxide emissions under the Clean Air Act.

        Dragline.    A large excavating machine used in the surface mining process to remove overburden. The dragline has a large bucket suspended from the end of a boom, which may be 275 feet long or larger. The bucket is suspended by cables and capable of scooping up significant amounts of overburden as it is pulled across the excavation area. The dragline, which can "walk" on large pontoon-like "feet," is one of the largest land-based machines in the world.

        EIA.    Energy Information Administration

        Fossil fuel.    A hydrocarbon such as coal, petroleum or natural gas that may be used as a fuel.

        GW.    Gigawatts.

        Highwalls.    The unexcavated face of exposed overburden and coal in a surface mine.

        ISO 14001.    The international standard for environmental management systems. Auditing by an independent party is required to obtain and maintain certification. The environmental management system is a tool enabling an organization of any size or type to identify and control the environmental impact of its activities, products or services, improve its environmental performance continually, and implement a systematic approach to setting environmental objectives and targets, to achieving these and to demonstrating that they have been achieved. Continuous improvement is a key system requirement.

        Illinois Basin.    Coal producing area in Illinois, Indiana and western Kentucky.

        Incident Rate.    The rate of injury occurrence, as determined by MSHA, based on 200,000 hours of employee exposure and calculated as follows:

IR = (number of cases × 200,000) / hours of employee exposure.

        Interior Region.    Coal producing area consisting of the Illinois Basin, Arkansas, Kansas, Louisiana, Mississippi, Missouri, Oklahoma and Texas.

        LBA.    Lease by Application. Before a mining company can obtain new coal leases on federal land, the company must nominate lands for lease. The Bureau of Land Management, or BLM, then reviews the proposed tract to ensure maximum coal recovery. It also requires completion of a detailed environmental assessment or an environmental impact statement, and then schedules a competitive lease sale. Lease sales must meet fair market value. The process is known as Lease By Application. After a lease is awarded, the BLM also has the responsibility to assure development of the resource is conducted in a fashion that achieves maximum economic recovery. For a more complete description of the LBA process, see "Business—Reserve Acquisition Process."

        Lbs SO2/mmBtu.    Pounds of SO2 emitted per million Btu of heat generated.

        Lignite.    The lowest rank of coal. It is brownish-black with a high moisture content commonly above 35% by weight and heating value commonly less than 8,000 Btu.

        Metallurgical coal.    The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as "met" coal, it possesses four important qualities: volatility, which affects coke yield; the level of impurities, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal has a particularly high Btu, but low ash content.

        MSHA.    Mine Safety and Health Administration

        NOx.    Nitrogen oxides. NOx represents both NO2 and NO3 which are gases formed in high temperature environments such as coal combustion. It is a harmful pollutant that contributes to acid rain and is a precursor of ozone.

        NMA.    National Mining Association

        Non-reserve coal deposits.    Non-reserve coal deposits are coal bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling and underground workings to assume continuity between sample points, and therefore warrant further exploration work. However, this coal does not qualify as commercially viable coal reserves as prescribed by SEC standards until a final comprehensive evaluation based on unit cost per ton, recoverability, and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitation, or both.

        Northern Appalachia.    Coal producing area in Maryland, Ohio, Pennsylvania and northern West Virginia.

        Overburden.    Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

        PRB.    Powder River Basin. Coal producing area in northeastern Wyoming and southeastern Montana.

        Preparation plant.    Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process separates higher ash coal and may also remove some of the coal's sulfur content.

        Probable reserves.    Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

        Proven reserves.    Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

        Reclamation.    The process of restoring land to its prior condition, productive use or other permitted condition following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and shrubs. Reclamation operations are typically conducted concurrently with mining operations. Reclamation is closely regulated by both state and federal laws.

        Reserve.    That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.

        Riparian habitat.    Areas adjacent to rivers and streams with a differing density, diversity, and productivity of plant and animal species relative to nearby uplands.

        Riverine habitat.    A habitat occurring along a river.

        Scrubber.    Any of several forms of chemical physical devices which operate to control sulfur compounds formed during coal combustion. An example of a scrubber is a flue gas desulfurization unit.

        Spoil-piles.    Pile used for any dumping of waste material or overburden material, particularly used during the dragline method of mining.

        Steam coal.    Coal used by power plants and industrial steam boilers to produce electricity or process steam. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

        Sub-bituminous coal.    Black coal that ranks between lignite and bituminous coal. Sub-bituminous coal produced from the PRB has a moisture content between 20% to over 30% by weight, and its heat content ranges from 8,000 to 9,500 Btus of coal.

        Sulfur.    One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide (SO2) is produced as a gaseous by-product of coal combustion.

        Sulfur dioxide emission allowance.    A tradeable authorization to emit sulfur dioxide. Under Title IV of the Clean Air Act, one allowance permits the emission of one ton of sulfur dioxide.

        Surface mine.    A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil overburden. Surface mines are also known as open-pit mines.

        Tons.    A "short" or net ton is equal to 2,000 pounds. A "long" or British ton is 2,240 pounds. A "metric" tonne is approximately 2,205 pounds. The short ton is the unit of measure referred to in this prospectus.

        Truck-and-shovel Mining and Truck and Front-End Loader Mining.    Similar forms of mining where large shovels or front-end loaders are used to remove overburden, which is used to backfill pits after the coal is removed. Smaller shovels load coal in haul trucks for transportation to the preparation plant or rail loadout.

        Uinta Basin.    Coal producing area in western Colorado and eastern Utah.

        Union Pacific.    Union Pacific Railroad.

CLOUD PEAK ENERGY INC.

INDEX TO THE FINANCIAL STATEMENTS

Page
Cloud Peak Energy Inc.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2008 and September 30, 2009 (unaudited)	F-3
Statements of Operations for the Period from July 31, 2008 (date of inception) to December 31, 2008, the period from July 31, 2008 (date of inception) to September 30, 2008 (unaudited) and the Nine Months Ended September 30, 2009 (unaudited)	F-4
Statement of Shareholder's Equity for the Period from July 31, 2008 (date of inception) to December 31, 2008 and the Nine Months Ended September 30, 2009 (unaudited)	F-5
Statements of Cash Flows for the Period from July 31, 2008 (date of inception) to December 31, 2008, the period from July 31, 2008 (date of inception) to September 30, 2008 (unaudited) and the Nine Months Ended September 30, 2009 (unaudited)	F-6
Notes to Financial Statements	F-7
Rio Tinto Energy America Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets as of December 31, 2008 and September 30, 2009	F-9
Unaudited Consolidated Statements of Operations for the Nine Months Ended September 30, 2008 and 2009	F-10
Unaudited Consolidated Statement of Shareholder's Equity for the Nine Months Ended September 30, 2009	F-11
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2008 and 2009	F-12
Notes to Unaudited Consolidated Financial Statements	F-13
Reports of Independent Registered Public Accounting Firms	F-24
Consolidated Balance Sheets as of December 31, 2007 and 2008	F-26
Consolidated Statements of Operations for the Years Ended December 31, 2006, 2007 and 2008	F-27
Consolidated Statement of Shareholder's Equity for the Years Ended December 31, 2006, 2007 and 2008	F-28
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2007 and 2008	F-29
Notes to Consolidated Financial Statements	F-30

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Cloud Peak Energy Inc.:

        In our opinion, the accompanying balance sheet and the related statement of operations, shareholder's equity and cash flows present fairly, in all material respects, the financial position of Cloud Peak Energy Inc. at December 31, 2008, and the results of its operations and its cash flows for period from July 31, 2008 (date of inception) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Denver, Colorado
August 12, 2009

CLOUD PEAK ENERGY INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2008 and SEPTEMBER 30, 2009

	2008	2009
		(unaudited)
ASSETS
Total assets	$—	$—

LIABILITIES and SHAREHOLDER'S EQUITY
Liabilities
Due to related party, current liability	$116,316	$531,662

Shareholder's equity
Common stock ($.01 par value; 1,000 shares authorized; 1 share issued and outstanding at December 31, 2008 and September 30, 2009)	—	—
Additional paid-in capital	1	1
Accumulated deficit	(116,317)	(531,663)

Total shareholder's deficit	(116,316)	(531,662)

Total liabilities and shareholder's equity	$—	$—

The accompanying notes are an integral part of these financial statements.

CLOUD PEAK ENERGY INC.

STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JULY 31, 2008 (date of inception) TO DECEMBER 31, 2008,
THE PERIOD FROM JULY 31, 2008 (date of inception) TO SEPTEMBER 30, 2008
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2009

	Period Ended
		September 30,
	December 31, 2008
		2008	2009
		(unaudited)	(unaudited)
Revenues	$—	$—	$—

Costs and expenses
General and administrative expenses	116,317	25,715	415,346

Total costs and expenses	116,317	25,715	415,346

Loss before income taxes	(116,317)	(25,715)	(415,346)
Income tax provision (benefit)	—	—	—

Net loss	$(116,317)	$(25,715)	$(415,346)

Net loss per share—basic and diluted
Net loss per share	$(116,317)	$(25,715)	$(415,346)

Weighted average shares outstanding-basic and diluted	1	1	1

The accompanying notes are an integral part of these financial statements.

CLOUD PEAK ENERGY INC.

STATEMENT OF SHAREHOLDER'S EQUITY

FOR THE PERIOD FROM JULY 31, 2008 (date of inception) TO DECEMBER 31, 2008
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2009

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
Balance at July 31, 2008		$—	$—	$—	$—
Issuance of one share of common stock shares		—	1	—	1
Net loss		—	—	(116,317)	(116,317)

Balance at December 31, 2008		—	1	(116,317)	(116,316)
Net loss (unaudited)		—	—	(415,346)	(415,346)

Balance at September 30, 2009 (unaudited)	$		$1	$(531,663)	$(531,662)

The accompanying notes are an integral part of these financial statements.

CLOUD PEAK ENERGY INC.

STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JULY 31, 2008 (date of inception) TO DECEMBER 31, 2008,
THE PERIOD FROM JULY 31, 2008 (date of inception) TO SEPTEMBER 30, 2008
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2009

		September 30,
	Period Ended
	December 31, 2008	2008	2009
		(unaudited)	(unaudited)
Operating activities
Net loss	$(116,317)	$(25,715)	$(415,346)
Increase in due to related party	116,316	25,715	415,346

Net cash used in operating activities	(1)	—	—

Investing activities
Net cash provided by investing activities	—	—	—

Financing activities
Issuance of common stock	1	—	—

Net cash provided by financing activities	1	—	—

Increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

CLOUD PEAK ENERGY INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Nature of Operations

        Cloud Peak Energy Inc. ("CPE" or the "Company") was incorporated in Delaware in July 2008 in anticipation of an initial public offering. Rio Tinto America Inc. ("RTA") currently owns all of the issued and outstanding common stock of CPE. RTA is an indirect subsidiary of Rio Tinto plc, which is one of the largest mining companies in the world.

        CPE's activities to date are limited to organization, start-up and corporate governance activities. CPE has no business operations.

2. Basis of Presentation

Unaudited Financial Statements

        CPE's unaudited financial statements are prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"). In accordance with US GAAP requirements for interim financial statements, these financial statements do not include certain information and note disclosures that are normally included in annual financial statements prepared in conformity with US GAAP. Accordingly, these unaudited financial statements should be read in conjunction with the financial statements and the notes thereto as of December 31, 2008 and for the period July 31, 2008 (date of inception) to December 31, 2008, included herein. In the Company's opinion, the unaudited financial statements contain all adjustments (which are of a normal, recurring nature) necessary to present fairly, in all material respects, the financial position as of September 30, 2009, and the results of operations and cash flows for the period from July 31, 2008 (date of inception) to September 30, 2008 and for the nine months ended September 30, 2009, in conformity with US GAAP. Interim results for the nine months ended September 30, 2009, may not be indicative of results that will be realized for the full year ending December 31, 2009.

3. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Start-up Costs

        Organization and start-up costs are expensed as incurred.

Income Taxes

        Deferred income taxes are provided for temporary differences arising from differences between the financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates expected to be in effect when the related taxes are expected to be paid or recovered. A valuation allowance is established if it is more likely than not that a deferred tax asset will not be realized. In determining the appropriate valuation allowance, the Company considers projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies and its overall deferred tax position.

CLOUD PEAK ENERGY INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

        The Company is a member of a consolidated federal tax group and is party to a federal tax sharing agreement with the other members of the consolidated federal tax group. However, for the purposes of the financial statements, the Company's current and deferred income taxes were calculated on a stand-alone income tax return basis.

4. Income Taxes

        The Company did not recognize income tax benefits for its pre-tax losses for the period from July 31, 2008 (date of inception) to December 31, 2008, or for the periods ended September 30, 2008 and 2009, because its losses do not result in a current tax refund or in a deferred tax benefit that is more likely than not of being realized on a stand-alone basis. At December 31, 2008, CPE has a net operating loss carryforward of $116,317, which is available to offset taxable income through 2029. Based on the Company's recent formation, its lack of business operations, uncertainties about its planned public offering and other factors, management has determined that the potential tax benefit of CPE's net operating loss carryforward is not more likely than not of being realized. Accordingly, CPE has recorded a deferred tax asset valuation allowance for the entire amount of its deferred tax asset.

        Deferred income taxes, net consist of the following at December 31, 2008:

Deferred income tax assets:
Net operating loss carryforward	$40,711
Deferred income tax asset valuation allowance	(40,711)

Deferred income tax asset, net	$—

        The effective tax rate of zero reflected in the Company's statements of operations for the period from July 31, 2008 (date of inception) to December 31, 2008, and for the periods ended September 30, 2008 and 2009, differs from the United States federal statutory rate of 35% due to the effects of the deferred tax asset valuation allowance.

5. Related Party Transactions

        All of CPE's general and administrative expenses for the period July 31, 2008 (date of inception) to December 31, 2008 and for the periods ended September 30, 2008 and 2009 were paid by RTEA on behalf of the Company. Such amounts are reflected in due to related party at December 31, 2008 and September 30, 2009.

6. Subsequent Event

        The Company's management evaluated the period from September 30, 2009 to November 2, 2009 for items requiring recognition or disclosure in the financial statements. Except as disclosed below, no events that require recognition or disclosure in the financial statements were identified.

        On September 1, 2009, the Company appointed a chairman of its board of directors and, on October 1, 2009, appointed two additional directors to serve on the board of directors. CPE has agreed to pay monthly retainers of $10,000 to the chairman and $7,000 to each other director. Additional compensation will be payable to each director on a recurring basis following a successful initial public offering.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 and SEPTEMBER 30, 2009

(dollars in thousands, except share and per share data)

	December 31, 2008	September 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$15,935	$18,319
Accounts receivable, net	79,451	81,390
Due from related parties	—	153,769
Inventories, net	55,523	62,996
Deferred income taxes	33,602	36,150
Refundable deposit	3,047	3,047
Other assets	6,704	9,589
Current assets of discontinued operations	56,979	62,873

Total current assets	251,241	428,133
Property, plant and equipment, net	927,910	981,248
Intangible assets, net	31,916	7,146
Goodwill	35,634	35,634
Other assets	8,301	5,720
Noncurrent assets of discontinued operations	530,189	519,431

Total assets	$1,785,191	$1,977,312

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Accounts payable	$55,503	$60,249
Royalties and production taxes	96,060	115,124
Accrued expenses	42,401	43,330
Due to related parties	12,763	—
Current portion of long-term debt	71,860	53,823
Current liabilities of discontinued operations	65,258	64,740

Total current liabilities	343,845	337,266
Long-term debt	137,666	121,781
Asset retirement obligations	164,234	169,642
Deferred income taxes	86,320	86,320
Other liabilities	5,998	7,296
Noncurrent liabilities of discontinued operations	61,962	74,619

Total liabilities	800,025	796,924

Commitments and contingencies (Note 7)
Shareholder's equity
Common stock ($.01 par value; 1,000 shares authorized; 1 share issued and outstanding at December 31, 2008 and September 30, 2009)	—	—
Additional paid-in capital	799,613	805,074
Retained earnings	190,061	379,878
Accumulated other comprehensive loss	(4,508)	(4,564)

Total shareholder's equity	985,166	1,180,388

Total liabilities and shareholder's equity	$1,785,191	$1,977,312

The accompanying notes are an integral part of these consolidated financial statements.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2009

(dollars in thousands)

	2008	2009
Revenues	$904,627	$1,061,286

Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	653,544	702,569
Depreciation and depletion	69,258	68,383
Amortization	37,027	24,770
Accretion	8,926	8,402
Exploration costs	787	1,156
Selling, general and administrative expenses	50,833	49,075
Asset impairment charges	1,014	—

Total costs and expenses	821,389	854,355

Operating income	83,238	206,931

Other income (expense)
Interest income	2,682	228
Interest expense	(19,974)	(1,007)
Other, net	1,631	15

Total other expense	(15,661)	(764)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	67,577	206,167
Income tax provision	(15,676)	(59,888)
Earnings from unconsolidated affiliates, net of tax	3,109	989

Income from continuing operations	55,010	147,268
Income (loss) from discontinued operations, net of tax	(29,189)	42,790

Net income	$25,821	$190,058

Net income (loss) per share, basic and diluted
Income from continuing operations	$55,010	$147,268
Income (loss) from discontinued operations	(29,189)	42,790

Net income per share	$25,821	$190,058

Weighted-average shares outstanding, basic and diluted	1	1

The accompanying notes are an integral part of these consolidated financial statements.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(dollars in thousands)

	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2008	$799,613	$190,061	$(4,508)	$985,166
Comprehensive income
Net income	—	190,058	—	190,058
Decker pension adjustments, net of tax	—	—	(56)	(56)

Total comprehensive income				190,002
Stock compensation, net of tax	594	—	—	594
Dividend to RTA	—	(241)	—	(241)
Costs incurred by affiliates	4,867	—	—	4,867

Balance at September 30, 2009	$805,074	$379,878	$(4,564)	$1,180,388

The accompanying notes are an integral part of these consolidated financial statements.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2009

(dollars in thousands)

	2008	2009
Cash flows from continuing operations
Operating activities
Income from continuing operations	$55,010	$147,268
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and depletion	69,258	68,383
Amortization	37,027	24,770
Accretion	8,926	8,402
Asset impairment charges	1,014	—
Earnings from unconsolidated affiliates	(3,109)	(989)
Distributions of income from equity investments	2,250	4,000
Loss on sale of assets and transfer of liabilities	1,990	226
Deferred income taxes	—	(3,160)
Expenses paid by affiliates	1,080	—
Stock compensation expense	570	548
Interest expense converted to principal	16,755	—
Changes in operating assets and liabilities:
Accounts receivable, net	11,181	(1,939)
Inventories, net	(6,119)	(7,473)
Due to or from related parties	(126,232)	93,128
Other assets	(4,696)	(2,759)
Accounts payable and accrued expenses	41,253	23,502
Asset retirement obligations	(2,358)	(2,942)

Net cash provided by operating activities from continuing operations	103,800	350,965

Investing activities
Purchases of property, plant and equipment	(116,642)	(88,219)
Proceeds from sale of assets	21	143
Payment on refundable deposit	(11,806)	—
Return of refundable deposit	33,156	—
Change in cash advances to affiliate	8,821	(259,660)

Net cash used in investing activities from continuing operations	(86,450)	(347,736)

Financing activities
Borrowings on long-term debt	40,000	—
Repayments on long-term debt	(36,352)	(65,313)
Dividend to RTA	(3,331)	(241)

Net cash provided by (used in) financing activities from continuing operations	317	(65,554)

Net cash provided by (used in) continuing operations	17,667	(62,325)

Cash flows from discontinued operations
Net cash from operating activities	19,405	69,799
Net cash from investing activities	(37,964)	(5,090)
Net cash from financing activities	(8,098)	—

Net cash provided by (used in) discontinued operations	(26,657)	64,709

Net increase (decrease) in cash and cash equivalents	(8,990)	2,384
Cash and cash equivalents at beginning of period	23,616	15,935

Cash and cash equivalents at end of period	$14,626	$18,319

Supplemental cash flow disclosures from continuing operations:
Interest paid	$3,141	$16,896
Income taxes paid (refunded), net	(18,931)	79,070
Supplemental noncash investing and financing activities from continuing operations:
Long-term debt incurred for purchase of federal coal leases	$168,008	$31,391
Conversion of debt to equity	547,382	—

The accompanying notes are an integral part of these consolidated financial statements.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. Basis of Presentation

        These unaudited consolidated financial statements of Rio Tinto Energy America Inc. and its subsidiaries ("RTEA" or the "Company") are prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"). In accordance with US GAAP for interim financial statements, these consolidated financial statements do not include certain information and note disclosures that are normally included in annual financial statements prepared in conformity with US GAAP. Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008. In the Company's opinion, the consolidated financial statements contain all adjustments (which are of a normal, recurring nature) necessary to present fairly in all material respects, the financial position as of September 30, 2009, and the results of operations and cash flows for the nine months ended September 30, 2008 and 2009, in conformity with US GAAP. Interim results for the nine months ended September 30, 2009, may not be indicative of results that will be realized for the full year ending December 31, 2009.

Variable Interest Entity

        The Company is the primary beneficiary of Cloud Peak Energy Services Company (formerly Rio Tinto Energy America Services Company) ("CPESC"), a wholly owned subsidiary of Rio Tinto America Inc. ("RTA"). CPESC was formed on RTEA's behalf, employs certain RTEA employees, provides management services to RTEA, and does not provide any services to other affiliates of Rio Tinto plc ("Rio Tinto") or to any unaffiliated entities. Although RTEA has no legal ownership interest or voting rights in CPESC, it is generally obligated under intercompany expense reimbursement arrangements to absorb substantially all of the costs incurred by CPESC. The Company determined that CPESC was a variable interest entity, primarily because substantially all of CPESC's activities are conducted on behalf of RTEA. The Company determined that it is the primary beneficiary of CPESC because RTEA is the Rio Tinto affiliate that is most closely associated with CPESC. As a result, the Company includes the accounts of CPESC in its consolidated financial statements. As of September 30, 2009, CPESC's total assets and total liabilities were $9,038 and $10,682, respectively.

Allocated Expenses

        These consolidated financial statements reflect the assets, liabilities, revenues and expenses, and the changes in shareholder's equity and cash flows that were directly applicable to the Company, and also include allocations of certain general and administrative costs incurred by RTA, Rio Tinto and other Rio Tinto affiliates. Allocations of corporate, general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates were $17,561 and $19,753 for the nine months ended September 30, 2008 and 2009, respectively. Of this total, $14,459 and $15,951 for the nine months ended September 30, 2008 and 2009, respectively, is included in selling, general and administrative expenses in the consolidated statements of operations. The remaining $3,102 and $3,802 for the nine months ended September 30, 2008 and 2009, respectively, is included in cost of product sold. Also included in selling, general and administrative expenses are costs incurred as a result of actions to divest RTEA, either through a trade sale or an initial public offering, of $21,044 and $11,272 for the nine months ended September 30, 2008 and 2009, respectively.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

1. Basis of Presentation (Continued)

Recent Accounting Pronouncements

        Effective July 1, 2009, the Financial Accounting Standards Board ("FASB") established The FASB Accounting Standards Codification (the "Codification") as the sole source of authoritative non-governmental US GAAP. The Codification will change the manner in which US GAAP is referenced, but it will not have any impact on the Company's consolidated financial statements.

        In April 2009, the FASB issued standards that require fair value of financial instruments to be disclosed in quarterly financial statements. Under prior US GAAP, such disclosure requirements applied only to annual financial statements. The new standards are effective for financial statements issued for interim and annual periods ending after June 15, 2009. The Company has provided the required fair value disclosures in Note 5.

        In May 2009, the FASB issued standards that set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. These standards do not apply to subsequent events or transactions that are within the scope of other applicable US GAAP that provide different guidance on the accounting treatment for subsequent events or transactions. The new standards introduce the concept of financial statements being available to be issued, and require the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date; that is, whether that date represents the date the financial statements were issued or were available to be issued. The Company has disclosed subsequent events in accordance with the new standards in Note 10.

        In June 2009, the FASB issued standards that require an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The new standards are effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently evaluating the impact that the new standards may have on its consolidated financial statements.

2. Discontinued Operations

Sale of Jacobs Ranch Mine

        Effective March 8, 2009, a wholly owned subsidiary of RTEA entered into an agreement to sell its membership interest in Jacobs Ranch Coal LLC, which owns and operates the Jacobs Ranch coal mine, to Arch Coal, Inc. for cash consideration of $761,000, subject to certain adjustments as of the closing date. The sale closed on October 1, 2009; see Note 10. The Jacobs Ranch mine was classified as held for sale and reported as discontinued operations as of March 1, 2009. As a result, the consolidated financial statements report the financial position, results of operations, and cash flows of the Jacobs Ranch mine as discontinued operations in all periods presented. Included in Jacobs Ranch mine revenues in the table below are sales to other RTEA subsidiaries of $10,656 and $22,498 for the nine

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

2. Discontinued Operations (Continued)

months ended September 30, 2008 and 2009, respectively. Sales of coal to RTEA subsidiaries are expected to continue after the closing date under contracts that terminate upon completion of all required shipments in 2010. The Company determined that its purchases from the mine after the closing date do not represent significant continuing involvement based primarily on the immateriality of the expected purchases compared to the expected production of the mine and the short duration of the contracts.

Distribution of Colowyo and Uranium Mining Venture

        Effective October 7, 2008, RTEA distributed to RTA its controlling interests in Colowyo Coal Company, L.P. ("Colowyo"), together with a uranium mining venture undergoing reclamation activities. As a result of the distribution, RTEA currently owns and operates RTA's western U.S. coal business, except for the Colowyo mine in Colorado. The consolidated financial statements report the results of operations and cash flows of the distributed entities as discontinued operations for the nine months ended September 30, 2008. Subsequent to the distribution date, RTEA provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis. These transitional services were terminated during March 2009. The liabilities of the entities distributed to RTA (including amounts payable to RTEA) exceeded the assets of such entities by $130,095 on the distribution date. In December 2008, RTEA distributed to RTA receivables due from the distributed entities totaling $115,233. The Company recorded a $14,862 net capital contribution in the fourth quarter of 2008 for the amount by which the liabilities of the distributed entities exceeded their assets and the distributed receivables. The assets and liabilities were transferred at their respective carrying amounts as of the dates of distribution. No gain or loss was recognized in connection with the distribution.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

2. Discontinued Operations (Continued)

        Income (loss) from discontinued operations, net of tax, presented in the consolidated statements of operations consisted of the following for the nine months ended September 30:

	2008	2009
Jacobs Ranch Mine
Revenues	$345,802	$369,172

Costs and expenses	358,645	303,813

Income (loss) from discontinued operations before income taxes	(12,843)	65,359
Income tax (provision) benefit	4,193	(22,569)

Income (loss) from discontinued operations, net of taxes	$(8,650)	$42,790

Colowyo and Uranium Mining Venture
Revenues	$88,161	$—

Costs and expenses	119,700	—

Loss from discontinued operations before income taxes	(31,539)	—
Income tax benefit	11,000	—

Loss from discontinued operations, net of taxes	$(20,539)	$—

Total Discontinued Operations
Revenues	$433,963	$369,172

Costs and expenses	478,345	303,813

Income (loss) from discontinued operations before income taxes	(44,382)	65,359
Income tax (provision) benefit	15,193	(22,569)

Income (loss) from discontinued operations, net of taxes	$(29,189)	$42,790

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

2. Discontinued Operations (Continued)

        The table below summarizes the assets and liabilities of Jacobs Ranch classified as discontinued operations included in the consolidated balance sheets as of December 31, 2008, and September 30, 2009:

	2008	2009
ASSETS
Current assets
Accounts receivable, net	$23,894	$21,907
Inventories, net	17,851	20,750
Deferred income taxes	15,067	15,067
Other assets	167	5,149

Current assets of discontinued operations	56,979	62,873

Property, plant and equipment, net	525,281	515,294
Intangible assets, net	4,908	4,137

Noncurrent assets of discontinued operations	530,189	519,431

Total assets of discontinued operations	$587,168	$582,304

LIABILITIES
Current liabilities
Accounts payable	$21,370	$14,594
Royalties and production taxes	38,357	43,871
Accrued expenses	5,531	6,275

Current liabilities of discontinued operations	65,258	64,740

Asset retirement obligations	40,747	43,091
Deferred income taxes	21,215	31,528

Noncurrent liabilities of discontinued operations	61,962	74,619

Total liabilities of discontinued operations	$127,220	$139,359

3. Intangible Assets

        In March 2008, Decker Coal Company, a 50% owned joint venture, to which the Company applies proportional consolidation, amended a long-term coal supply contract to provide for a reduction in the quantities of coal to be supplied during 2009 through 2012 in exchange for a $12,672 cash payment, which was received from the customer in 2009. Upon execution of the amendment, the Company recognized $6,336 of revenue, representing its 50% interest in the cash to be received in exchange for the relief of the Company's obligation to supply coal, and amortization expense of $9,224, representing the accelerated amortization of its contract rights corresponding to the reduction in quantities of coal supply quantities under the amended contract.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

4. Income Taxes

        The Company's effective income tax rate for continuing operations is reconciled to the U.S. federal statutory income tax rate for the nine months ended September 30, 2008 and 2009, as follows:

	2008	2009
United States federal statutory income tax rate	35.0%	35.0%
State income taxes, net of federal tax benefit	0.6	0.8
Depletion	(9.8)	(5.1)
Other	(2.6)	(1.6)

Effective tax rate	23.2%	29.1%

5. Fair Value of Financial Instruments

        The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, accounts payable, short-term debt and other current liabilities. Due to the short-term nature of these instruments, the Company believes that their carrying amounts approximate fair value. In addition, the Company has long-term debt consisting primarily of federal coal leasing obligations with a carrying amount, including accrued interest, of $175,684 as of September 30, 2009. The Company estimated the fair value of these obligations to be $185,174, as of September 30, 2009. These fair value estimates were determined by discounting the remaining lease payments using a current estimate of the credit-adjusted, risk-free interest rate that is based on the Company's current credit standing.

6. Federal Coal Lease Award

        The Company was awarded a federal coal lease adjacent to its existing Cordero Rojo coal mine, which became effective May 1, 2009. The lease is payable in five annual installments of $9,619, the first of which was paid and recorded as a refundable deposit when the bid was submitted in January 2009. On the effective date of the lease, the present value of the lease payments of $41,010 was recognized as mineral rights in property, plant and equipment, and the present value of the remaining payments of $31,391 was recognized in current and long-term debt obligations.

7. Commitments and Contingencies

Commitments

Capital Equipment Purchase Commitments

        As of September 30, 2009, the Company had outstanding capital purchase commitments of $4,153 for mining equipment which were not included on the consolidated balance sheet.

Coal Purchase Commitments

        As of September 30, 2009, the Company had outstanding coal purchase commitments of $21,905 for coal purchases which were not included on the consolidated balance sheet. The coal purchase commitments will be utilized for coal sales made to a customer under the terms of a coal supply agreement that terminates upon completion of all required shipments in 2010.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

7. Commitments and Contingencies (Continued)

Land Purchase

        In April 2008, the Company entered into an agreement to purchase land whereby the seller may require the Company to pay a purchase price of $23,678 between April 2013 and April 2018.

Contingencies

Litigation

        In September 2009, Caballo Coal Company ("Caballo"), a subsidiary of Peabody Energy Corporation, commenced an action in Wyoming state court against Spring Creek Coal Company ("Spring Creek"), our wholly owned subsidiary, asserting that Spring Creek repudiated its allegedly remaining obligation under a 1987 agreement to purchase an additional 1.638 million tons of coal, for which it seeks unspecified damages. Spring Creek believes that it has meritorious defenses to the claim, including that Caballo breached the agreement by failing to make required deliveries in 2006 and 2007. Spring Creek also believes that it has meritorious counterclaims against Caballo. The Company has not accrued a liability in its consolidated financial statements with respect to this matter, as any potential losses are not considered to be probable and reasonably estimable. If, however, the case was determined in an adverse manner to us, the payment of any judgment could be material to our results of operations.

        The Minerals Management Service ("MMS"), a federal agency with responsibility for collecting royalties on coal produced from federal coal leases, issued two disputed assessments against Decker Coal Company ("Decker"), a 50% owned unincorporated joint venture which is consolidated on a pro-rata basis: one for coal produced from 1986-1992, and the other for coal produced from 1993-2001. Both assessments concern coal sold by Decker, and in turn resold under long-term contracts. The MMS maintained that Decker's royalties should not be based on the prices at which Decker actually sold coal because the MMS does not believe those prices represent the results of arm's length negotiation. Instead, the MMS assessed, royalties based upon a higher price negotiated by the ultimate buyer of the coal in the 1970's. With respect to the period 1986-1992, Decker appealed the assessment through the administrative process with the MMS and that appeal was unsuccessful. A further appeal was filed before the U.S. District Court for the District of Montana. In March 2009, the District Court set aside the MMS assessment and entered judgment for Decker. MMS did not appeal that ruling. With respect to the period 1993-2001, the MMS has not issued a final decision concerning Decker's challenge to the assessment. The Company estimates that additional assessed royalties (inclusive of interest) for the 1993-2001 period are approximately $11,000. Decker estimates that even if the assessments were to be upheld, MMS's eventual recovery would be between $0 and $11,000. As a result of RTEA's 50% ownership interest in Decker, the Company's financial results could be materially affected should Decker be unsuccessful in its appeal. RTEA has not accrued a liability in its consolidated financial statements with respect to this matter, as any potential losses are not considered to be probable and reasonably estimable. In addition to its substantive challenges to the assessments, Decker believes that it is indemnified by and/or has contractual price escalation protection with respect to any increased assessments. RTEA considers those conclusions to be reasonable, but has not relied upon this indemnification in reaching its decision that any potential losses are not considered probable and reasonably estimable.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

7. Commitments and Contingencies (Continued)

        RTEA is currently party to various other legal proceedings. While management currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the results of operations, cash flows and financial position of RTEA. The estimate of the potential impact on the Company's financial position, results of operations or cash flows for the legal proceedings could change in the future. The Company has accrued for all losses related to litigation that the Company considers probable and for which the loss can be reasonably estimated.

Income Tax Contingencies

        The Company has various tax audits in progress. The Company has provided its best estimate of taxes and related interest and penalties due for potential adjustments that may result from the resolution of various tax audits and examinations of open U.S. federal and state tax years.

        The Company's income tax calculations are based on application of the respective U.S. federal or state tax law. The Company's tax filings, however, are subject to audit by the respective tax authorities. Accordingly, the Company recognizes tax benefits when it is more likely than not a position will be upheld by the tax authorities. To the extent the final tax liabilities are different from the amounts originally accrued, the increases or decreases are recorded as income tax expense.

Guarantees and Off-Balance Sheet Risk

        In the normal course of business, the Company is a party to guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and indemnities, which are not reflected on the consolidated balance sheet. Such guarantees and financial instruments are valued based on the amount of exposure under the respective instrument and the likelihood of required performance. In the Company's past experience, virtually no claims have been made against these financial instruments. Management does not expect any material losses to result from these guarantees or off-balance-sheet instruments.

        United States federal and state laws require the Company to secure certain of its obligations to reclaim lands used for mining and to secure coal lease obligations. The primary method used by the Company to meet its reclamation obligations and to secure coal lease obligations is to provide a third-party surety bond, typically through an insurance company, or provide a letter of credit, typically through a bank. Specific bond and or letter of credit amounts may change over time, depending on the activity at the respective site and any specific requirements by federal or state laws. The changes may be for required increases or decreases to a respective bond or letter of credit amount. The Company considers its surety bonds and letters of credit issued to meet its reclamation obligations and to secure coal lease obligations at the respective mine site to be performance guarantees. As of September 30, 2009, the Company had $228,963 of standby letters of credit and $319,107 of performance bonds outstanding (including the Company's proportional share of Decker) to secure certain of its obligations to reclaim lands used for mining and to secure coal lease obligations related to continuing operations.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

8. Related Party Transactions

Guarantee Fees

        Included in interest expense was $981 and $678 for the nine months ended September 30, 2008 and 2009, respectively, for guarantee fees paid to Rio Tinto associated with the outstanding standby letters of credit and performance bonds.

Cash Management Arrangement and Reimbursed Overhead

        The Company has entered into a cash management arrangement with Kennecott Holdings Corporation ("KHC"), a wholly owned subsidiary of RTA. Under this arrangement, cash is transferred to and from KHC on a regular basis for investment purposes. Balances resulting from these transactions prior to July 2008 bore interest at the same rate as the borrowing facility provided by RTA ("RTA Facility"), which was terminated in the third quarter of 2008 (4.3% as of September 30, 2008). Effective July 2008, balances resulting from these transactions bear interest at bank overnight short-term deposit rates. Amounts due from related parties resulting from these transactions are included in the table below and the cash flows related to this arrangement are reported in investing activities in the consolidated statements of cash flows. Interest income related to transactions with KHC totaled $2,256 and $184 for the nine months ended September 30, 2008 and 2009, respectively.

        KHC and Rio Tinto Services, Inc., a wholly owned subsidiary of RTA, also fund certain Company overhead expenses, which are reimbursed by the Company. Amounts due to related parties resulting from these transactions are included in the table below. The cash flows related to this arrangement are reported in operating activities in the consolidated statements of cash flows.

RTA Facility

        Prior to its termination in September 2008, the RTA facility (the "Facility') allowed the Company to borrow up to $800,000 from RTA with no specified maturity date. Borrowings under the Facility were subject to interest, payable quarterly, calculated on the daily average borrowings outstanding during the quarter at a rate equal to the average three month U.S. dollar LIBOR plus a margin of 1.5%. Interest cost related to the Facility was $16,755 for the nine months ended September 30, 2008.

        Due from (to) related parties consisted of the following at December 31, 2008 and September 30, 2009:

	2008	2009
Kennecott Holdings Corporation:
Cash management arrangement	$117,753	$377,413
Reimbursed overhead	(86,811)	(162,214)
Rio Tinto America:
Income tax sharing agreement	(26,866)	(23,100)
Reimbursed overhead	—	(12,223)
Rio Tinto Shared Services—reimbursed overhead	(14,172)	(35,306)
Other	(2,667)	9,199

Total due (to) from related party	$(12,763)	$153,769

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

8. Related Party Transactions (Continued)

Other Transactions

        The Company made payments of $3,336 to RTA for the nine months ended September 30, 2008 related to Rio Tinto stock compensation plans.

        Effective October 7, 2008, RTEA distributed to RTA its controlling interests in Colowyo, together with a uranium mining venture undergoing reclamation activities and two inactive entities. RTEA has provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis. Fees for these transitional support services are included as a reduction in cost of product sold and selling, general and administrative expenses and totaled $1,442 for the nine months ended September 30, 2009. These transitional services were terminated in March 2009.

        Revenues included sales of coal to Venture Fuels Partnership, a 50% owned coal marketing company, of $11,914 and $17,547 for the nine months ended September 30, 2008 and 2009, respectively.

9. Segment Information

        The Company reviews, manages and operates its business as a single operating segment—coal production. The Company produces low sulfur, steam coal from surface mines located in the Western region of the U.S. within the Powder River Basin, which it sells to electric utilities and industrial customers. In conformity with US GAAP, management has determined it has one reportable segment primarily based on its chief operating decision maker assessing the Company's performance and allocating resources based on a measure derived from the Company's consolidated EBITDA ("Internal Reporting EBITDA") financial measurement. Management defines EBITDA as income from continuing operations plus interest expense, depreciation and depletion, amortization, accretion and income tax provision, less interest income. The primary differences between Internal Reporting EBITDA and EBITDA are that Internal Reporting EBITDA includes discontinued operations and excludes asset impairment charges, environmental liability expenses, overburden stripping costs, pension and postretirement healthcare costs and certain costs allocated from other Rio Tinto companies.

        The following table presents a reconciliation of Internal Reporting EBITDA to income from continuing operations for the nine months ended September 30:

	2008	2009
Internal Reporting EBITDA	$253,469	$421,855
Adjustments	(50,280)	(112,365)

EBITDA	203,189	309,490
Depreciation and depletion	(69,258)	(68,383)
Amortization	(37,027)	(24,770)
Accretion	(8,926)	(8,402)
Interest income	2,682	228
Interest expense	(19,974)	(1,007)
Income tax provision	(15,676)	(59,888)

Income from continuing operations	$55,010	$147,268

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

9. Segment Information (Continued)

        The following table presents a summary of total revenues from external customers by geographic location for the nine months ended September 30:

	2008	2009
United States	$874,152	$961,707
Foreign	30,475	99,579

Total revenues from external customers	$904,627	$1,061,286

        The Company attributes revenue to individual countries based on the location of the customer.

        As of December 31, 2008, and September 30, 2009, all of the Company's long-lived assets were located in the U.S. All of the Company's revenues for the nine months ended September 30, 2008 and 2009, originated in the U.S. The Company's segment revenue and segment total assets equal the reported amounts in the consolidated financial statements.

10. Subsequent Events

        The Company's management evaluated the period from September 30, 2009 to November 2, 2009 for items requiring recognition or disclosure in the financial statements. Except as disclosed below, no events that require recognition or disclosure in the financial statements were identified.

        On October 1, 2009, a wholly owned subsidiary of RTEA closed the sale of its membership interest in Jacobs Ranch Coal LLC, which owns and operates the Jacobs Ranch coal mine, to Arch Coal, Inc. The Company received gross proceeds from the sale of approximately $764,000 and distributed the gross proceeds to RTA. The Company expects to recognize a gain on the sale, net of income taxes, of approximately $170,000. The net proceeds and gain are subject to change based on a final determination of certain balance sheet amounts as of the closing date.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Rio Tinto Energy America Inc.:

        In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of Rio Tinto Energy America Inc. and its subsidiaries (the "Company") at December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Decker Coal Company, a 50% joint venture, to which the Company applies proportional consolidation, which statements reflect total assets of $94,296,268 and $96,516,919 as of December 31, 2007 and 2008, respectively, and total revenues of $76,559,886, $76,232,415 and $83,508,061 for each of the three years in the period ended December 31, 2008 (of which the Company reflects its 50% proportionate share of the joint venture in the accompanying consolidated financial statements). Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Decker Coal Company, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

        As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions effective January 1, 2007 and changed its methods of accounting for share-based payments and stripping costs incurred during the production phase effective January 1, 2006.

PricewaterhouseCoopers LLP
Denver, Colorado
August 12, 2009

Report of Independent Registered Public Accounting Firm

Mine Management Committee
Decker Coal Company (A Joint Venture):

        We have audited the accompanying balance sheets of Decker Coal Company (A Joint Venture) (the Company) as of December 31, 2008 and 2007, and the related statements of earnings and comprehensive income, joint venture deficit, and cash flows for the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decker Coal Company (A Joint Venture) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the three years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Omaha, Nebraska
March 20, 2009

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2007 and 2008

(dollars in thousands, except share and per share data)

	2007	2008
ASSETS
Current assets
Cash and cash equivalents	$23,616	$15,935
Accounts receivable, net	92,060	79,451
Inventories, net	49,816	55,523
Deferred income taxes	21,953	33,602
Refundable deposit	24,397	3,047
Other assets	1,587	6,704
Current assets of discontinued operations	76,809	56,979

Total current assets	290,238	251,241
Property, plant and equipment, net	719,743	927,910
Intangible assets, net	82,518	31,916
Goodwill	35,634	35,634
Other assets	8,042	8,301
Noncurrent assets of discontinued operations	645,026	530,189

Total assets	$1,781,201	$1,785,191

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Accounts payable	$62,972	$55,503
Royalties and production taxes	88,838	96,060
Accrued expenses	31,449	42,401
Due to related parties	159,815	12,763
Current portion of long-term debt	32,691	71,860
Current liabilities of discontinued operations	80,395	65,258

Total current liabilities	456,160	343,845
Long-term debt—related party	500,627	—
Long-term debt	38,241	137,666
Asset retirement obligations	159,067	164,234
Deferred income taxes	95,834	86,320
Other liabilities	6,657	5,998
Noncurrent liabilities of discontinued operations	189,654	61,962

Total liabilities	1,446,240	800,025

Commitments and contingencies (Note 14)
Shareholder's equity
Common stock ($0.01 par value; 1,000 shares authorized; 1 share issued and outstanding at December 31, 2007 and 2008)	—	—
Additional paid-in capital	205,120	799,613
Retained earnings	131,579	190,061
Accumulated other comprehensive loss	(1,738)	(4,508)

Total shareholder's equity	334,961	985,166

Total liabilities and shareholder's equity	$1,781,201	$1,785,191

The accompanying notes are an integral part of these consolidated financial statements.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2007 and 2008

(dollars in thousands)

	2006	2007	2008
Revenues	$942,841	$1,053,168	$1,239,711

Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	699,121	754,464	892,649
Depreciation and depletion	59,352	80,133	88,972
Amortization	34,957	34,512	45,989
Accretion	10,088	12,212	12,742
Exploration costs	2,325	816	1,387
Selling, general and administrative expenses	48,130	50,003	70,485
Asset impairment charges	—	18,297	2,551

Total costs and expenses	853,973	950,437	1,114,775

Operating income	88,868	102,731	124,936

Other income (expense)
Interest income	3,604	7,302	2,865
Interest expense	(38,785)	(40,930)	(20,376)
Other, net	2	274	1,715

Total other expense	(35,179)	(33,354)	(15,796)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	53,689	69,377	109,140
Income tax provision	(11,717)	(18,050)	(25,318)
(Losses) earnings from unconsolidated affiliates, net of tax	(1,435)	2,462	4,518

Income from continuing operations	40,537	53,789	88,340
Loss from discontinued operations, net of tax	(2,599)	(21,482)	(25,215)

Net income	$37,938	$32,307	$63,125

Net income (loss) per share—basic and diluted
Income from continuing operations	$40,537	$53,789	$88,340
Loss from discontinued operations	(2,599)	(21,482)	(25,215)

Net income per share	$37,938	$32,307	$63,125

Weighted-average shares outstanding, basic and diluted	1	1	1

The accompanying notes are an integral part of these consolidated financial statements.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2007 and 2008

(dollars in thousands)

	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2006	$186,961	$97,803	$(2,454)	$282,310
Comprehensive income
Net income	—	37,938	—	37,938
Decker pension adjustments, net of tax	—	—	603	603

Total comprehensive income				38,541
Stock compensation, net of tax	1,167	—	—	1,167
Effect of adoption of EITF 04-6, net of tax	—	(31,380)	—	(31,380)
Dividend to RTA	—	(2,343)	—	(2,343)
Expenses incurred by affiliates	1,560	—	—	1,560

Balance at December 31, 2006	189,688	102,018	(1,851)	289,855
Comprehensive income
Net income	—	32,307	—	32,307
Decker pension adjustments, net of tax	—	—	113	113

Total comprehensive income				32,420
Stock compensation, net of tax	1,727	—	—	1,727
Cumulative effect of adoption of FIN 48	—	(280)	—	(280)
Dividend to RTA	—	(2,466)	—	(2,466)
Expenses incurred by affiliates	13,705	—	—	13,705

Balance at December 31, 2007	205,120	131,579	(1,738)	334,961
Comprehensive income
Net income	—	63,125	—	63,125
Decker pension adjustments, net of tax	—	—	(2,770)	(2,770)

Total comprehensive income				60,355
Stock compensation, net of tax	1,033	—	—	1,033
Dividend to RTA	—	(3,956)	—	(3,956)
Conversion of RTA facility to equity	547,382	—	—	547,382
Expenses incurred by affiliates	31,216	—	—	31,216
Pension transition adjustment, net of tax	—	(687)	—	(687)
Discontinued operations distribution	14,862	—	—	14,862

Balance at December 31, 2008	$799,613	$190,061	$(4,508)	$985,166

The accompanying notes are an integral part of these consolidated financial statements.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2007 and 2008

(dollars in thousands)

	2006	2007	2008
Cash flows from continuing operations
Operating activities
Income from continuing operations	$40,537	$53,789	$88,340
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and depletion	59,352	80,133	88,972
Amortization	34,957	34,512	45,989
Accretion	10,088	12,212	12,742
Asset impairment charges	—	18,297	2,551
Losses (earnings) from unconsolidated affiliates	1,435	(2,462)	(4,518)
Distributions of income from equity investments	—	—	4,750
(Gain) loss on sale of assets and transfer of liabilities	(277)	(247)	1,336
Deferred income taxes	7,020	4,645	(18,697)
Expenses paid by affiliates	1,560	13,705	31,216
Stock compensation expense	351	644	727
Interest expense converted to principal	31,984	33,816	16,755
Changes in operating assets and liabilities:
Receivables	(9,653)	(17,519)	12,609
Inventories, net	(13,740)	(7,045)	(5,707)
Due to or from related parties	61,962	57,162	(129,252)
Other assets	3,786	681	(4,377)
Accounts payable and accrued expenses	16,153	10,216	9,715
Asset retirement obligations	(2,181)	(2,448)	(3,151)

Net cash provided by operating activities from continuing operations	243,334	290,091	150,000
Investing activities
Purchases of property, plant and equipment	(146,843)	(91,499)	(138,104)
Proceeds from sale of assets	1,108	1,188	(649)
Payment on refundable deposit	—	(24,397)	(11,806)
Return of refundable deposit	—	—	33,156
Change in cash advances to affiliate	(64,066)	22,850	(35,025)
Other	(204)	1,281	(1,231)

Net cash used in investing activities from continuing operations	(210,005)	(90,577)	(153,659)
Financing activities
Borrowings on long-term debt	55,156	—	40,000
Repayments on long-term debt	(24,680)	(145,175)	(39,415)
Dividend to RTA	(942)	(2,465)	(3,448)

Net cash provided by (used in) financing activities from continuing operations	29,534	(147,640)	(2,863)

Net cash provided by (used in) continuing operations	62,863	51,874	(6,522)

Cash flows from discontinued operations
Net cash from operating activities	60,755	30,795	50,320
Net cash from investing activities	(40,341)	(72,923)	(41,231)
Net cash from financing activities	(75,047)	(5,715)	(10,248)

Net cash used in discontinued operations	(54,633)	(47,843)	(1,159)

Net increase (decrease) in cash and cash equivalents	8,230	4,031	(7,681)
Cash and cash equivalents at beginning of year	11,355	19,585	23,616

Cash and cash equivalents at end of year	$19,585	$23,616	$15,935

Supplemental cash flow disclosures from continuing operations:
Interest paid	$14,717	$6,066	$4,410
Income taxes paid (refunded), net	20,110	2,437	(348)
Supplemental noncash investing and financing activities from continuing operations:
Long-term debt incurred for purchase of federal coal leases	$—	$13,553	$168,009
Conversion of debt to equity	—	—	547,382

The accompanying notes are an integral part of these consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. Organization and Nature of Operations

        Rio Tinto Energy America Inc. (together with its subsidiaries, the "Company" or "RTEA") is a Delaware corporation and a wholly owned subsidiary of Rio Tinto America Inc. ("RTA"). RTA and RTEA are indirect subsidiaries of Rio Tinto plc ("Rio Tinto"), which is one of the largest mining companies in the world. RTEA was initially formed in March 1993 as Kennecott Coal Company and changed its name to Rio Tinto Energy America Inc. in May 2006. RTEA operates in the Powder River Basin ("PRB"), the lowest cost coal producing region in the United States ("U.S."), and operates two of the five largest coal mines in the region and in the U.S. RTEA's continuing operations include three wholly owned surface coal mines, of which two are in Wyoming and one is in Montana, and RTEA owns a 50% interest in another surface coal mine in Montana. RTEA produces sub-bituminous steam coal with low sulfur content and sells its coal primarily to electric utilities. Steam coal is primarily consumed by electric utilities as fuel for electricity generation.

2. Basis of Presentation

Principles of Consolidation

        The Company's consolidated financial statements include, on a carve-out basis, the accounts of RTEA and its subsidiaries in which it has a controlling financial interest under the voting control model, as required by Accounting Research Bulletin ("ARB") No. 51 Consolidated Financial Statements and Emerging Issues Task Force ("EITF") Issue No. 04-5 Determining Whether A General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights or the risks and rewards model as required by the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 46(R), Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51 ("FIN 46R"). The Company accounts for its pro-rata share of assets and liabilities in its undivided interest in a joint venture with Decker Coal Company ("Decker") using the proportionate consolidation method pursuant to EITF Issue No. 00-1, Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures, ("EITF 00-1") whereby the Company's share of Decker's assets, liabilities, revenues and expenses are included in the Company's consolidated financial statements. Investments in unconsolidated entities that RTEA does not control and does not account for in accordance with EITF 00-1, but has the ability to exercise significant influence over the investee's operating and financial policies, are accounted for under the equity method. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the U.S. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Variable Interest Entities

        A variable interest entity ("VIE") generally is an entity that is designed to have one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group, the holders of equity at risk do not have all the characteristics of a controlling financial interest in the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity's activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. FIN 46R requires a VIE to be consolidated in the financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

2. Basis of Presentation (Continued)

statements of the entity that is determined to be the primary beneficiary of the VIE. The primary beneficiary generally is the entity that will receive a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns, or both.

        The Company is the primary beneficiary of Rio Tinto Energy America Services Company ("RTEASC"), a wholly owned subsidiary of RTA. RTEASC was formed on RTEA's behalf, employs certain RTEA employees, provides management services to RTEA, and does not provide any services to other Rio Tinto affiliates or unaffiliated entities. Although RTEA has no legal ownership interest or voting rights in RTEASC, it is generally obligated under intercompany expense reimbursement arrangements to absorb substantially all of the costs incurred by RTEASC. The Company determined that RTEASC was a VIE upon adoption of FIN 46R in 2004, primarily because substantially all of RTEASC's activities are conducted on behalf of RTEA. The Company determined that it is the primary beneficiary of RTEASC because RTEA is the Rio Tinto affiliate that is most closely associated with RTEASC. As a result, the Company includes RTEASC in its consolidated financial statements. As of December 31, 2007 and 2008, RTEASC had total assets of $2,068 and $270, respectively, and total liabilities of $11,477 and $22,074, respectively.

        Prior to October 7, 2008, the Company was the primary beneficiary of Colowyo Coal Company, L.P. ("Colowyo"), a VIE with coal mining operations in Colorado. The Company distributed its equity interests in Colowyo to RTA on October 7, 2008, and reports the operations of Colowyo prior to that date in discontinued operations (see Note 4).

Allocated Expenses

        These consolidated financial statements reflect the assets, liabilities, revenues and expenses, and the changes in shareholder's equity and cash flows that were directly applicable to the Company, and also include allocations of certain general and administrative costs incurred by RTA and other Rio Tinto affiliates. RTA has historically provided various services and other support to the Company, including tax, treasury, corporate secretary, legal, procurement, information systems and technology, human resources, accounting and insurance/risk management, in the ordinary course of business under preexisting contractual arrangements. RTA charged the Company for such services on a unit cost or cost allocation basis, such as per invoice processed, proportion of information technology users, share of time, or based on a combination of factors, including revenue, operating expenses, and head count.

        The consolidated financial statements also reflect an allocation of Rio Tinto's headquarters costs, including costs for technology and innovation, corporate governance, community and external relations, investor relations, human resources and the Rio Tinto's Energy and Minerals product group. The allocations were based on a percentage of operating expenses or revenue.

        Management believes that the allocation methodologies reflected in these consolidated financial statements, as described above, were reasonable; however, the expenses allocated to the Company for these items are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate independent entity.

        Allocations of corporate, general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates were $18,345, $24,432 and $25,373 for the years ended December 31, 2006, 2007 and 2008, respectively. Of this total, $15,116, $20,258 and $20,997 for the years ended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

2. Basis of Presentation (Continued)

December 31, 2006, 2007 and 2008, respectively, is included in selling, general and administrative expenses in the consolidated statements of operations. The remaining $3,229, $4,174 and $4,376, for the years ended December 31, 2006, 2007 and 2008, respectively, is included in cost of product sold. Of these amounts, $1,559, $13,196 and $1,634, respectively, are presented as capital contributions within shareholder's equity as the amounts were incurred by Rio Tinto and will not be paid by the Company. Also included in selling, general and administrative expenses are costs incurred as a result of actions to divest RTEA, either through a trade sale or an initial public offering, of $25,767 for the year ended December 31, 2008.

3. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates in these consolidated financial statements include allowances for inventory obsolescence, share-based compensation expense, useful lives of long-lived assets, assumptions about the amount and timing of future cash flows and related discount rates used in determining asset retirement obligations and in testing long-lived assets and goodwill for impairment, and the recognition and measurement of income tax benefits and related deferred tax asset valuation allowances. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Allowance for Doubtful Accounts Receivable

        The Company determines an allowance for doubtful accounts based on the aging of accounts receivable, historical experience, and management judgment. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable.

Inventories, net

Materials and Supplies

        Materials and supplies are stated at the lower of cost or net realizable value. The Company establishes allowances for excess or obsolete materials and supplies inventory based on prior experience and estimates of future usage.

Stockpiles and Finished Product ("Coal Inventory")

        Coal inventory is stated at the lower of average cost or net realizable value and consists of coal stockpiles that may be sold in its current condition or may be further processed prior to shipment to a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

customer. Net realizable value represents the estimated future sales price based on spot coal prices and prices under long-term contracts; less the estimated costs to complete production and bring the product to sale. The cost of coal inventory reflects mining costs incurred up to the point of stockpiling the coal and includes labor, supplies, equipment, applicable operating overhead and depreciation, depletion and amortization related to mining operations.

        On January 1, 2006, the Company adopted EITF Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry ("EITF 04-6"). Prior to the adoption of EITF 04-6, the Company classified advance stripping costs associated with the removal of overburden above a coal seam during the surface mining process as coal inventory. As a result of the adoption of EITF 04-6, advance stripping costs incurred during the production phase of a mine are considered variable production costs and are included in the cost of inventory extracted during the period the stripping costs are incurred. The cumulative effect of adopting EITF 04-6 on January 1, 2006, was a $31,380 decrease to retained earnings, net of tax of $17,651.

Property, Plant and Equipment

Plant and Equipment

        Plant and equipment are stated at cost, less accumulated depreciation. Plant and equipment used in mining operations that are expected to remain in service for the life of the related mine are depreciated using the units-of-production method based on proven and probable reserves. Depreciation of other plant and equipment is computed using the straight-line method over the following estimated useful lives:

Buildings and improvements	5 to 25 years
Machinery and equipment	3 to 20 years
Furniture and fixtures	3 years

Capitalization of Interest

        The Company capitalizes interest costs on accumulated expenditures incurred in preparing capital projects for their intended use.

Mine Development Costs

        Costs of developing new mines are capitalized where proven and probable reserves exist. Mine development costs are amortized using the units-of-production method based on proven and probable reserves that are associated with the property being developed. Costs may include construction permits and licenses; mine design; construction of access roads, slopes and main entries; and removing overburden to access reserves in a new pit. The costs of removing overburden and waste materials to access the coal ore body prior to the production phase are capitalized during the development of the mine. Where multiple pits exist at a mining operation, overburden removal costs are capitalized if such costs are for the development of a new area that is separate and distinct from the existing production phase mines. Such costs are capitalized until the production phase for the pit commences. Overburden removal costs that relate to the enlargement of an existing pit are expensed as incurred. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

production phase of a mine commences when saleable coal, beyond a de minimis amount, is produced. Overburden removal costs incurred during the production phase are included as a cost of inventory to be recognized in cost of product sold in the same period as the revenue from the sale of inventory. Additionally, mine development costs include the costs associated with asset retirement obligations. Mine development costs are included in land, improvements and mineral rights in property, plant and equipment, net.

Coal Reserves and Mineral Rights

        Coal reserves are stated at cost, less accumulated depletion and amortization. The cost of coal reserves includes, where applicable, the present value of payments required under leases that convey mineral rights, based on an estimate of the Company's credit-adjusted, risk-free interest rate at inception of the lease. Depletion of coal reserves and mineral rights is computed using the units-of-production method based on proven and probable reserves. Coal reserves and mineral rights are included in land, improvements and mineral rights in property, plant and equipment, net.

Repairs and Maintenance

        Costs associated with major renewals and improvements are capitalized. Expenditures to replace or completely rebuild major components of major equipment, which are required at predictable intervals to maintain asset life or performance, are capitalized. These major components are capitalized separately from the major equipment and depreciated according to their own estimated useful life rather than the estimated useful life of the major equipment. All other costs of repairs and maintenance are charged to expense as incurred.

Exploration Costs

        Exploration costs are expensed as incurred and include all costs incurred directly in identifying new resources and in converting existing resources to reserves at development and production stage projects.

Impairment

        The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"). The Company reviews its assets for impairment when events or changes in circumstances indicate that the carrying amount of property, plant and equipment may not be recovered over its remaining service life. An asset impairment charge is recognized when the sum of estimated future cash flows associated with the operation and disposal of the asset, on an undiscounted basis, is less than the carrying amount of the asset. An impairment charge is measured as the amount by which the carrying amount of the asset exceeds its fair value. Fair value is measured using discounted cash flows based on estimates of coal reserves, coal prices, operating and capital costs.

Asset Retirement Obligations and Remediation Costs

        The Company accounts for its asset retirement obligations ("AROs") in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations ("FAS 143"). FAS 143 requires legal obligations

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

associated with the retirement of long-lived assets to be recognized at fair value at the time the obligations are incurred. The Company's AROs generally are incurred when a mine site is disturbed by mining activities and as the extent of disturbance increases. AROs reflect costs associated with legally required mine reclamation and closure activities, including earthwork, revegetation and demolition and are estimated based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are adjusted for estimated inflation and discounted at a credit-adjusted, risk-free interest rate. The ARO amount is capitalized as part of the related mining property upon initial recognition and is included in depreciation and depletion expense using the units-of-production method based on proven and probable reserves. As changes in estimates occur (such as changes in estimated costs or timing of reclamation activities resulting from mine plan revisions), the ARO liability and related asset are adjusted to reflect the updated estimates. Increases in ARO liabilities resulting from the passage of time are recognized as accretion expense by applying the credit-adjusted, risk-free interest rate that existed when the liability was initially measured to the amount of the liability at the beginning of the period. Other costs related to environmental remediation are charged to expense as incurred.

Intangible Assets

        Intangible assets are stated at cost, less accumulated amortization. The cost of intangible assets consists of the fair value assigned to favorable long-term coal supply contracts obtained through businesses acquired in 1993 and 1998, and is amortized based on contract deliveries over terms ranging from 14 to 19 years. The remaining weighted-average amortization period at December 31, 2008 is two years. Intangible assets are subject to evaluation for potential impairment in accordance with FAS 144 if an event occurs or a change in circumstances indicates the carrying amount may not be recoverable.

Goodwill

        As required by SFAS No. 142, Goodwill and Other Intangible Assets ("FAS 142") the Company assesses the carrying value of goodwill for impairment annually during the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company assesses goodwill for possible impairment using a two-step method in which the carrying amount of each reporting unit is compared to its fair value. If the carrying amount of a reporting unit exceeds its fair value, the Company performs an analysis to determine the fair values of the assets and liabilities of the reporting unit to determine whether the implied goodwill of that reporting unit has been impaired. The Company determines the fair value of its reporting units utilizing estimated future discounted cash flows based on estimates of proven and probable reserves, coal prices and operating costs consistent with assumptions that it believes marketplace participants would use in their estimates of fair value.

Pensions and Other Postretirement Benefits

        The Company's employees, which do not include Decker employees, participate in a defined benefit retirement plan (the "Plan") sponsored by RTA and accounted for in accordance with SFAS No. 87, Employers' Accounting for Pensions ("FAS 87") and related implementation guidance. Annual contributions to the Plan are made as determined by consulting actuaries based upon the Employee

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

Retirement Income Security Act of 1974 ("ERISA") minimum funding standard and are allocated to the Company by RTA. Periodic costs pertaining to the Plan are allocated to the Company on a basis of projected benefit obligation with respect to financing costs and on the basis of actuarial determinations for current and prior service costs.

        The Company's employees, which do not include Decker employees, participate in a defined benefit postretirement welfare plan (the "Welfare Plan") sponsored by RTA and accounted for in accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("FAS 106"). The Welfare Plan provides for retired employees and their beneficiaries and dependents that meet eligibility requirements to receive medical, dental and life insurance benefits, subject to certain cost sharing features, such as deductibles and coinsurance. The Company recognizes a net periodic postretirement benefit cost for its required contribution to the Welfare Plan based on actuarial cost data and an allocation from RTA. The Company and RTA can amend or terminate the Welfare Plan at any time.

        In accordance with generally accepted accounting principles for multiemployer benefit plans, the Company recognizes a liability only for any required contributions to the Plan and the Welfare Plan that are accrued and unpaid at the balance sheet date. The Company does not record an asset or liability to recognize the funded status of the Plan and the Welfare Plan.

        Decker's employees participate in a defined benefit retirement plan sponsored by Decker, which is accounted for in accordance with FAS 87.

Accrued Liabilities

Litigation

        The Company accounts for contingent liabilities related to litigation, claims and assessments based on the specific facts and circumstances and its experience with similar matters. The Company records its best estimate of a loss when the loss is considered probable and the amount of loss is reasonably estimable. When a loss is probable and there is a range of the estimated loss with no best estimate in the range, the Company records its estimate of the minimum liability. As additional information becomes available, the Company assesses the potential liability and revises its estimates.

Workers' Compensation

        For Company employees in Wyoming, workers' compensation insurance is provided through a state fund program. The Company contributes to the state fund program through its payroll function by applying the assessed state rate to gross payroll. The rate the Company pays is assessed by the state and is adjusted prospectively based on the Company's workers' compensation historical incident rating.

        For Company employees in Colorado and Montana, workers' compensation insurance is provided under a self-insured workers' compensation program. The Company maintains accruals on its consolidated balance sheets to cover self-insurance retentions for workers' compensation. These accruals are based on historical data and are adjusted based upon actual claim settlements and reported claims. The Company's insurance coverage generally provides that it assume a portion of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

risk in the form of a deductible. Accruals for workers' compensation costs are included in other current and noncurrent liabilities on the consolidated balance sheets.

Share-Based Compensation

        Effective January 1, 2006, RTEA adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment ("FAS 123R") using the modified-retrospective transition method. FAS 123R requires companies to measure compensation cost of share-based employee compensation based on the fair value of the award and to recognize that cost over the period during which the recipient is required to provide services in exchange for the award, typically the vesting period. For equity awards, compensation cost is measured based on grant-date fair value of the award. For cash-settled awards, compensation cost is measured based on the fair value of the award as of the date of the balance sheet. The fair value of certain share-based payment awards is estimated using a lattice-based option valuation model. For awards subject to market conditions, the fair value estimate is adjusted to reflect the likelihood of meeting the market conditions. All awards of share-based compensation to RTEA employees are granted by Rio Tinto under its existing plans.

        The Company has adopted FASB Staff Position No. FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards, to calculate the Company's pool of windfall tax benefits.

Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes ("FAS 109"). Deferred income taxes are provided for temporary differences arising from differences between the financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates expected to be in effect when the related taxes are expected to be paid or recovered. A valuation allowance is established if it is more likely than not that a deferred tax asset will not be realized. In determining the appropriate valuation allowance, the Company considers projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies and its overall deferred tax position. RTEA has no foreign subsidiaries.

        Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 prescribes standards for the recognition and measurement of tax positions taken or expected to be taken in an income tax return. Under FIN 48, the benefit of uncertain tax positions generally is recognized at the greatest amount that is determined to be more likely than not of being realized. Prior to the adoption of FIN 48, the Company recognized the benefit of positions taken or expected to be taken in income tax returns, except where additional tax payments related to uncertain positions were determined to be probable and reasonably estimable. In connection with the adoption of FIN 48, the Company recognized a $280 increase in other long-term liabilities for uncertain tax positions and related interest and penalties, and a corresponding charge to retained earnings at January 1, 2007. The Company recognizes interest and penalties related to income tax matters in income tax expense in the consolidated statements of operations.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

        The Company is a member of a consolidated federal tax group and is party to a federal tax sharing agreement with the other members of the consolidated federal tax group. However, for the purposes of the consolidated financial statements, which are prepared on a carve-out basis, the Company's current and deferred income taxes were calculated on a stand-alone income tax return basis. Differences may arise as a result of computing Company federal income taxes pursuant to the federal tax sharing agreement and on a stand-alone income tax return basis for the carve-out consolidated financial statements. For the years ended December 31, 2007 and 2008, income taxes recognized in the carve-out consolidated financial statements exceeded income taxes pursuant to the tax sharing agreement by $509 and $29,582, respectively. These amounts are presented as capital contributions within shareholder's equity, as the amounts will not be paid by the Company. For the year ended December 31, 2006, the Company recorded a $1,402 dividend for the excess of income taxes pursuant to the tax sharing agreement over the amount recognized in the carve-out consolidated financial statements, as the amount will not be refunded to the Company.

Revenue Recognition

        Revenue is recognized from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, title has transferred to the customer and collection of the sales price is reasonably assured.

        Coal sales revenues include sales to customers of coal produced at Company facilities and coal purchased from other companies. Coal sales are made to the Company's customers under the terms of coal supply agreements, most of which have a term greater than one year. Under the typical terms of these coal supply agreements, title and risk of loss transfer to the customer at the time the coal is shipped, which is the point at which revenue is recognized. Certain contracts provide for title and risk of loss transfer at the point of destination, in which case revenue is recognized at destination.

        Coal sales contracts typically contain coal quality specifications. With coal quality specifications in place, the raw coal sold by the Company to the customer at the delivery point must be substantially free of magnetic material and other foreign material impurities, and crushed to a maximum size as set forth in the respective coal sales contract. Prior to billing the customer, price adjustments are made based on quality standards that are specified in the coal sales contract, such as British thermal unit factor, moisture, ash and sodium content, and can result in either increases or decreases in the value of the coal shipped.

        Transportation costs are included in cost of product sold and amounts billed by the Company to its customers for transportation are recognized as gross amounts in revenues.

Discontinued Operations

        The Company reports items within discontinued operations in the consolidated statements of operations when the operations and cash flows of a particular component (defined as operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity) of RTEA have been eliminated from the ongoing operations of RTEA as a result of a disposal transaction, and RTEA will no longer have any significant continuing involvement in the operations of that component. See Note 4 for additional information about discontinued operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

Segment Information

        The Company reviews, manages and operates its business as a single operating segment, coal production. The Company produces low sulfur, steam coal from surface mines, located in the Powder River Basin in Wyoming and Montana, which it sells to electric utilities and industrial customers. In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS 131"), the Company has determined it has one operating segment primarily based on its chief operating decision maker assessing the Company's performance and allocating resources based on the Company's consolidated financial information.

Net Income per Share

        RTEA accounts for net income per share in accordance with SFAS No. 128, Earnings per Share ("FAS 128"). Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed using the weighted-average number of common and potential dilutive common shares outstanding during the period. Potential dilutive common shares typically include incremental common shares issuable upon exercise of stock options. However, because stock options issued to RTEA employees are options on Rio Tinto's common stock, RTEA has no potential dilutive common shares at either December 31, 2007 or 2008.

Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements ("FAS 157") which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 clarifies how to measure fair value as permitted under other accounting pronouncements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. On February 12, 2008, the FASB issued FASB Staff Position ("FSP") No. FAS 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"), which delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis or at least once a year, to fiscal years beginning after November 15, 2008. The provisions of FSP 157-2 are effective for the Company's fiscal year beginning January 1, 2009. The Company adopted the provisions of FAS 157 on January 1, 2008, except for those items deferred under FSP 157-2, and adopted FSP 157-2 on January 1, 2009. The adoption of FAS 157 and FSP 157-2 did not have a material effect on the Company's financial position, results of operations or cash flows.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("FAS 159"). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. FAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company did not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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3. Summary of Significant Accounting Policies (Continued)

elect the fair value option under FAS 159 for any of its financial assets or liabilities that are not already required to be presented at fair value under generally accepted accounting principles and therefore the adoption of FAS 159 had no impact on the Company's consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("FAS 141R") and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 ("FAS 160"). FAS 141R and FAS 160 will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. FAS 141R retains the fundamental requirements in FAS No. 141, Business Combinations while providing additional definitions, such as the definition of the acquirer in a purchase and improvements in the application of how the acquisition method is applied. FAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests, and classified as a component of equity. Both pronouncements become simultaneously effective January 1, 2009. Early adoption is not permitted. FAS 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. These pronouncements are not expected to have a material impact on the Company's consolidated financial statements.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 ("FAS 161"). This statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133") to require enhanced disclosures about an entity's derivative and hedging activities, including disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. FAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. As the Company does not engage in derivative instruments and hedging activities, this pronouncement is not expected to have a material impact on the Company's consolidated financial statements.

        In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset will be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements will be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. This pronouncement is not expected to have a material impact on the Company's consolidated financial statements.

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("FAS 162"). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

nongovernmental entities that are presented in conformity with generally accepted accounting principles in the U.S. ("US GAAP"). FAS 162 applies to financial statements of nongovernmental entities that are presented in conformity with US GAAP and shall be effective sixty days following the Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 ("FAS 168"). FAS 168 will become the source of authoritative U.S. generally accepted accounting principles ("US GAAP") recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. On the effective date, FAS 168 will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in FAS 168 will become nonauthoritative. FAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. This pronouncement will change the manner in which U.S. GAAP guidance is referenced, but it will not have any impact on our consolidated financial statements.

        In April 2009, the FASB issued FSP No. FAS 107-1 and APB No. 28-1, Interim Disclosures about Fair Value of Financial Instruments ("FSP 107-1"). FSP 107-1 increases the frequency of fair value disclosures as required by SFAS No. 107, Disclosures about Fair Value of Financial Instruments from annual only to quarterly reporting periods. The requirements of FSP 107-1 are effective for financial statements issued for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the impact FSP 107-1 may have on its consolidated financial statements.

        In May 2009, the FASB issued SFAS No. 165, Subsequent Events ("FAS 165"). This statement sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This statement does not apply to subsequent events or transactions that are within the scope of other applicable generally accepted accounting principles that provide different guidance on the accounting treatment for subsequent events or transactions. FAS 165 introduces the concept of financial statements being available to be issued, and requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The requirements of this statement are applicable to interim or annual financial periods ending after June 15, 2009.

        In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) ("FAS 167"). FAS 167 amends FIN 46R to require an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity and to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This statement is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently evaluating the impact that FAS 167 may have on its consolidated financial statements.

4. Discontinued Operations

Sale of Jacobs Ranch Mine

        Effective March 8, 2009, a wholly owned subsidiary of RTEA entered into an agreement to sell its membership interest in Jacobs Ranch Coal LLC, which owns and operates the Jacobs Ranch coal mine, to Arch Coal, Inc. for cash consideration of $761,000, subject to certain adjustments as of the closing date. Although completion of the transaction remains subject to customary closing conditions, including regulatory approvals, the transaction is expected to close in the third quarter of 2009. The Jacobs Ranch mine was classified as held for sale and reported as discontinued operations as of March 1, 2009. To conform to the presentation reflected in the Company's 2009 interim consolidated financial statements, these consolidated financial statements report the financial position, results of operations, and cash flows of the Jacobs Ranch mine as discontinued operations in all periods presented. Included in Jacobs Ranch mine revenues in the table below are sales to other RTEA subsidiaries of $21,588, $12,060 and $17,697 for the years ended December 31, 2006, 2007 and 2008, respectively. Sales of coal to RTEA subsidiaries are expected to continue after the closing date under contracts that terminate upon completion of all required shipments in 2010. The Company determined that its purchases from the mine after the closing date do not represent significant continuing involvement based primarily on the immateriality of the expected purchases compared to the expected production of the mine and the short duration of the contracts.

Distribution of Colowyo and Uranium Mining Venture

        Effective October 7, 2008, RTEA distributed to RTA its controlling interests in Colowyo, together with a uranium mining venture undergoing reclamation activities. As a result of the distribution, RTEA currently owns and operates RTA's western U.S. coal business, except for the Colowyo mine in Colorado. The consolidated financial statements report the financial position, results of operations, and cash flows of the distributed entities as discontinued operations in all periods presented. Subsequent to the distribution date, RTEA provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis. These transitional services were terminated in March 2009.

        The liabilities of the entities distributed to RTA (including amounts payable to RTEA) exceeded the assets of such entities by $130,095 on the distribution date. In December 2008, RTEA distributed to RTA receivables due from the distributed entities totaling $115,233. The Company recorded a $14,862 net capital contribution in the fourth quarter of 2008 for the amount by which the liabilities of the distributed entities exceeded their assets and the distributed receivables. The assets and liabilities were transferred at their respective carrying amounts as of the dates of distribution. No gain or loss was recognized in connection with the distribution.

        Income (loss) from discontinued operations, net of tax, presented in the consolidated statements of operations consists of the following for the years ended December 31. Amounts for 2008 reflect

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

4. Discontinued Operations (Continued)

operations for the period from January 1 to October 7 (distribution date) for Colowyo and the uranium mining venture:

	Year Ended December 31
	2006	2007	2008
Jacobs Ranch Mine
Revenues	$344,349	$378,695	$478,039

Costs and expenses	358,811	405,544	482,863

Loss from discontinued operations, before income taxes	(14,462)	(26,849)	(4,824)
Income tax benefit	5,547	9,688	685

Loss from discontinued operations, net of taxes	$(8,915)	$(17,161)	$(4,139)

Colowyo and Uranium Mining Venture
Revenues	$159,243	$138,919	$90,678

Costs and expenses	152,398	149,418	124,336

Income (loss) from discontinued operations, before income taxes	6,845	(10,499)	(33,658)
Income tax (expense) benefit	(529)	6,178	12,582

Income (loss) from discontinued operations, net of taxes	$6,316	$(4,321)	$(21,076)

Total Discontinued Operations
Revenues	$503,592	$517,614	$568,717

Costs and expenses	511,209	554,962	607,199

Loss from discontinued operations, before income taxes	(7,617)	(37,348)	(38,482)
Income tax benefit	5,018	15,866	13,267

Loss from discontinued operations, net of taxes	$(2,599)	$(21,482)	$(25,215)

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

4. Discontinued Operations (Continued)

        The table below summarizes the assets and liabilities classified as discontinued operations in the consolidated balance sheets as of December 31, 2007 and 2008:

	2007			2008
	Colowyo and Uranium Mining Venture	Jacobs Ranch	Total	Jacobs Ranch
ASSETS
Current assets
Accounts receivable, net	$7,040	$22,653	$29,693	$23,894
Inventories, net	11,811	14,681	26,492	17,851
Other	9,640	10,984	20,624	15,234

Current assets of discontinued operations	28,491	48,318	76,809	56,979
Property, plant and equipment, net	68,867	566,087	634,954	525,281
Other	1,031	9,041	10,072	4,908

Noncurrent assets of discontinued operations	69,898	575,128	645,026	530,189

Total assets of discontinued operations	$98,389	$623,446	$721,835	$587,168

LIABILITIES
Current liabilities
Trade accounts payable	$8,688	$18,271	$26,959	$21,370
Accrued and other liabilities	9,702	33,836	43,538	43,888
Current portion of long-term debt	9,898	—	9,898	—

Current liabilities of discontinued operations	28,288	52,107	80,395	65,258
Long-term debt	138,883	—	138,883	—
Asset retirement obligations	25,882	39,989	65,871	40,747
Deferred income taxes	(39,722)	23,838	(15,884)	21,215
Other	327	457	784	—

Noncurrent liabilities of discontinued operations	125,370	64,284	189,654	61,962

Total liabilities of discontinued operations	$153,658	$116,391	$270,049	$127,220

        Long-term debt of discontinued operations at December 31, 2007, consisted primarily of non-recourse bonds issued by Colowyo in 1994. The bonds bear interest at rates ranging from 9.56% to 10.19% and mature in 2011 and 2016. The bonds are collateralized by the revenues from certain contracts for the sale of coal from the Colowyo mine. Deferred income taxes in noncurrent liabilities of discontinued operations at December 31, 2007, includes negative amounts representing noncurrent deferred tax assets that were previously reported as reductions of noncurrent deferred tax liabilities of continuing operations in accordance with FAS 109.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

5. Inventories

        Inventories, net consisted of the following at December 31:

	2007	2008
Materials and supplies, net	$48,709	$53,680
Coal stockpile and finished product	1,107	1,843

	$49,816	$55,523

        Materials and supplies are stated net of an obsolescence allowance of $1,211 and $1,242 as of December 31, 2007 and 2008, respectively. The Company recognized a provision to increase the allowance by $142, $656 and $356, and charged inventory costs to the allowance of $55, $189, and $325, respectively, during the years ended December 31, 2006, 2007 and 2008, respectively.

6. Property, Plant and Equipment

        Property, plant and equipment consisted of the following at December 31:

	2007	2008
Land, improvements and mineral rights	$535,592	$763,862
Mining equipment	582,626	636,350
Construction in progress	66,555	41,916
Other equipment	79,612	97,280
Buildings and improvements	42,373	52,880

	1,306,758	1,592,288
Less: accumulated depreciation and depletion	(587,015)	(664,378)

	$719,743	$927,910

        At December 31, 2007 and 2008, the carrying amount of coal reserves, included in land, improvements and mineral rights above, totaled $227,613 and $428,996, respectively. These amounts included mineral rights of $29,693 and $253,901 at December 31, 2007 and 2008, respectively, attributable to areas where the Company was not currently engaged in mining operations and, therefore, the coal reserves are not currently being depleted.

        Interest costs capitalized on mine development and construction projects were $5,013, $1,802 and $6,558 for the years ended December 31, 2006, 2007 and 2008, respectively.

        In 2007, upon the announcement that Rio Tinto was exploring options to sell the Company, the Company abandoned its involvement in Rio Tinto's aligning business systems project, which included implementation of an information technology software and hardware system. An asset impairment charge for costs incurred on the project totaling $18,297, including estimated accruals for certain unbilled and contingent costs, was recognized in the year ended December 31, 2007. A $3,076 reduction of the asset impairment charge was recognized in the year ended December 31, 2008, as a result of favorable changes in estimates and resolution of contingencies.

        In 2008, the Company recognized an impairment charge of $1,014 for costs incurred on an abandoned production cost efficiency project.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

7. Intangible Assets

        Intangible assets, net consisted of the following at December 31:

	2007	2008
Acquired long-term coal supply contracts	$359,345	$349,358
Less: accumulated amortization	(276,827)	(317,442)

	$82,518	$31,916

        At December 31, 2008, acquired long-term coal supply contracts consisted of a contract acquired in 1993 that expires in 2010. At December 31, 2007, acquired long-term coal supply contracts also included the Company's 50% interest in a Decker contract acquired in 1993 that expires in 2012. In March 2008, the Decker contract was amended to provide for a reduction in the quantities of coal to be supplied during 2009 through 2012 in exchange for a $12,672 cash payment from the customer in 2009. Upon execution of the amendment, the Company recognized $6,336 of revenue, representing its 50% interest in the cash to be received in exchange for the relief of the Company's obligation to supply coal, and amortization expense of $9,224, representing the accelerated amortization of its contract rights corresponding to the reduction in coal supply quantities under the amended contract. As a result of changes in the Decker mine plan in the fourth quarter of 2008 which resulted in lower projected cash flows, the Company evaluated the recoverability of Decker long-lived assets in December 2008 and determined that the remaining carrying amount of the Decker contract was not recoverable. Consequently, the Company recognized a $4,613 impairment to reduce the carrying amount of its remaining contract rights to its estimated fair value of zero.

        Amortization expense is estimated to be $30,328 and $1,588 in 2009 and 2010, respectively.

8. Investments

        Investments are included in other noncurrent assets and have a carrying amount of $6,652 and $6,379 at December 31, 2007 and 2008, respectively. Investments at December 31, 2008 consists of the Company's 50% equity investment in Venture Fuels Partnership, a coal marketing company. During the years ended December 31, 2006 and 2007, the Company also held a 26.5% equity interest in NeuCo Inc. and insignificant investments in two other entities. Earnings (losses) from unconsolidated affiliates for the year ended December 31, 2006, includes an impairment charge for an other than temporary decline in the value of the Company's investment in NeuCo Inc. of $3,226, net of tax. In October 2008, the Company disposed of its investment in NeuCo Inc. and recognized a $199 loss on disposal, net of tax, which is included in earnings (losses) from unconsolidated affiliates.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

8. Investments (Continued)

        The following is condensed financial information for these equity method investments as of and for the years ended December 31:

	2006	2007	2008
Revenues	$66,503	$66,105	$89,060
Net income	4,815	6,363	16,530
Total current assets	—	22,289	12,937
Total noncurrent assets	—	7,880	—
Total current liabilities	—	12,689	179
Total noncurrent liabilities	—	746	—

9. Long-Term Debt

        Long-term debt consisted of the following at December 31:

	2007	2008
RTA facility—related party	$500,627	$—

Federal coal leases	$67,622	$206,250
Other	3,310	3,276

Total	70,932	209,526
Less: current portion of long-term debt	(32,691)	(71,860)

Long-term debt	$38,241	$137,666

RTA Facility

        Prior to its termination in 2008, the RTA facility (the "Facility") allowed the Company to borrow up to $800,000 from RTA with no specified maturity date. Borrowings under the Facility were subject to interest, payable quarterly, calculated on the daily average borrowings outstanding during the quarter at a rate equal to the average 3 month U.S. dollar LIBOR plus a margin of 1.5%. The interest rate was 6.9% and 6.5% at December 31, 2006 and 2007, respectively. Interest cost related to the Facility was $35,376, $37,446 and $16,755 for the years ended December 31, 2006, 2007 and 2008, respectively. As of December 31, 2006 and 2007, $35,376 and $37,446, respectively, of accrued interest on the Facility were converted to principal. Effective September 24, 2008, the Board of Directors of RTEA approved, and the Board of Directors of RTA accepted, the termination of the Facility by converting to equity the then outstanding balance of the Facility. The total outstanding principal and accrued interest amount at the effective date of the termination of the Facility of $547,382 is reflected as a capital contribution in the consolidated statement of shareholder's equity for the year ended December 31, 2008.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

9. Long-Term Debt (Continued)

Federal Coal Leases

        The Company's federal coal leases, as reflected on the consolidated financial statements, consist of discounted obligations payable to the Bureau of Land Management of the U.S. Department of the Interior under three leases, each of which requires five equal annual payments, as follows:

			Principal Balance at December 31
	Annual Payment	Imputed Interest Rate
Payment Dates			2007	2008
March 1, 2005 - 2009	$29,262	5.5%	$54,069	$27,751
December 1, 2007 - 2011	3,980	6.8%	13,553	10,490
August 1, 2008 - 2012	50,160	7.5%	—	168,009

			$67,622	$206,250

        The Company recognizes imputed interest on federal coal leases based on an estimate of the credit-adjusted, risk-free rate reflecting the Company's estimated credit rating at the inception of the lease.

Other

        Other long-term debt consists of obligations incurred in connection with prior year land acquisitions. These obligations bear interest at rates ranging from 6% to 8% and are due upon demand by the respective holder. As a result, the amounts outstanding at December 31, 2007 and 2008, are included in current portion of long-term debt on the consolidated balance sheets.

Future Maturities

        Aggregate future maturities of long-term debt as of December 31, 2008, are as follows:

2009	$71,860
2010	43,870
2011	47,135
2012	46,661
2013 and thereafter	—

$209,526

        Interest expense under financing arrangements, net of amounts capitalized, totaled $38,785, $40,930 and $20,376 for the years ended December 31, 2006, 2007 and 2008, respectively.

        The approximate fair value of the Company's long-term debt was $196,825 at December 31, 2008. Fair value was estimated based upon the present value of the required principal and interest payments and the credit-adjusted, risk-free interest rate that would apply based upon the terms of the obligations and the Company's estimated credit rating.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

10. Asset Retirement Obligations

        Changes in the carrying amount of the Company's asset retirement obligations were as follows for the years ended December 31:

	2007	2008
Balance at January 1	$161,048	$159,067
Accretion expense	12,212	12,742
Revisions to estimated cash flows	(11,745)	(4,424)
Payments	(2,448)	(3,151)

Balance at December 31	$159,067	$164,234

        The revisions to estimated cash flows pertain to revisions in the estimated amount and timing of legally required reclamation activities throughout the lives of the respective mines and reflect changes in estimates of closure volumes, disturbed acreages and third party unit costs as of December 31, 2007 and 2008. Adjustments to AROs resulting from such revisions generally result in a corresponding adjustment to the related asset retirement cost in property, plant and equipment. In 2008, a change in the timing of reclamation activities for one of the Company's mines resulted in a reduction in the asset retirement obligation that exceeded the carrying amount of the related asset retirement cost by $4,739 and was recognized as a reduction of depreciation expense for the year ended December 31, 2008. This change in estimated cash flows resulted in a $3,033 increase in income from continuing operations and net income for the year ended December 31, 2008.

11. Employee Benefit Plans

Pension Plans

        The Company's employees, which do not include Decker employees, participate in a defined benefit retirement plan sponsored by RTA, accounted for in accordance with FAS 87. Annual contributions to the Plan are made as determined by consulting actuaries based upon the ERISA minimum funding standard and are allocated to the Company by RTA. Assets and liabilities related to the Plan are not reflected in the Company's consolidated financial statements. The Company recorded expense and a corresponding increase in due to related parties of $4,001, $4,218 and $2,943 for the years ended December 31, 2006, 2007 and 2008 (payable to the plan sponsor), respectively, as a result of its participation in the plan, reflecting the Company's proportional share of the RTA expense based on the number of plan participants. For the year ended December 31, 2008, the Company recorded a charge to retained earnings of $687 in connection with a change in the measurement date for Plan assets and benefit obligations.

        Decker's employees participate in a defined benefit retirement plan sponsored by Decker, which is accounted for in accordance with FAS 87. This plan does not have a material impact on the Company's consolidated financial position, results of operation or cash flows. Other comprehensive income includes certain actuarial losses that are reflected in the funded status of the plan, but have not been recognized in periodic benefit cost.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

11. Employee Benefit Plans (Continued)

Postretirement Benefits Other Than Pensions

        The Company's employees, which do not include Decker employees, participate in a defined benefit postretirement welfare plan sponsored by RTA, accounted for in accordance with SFAS 106. Postretirement medical, dental and life insurance benefits are provided to employees and their beneficiaries and dependents that meet eligibility requirements. Net postretirement cost for the Company is the required contribution to the Welfare Plan based on actuarial cost data and an allocation from RTA. The Welfare Plan contains certain cost sharing features such as deductibles and coinsurance. The Company and RTA can amend or terminate the Welfare Plan at any time. The Company recorded expense and a corresponding increase in due to related parties of $1,890, $2,041 and $1,505 for the years ended December 31, 2006, 2007 and 2008, respectively, under the Welfare Plan.

        The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law on December 8, 2003. The Company has elected to not seek the subsidy provisions of the Act; instead it modified the prescription drug benefit provided to Medicare Eligible retirees to coordinate with the Medicare Part D benefit. This resulted in an actuarial gain due to the expected reduction in claim costs. This reduction in accumulated projected benefit obligation in turn reduces the net periodic postretirement benefit cost due to corresponding reductions in the service cost, interest cost and the amortization of the net accumulated gain.

Savings Plan and Investment Partnership Plans

        The Company is a participating employer in two defined contribution plans sponsored by RTA. The two plans are covered in The Summary Plan Description ("SPD") dated April 1, 2007. The SPD includes the Savings Plan ("401k Plan") document which became effective as of January 1, 2003, and is amended by the SPD, as well as provisions relating to the Investment Partnership Plan ("IPP"). The IPP was established in April 2007 for the benefit of qualified employees. For regulatory purposes the 401k Plan and IPP are considered one plan. The SPD is a summary of the official plan documents that set forth the terms, conditions and administrative operations of a benefit plan that is subject to ERISA. Employees are eligible to participate in the 401k Plan on date of hire if considered full-time and must enroll in the plan to receive the Company matching contributions. Employee salary contribution amounts are subject to federal income tax limitations, and the Company matches employee salary contributions up to six percent. The Company matching contributions for the 401k Plan were $3,400, $3,524 and $4,079 for the years ended December 31, 2006, 2007 and 2008, respectively. Employees are 100% vested in their contributions and vest in Company contributions ratably over a three year period. Company contributions are 6% of eligible base pay below the social security wage base plus 11.7% of eligible base pay above the social security wage base. Company contributions to the IPP Plan were $475 and $2,305 for the years ended December 31, 2007 and 2008, respectively.

12. Income Taxes

        The Company's income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates is solely earned in the U.S. The Company is a member of a consolidated federal tax group and is party to a federal tax sharing agreement with the other members of the consolidated federal tax group. However, for the purposes of the consolidated financial

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

12. Income Taxes (Continued)

statements, which are prepared on a carve-out basis, the Company's current and deferred tax (benefit) provision was calculated on a stand-alone separate return basis.

        The income tax provision (benefit) for continuing operations consisted of the following for the years ended December 31:

	2006	2007	2008
Current:
Federal	$9,324	$9,266	$44,154
State	266	265	1,262

Total current	9,590	9,531	45,416

Deferred:
Federal	2,068	8,283	(19,540)
State	59	236	(558)

Total deferred	2,127	8,519	(20,098)

Total income tax provision	$11,717	$18,050	$25,318

        The tax effects of temporary differences that result in deferred tax assets and deferred tax liabilities for continuing operations consisted of the following at December 31:

	2007	2008
Deferred income tax assets:
Accrued expenses and liabilities	$10,525	$27,597
Pension and other postretirement benefits	18,840	18,183
Investment in joint venture partnerships	1,726	4,219
Accrued reclamation and mine closure costs	36,770	38,363
Alternative minimum tax credits	9,716	—

Total deferred income tax assets	77,577	88,362
Deferred income tax liabilities:
Inventories	(7,435)	(8,259)
Property, plant and equipment	(121,759)	(120,537)
Contract rights	(21,443)	(11,463)
Other	(821)	(821)

Total deferred income tax liabilities	(151,458)	(141,080)

Net deferred income tax liabilities	$(73,881)	$(52,718)

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

12. Income Taxes (Continued)

        Deferred income taxes related to continuing operations are classified in the accompanying consolidated balance sheets at December 31 as follows:

	2007	2008
Current deferred income tax assets	$21,953	$33,602
Noncurrent deferred income tax liabilities	(95,834)	(86,320)

Net deferred income tax liabilities	$(73,881)	$(52,718)

        The Company evaluated and assessed the book and taxable income trends, available tax strategies and the overall deferred tax position and determined it was more likely than not that the deferred income tax assets will be realized; therefore, a valuation allowance is not recorded at December 31, 2007 and 2008.

        The Company's effective tax rate for continuing operations is reconciled to the U.S. federal statutory income tax rate for the years ended December 31 as follows:

	2006	2007	2008
United States federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	0.6	0.7	0.6
Depletion	(8.6)	(10.1)	(9.8)
Partnership differences	(5.3)	—	—
Section 468 imputed interest	0.7	0.7	0.5
Section 199 domestic manufacturing deduction	(0.6)	(1.2)	(3.3)
Other	—	0.9	0.2

Effective tax rate	21.8%	26.0%	23.2%

        Effective January 1, 2007, the Company adopted the provisions of FIN 48, an interpretation of FAS 109. In connection with the adoption of FIN 48, the Company reclassified a $1,608 accrued liability for uncertain tax positions from deferred income taxes to other long-term liabilities and recognized $280 of interest as a reduction to retained earnings at January 1, 2007. As of December 31, 2008, the Company had approximately $2,277 of total gross unrecognized tax benefits, and $358 of interest recorded as other long-term liabilities. The amount, if recognized, would not have a material impact on the income tax provision in future periods. A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows:

Total amount of gross unrecognized tax benefits at January 1, 2008	$1,906
Additions for tax positions of previous years	371

Total amount of gross unrecognized tax benefits at December 31, 2008	$2,277

        The Company is subject to income taxes in the U.S. and certain state jurisdictions. The Company's federal income tax returns for 2000 through 2005 are currently under examination and the Company is no longer subject to examination for periods prior to 2000. The Company is also subject to income tax examinations by state taxing authorities, none of which is individually significant. The consolidated

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

12. Income Taxes (Continued)

financial statements reflect the relevant adjustments that were agreed to as a result of prior examinations by taxing authorities.

13. Share-Based Compensation

        Certain RTEA employees participate in share-based compensation plans sponsored by Rio Tinto. All awards under these plans are based on shares of Rio Tinto common stock. Total share-based compensation expense recognized as selling, general and administrative expenses and related tax effects were as follows for the years ended December 31:

	2006	2007	2008
Equity-settled plans	$351	$644	$727
Cash-settled plans	125	2,085	(782)

Total	$476	$2,729	$(55)

Tax effects	$63	$121	$124

        As of December 31, 2008, total unrecognized share-based compensation related to non-vested awards of $838 is expected to be recognized over a weighted-average period of 1.6 years.

Share Option Plans

        Substantially all RTEA employees are eligible to participate in the Rio Tinto Share Savings Plan ("SSP"). Employees who participate contribute a fixed amount to a savings account for a two-year term. During the six-month period following the end of the savings term, the participant may buy Rio Tinto shares or withdraw the contributions. The purchase price is equal to the market price of Rio Tinto shares on the date of grant less a 15 percent discount. Rio Tinto may satisfy share purchases by issuing new shares or by purchasing shares in the market.

        The Company has granted selected executive and other key employees share option awards under the Rio Tinto Share Option Plan ("SOP"). Award vesting is contingent on Rio Tinto's Total Shareholder Return ("TSR") equaling or outperforming that of the HSBC Global Mining Index ("Index") over a three-year period. Vesting is based on a sliding scale with zero vesting for performance below the index up to full vesting for performance of five percent per annum above the Index. For grants made prior to 2007, a single fixed base retest will be made five years after the date of the grant. The performance condition for options granted in 2004 was not achieved based on the 2007 test; accordingly, the options did not vest at that time and will be retested in 2009. The performance condition for options granted in 2005 was achieved based on the 2008 test and the options vested in full. No retest will be made for grants made after fiscal 2006. Rio Tinto may satisfy the exercise of options by using treasury shares, issuing new shares or by purchasing shares in the market. Options granted under the SOP have a ten-year contractual term and an exercise price equal to the average market price of Rio Tinto shares over a five-day period prior to the date of grant.

        The fair value of option awards under the SOP and SSP are estimated at the date of grant using a lattice-based option valuation model. Expected volatilities are based on the historical volatility of Rio Tinto's share returns under United Kingdom and Australian listings. The dividend yield is calculated

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

13. Share-Based Compensation (Continued)

based on the prospective dividend payable and share price at date of grant. The prospective dividend is estimated as the sum of dividends paid in the prior year. Under the SOP, it is assumed that after options have vested, 20% per annum of participants will exercise their options when the market price is at least 20% above the exercise price of the option. Participants in the SSP are assumed to exercise their options immediately after vesting. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate used in the valuation model is equal to the yield available on United Kingdom or Australian zero-coupon government bonds with a term equal to the expected term of the options at the date of grant. The TSR performance conditions that applies to SOP options have been incorporated in the measurement of fair value for these awards by modeling the correlation between Rio Tinto's TSR and that of the Index. The relationship between Rio Tinto's TSR and the Index was simulated to derive a distribution which, in conjunction with the lattice-based option valuation model, was used to determine the fair value of the options.

        Weighted average grant date fair value and related assumptions are as follows for options granted during the years ended December 31:

	2006	2007	2008
Weighted average grant-date fair value (per option)	$12.80	$16.18	$5.96
Assumptions:
Risk-free interest rate	4.3 - 5.4%	5.0 - 5.8%	3.9%
Expected dividend yield	1.5 - 1.7%	1.5 - 2.4%	3.9%
Expected volatility	26.0 - 34.0%	27.0 - 35.0%	39.0%
Expected term (in years)	2.0 - 6.8	2.2 - 5.9	2.2

        A summary of activity for the Company's share option plans for the year ended December 31, 2008, is presented below:

	Number	Weighted Average Exercise Price (per option)	Aggregate Intrinsic Value	Weighted Average Contractual Term (Years)
Options outstanding at January 1	153,620	$41.27
Granted	41,403	35.32
Forfeited	(7,880)	43.50
Intra-group transfers	781	54.95
Exercised	(12,917)	35.86
Canceled or expired	(685)	46.98

Options outstanding at December 31	174,322	29.89	$284	3.1

Exercisable at December 31	46,627	19.10	227	3.5

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

13. Share-Based Compensation (Continued)

	Number	Weighted Average Grant-Date Fair Value (per option)
Non-vested options at January 1	116,134	$12.93
Granted	41,403	5.96
Forfeited	(7,880)	9.80
Intra-group transfers	781	11.46
Cancellations	(251)	19.14
Vested	(22,492)	7.44

Non-vested options at December 31	127,695	8.34

        The aggregate intrinsic value of options exercised during the years ended December 31, 2006, 2007, and 2008, was $1,537, $772 and $813, respectively. The total fair value of shares vested during the years ended December 31, 2006, 2007, and 2008, was $480, $121, and $167, respectively.

        The rules of Rio Tinto's share option plans contain various restrictions on the number of shares that may be authorized for share option awards. In particular, the number of shares that may be allocated for share option awards when added to shares allocated in the previous ten years may not exceed 10% of Rio Tinto's ordinary share capital.

Other Share-Based Compensation Plans

        The Rio Tinto Mining Companies Comparative Plan ("MCCP") is a long-term performance share incentive plan under which eligible senior executives and other key employees may be awarded a conditional right to receive Rio Tinto shares. These rights are subject to a condition related to the performance of Rio Tinto's TSR with the TSR of a comparator group of other international mining companies over a four-year period. Rio Tinto may satisfy MCCP awards, upon vesting, by using treasury shares, issuing new shares or by purchasing shares in the market. MCCP awards are being accounted as cash-settled awards, which requires periodic remeasurement of compensation cost and recognition of a liability for the fair value of the awards. The fair value of the MCCP awards was determined using a Monte Carlo simulation model in 2008 and using other methods in prior years. Payments to settle MCCP awards totaled zero, $60 and $311 for the years ended December 31, 2006, 2007 and 2008, respectively. At December 31, 2008, outstanding MCCP awards could potentially require payment of consideration equivalent to the value of 42,704 Rio Tinto shares, subject to the satisfaction of the TSR performance condition. The Company has recorded a liability for the estimated fair value of MCCP awards of $2,396 and $303 at December 31, 2007 and 2008, respectively.

        The Rio Tinto Management Share Plan ("MSP") became effective in 2007. Under the MSP, certain members of senior management may receive an award of Rio Tinto shares, subject to a time-based vesting condition. The shares awarded under the MSP, including the dividends accumulated from date of award to the date of vesting, will be settled using shares purchased in the open market. The fair value of each award on the date of grant is set equal to share price on the date of grant with

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

13. Share-Based Compensation (Continued)

a nominal adjustment for the time value of the deferred dividends. A summary of activity for the MSP for the year ended December 31, 2008, is presented below:

	Number	Weighted Average Grant-Date Fair Value (per share)
Non-vested shares at January 1	12,450	$60.73
Granted	5,065	114.61
Forfeited	(1,966)	60.18
Intra-group transfers	(1,275)	63.24
Vested	(320)	51.73

Non-vested shares at December 31	13,954	58.06

        MSP share awards that vested during the year ended December 31, 2008, had a grant-date fair value of $17. All MSP awards outstanding at December 31, 2008 were non-vested.

14. Commitments and Contingencies

Commitments

Operating Leases

        The Company occupies various facilities and leases certain equipment under various lease agreements. The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2008, are as follows:

2009	$428
2010	425
2011	409
2012	396
2013	366
Thereafter	5,788

$7,812

        Rental expense for the years ended December 31, 2006, 2007 and 2008, was $1,179, $1,978 and $1,439, respectively.

Capital Purchase Commitments

        As of December 31, 2008, the Company had outstanding capital purchase commitments of $22,250 which were not included on the consolidated balance sheet.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

14. Commitments and Contingencies (Continued)

Coal Purchase Commitments

        As of December 31, 2008, the Company had outstanding coal purchase commitments of $55,711 for coal purchases which were not included on the consolidated balance sheet. The coal purchase commitments will be utilized for coal sales made to a customer under the terms of a coal supply agreement that terminates upon completion of all required shipments in 2010.

Land Purchase

        In April 2008, the Company entered into an agreement to purchase land whereby the seller may require the Company to pay a purchase price of $23,678 between April 2013 and April 2018.

Contingencies

Litigation

        The Minerals Management Service ("MMS"), a federal agency with responsibility for collecting royalties on coal produced from federal coal leases, issued two disputed assessments against Decker: one for coal produced from 1986-1992, and the other for coal produced from 1993-2001. Both assessments concern coal sold by Decker, and in turn resold under long-term contracts. The MMS maintained that Decker's royalties should not be based on the prices at which Decker actually sold coal because the MMS does not believe those prices represent the results of arm's length negotiation. Instead, the MMS assessed royalties based upon a higher price negotiated by the ultimate buyer of the coal in the 1970's. With respect to the period 1986-1992, Decker appealed the assessment through the administrative process with the MMS and that appeal was unsuccessful. A further appeal was filed before the U.S. District Court for the District of Montana. In March 2009, the District Court set aside the MMS assessment and entered judgment for Decker. MMS did not appeal that ruling. With respect to the period 1993-2001, the MMS has not issued a final decision concerning Decker's challenge to the assessment. As of December 31, 2008, the estimated additional assessed royalties (inclusive of interest) for the 1993-2001 period are approximately $11,000. Decker estimates that even if the assessments were to be upheld, MMS's eventual recovery would be between $0 and $11,000. As a result of RTEA's 50% ownership interest in Decker, the Company's financial results could be materially affected, should Decker be unsuccessful in its appeal. RTEA has not accrued a liability in its consolidated financial statements with respect to this matter as any potential losses are not considered to be probable and reasonably estimable. In addition to its substantive challenges to the assessments, Decker believes that it is indemnified by and/or has contractual price escalation protection with respect to any increased assessments. RTEA considers those conclusions to be reasonable, however has not relied upon this indemnification in reaching its decision that any potential losses are not considered probable and reasonably estimable.

        RTEA currently is party to various other legal proceedings. While management currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the results of operations, cash flows and financial position of RTEA. The estimate of the potential impact on the Company's financial position or overall results of

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

14. Commitments and Contingencies (Continued)

operations or cash flows for the legal proceedings could change in the future. The Company has accrued for all losses related to litigation that the Company considers probable and for which the loss can be reasonably estimated.

Income Tax Contingencies

        The Company has various tax audits in progress. The Company has provided its best estimate of taxes and related interest and penalties due for potential adjustments that may result from the resolution of various tax audits, and examinations of open U.S. federal and state tax years.

        The Company's income tax calculations are based on application of the respective U.S. federal or state tax law. The Company's tax filings, however, are subject to audit by the respective tax authorities. Accordingly, the Company recognizes tax benefits when it is more likely than not a position will be upheld by the tax authorities. To the extent the final tax liabilities are different from the amounts originally accrued, the increases or decreases are recorded as income tax expense.

Concentrations of Risk and Major Customer

        Approximately 43%, 64% and 69% of the Company's revenues for the years ended December 31, 2006, 2007 and 2008, respectively, were under multi-year contracts which specify pricing terms and expire through 2021. While the majority of the contracts are fixed-price contracts, certain contracts have escalation provisions for determining periodic price changes. One customer represented more than 10% of total consolidated revenues which were $132,651, $115,921 and $132,170 for the years ended December 31, 2006, 2007 and 2008, respectively. The Company generally does not require collateral or other security on accounts receivable because the Company's customers are comprised primarily of investment grade electric utilities. The credit risk is controlled through credit approvals and monitoring procedures.

Guarantees and Off-Balance Sheet Risk

        In the normal course of business, the Company is a party to guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and indemnities, which are not reflected on the consolidated balance sheet. Such guarantees and financial instruments are valued based on the amount of exposure under the respective instrument and the likelihood of required performance. In the Company's past experience, virtually no claims have been made against these financial instruments. Management does not expect any material losses to result from these guarantees or off-balance-sheet instruments.

        United States federal and state laws require the Company to secure certain of its obligations to reclaim lands used for mining and to secure coal lease obligations. The primary method used by the Company to meet its reclamation obligations and to secure coal lease obligations is to provide a third-party surety bond, typically through an insurance company, or provide a letter of credit, typically through a bank. Specific bond and or letter of credit amounts may change over time, depending on the activity at the respective site and any specific requirements by federal or state laws. The changes may be for required increases or decreases to a respective bond or letter of credit amount. The Company considers its surety bonds and letters of credit issued to meet its reclamation obligations and to secure

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

14. Commitments and Contingencies (Continued)

coal lease obligations at the respective mine site to be performance guarantees. As of December 31, 2008, the Company had $226,914 of standby of letters of credit and $297,428 of performance bonds outstanding (including the Company's proportional share of Decker) to secure certain of its obligations to reclaim lands used for mining and to secure coal lease obligations related to continuing operations.

Black Lung

        In the U.S., under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981 (the "Black Lung Acts"), each U.S. coal mine operator must pay federal black lung benefits and medical expenses to claimants who are current and former employees and last worked for the operator before January 1, 1970. Coal mine operators must also make payments to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to January 1, 1970. The trust fund is funded by an excise tax on U.S. production of up to $0.55 per ton for surface-mined coal, the amount not to exceed 4.4% of the gross sales price. The Company has established two black lung trusts, the Kennecott Energy and Coal Company Black Lung Benefits Trust and the Spring Creek Coal Company Black Lung Benefits Trust. The trust funds are maintained exclusively to satisfy in whole or in part the liability of the Company for black lung claims, to pay premiums for insurance exclusively covering liability of the Company under the Black Lung Acts and to pay fees and administrative expenses of the plan and the trust. An actuarial valuation for black lung benefits is performed every three years, the most recent of which was performed as of January 1, 2009. As of December 31, 2008, the trusts were in an overfunded position.

15. Related Party Transactions

Guarantee Fees

        Included in interest expense was $2,546, $1,281 and $1,631 for the years ended December 31, 2006, 2007 and 2008, respectively, for guarantee fees paid to Rio Tinto associated with the outstanding standby letters of credit and performance bonds.

Cash Management Arrangement and Reimbursed Overhead

        The Company has entered into a cash management arrangement with Kennecott Holdings Corporation ("KHC"), a wholly-owned subsidiary of RTA. Under this arrangement, cash is transferred to and from KHC on a regular basis for investment purposes. Balances resulting from these transactions prior to July 2008 bore interest at the same rate as the RTA Facility, which was terminated in the third quarter of 2008 (see Note 9). The RTA Facility rate was 6.5% as of December 31, 2007 and 4.3% as of June 30, 2008. Effective July 2008, balances resulting from these transactions bear interest at bank overnight short-term deposit rates. Amounts due from related parties resulting from these transactions are included in the table below and the cash flows related to this account are reported in investing activities in the consolidated statement of cash flows. Interest income related to transactions with KHC totaled $2,865, $6,308 and $2,426 for the years ended December 31, 2006, 2007 and 2008, respectively.

        KHC and Rio Tinto Services Inc., a wholly-owned subsidiary of RTA, also fund certain Company overhead expenses which are reimbursed by the Company. Amounts due to related parties resulting

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

15. Related Party Transactions (Continued)

from these transactions are non-interest bearing and are included in the table below and the cash flows related to this account are reported in operating activities in the consolidated statement of cash flows.

        Due from (to) related parties consisted of the following at December 31:

	2007	2008
Kennecott Holdings Corporation:
Cash management arrangement	$82,728	$117,753
Reimbursed overhead	(238,887)	(86,811)
Rio Tinto America—income tax sharing agreement	(2,968)	(26,866)
Rio Tinto Shared Services—reimbursed overhead	—	(14,172)
Other	(688)	(2,667)

	$(159,815)	$(12,763)

Other RTA Transactions

        The Company began leasing office space from RTA during 2007. Included in rental expense was $690 and $651 for the years ended December 31, 2007 and 2008, respectively, for rent paid to RTA. Additionally, the Company purchased equipment at book value from RTA for $557 and sold land to RTA at its carrying amount of $330 during the year ended December 31, 2006.

        The Company paid cash of $941, $2,466 and $3,447 for the years ended December 31, 2006, 2007 and 2008, respectively, to RTA related to Rio Tinto stock compensation plans. These amounts have been reflected as dividends to Rio Tinto in the consolidated financial statements.

Transitional Support Services

        Effective October 7, 2008, RTEA distributed to RTA its controlling interests in Colowyo, together with a uranium mining venture undergoing reclamation activities and two essentially inactive entities. RTEA has provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis. Fees for these transitional support services are included as a reduction in exploration, cost of product sold and selling, general and administrative expenses and totaled $1,922 for the period from October 7, 2008, through December 31, 2008. These transitional services were terminated in March 2009.

Coal Sales

        Included in revenues were $11,876, $12,574 and $13,594 for the years ended December 31, 2006, 2007 and 2008, respectively, for sales of coal to Venture Fuels Partnership, a 50% owned coal marketing company.

16. Segment Information

        The Company reviews, manages and operates its business as a single operating segment, coal production. The Company produces low sulfur, steam coal from surface mines, located in the Western region of the U.S. within the PRB, which it sells to electric utilities and industrial customers. Under the

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

16. Segment Information (Continued)

guidance in FAS 131, management has determined it has one reportable segment primarily based on its chief operating decision maker assessing the Company's performance and allocating resources based on a measure derived from the Company's consolidated EBITDA ("Internal reporting EBITDA") financial measurement. Management defines EBITDA as income from continuing operations plus interest expense, depreciation and depletion, accretion, amortization and income tax provision, less interest income. The primary differences between Internal reporting EBITDA and EBITDA are that Internal reporting EBITDA includes discontinued operations and excludes asset impairment charges, environmental liability expenses, overburden stripping costs, pension and postretirement healthcare costs and certain costs allocated from other Rio Tinto companies.

        The following table presents a reconciliation of Internal reporting EBITDA to income from continuing operations for the years ended December 31:

	2006	2007	2008
Internal reporting EBITDA	$301,100	$329,424	$394,235
Adjustments	(109,268)	(97,100)	(115,363)

EBITDA	191,832	232,324	278,872
Depreciation and depletion	(59,352)	(80,133)	(88,972)
Amortization	(34,957)	(34,512)	(45,989)
Accretion	(10,088)	(12,212)	(12,742)
Interest income	3,604	7,302	2,865
Interest expense	(38,785)	(40,930)	(20,376)
Income tax provision	(11,717)	(18,050)	(25,318)

Income from continuing operations	$40,537	$53,789	$88,340

        The following table presents a summary of total revenues from external customers by geographic location for the years ended December 31:

	2006	2007	2008
United States	$915,304	$1,028,075	$1,183,299
Foreign	27,537	25,093	56,412

Total revenues from external customers	$942,841	$1,053,168	$1,239,711

        The Company attributes revenue to individual countries based on the location of the customer.

        As of December 31, 2007 and 2008, all of the Company's long-lived assets were located in the U.S. All of the Company's revenues for the years ended December 31, 2006, 2007 and 2008 originated in the U.S. The Company's segment revenue and segment total assets equal the consolidated amounts in the consolidated financial statements.

RIO TINTO ENERGY AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

17. Subsequent Events

Federal Coal Lease Award

        The Company was awarded a federal coal lease adjacent to its existing Cordero Rojo coal mine, which became effective May 1, 2009. The lease is payable in five annual installments of $9,619, the first of which was paid and recorded as a refundable deposit when the bid was submitted in January 2009. On the effective date of the lease, the present value of the lease payments was recognized as mineral rights in property, plant and equipment, and the present value of the remaining payments was recognized in current and long-term liabilities.

Sale of Jacobs Ranch Mine

        In March 2009, a wholly owned subsidiary of RTEA entered into an agreement to sell its membership interest in Jacobs Ranch Coal LLC, which owns and operates the Jacobs Ranch coal mine, to Arch Coal, Inc. for cash consideration of $761,000, subject to certain adjustments as of the closing date. Although completion of the transaction remains subject to customary closing conditions, including regulatory approvals, the transaction is expected to close in the third quarter of 2009.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Other expenses in connection with the issuance and distribution of the securities to be registered hereunder will be substantially as follows (all amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee):

Item	Amount
Securities and Exchange Commission registration fee		$36,270
FINRA filing fee		$65,500
NYSE fee	$	*
Accounting fees and expenses		$3,145,000
Legal fees and expenses		$5,117,000
Transfer agent fees and expenses		$16,500
Printing and engraving expenses		$550,000
Miscellaneous expenses		$50,000

Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the Delaware General Corporation Law. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation eliminates the personal liability of a director to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

  •
  from any breach of the director's duty of loyalty to us or our shareholders;

  •
  from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; and

  •
  from any transaction from which the director derived an improper personal benefit.

        The above discussion of Section 145 of the Delaware General Corporation Law and of our amended and restated certificate of incorporation and bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our bylaws.

        As permitted by Section 145 of the Delaware General Corporation Law, we will carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

        In addition, the underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides that the underwriters will indemnify us and our executive officers and directors for certain liabilities related to this offering, including liabilities arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        We were incorporated on July 31, 2008 under the laws of the State of Delaware. In connection with our formation, we issued one share of our common stock to Rio Tinto America Inc., an indirect wholly-owned subsidiary of Rio Tinto plc, for an aggregate purchase price of $1.00. This security was offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description of Documents
1.1*	Form of Underwriting Agreement
2.1**	Membership Interest Purchase Agreement, dated as of March 8, 2009 by and between Rio Tinto Sage LLC and Arch Coal, Inc. (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on From 8-K filed on March 12, 2009 (File No. 001-13105)), as amended by the first amendment, dated as of April 6, 2009 (incorporated herein by reference to Exhibit 2.3 to Arch Coal, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (File No. 001-13105)), as amended by the second amendment, dated as of September 30, 2009 (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on Form 8-K filed on October 1, 2009 (File No. 001-13105))
3.1**	Certificate of Incorporation of Cloud Peak Energy Inc.
3.2	Form of Amended and Restated Certificate of Incorporation of Cloud Peak Energy Inc. to be effective upon the closing of the offering being made pursuant to this Registration Statement
3.3**	Bylaws of Cloud Peak Energy Inc.
3.4**	Form of Amended and Restated Bylaws of Cloud Peak Energy Inc. to be effective upon the closing of the offering being made pursuant to this Registration Statement
4.1*	Form of stock certificate of Cloud Peak Energy Inc.
4.2*	Form of Senior Notes Indenture
5.1**	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to the legality of the securities being registered
10.1**	Federal Coal Lease WYW-151643: Antelope Coal Mine
10.2**	Federal Coal Lease WYW-141435: Antelope Coal Mine
10.3**	Federal Coal Lease WYW-0321780: Antelope Coal Mine
10.4**	Federal Coal Lease WYW-0322255: Antelope Coal Mine
10.5**	State of Wyoming Coal Lease No. 0-26695: Antelope Coal Mine
10.6**	Federal Coal Lease WYW-8385: Cordero-Rojo Mine
10.7**	Federal Coal Lease WYW-23929: Cordero-Rojo Mine
10.8**	Federal Coal Lease WYW174407: Cordero-Rojo Mine

Exhibit Number	Description of Documents
10.9**	Federal Coal Lease WYW-154432: Cordero-Rojo Mine
10.10**	State of Wyoming Coal Lease No. 0-26935-A: Cordero-Rojo Mine
10.11**	State of Wyoming Coal Lease No. 0-26936-A: Cordero-Rojo Mine
10.12**	Federal Coal Lease MTM-88405: Spring Creek Mine
10.13**	Federal Coal Lease MTM-069782: Spring Creek Mine
10.14**	Federal Coal Lease MTM-94378: Spring Creek Mine
10.15**	State of Montana Coal Lease No. C-1101-00: Spring Creek Mine
10.16**	State of Montana Coal Lease No. C-1099-00: Spring Creek Mine
10.17**	State of Montana Coal Lease No. C-1100-00: Spring Creek Mine
10.18**	State of Montana Coal Lease No. C-1088-05: Spring Creek Mine
10.19**	Agreement by and among Western Minerals, Inc., Wytana, Inc., Montana Royalty Company, Ltd. and Peter Kiewit Sons' Inc., dated September 1, 1970, as amended by supplement dated as of January 1, 1974, amendment No. 2 dated as of December 1, 1977, amendment No. 3, dated as of August 24, 1978, amendment No. 4, dated as of January 1, 1982, amendment No. 5, dated as of July 9, 1983, amendment No. 6, dated as of May 7, 1985, amendment No. 7, dated as of January 1, 1989, amendment No. 8, dated as of January 1, 1989, amendment No. 9, dated as of December 13, 1990 (sic), amendment No. 10, dated as of January 1, 1999, and amendment No. 11, dated as of April 9, 2002
10.20**	Intercompany Loan Agreement by and among Kennecott Energy and Coal Company and Rio Tinto America Inc., dated June 24, 1998, as amended on June 14, 1999 and February 28, 2003
10.21	Form of Master Separation Agreement among Rio Tinto America Inc., Rio Tinto Energy America Inc., Kennecott Management Services Company, Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.22**	Form of Transition Services Agreement among Rio Tinto Services Inc., Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.23**	Form of Registration Rights Agreement among Rio Tinto America Inc., Rio Tinto Energy America Inc., Kennecott Management Services Company, Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.24**	Form of Employee Matters Agreement among Rio Tinto plc, Rio Tinto Limited, Rio Tinto America Inc., Rio Tinto Energy America Inc., Cloud Peak Energy Services Company, Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.25**	Form of Third Amended and Restated Limited Liability Company Agreement of Cloud Peak Energy LLC among Cloud Peak Energy Inc., Rio Tinto Energy America Inc. and Kennecott Management Services Company
10.26**	Form of Acquisition Agreement between Cloud Peak Energy Inc. and Rio Tinto Energy America Inc.
10.27**	Form of Promissory Note of Cloud Peak Energy Inc.
10.28**	Form of Assignment of Trademarks between Rio Tinto Energy America Inc. and Cloud Peak Energy LLC
10.29**	Form of Management Services Agreement between Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.30**	Form of Rio Tinto Energy America Coal Supply Agreement between Rio Tinto Energy America Inc. and Cloud Peak Energy LLC
10.31**	Form of Tax Receivable Agreement between Rio Tinto Energy America Inc. and Cloud Peak Energy Inc.
10.32**	Form of Cloud Peak Energy Inc. 2009 Long Term Incentive Plan
10.33**	Form of IPO Nonqualified Stock Option Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan

Exhibit Number	Description of Documents
10.34**	Form of IPO Restricted Stock Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan
10.35**	Form of Cloud Peak Energy Inc. Annual Incentive Plan
10.36**	Employment Agreement between Cloud Peak Energy Inc. and Colin Marshall dated as of , 2009
10.37**	Employment Agreement between Cloud Peak Energy Inc. and Michael Barrett dated as of , 2009
10.38**	Employment Agreement between Cloud Peak Energy Inc. and Adrian "Nick" Taylor dated as of , 2009
10.39**	Employment Agreement between Cloud Peak Energy Inc. and Gary Rivenes dated as of , 2009
10.40**	Employment Agreement between Cloud Peak Energy Inc. and James Orchard dated as of , 2009
10.41*	Form of Senior Secured Credit Facility of CPE LLC
10.42	Assignment Agreement between Rio Tinto Energy America Inc. and Cloud Peak Energy LLC dated October 29, 2009
10.43*	Form of Escrow Agreement
10.44*	Form of Director Restricted Stock Agreement
10.45*	Form of Employee Restricted Stock Agreement
21.1	List of subsidiaries of Cloud Peak Energy Inc.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.3**	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1)
23.4**	Consent of John T. Boyd Company
24.1**	Power of Attorney
24.2**	Power of Attorney
24.3**	Power of Attorney
24.4**	Power of Attorney

*
To be filed by amendment.

**
Previously filed.

        (b)   Financial Statement Schedules.

        None.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (i)
  To provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (ii)
  That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (iii)
  That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Gillette, State of Wyoming, on November 2, 2009.

Cloud Peak Energy Inc.
By:	/s/ COLIN MARSHALL Colin Marshall Principal Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signatures		Title	Date

/s/ COLIN MARSHALL Colin Marshall		(Principal Executive Officer and Director)	November 2, 2009
/s/ MICHAEL BARRETT Michael Barrett		(Principal Financial Officer and Principal Accounting Officer)	November 2, 2009
* Keith Bailey		(Chairman of the Board of Directors)	November 2, 2009
* Preston Chiaro		(Director)	November 2, 2009
* William T. Fox III		(Director)	November 2, 2009
* Chris Tong		(Director)	November 2, 2009
*By:	/s/ COLIN MARSHALL Attorney- in- fact

INDEX TO EXHIBITS

Exhibit Number	Description of Documents
1.1*	Form of Underwriting Agreement
2.1**	Membership Interest Purchase Agreement, dated as of March 8, 2009 by and between Rio Tinto Sage LLC and Arch Coal, Inc. (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on From 8-K filed on March 12, 2009 (File No. 001-13105)), as amended by the first amendment, dated as of April 6, 2009 (incorporated herein by reference to Exhibit 2.3 to Arch Coal, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (File No. 001-13105)), as amended by the second amendment, dated as of September 30, 2009 (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on Form 8-K filed on October 1, 2009 (File No. 001-13105))
3.1**	Certificate of Incorporation of Cloud Peak Energy Inc.
3.2	Form of Amended and Restated Certificate of Incorporation of Cloud Peak Energy Inc. to be effective upon the closing of the offering being made pursuant to this Registration Statement
3.3**	Bylaws of Cloud Peak Energy Inc.
3.4**	Form of Amended and Restated Bylaws of Cloud Peak Energy Inc. to be effective upon the closing of the offering being made pursuant to this Registration Statement
4.1*	Form of stock certificate of Cloud Peak Energy Inc.
4.2*	Form of Senior Notes Indenture
5.1**	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to the legality of the securities being registered
10.1**	Federal Coal Lease WYW-151643: Antelope Coal Mine
10.2**	Federal Coal Lease WYW-141435: Antelope Coal Mine
10.3**	Federal Coal Lease WYW-0321780: Antelope Coal Mine
10.4**	Federal Coal Lease WYW-0322255: Antelope Coal Mine
10.5**	State of Wyoming Coal Lease No. 0-26695: Antelope Coal Mine
10.6**	Federal Coal Lease WYW-8385: Cordero-Rojo Mine
10.7**	Federal Coal Lease WYW-23929: Cordero-Rojo Mine
10.8**	Federal Coal Lease WYW174407: Cordero-Rojo Mine
10.9**	Federal Coal Lease WYW-154432: Cordero-Rojo Mine
10.10**	State of Wyoming Coal Lease No. 0-26935-A: Cordero-Rojo Mine
10.11**	State of Wyoming Coal Lease No. 0-26936-A: Cordero-Rojo Mine
10.12**	Federal Coal Lease MTM-88405: Spring Creek Mine
10.13**	Federal Coal Lease MTM-069782: Spring Creek Mine
10.14**	Federal Coal Lease MTM-94378: Spring Creek Mine
10.15**	State of Montana Coal Lease No. C-1101-00: Spring Creek Mine
10.16**	State of Montana Coal Lease No. C-1099-00: Spring Creek Mine
10.17**	State of Montana Coal Lease No. C-1100-00: Spring Creek Mine
10.18**	State of Montana Coal Lease No. C-1088-05: Spring Creek Mine
10.19**	Agreement by and among Western Minerals, Inc., Wytana, Inc., Montana Royalty Company, Ltd. and Peter Kiewit Sons' Inc., dated September 1, 1970, as amended by supplement dated as of January 1, 1974, amendment No. 2 dated as of December 1, 1977, amendment No. 3, dated as of August 24, 1978, amendment No. 4, dated as of January 1, 1982, amendment No. 5, dated as of July 9, 1983, amendment No. 6, dated as of May 7, 1985, amendment No. 7, dated as of January 1, 1989, amendment No. 8, dated as of January 1, 1989, amendment No. 9, dated as of December 13, 1990 (sic), amendment No. 10, dated as of January 1, 1999, and amendment No. 11, dated as of April 9, 2002
10.20**	Intercompany Loan Agreement by and among Kennecott Energy and Coal Company and Rio Tinto America Inc., dated June 24, 1998, as amended on June 14, 1999 and February 28, 2003

Exhibit Number	Description of Documents
10.21	Form of Master Separation Agreement among Rio Tinto America Inc., Rio Tinto Energy America Inc., Kennecott Management Services Company, Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.22**	Form of Transition Services Agreement among Rio Tinto Services Inc., Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.23**	Form of Registration Rights Agreement among Rio Tinto America Inc., Rio Tinto Energy America Inc., Kennecott Management Services Company, Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.24**	Form of Employee Matters Agreement among Rio Tinto plc, Rio Tinto Limited, Rio Tinto America Inc., Rio Tinto Energy America Inc., Cloud Peak Energy Services Company, Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.25**	Form of Third Amended and Restated Limited Liability Company Agreement of Cloud Peak Energy LLC among Cloud Peak Energy Inc., Rio Tinto Energy America Inc. and Kennecott Management Services Company
10.26**	Form of Acquisition Agreement between Cloud Peak Energy Inc. and Rio Tinto Energy America Inc.
10.27**	Form of Promissory Note of Cloud Peak Energy Inc.
10.28**	Form of Assignment of Trademarks between Rio Tinto Energy America Inc. and Cloud Peak Energy LLC
10.29**	Form of Management Services Agreement between Cloud Peak Energy Inc. and Cloud Peak Energy LLC
10.30**	Form of Rio Tinto Energy America Coal Supply Agreement between Rio Tinto Energy America Inc. and Cloud Peak Energy LLC
10.31**	Form of Tax Receivable Agreement between Rio Tinto Energy America Inc. and Cloud Peak Energy Inc.
10.32**	Form of Cloud Peak Energy Inc. 2009 Long Term Incentive Plan
10.33**	Form of IPO Nonqualified Stock Option Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan
10.34**	Form of IPO Restricted Stock Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan
10.35**	Form of Cloud Peak Energy Inc. Annual Incentive Plan
10.36**	Employment Agreement between Cloud Peak Energy Inc. and Colin Marshall dated as of , 2009
10.37**	Employment Agreement between Cloud Peak Energy Inc. and Michael Barrett dated as of , 2009
10.38**	Employment Agreement between Cloud Peak Energy Inc. and Adrian "Nick" Taylor dated as of , 2009
10.39**	Employment Agreement between Cloud Peak Energy Inc. and Gary Rivenes dated as of , 2009
10.40**	Employment Agreement between Cloud Peak Energy Inc. and James Orchard dated as of , 2009
10.41*	Form of Senior Secured Credit Facility of CPE LLC
10.42	Assignment Agreement between Rio Tinto Energy America Inc. and Cloud Peak Energy LLC dated October 29, 2009
10.43*	Form of Escrow Agreement
10.44*	Form of Director Restricted Stock Agreement
10.45*	Form of Employee Restricted Stock Agreement
21.1	List of subsidiaries of Cloud Peak Energy Inc.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.3**	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1)
23.4**	Consent of John T. Boyd Company

Exhibit Number	Description of Documents
24.1**	Power of Attorney
24.2**	Power of Attorney
24.3**	Power of Attorney
24.4**	Power of Attorney

*
To be filed by amendment.

**
Previously filed.